As filed with the U.S. Securities and Exchange Commission on September 30, 2014

Registration No. 333-195564

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHIQUITAFYFFES LIMITED

(Exact name of registrant as specified in its charter)

Ireland	0100	98-1187041
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Riverside One
Sir John Rogerson’s Quay
Dublin 2, Ireland
+353(1) 829-0000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James E. Thompson, Esq.
Executive Vice President, General Counsel
and Secretary
Chiquita Brands International, Inc.
550 South Caldwell Street
Charlotte, North Carolina 28202
(980) 636-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

David J. Friedman, Esq. Peter C. Krupp, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 (212) 735-3000	Seamus P. Keenan Company Secretary Fyffes plc 29 North Anne Street Dublin 7, Ireland +353(1) 887-2700	Mario A. Ponce, Esq. Elizabeth A. Cooper, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger and the combination described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement includes the first supplement (the “supplement”) to the proxy statement/prospectus of Chiquita Brands International, Inc. (“Chiquita”) and Fyffes plc (“Fyffes”), dated August 6, 2014, which contains an Irish scheme circular, that was first mailed on or about August 7, 2014 to Chiquita shareholders who were record holders as of August 4, 2014 and on or about August 12, 2014 to Fyffes shareholders who were record holders as of August 12, 2014 (the “proxy statement/prospectus”). The supplement amends and supplements the proxy statement/prospectus. The proxy statement/prospectus is included in this registration statement immediately following the supplement. The supplement will be mailed, on or after the date that this post-effective amendment to the registration statement becomes effective, to each of the Chiquita shareholders that previously received the proxy statement/prospectus and to each of the Fyffes shareholders who appear on the register of shareholders as of the date of the mailing.

Information contained herein is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. If you are in any doubt about this transaction, you should consult an independent financial advisor who, if you are taking advice in Ireland, is authorized or exempted under the Investment Intermediaries Act, 1995 or the European Communities (Markets in Financial Instruments) Regulations (Nos. 1 to 3) 2007.

SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 2014

LETTER TO CHIQUITA SHAREHOLDERS

PRELIMINARY COPY

CHIQUITA BRANDS INTERNATIONAL, INC.

To Our Shareholders:

On or about August 7, 2014, Chiquita Brands International, Inc., which is referred to as Chiquita, mailed to you a proxy statement/prospectus relating to a special meeting of the shareholders of Chiquita which was originally scheduled to be held on September 17, 2014, was later postponed to October 3, 2014 and which has been adjourned to and will reconvene on, October 24, 2014, to consider, among other items, a proposal to adopt the transaction agreement, as amended, entered into with Fyffes plc, which is referred to as Fyffes, pursuant to which Fyffes will combine with Chiquita through the formation of a new holding company incorporated in Ireland, and approve the merger of Chiquita with an indirect wholly owned subsidiary of ChiquitaFyffes, with Chiquita surviving the merger as an indirect wholly owned subsidiary of ChiquitaFyffes.

On September 25, 2014, Chiquita and Fyffes entered into an amendment to the transaction agreement to adjust the exchange ratio so that, upon completion of the combination, based on the number of Chiquita and Fyffes shares and related awards outstanding as of the record date, former Chiquita shareholders are expected to own approximately 59.6% of ChiquitaFyffes ordinary shares and former Fyffes shareholders are expected to own approximately 40.4% of ChiquitaFyffes ordinary shares, on a fully diluted basis.

After careful consideration, the Board of Directors of Chiquita has unanimously approved the transaction agreement, as amended, and determined that the terms of the combination, as amended, will further the strategies and goals of Chiquita. We urge all Chiquita shareholders to read the supplement to the proxy statement/prospectus and, if you have not done so already, to read the proxy statement/prospectus, including the Annexes and the documents incorporated by reference therein, carefully and in their entirety. In particular, we urge you to read carefully “Risk Factors” beginning on page 27 of the proxy statement/prospectus.

The special meeting of Chiquita shareholders will be reconvened at 9:00 a.m. local time, on October 24, 2014, at 550 South Caldwell Street, Charlotte, North Carolina 28202. Our Board of Directors recommends unanimously that you vote “FOR” the proposal to adopt the transaction agreement, as amended, and approve the merger and “FOR” the other proposals described in the accompanying supplement to the proxy statement/prospectus.

The record date for the Chiquita special meeting remains as the close of business on August 4, 2014. Chiquita shareholders of record at that time are entitled to vote at the Chiquita special meeting.

Your vote is very important. For your convenience, we have enclosed a new proxy card with this supplement. Please vote as soon as possible whether or not you plan to attend the adjourned special meeting by following the instructions in the accompanying supplement. If you have not already voted or wish to change your vote, you may do so on the enclosed WHITE proxy form or by using a toll-free telephone number or electronically over the Internet as described on the proxy form.

On behalf of the Chiquita Board of Directors, thank you for your consideration and continued support.

Very truly yours,

Kerrii B. Anderson
Chairwoman of the Board of Directors

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the combination or determined if this supplement or the proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For the avoidance of doubt, neither this supplement nor the proxy statement/prospectus is intended to be and is not a prospectus for the purposes of the Investment Funds, Companies and Miscellaneous Provisions Act of 2005 of Ireland (the “2005 Act”), the Prospectus (Directive 2003/71/EC) Regulations 2005 of Ireland or the Prospectus Rules issued under the 2005 Act, and the Central Bank of Ireland has not approved this document or the proxy statement/prospectus.

ADDITIONAL INFORMATION

The proxy statement/prospectus and the accompanying supplement incorporate by reference important business and financial information about Chiquita from documents that are not included in or delivered with the proxy statement/prospectus or the accompanying supplement. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in the proxy statement/prospectus or the accompanying supplement by requesting them in writing or by telephone from Chiquita at the following address and telephone number:

Chiquita Brands International, Inc.
550 South Caldwell Street,
Charlotte, North Carolina 28202
Attention: Investor Relations
(980) 636-5637
www.Chiquita.com “Investor Relations” tab

In addition, if you have questions about the combination or the adjourned special meeting, or if you need to obtain copies of the proxy statement/prospectus, the accompanying supplement, proxy cards, election forms or other documents incorporated by reference in the proxy statement/prospectus and the accompanying supplement, you may contact the contacts listed below. You will not be charged for any of the documents you request.

MacKenzie Partners, Inc. 105 Madison Avenue New York, New York 10016 Shareholders May Call Toll-Free: (800) 322-2885 Banks & Brokers May Call Collect: (212) 929-5500	Alliance Advisors, LLC 200 Broadacres Drive, 3rd Floor Bloomfield, New Jersey 07003 Shareholders May Call Toll-Free: (855) 976-3330 Banks & Brokers May Call Collect: (973) 873-7721

If you would like to request documents, please do so by October 10, 2014, in order to receive them before the special meeting.

For a more detailed description of the information incorporated by reference in the proxy statement/prospectus and the accompanying supplement and how you may obtain it, see “Where You Can Find More Information” beginning on page 278 of the proxy statement/prospectus and “Update to Where You Can Find More Information” beginning on page 78 of the accompanying supplement.

(Fyffes plc, registered in Ireland under the Companies Acts 1963 to 2006 with registered number 73342)

Registered Office:
29 North Anne Street
Dublin 7
Ireland
Telephone: +353 (1) 8872700

To Our Shareholders:

As you know, on March 10, 2014, Chiquita Brands International, Inc., which is referred to as Chiquita, and Fyffes plc, which is referred to as Fyffes, announced that the boards of directors of both companies had unanimously approved a definitive agreement under which Fyffes will combine with Chiquita, in a stock-for-stock transaction to create a global banana and fresh product company with approximately US$4.2 billion in annual revenues (excluding Fyffes share of revenues from joint ventures).

On August 11, 2014 the Cutrale Group and the Safra Group (“Cutrale/Safra”) announced its conditional offer to acquire all of the outstanding stock of Chiquita for US$13.00 per share in cash. In response to the Cutrale/Safra offer, your board has unanimously approved a revision to the terms of the combination in favour of Chiquita’s shareholders.

Adjournment of Fyffes Meetings to October 28, 2014

As previously announced on September 26, Fyffes intends to seek adjournments of the special court-ordered meeting and EGM reconvened for October 3, 2014 and, subject to any direction of the Irish High Court, to reconvene such meetings for October 28, 2014 at 10.00 am (Irish time), in the case of the special court-ordered meeting, and at 10.30 am (Irish time), or if later, as soon as possible after the conclusion or adjournment of the special court-ordered meeting, in the case of the EGM at the Clyde Court Hotel, Lansdowne Road, Dublin 4, Ireland.

Revision of the terms of the Exchange Ratio in favour of Chiquita Shareholders

The boards of Fyffes and Chiquita continue to believe that the proposed combination offers the most compelling value proposition for their shareholders. In order to maximise shareholder support for the combination, Chiquita and Fyffes have agreed to a revision to the terms of the combination which is in favour of Chiquita shareholders.

Under the revised terms of the combination, Fyffes shareholders will receive 0.1113 ChiquitaFyffes ordinary shares for each Fyffes share held by Fyffes shareholders as compared to the exchange ratio of 0.1567 offered to Fyffes shareholders under the terms of the combination as announced on 10 March 2014. The revision will not alter the number of ChiquitaFyffes shares that each Chiquita shareholder will receive for each Chiquita share they hold, with each Chiquita shareholder continuing to receive one ChiquitaFyffes ordinary share for each Chiquita share they hold upon completion of the scheme portion of the combination.

Following the combination (as now proposed), Fyffes shareholders will own approximately 40.4% of ChiquitaFyffes on a fully diluted basis and Chiquita shareholders will own approximately 59.6% of ChiquitaFyffes on a fully diluted basis.

Increased Break Fee and New Termination Right

As part of the agreement to change the exchange ratio, Chiquita and Fyffes have agreed to increase the termination fee payable to Fyffes from 1% to 3.5% of the total value of the issued share capital of Chiquita should the combination be terminated under certain specified circumstances as detailed in the amended agreement. In addition, under the revised agreement, Fyffes will also have the right to terminate the transaction agreement if Chiquita shareholder approval is not obtained on or prior to October 24, 2014. In such event, Fyffes may be entitled to a termination fee if Chiquita enters into another transaction within nine months.

Consequences for the Explanatory Statement and the Scheme

In the copy of the Explanatory Statement which was sent to Fyffes shareholders as part of the proxy statement/prospectus there is a reference to the exchange ratio. In Part 2 of the accompanying supplement, a copy of the revised Explanatory Statement has been attached and this has been amended with the approval of the Irish High Court in order to explain how the terms of the combination have been revised and how this affects the exchange ratio.

The revision of the terms of the combination also required an amendment to the terms of the scheme and a copy of the scheme as modified with the approval of the Irish High Court on September 1, 2014, and as further modified with the approval of the Irish High Court on October [•], 2014 is set out in Part 3 to the accompanying supplement.

Action to be taken

You should have received new forms of proxy with the accompanying supplement. If you previously voted by post, and wish to change your proxy vote(s), please complete and return these new forms of proxy in accordance with the instructions set out below. If you previously voted electronically, and now wish to change your proxy vote(s), please submit your new vote(s) at www.eproxyappointment.com using the Control Number, the Shareholder Reference Number and Pin Number as printed on the new form of proxy. On receipt of your new proxy vote(s), by post or electronically, we will treat your previous proxy vote(s) as revoked. If you have not received new forms of proxy with the accompanying supplement and you wish to alter your proxy vote(s), please contact Computershare on +353 1 431 9826.

Whether or not you plan to attend either or both meetings, please complete the forms of proxy and return them in accordance with the instructions printed thereon, whether or not you hold your Fyffes shares through CREST, as soon as possible, but in any event so as to be received by Fyffes registrars, Computershare Investor Services (Ireland) Limited, at Heron House, Corrig Road, Sandyford Industrial Estate, Dublin 18, Ireland by 10.00 a.m. on October 26, 2014 in the case of the special court-ordered meeting and by 10.30 a.m. on October 26, 2014 in the case of the EGM. If the form of proxy for the special court-ordered meeting is not lodged by then, it may be handed to the Chairman before the start of the meeting and will still be valid. The completion and return of a form of proxy for either of the meetings will not prevent you from attending and voting at either of the meetings, or any adjournment thereof, in person if you wish to do so.

Alternatively, you can submit your proxy electronically by logging on to the website of Fyffes registrars, Computershare Investor Services (Ireland) Limited, at www.eproxyappointment.com. Shareholders will be asked to enter the Control Number, their Shareholder Reference Number and Pin Number as printed on the relevant form of proxy and agree to certain conditions.

If you have already completed and returned your form(s) of proxy, either by post or electronically, you need take no further action, unless you wish to change your proxy or your voting instructions.

If you hold your Fyffes shares through CREST and you wish to appoint a proxy or proxies through the CREST electronic proxy appointment service, you may do so by using the procedures described in the CREST Manual. CREST personal members or other CREST sponsored members, and those CREST members who have appointed a voting service provider(s), should refer to their CREST sponsor or voting service provider(s), who will be able to take the appropriate action on their behalf. In order for a proxy appointment or instruction made using the CREST service to be valid, the appropriate CREST Proxy Instruction must be properly authenticated in accordance with the specifications of Euroclear UK & Ireland Limited (“EUI”) and must contain the information required for such instructions, as described in the CREST Manual. The message, regardless of whether it constitutes the appointment of a proxy or an amendment to the instruction given to a previously appointed proxy must, in order to be valid, be transmitted so as to be received by Computershare Investor Services (Ireland) Limited (ID 3RA50) by no later than 48 hours before the time set for the meeting (or if the meeting is adjourned for any reason, 48 hours before the time set for the relevant adjourned meeting). For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp applied to the message by the CREST Applications Host) from which Computershare Investor Services (Ireland) Limited is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. After this time, any change of instructions to proxies appointed through CREST should be communicated to the appointee through other means. CREST members and, where applicable, their CREST sponsors or voting service providers should note that EUI does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the input of CREST Proxy Instructions. As a CREST member, it is your responsibility to take (or, if you are a CREST personal member or sponsored member or have appointed a voting service provider(s), to procure that your CREST sponsor or voting service provider(s) take(s)) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. In this connection, CREST members and, where applicable, their CREST sponsors or voting service providers are referred, in particular, to those sections of the CREST Manual concerning practical limitations of the CREST system and timings. Fyffes may treat as invalid a CREST Proxy Instruction in the circumstances set out in Regulation 35(5)(a) of the Companies Act, 1990 (Uncertificated Securities) Regulations, 1996 (as amended).

If you have any questions relating to the accompanying supplement, the combination or the completion and return of your forms of proxy, please call Computershare on +353 1 431 9826.

Recommendation

Having taken into account the relevant factors and applicable risks, the Fyffes board of directors, which has been so advised by Lazard & Co., Limited (“Lazard”) for the purposes of Rule 3 of the Irish Takeover Rules, unanimously considers the revised terms of the combination to be fair and reasonable. Consequently, the Fyffes board of directors unanimously recommends to Fyffes shareholders that they vote in favour of the revised scheme (assuming that the Irish High Court approves the revision to the scheme) at the special court-ordered meeting and the resolutions proposed at the EGM as the directors of Fyffes, who are Fyffes shareholders, intend to do in respect of their own beneficial holdings. In providing its advice, Lazard has taken into account the commercial assessments of Fyffes board of directors. Fyffes shareholders holding shares representing an aggregate of 26.6% of Fyffes outstanding share capital have also reaffirmed their commitments to vote in favour of the combination.

In considering the recommendation of the Fyffes board, you should be aware that certain directors and executive officers of Fyffes will have interests in the proposed combination in addition to the interests they might have as shareholders. Balkan Investment Company and certain of its subsidiaries have entered into an irrevocable undertaking, and an affiliate of The InterTech Group, Inc. has delivered a support agreement, in each case reflecting their agreement to vote all shares beneficially owned by them in favour of the scheme and to vote in favour of the additional proposals being presented at the EGM. As of the date of the accompanying supplement, these shareholders owned shares of Fyffes representing approximately 25.6% of Fyffes shares outstanding.

The undertakings referred to in the previous paragraph cease to be binding if the recommendation of the scheme by the Fyffes board is withdrawn or adversely modified.

On behalf of Fyffes board of directors I thank you again for your consideration and continued support.

Very truly yours,

Chairman

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the combination or determined if this supplement or the proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For the avoidance of doubt, the accompanying supplement and the proxy statement/prospectus are not intended to be and are not prospectuses for the purposes of the Investment Funds, Companies and Miscellaneous Provisions Act of 2005 of Ireland (the “2005 Act”), the Prospectus (Directive 2003/71/EC) Regulations 2005 of Ireland or the Prospectus Rules issued under the 2005 Act, and the Central Bank of Ireland has not approved the accompanying supplement or the proxy statement/prospectus.

ADDITIONAL INFORMATION

Additional information about Fyffes is available to you without charge upon your written or oral request. You can obtain such information by requesting it in writing or by telephone from Fyffes at the following address and telephone number:

Fyffes plc
29 North Anne Street
Dublin 7, Ireland
+353(1) 887-2700
www.Fyffes.com “For Investors” tab

In addition, if you have questions about the combination or the special meetings, or if you need to obtain copies of the proxy statement/prospectus, the accompanying supplement, proxy cards, election forms or other documents incorporated by reference in the proxy statement/prospectus or the accompanying supplement, you may contact the contact listed below. You will not be charged for any of the documents you request.

Computershare Investor Services (Ireland) Limited
Heron House Corrig Road
Sandyford Industrial Estate
Dublin 18
Ireland

The proxy statement/prospectus and the accompanying supplement incorporate by reference important business and financial information about Chiquita from documents that are not included in or delivered with the proxy statement/prospectus or the accompanying supplement. This information is available to you at www.Chiquita.com “Investor Relations” tab or at the SEC’s website at http://www.sec.gov. Information contained on, or accessible from, Chiquita’s website is expressly not incorporated by reference into this proxy statement/prospectus or the accompanying supplement.

If you would like to request documents, please do so by October 24, 2014, in order to receive them before the special meetings.

CHIQUITA BRANDS INTERNATIONAL, INC.
550 South Caldwell Street,
Charlotte, North Carolina 28202

NOTICE OF RECONVENED SPECIAL MEETING OF SHAREHOLDERS

Time:	9:00 a.m. local time
Date:	October 24, 2014
Place:	NASCAR Plaza, 550 South Caldwell Street, Charlotte, North Carolina 28202.
Purpose:

(1)

To adopt the transaction agreement, dated March 10, 2014, among Chiquita Brands International, Inc., Fyffes plc, Twombly One Limited (now known as ChiquitaFyffes Limited), CBII Holding Corporation and Chicago Merger Sub, Inc., as amended by Amendment No. 1 to the transaction agreement, dated as of September 25, 2014, among Chiquita Brands International, Inc., Fyffes plc, Twombly One Limited (now known as ChiquitaFyffes Limited), CBII Holding Corporation and Chicago Merger Sub, Inc., and approve the merger;

(2)

To approve, on a non-binding advisory basis, the reduction of the share premium of ChiquitaFyffes to allow the creation of distributable reserves of ChiquitaFyffes which are required under Irish law in order to allow ChiquitaFyffes to make distributions and to pay dividends and repurchase or redeem shares following completion of the combination;

(3)

To approve, on a non-binding advisory basis, the compensation that will or may become payable to Chiquita’s named executive officers that is based on or otherwise related to the proposed combination;

(4) To approve the Amended Chiquita Stock and Incentive Plan; and

(5)

To approve any motion to adjourn the reconvened Chiquita special meeting, or any adjournments thereof, to another time or place if necessary or appropriate (i) to solicit additional proxies if there are insufficient votes at the time of the reconvened Chiquita special meeting to adopt the amended transaction agreement and approve the merger, (ii) to provide to Chiquita shareholders in advance of the reconvened special meeting any supplement or amendment to the proxy statement/prospectus or (iii) to disseminate any other information which is material to the reconvened Chiquita shareholders voting at the reconvened special meeting.

Record Date:	The record date for the Chiquita special meeting has been fixed by the board of directors as the close of business on August 4, 2014. Chiquita shareholders of record at that time are entitled to vote at the reconvened Chiquita special meeting.

More information about the combination and the proposals is contained in the proxy statement/prospectus and accompanying supplement. We urge all Chiquita shareholders to read the proxy statement/prospectus and accompanying supplement, including the Annexes and the documents incorporated by reference in the proxy statement/prospectus and accompanying supplement, carefully and in their entirety. In particular, we urge you to read carefully “Risk Factors” beginning on page 27 of the proxy statement/prospectus.

The Chiquita board of directors recommends unanimously that Chiquita shareholders vote “FOR” the proposal to adopt the amended transaction agreement and approve the merger, “FOR” the proposal to reduce the share premium of ChiquitaFyffes to allow the creation of distributable reserves, “FOR” the proposal to approve, on a non-binding advisory basis, the compensation that will or may become payable to Chiquita’s named executive officers that is based on or otherwise related to the proposed combination, “FOR” the proposal to approve the Amended Chiquita Stock and Incentive Plan and “FOR” the Chiquita adjournment proposal.

By order of the Board of Directors

James E. Thompson
Executive Vice President, General Counsel
and Secretary

YOUR VOTE IS IMPORTANT

You may vote your shares by using a toll-free telephone number or electronically over the Internet as described on the proxy form. We encourage you to file your proxy using either of these options if they are available to you. Alternatively, you may mark, sign, date and mail your proxy form in the postage-paid envelope provided. The method by which you vote does not limit your right to vote in person at the special meeting. We strongly encourage you to vote.

FYFFES PLC
29 North Anne Street
Dublin 7, Ireland

NOTICE OF RECONVENED COURT MEETING OF SHAREHOLDERS

IN THE HIGH COURT No. 2014/368 COS (2014/119 COM)

IN THE MATTER OF FYFFES PLC

AND

IN THE MATTER OF THE COMPANIES ACTS 1963 TO 2013

Pursuant to the resolution of the shareholders of Fyffes dated October 3, 2014 and an Order of the Irish High Court dated July 28, 2014 made in the above matter, directing a meeting (the “Court Meeting”) be convened of the holders of the Scheme Shares (as defined in the proposed scheme of arrangement) of Fyffes plc (“Fyffes”) for the purpose of considering and, if thought fit, approving (with or without modification) a scheme of arrangement, originally dated 6 August 2014 and as modified by order of the Irish High Court dated 1 September 2014 and as further modified by order of the Irish High Court dated October [•] 2014 pursuant to Section 201 of the Companies Act 1963 proposed to be made between Fyffes and the holders of the Scheme Shares NOTICE IS HEREBY GIVEN that such meeting will be held at the Clyde Court Hotel, Lansdowne Road, Dublin 4, Ireland, on October 28, 2014, at 10.00 a.m. (Irish time), at which place and time all holders of the Scheme Shares entitled to vote thereat are invited to attend.

A copy of the scheme of arrangement (as so modified by the Order of the High Court) and a copy of the explanatory statement (as so modified) required to be furnished pursuant to Section 202 of the Companies Act 1963 are included in the document of which this Notice forms part.

Scheme Shareholders may vote in person at the Court Meeting or they may appoint another person, whether a Member of Fyffes or not, as their proxy to attend, speak and vote in their stead. A Form of Proxy for use at the Court Meeting is enclosed with this Notice. Completion and return of a Form of Proxy will not preclude a Scheme Shareholder from attending and voting in person at the Court Meeting, or any adjournment thereof, if that shareholder wishes to do so. Any alteration to the Form of Proxy must be initialled by the person who signs it.

Forms of proxy submitted either by post or electronically in relation to the Court Meeting remain valid. Scheme Shareholders who have already appointed a proxy do not need to take any action, unless they wish to change their proxy or their voting instructions.

It is required that forms appointing proxies be lodged with Fyffes Registrars, Computershare Investor Services (Ireland) Limited, at Heron House, Corrig Road, Sandyford Industrial Estate, Dublin 18, Ireland not less than 48 hours before the time appointed for the said meeting, but, if forms are not lodged, they may be handed to the Chairman of the meeting before the start of the meeting and will still be valid.

If you hold your Fyffes shares through CREST and you wish to appoint a proxy or proxies through the CREST electronic proxy appointment service, you may do so by using the procedures described in the CREST Manual. CREST personal members or other CREST sponsored members, and those CREST members who have appointed a voting service provider(s), should refer to their CREST sponsor or voting service provider(s), who will be able to take the appropriate action on their behalf. In order for a proxy appointment or instruction made using the CREST service to be valid, the appropriate CREST Proxy Instruction must be properly authenticated in accordance with the specifications of Euroclear UK & Ireland Limited (“EUI”) and must contain the information required for such instructions, as described in the CREST Manual. The message, regardless of whether it constitutes the appointment of a proxy or an amendment to the instruction given to a previously appointed proxy must, in order to be valid, be transmitted so as to be received by Computershare Investor Services (Ireland) Limited (ID 3RA50) by no later than 48 hours before the time set for the meeting (or if the meeting is adjourned for any reason, 48 hours before the time set for the relevant adjourned meeting). For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp applied to the message by the CREST Applications Host) from which Computershare Investor Services (Ireland) Limited is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. After this time, any change of instructions to proxies appointed through CREST should be communicated to the appointee through other means. CREST members and, where applicable, their CREST sponsors or voting service providers should note that EUI does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the input of CREST Proxy Instructions. As a CREST member, it is your responsibility to take (or, if you are a CREST personal member or sponsored member or have appointed a voting service provider(s), to procure that your CREST sponsor or voting service provider(s) take(s)) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. In this connection, CREST members and, where applicable, their CREST sponsors or voting service providers are referred, in particular, to those sections of the CREST Manual concerning practical limitations of the CREST system and timings. Fyffes may treat as invalid a CREST Proxy Instruction in the circumstances set out in Regulation 35(5)(a) of the Companies Act, 1990 (Uncertificated Securities) Regulations, 1996 (as amended).

In the case of joint holders, the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the vote(s) of the other joint holder(s) and, for this purpose, seniority will be determined by the order in which the names stand in the register of Members of Fyffes in respect of the joint holding.

Entitlement to attend and vote at the meeting, or any adjournment thereof, and the number of votes which may be cast thereat, will be determined by reference to the register of Members of Fyffes as of 6.00 p.m. (Irish time) on October 26, 2014 or, in the case of an adjournment as at 6.00 p.m. (Irish time) on the day that is two days before the date of the adjourned meeting, which is referred to as the “Voting Record Time.” In each case, changes to the register of Members of Fyffes after such time shall be disregarded for the purposes of being entitled to vote.

If the Form of Proxy is properly executed and returned, it will be voted in the manner directed by the shareholder executing it, or if no directions are given, will be voted at the discretion of the Chairman of the Court Meeting or any other person duly appointed as proxy by the shareholder.

In the case of a corporation, the Form of Proxy must be either under its Common Seal or under the hand of an officer or attorney, duly authorized.

By the said Order, the Irish High Court has appointed David McCann or, failing him, Declan McCourt, or, failing him, Tom Murphy, to act as Chairman of the said meeting and has directed the Chairman to report the result thereof to the Irish High Court.

Subject to the approval of the resolution proposed at the meeting reconvened by this Notice and the requisite resolutions to be proposed at the extraordinary general meeting of Fyffes reconvened for October 28, 2014, it is anticipated that the Irish High Court will order that the hearing of the petition to sanction the said scheme of arrangement will take place before the end of 2014.

Terms shall have the same meaning in this Notice as they have in the supplement accompanying this Notice and the proxy statement/prospectus of Chiquita and Fyffes dated August 6, 2014 that has been been previously sent to Fyffes shareholders.

The said scheme of arrangement will be subject to the subsequent sanction of the Irish High Court.

Issued shares and total voting rights

The total number of issued Scheme Shares held by Scheme Shareholders as of October [•], 2014, being the latest practicable date prior to the printing of this supplement, is [•]. The resolution at the Court Meeting shall be decided on a poll. Every holder of a Fyffes ordinary share as of the Voting Record Time will have one vote for every Fyffes ordinary share carrying voting rights of which he, she or it is the holder. A holder of a Fyffes ordinary share as of the Voting Record Time (whether present in person or by proxy) who is entitled to more than one vote need not use all his, her or its votes or cast all his, her or its votes in the same way. To be passed, the resolution requires the approval of a majority in number of Scheme Shareholders as of the Voting Record Time voting on the proposal representing at least 75 percent in value of the Scheme Shares held by such holders voting in person or by proxy.

Dated October [•], 2014

Arthur Cox
Earlsfort Centre
Earlsfort Terrace
Dublin 2
Ireland
Solicitors for Fyffes

FYFFES PLC
29 North Anne Street
Dublin 7, Ireland

NOTICE OF RECONVENED EXTRAORDINARY GENERAL MEETING
OF FYFFES PLC

Pursuant to the resolution of the shareholders of Fyffes dated October 3, 2014, NOTICE IS HEREBY GIVEN that an EXTRAORDINARY GENERAL MEETING (“EGM”) of Fyffes plc (“Fyffes”) will be reconvened and held at the Clyde Court Hotel, Lansdowne Road, Dublin 4, Ireland, on October 28, 2014, at 10.30 a.m. (Irish time) (or, if later, as soon as possible after the conclusion or adjournment of the Court Meeting (as defined in the scheme of arrangement (“Scheme of Arrangement “) which is included in the document of which this Notice forms part)) for the purpose of considering and, if thought fit, passing the following resolutions of which Resolutions 1 and 2 will be proposed as special resolutions, Resolution 3 as an ordinary resolution and Resolution 4 will be proposed as a non-binding advisory resolution:

1.	Special Resolution: Cancellation of Fyffes Shares pursuant to the Scheme of Arrangement

That subject to the Scheme of Arrangement becoming effective and to the confirmation of the Irish High Court pursuant to Section 72 of the Companies Act 1963, the issued capital of Fyffes be reduced by cancelling and extinguishing all the Cancellation Shares (as defined in the Scheme of Arrangement) but without thereby reducing the authorised share capital of Fyffes.

2.	Special Resolution: Amendment to Articles

With effect from the passing of this resolution, the Articles of Association of Fyffes be amended by adding the following new paragraphs (d) to (g) at the end of the existing Article 3:

(d)	In these Articles, the “Scheme” means the scheme of arrangement dated 6 August 2014 between Fyffes and the holders of the Scheme Shares under Section 201 of the Act in its original form or with or subject to any modification, addition or condition approved or imposed by the Irish High Court and expressions defined in the Scheme and (if not so defined) in the document containing the explanatory statement circulated with the Scheme under Section 202 of the Act shall have the same meanings in this Article.
(e)	Notwithstanding any other provision of these Articles, if Fyffes allots and issues any Ordinary Shares (other than to ChiquitaFyffes public limited company incorporated in Ireland, (company number 540116 (“ChiquitaFyffes”) or its nominee(s) (holding on bare trust for ChiquitaFyffes)) on or after the date of adoption of this revised Article 3(e) and prior to the Cancellation Record Time, such shares shall be allotted and issued subject to the terms of the Scheme and the holder or holders of those shares shall be bound by the Scheme accordingly.
(f)	Notwithstanding any other provision of these Articles, if any new Ordinary Shares are allotted or issued to any person (a “new member”) (other than under the Scheme or to ChiquitaFyffes or any subsidiary undertaking of ChiquitaFyffes or anyone acting on behalf of ChiquitaFyffes (holding on bare trust for ChiquitaFyffes)) on or after the Cancellation Record Time, ChiquitaFyffes will, provided the Scheme has become effective, have such shares transferred immediately, free of all encumbrances, to ChiquitaFyffes and/or its nominee(s) (holding on bare trust for ChiquitaFyffes) in consideration of and conditional on the payment by ChiquitaFyffes to the new member of the consideration to which the new member would have been entitled under the terms of the Scheme had such shares transferred to ChiquitaFyffes hereunder been a Cancellation Share, such new Fyffes Shares to rank pari passu in all respects with all other Fyffes Shares for the time being in issue and ranking for any dividends or distributions made, paid or declared thereon following the date on which the transfer of such new Fyffes Shares is executed.
(g)	In order to give effect to any such transfer required by this Article 3, Fyffes may appoint any person to execute and deliver a form of transfer on behalf of, or as attorney for, the new member in favour of ChiquitaFyffes and/or its nominee(s) (holding on bare trust for ChiquitaFyffes). Pending the registration of ChiquitaFyffes as a holder of any share to be transferred under this Article 3, the new member shall not be entitled to exercise any rights attaching to any such share unless so agreed by ChiquitaFyffes and ChiquitaFyffes shall be irrevocably empowered to appoint a person nominated by the Directors of ChiquitaFyffes to act as attorney on behalf of any holder of that share in accordance with any directions ChiquitaFyffes gives in relation to any dealings with or disposal of that share (or any interest in it), exercising any rights attached to it or receiving any distribution or other benefit accruing or payable in respect of it and any holders of that share must exercise all rights attaching to it in accordance with the directions of ChiquitaFyffes. Fyffes shall not be obliged to issue a certificate to the new member for any such share.
3.	Ordinary Resolution: Directors’ authority to allot securities and application of reserves

That, subject to the passing of Resolutions 1 and 2 in this Notice of meeting:

(i)	the directors of Fyffes be and are hereby generally authorised pursuant to and in accordance with Section 20 of the Companies (Amendment) Act 1983 to give effect to this resolution and accordingly to effect the allotment of the New Fyffes Shares (as defined in the Scheme of Arrangement) referred to in paragraph (ii) below provided that (i) this authority shall expire on June 10, 2015, (ii) the maximum aggregate nominal amount of shares which may be allotted hereunder shall be an amount equal to the nominal value of the Cancellation Shares (as defined in the Scheme of Arrangement) and (iii) this authority shall be without prejudice to any other authority under the said Section 20 previously granted before the date on which this resolution is passed; and
(ii)	pursuant to Article 135 and forthwith upon the reduction of capital referred to in Resolution 1 above taking effect, the reserve credit arising in the books of account of Fyffes as a result of the cancellation of the Cancellation Shares be applied in paying up in full at par such number of new Fyffes Shares as shall be equal to the aggregate of the number of Cancellation Shares cancelled pursuant to Resolution 1 above, such new Fyffes Shares to be allotted and issued to ChiquitaFyffes plc and/or its nominee(s) credited as fully paid up and free from all liens, charges, encumbrances, rights of pre-emption and any other third party rights of any nature whatsoever.
4.	Non-binding Advisory Resolution: Creation of Distributable Reserves of ChiquitaFyffes

That the reduction of all of the share premium of ChiquitaFyffes (as defined in the Scheme of Arrangement) resulting from the issuance of ChiquitaFyffes Shares (as defined in the Scheme of Arrangement) pursuant to the Scheme of Arrangement and the Merger (as defined in the Scheme of Arrangement), in order to create distributable reserves of ChiquitaFyffes be approved.

By order of the Board

S Keenan
Secretary
Fyffes plc
29 North Anne Street
Dublin

Dated: October [•], 2014

Notes

1.	A member entitled to attend and vote at the meeting is entitled to appoint one or more proxies to attend and vote on his behalf. A proxy need not be a member of Fyffes. Appointment of a proxy will not preclude a member from attending and voting at the meeting should the member subsequently wish to do so. You may appoint more than one proxy provided that each proxy is appointed to exercise the rights attached to a different share or shares held by him. Should you wish to appoint more than one proxy, please read carefully the explanatory notes accompanying the Form of Proxy.
2.	As a member, you have several ways to exercise your right to vote:

By attending the Extraordinary General Meeting in person;

By appointing (either electronically or by returning a completed Form of Proxy) the Chairman or another person as a proxy to vote on your behalf;

By appointing a proxy via the CREST System if you hold your shares in CREST.

In the case of joint holders, the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other registered holder(s) and, for this purpose, seniority will be determined by the order in which the names stand in the register of members.

3.	You may appoint the Chairman of Fyffes or another individual as your proxy. You may appoint a proxy by completing the enclosed Form of Proxy, making sure to sign and date the form at the bottom and return it to Fyffes registrars, Computershare Investor Services (Ireland) Limited. If you are appointing someone other than the Chairman as your proxy, then you must fill in the contact details of your representative at the meeting on the Form of Proxy. If you appoint the Chairman or another person as a proxy to vote on your behalf, please make sure to indicate how you wish your votes to be cast by ticking the relevant boxes on the Form of Proxy.

Alternatively, a member may appoint a proxy or proxies electronically by logging on to the website of the registrars, Computershare Investor Services (Ireland) Limited: at www.eproxyappointment.com. Shareholders will be asked to enter the Control Number, their Shareholder Reference Number and PIN Number as printed on your Form of Proxy and agree to certain conditions.

4.	To be valid, forms of proxy duly signed together with the power of attorney or such other authority (if any) under which they are signed (or a certified copy of such power or authority) must be lodged with Fyffes registrar, Computershare Investor Services (Ireland) Limited, Heron House, Corrig Road, Sandyford, Dublin 18 by not later than 10:30 a.m. on October 26, 2014.
5.	Forms of proxy submitted either by post or electronically in relation to the EGM remain valid. Fyffes shareholders who have already appointed a proxy do not need to take any action, unless they wish to change their proxy or their voting instructions.
6.	Fyffes, pursuant to Regulation 14 of the Companies Act, 1990 (Uncertificated Securities) Regulations, 1996 (as amended), specifies that only those shareholders registered in the register of members of Fyffes as at 6.00 p.m. (Irish time) on October 26, 2014 (or in the case of an adjournment as at 6.00 p.m. (Irish time) on the day that is two days before the date of the adjourned meeting) shall be entitled to attend and vote at the meeting in respect of the number of shares registered in their names at the time. Changes to entries in the register after that time will be disregarded in determining the right of any person to attend and/or vote at the meeting.
7.	If you hold your Fyffes shares through CREST and you wish to appoint a proxy or proxies through the CREST electronic proxy appointment service you may do so by using the procedures described in the CREST Manual. CREST personal members or other CREST sponsored members, and those CREST members who have appointed a voting service provider(s), should refer to their CREST sponsor or voting service provider(s), who will be able to take the appropriate action on their behalf. In order for a proxy appointment or instruction made using the CREST service to be valid, the appropriate CREST Proxy Instruction must be properly authenticated in accordance with the specifications of Euroclear UK & Ireland Limited (“EUI”) and must contain the information required for such instructions, as described in the CREST Manual. The message, regardless of whether it constitutes the appointment of a proxy or an amendment to the instruction given to a previously appointed proxy must, in order to be valid, be transmitted so as to be received by Computershare Investor Services (Ireland) Limited (ID 3RA50) by no later than 48 hours before the time set for the meeting (or if the meeting is adjourned for any reason, 48 hours before the time set for the relevant adjourned meeting). For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp applied to the message by the CREST Applications Host) from which Computershare Investor Services (Ireland) Limited is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. After this time, any change of instructions to proxies appointed through CREST should be communicated to the appointee through other means. CREST members and, where applicable, their CREST sponsors or voting service providers should note that EUI does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the input of CREST Proxy Instructions. As a CREST member, it is your responsibility to take (or, if you are a CREST personal member or sponsored member or have appointed a voting service provider(s), to procure that your CREST sponsor or voting service provider(s) take(s)) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. In this connection, CREST members and, where applicable, their CREST sponsors or voting service providers are referred, in particular, to those sections of the CREST Manual concerning practical limitations of the CREST system and timings. Fyffes may treat as invalid a CREST Proxy Instruction in the circumstances set out in Regulation 35(5)(a) of the Companies Act, 1990 (Uncertificated Securities) Regulations, 1996 (as amended).

i

INTRODUCTION

This supplement amends and supplements the proxy statement/prospectus mailed to shareholders of Chiquita on or about August 7, 2014 and mailed to shareholders of Fyffes on or about August 12, 2014. To the extent information in this supplement differs from, updates or conflict with information contained in the proxy statement/prospectus, the information in this supplement governs. You should carefully read this entire supplement and the proxy statement/prospectus to fully understand the combination and the related transactions.

UPDATE TO QUESTIONS AND ANSWERS ABOUT THE COMBINATION
AND THE SPECIAL MEETINGS

The section below provides brief answers to some of the more likely questions to be raised in connection with the amendment to the transaction agreement. This section is not intended to contain all of the information that is important to you. You are urged to read the entire proxy statement/prospectus and the entire supplement carefully, including the information incorporated by reference and annexes. Unless otherwise specified, all references in this supplement to:

•	“amended transaction agreement” refer to the Transaction Agreement, dated March 10, 2014, between Chiquita, Fyffes, ChiquitaFyffes, Delaware Sub and Merger Sub, as amended by the amendment;
•	“amendment” refer to the Amendment No. 1 to the Transaction Agreement, dated September 25, 2014, between Chiquita, Fyffes, ChiquitaFyffes, Delaware Sub and Merger Sub, a copy of which is included as Annex A to this supplement;
•	“Chiquita” refer to Chiquita Brands International, Inc., a New Jersey corporation;
•	“ChiquitaFyffes” refer to ChiquitaFyffes Limited (formerly known as Twombly One Limited), a private limited company incorporated in Ireland that will be re-registered as a public limited company and renamed ChiquitaFyffes plc prior to the completion of the combination, as described in this proxy statement/prospectus;
•	“combination” refer to the transactions contemplated to occur at or immediately after completion of the scheme and the merger pursuant to the transaction agreement;
•	“Cutrale/Safra” refer to the Cutrale Group and the Safra Group, collectively;
•	“Delaware Sub” refer to CBII Holding Corporation, a Delaware corporation;
•	“dollars” or “$” refer to U.S. dollars;
•	“euros” or “€” refer to the legal currency of those members of the European Union that have adopted the euro as their national currency;
•	“Fyffes” refer to Fyffes plc, a public limited company incorporated in Ireland;
•	“Merger Sub” refer to Chicago Merger Sub, Inc., a New Jersey corporation;
•	“supplemental expenses reimbursement agreement” refer to the Supplemental Expenses Reimbursement Agreement, dated September 25, 2014, by and between Chiquita and Fyffes, which is included as Annex B to this supplement; and
•	“we” refer to Chiquita and Fyffes, unless otherwise indicated or the context otherwise requires.
Q:	Why am I receiving this supplement?
A:	On September 25, 2014, the parties to the transaction agreement entered into an amendment to the transaction agreement, so that, at the effective time of the scheme, the holder of each Fyffes ordinary share issued and outstanding immediately prior to completion of the scheme will obtain the right to receive from ChiquitaFyffes 0.1113 of a ChiquitaFyffes ordinary share, which is referred to in this supplement as the “ChiquitaFyffes consideration.” This supplement provides information about the changes to the transaction agreement and the transactions it contemplates, and updates the proxy statement/prospectus which was previously mailed on or about August 7, 2014 to Chiquita shareholders and on or about August 12, 2014 to Fyffes shareholders. See “Update to the Combination — Update to Recommendation of the Chiquita Board of Directors and Chiquita’s Reasons for the Combination” beginning on page 12 of this supplement for a more detailed description of Chiquita board of director’s reasons for approving the amended transaction agreement and recommending adoption of the amended transaction agreement and approving the merger to Chiquita shareholders. See “Update to the Combination — Update to Recommendation of the Fyffes Board of Directors and Fyffes Reasons for the Combination” beginning on page 13 of this supplement for a more detailed description of Fyffes board of director’s reasons for approving the amended transaction agreement and recommending voting in favor of the scheme to Fyffes shareholders.
Q:	What terms of the combination have changed?
A:	Under the terms of the amendment, each Fyffes share issued at or before 10:00 p.m., Irish time, on the last business day before the scheme becomes effective will be cancelled or transferred to ChiquitaFyffes and the holder thereof will receive 0.1113 of a ChiquitaFyffes ordinary share; provided that Fyffes shareholders will not receive any fractional shares of ChiquitaFyffes pursuant to the scheme. The amendment also provides that the transaction agreement may be terminated by Fyffes at any time prior to the time the scheme becoming effective in the event that the Chiquita shareholder approval has not been obtained on or prior to October 24, 2014. See “Update to the Combination — Amendment to the Transaction Agreement” beginning on page 27 of this supplement.

In addition, Chiquita and Fyffes entered into a supplemental expenses reimbursement agreement, pursuant to which Chiquita has agreed to pay Fyffes an amount equal to 3.5% of the total value attributable to the issued share capital of Chiquita that is the subject of the merger calculated based on the closing price of the Chiquita shares on the business day immediately preceding the event giving rise to the payment obligation. The supplemental expenses reimbursement agreement also provides for different triggers to the foregoing payments. See “Update to the Combination — Supplement to the Expenses Reimbursement Agreement” beginning on page 27 of this supplement.

Q:	Do the Chiquita and Fyffes boards of directors still support the proposals being put to a vote at their respective special meetings?
A:	The Chiquita board of directors has unanimously approved the amended transaction agreement and determined that the terms of the combination, as amended, will further the strategies and goals of Chiquita.

The Chiquita board of directors unanimously recommends that Chiquita shareholders vote:

•	“FOR” the proposal to adopt the amended transaction agreement and approve the merger;
•	“FOR” the proposal to approve, on a non-binding advisory basis, the reduction of the share premium of ChiquitaFyffes to allow the creation of distributable reserves;
•	“FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable to Chiquita’s named executive officers that is based on or otherwise relates to the proposed combination;
•	“FOR” the proposal to approve the Amended Chiquita Stock and Incentive Plan; and
•	“FOR” the Chiquita adjournment proposal.

In considering the recommendation of the board of directors of Chiquita, you should be aware that certain directors and executive officers of Chiquita will have interests in the proposed combination that may be different from, or in addition to, the interests of Chiquita shareholders generally. See “The Combination — Interests of Certain Persons in the Combination — Chiquita” beginning on page 101 of the proxy statement/prospectus and “Update to the Combination — Update to Interests of Certain Persons in the Combination — Chiquita” beginning on page 7 of this supplement.

The Fyffes board of directors has unanimously approved the amended transaction agreement and determined that the terms of the amended transaction agreement and the combination contemplated by the amended transaction agreement, including the scheme, are fair and reasonable.

The Fyffes board of directors unanimously recommends that Fyffes shareholders vote:

•	“FOR” the scheme of arrangement at the special court-ordered meeting;
•	“FOR” the cancellation of any Fyffes ordinary shares in issue before 10:00 p.m., Irish time, on the last business day before the Irish High Court hearing to sanction the scheme;
•	“FOR” amendment of the articles of association of Fyffes so that any ordinary shares of Fyffes that are issued at or after 10.00 p.m., Irish time on the last day before the Cancellation Record Time are acquired by ChiquitaFyffes for the ChiquitaFyffes consideration;
•	“FOR” the authorization of the directors of Fyffes to allot and issue new Fyffes shares, fully paid up, to ChiquitaFyffes in connection with effecting the scheme;
•	“FOR” the reduction of all of the share premium of ChiquitaFyffes resulting from the issuance of ChiquitaFyffes ordinary shares pursuant to the scheme of arrangement and the merger, in order to create distributable reserves of ChiquitaFyffes.

See “Update to the Combination — Update to Recommendation of the Fyffes Board of Directors and Fyffes Reasons for the Combination” beginning on page 13 of this supplement.

In considering the recommendation of the board of directors of Fyffes, you should be aware that certain directors and executive officers of Fyffes will have interests that may be different from, or in addition to, the interests of Fyffes shareholders generally. See “The Combination — Interests of Certain Persons in the Combination — Fyffes” beginning on page 106 of the proxy statement/prospectus and “Update to the Combination — Update to Interests of Certain Persons in the Combination — Fyffes” beginning on page 26 of this supplement.

Q:	What happened to the proposal from Cutrale/Safra to acquire 100% of the outstanding stock of Chiquita?
A:	The amendment continues to allow Chiquita to engage in discussions with Cutrale/Safra so that the Chiquita board of directors can consider, for the benefit of Chiquita shareholders, any offer that Cutrale/Safra may present. Cutrale/Safra has stated that it expects to make an offer “as expeditiously as possible”, although there can be no assurance of the terms and conditions of any such offer or that an offer will be made. The Chiquita board of directors will consider any offer that Cutrale/Safra makes.
Q:	Has there been any change to the date or locations of the meetings?
A:	The reconvened Chiquita special meeting will be held at 9:00 a.m., local time, on October 24, 2014, at the principal executive offices of Chiquita, located at 550 South Caldwell Street, Charlotte, North Carolina 28202.

The Fyffes special court-ordered meeting is now scheduled to be convened at the Clyde Court Hotel, Lansdowne Road, Dublin 4, Ireland, on October 28, 2014, at 10:00 a.m., Irish time.

The Fyffes EGM is scheduled to be convened at the same place as the Fyffes special court-ordered meeting on October 28, 2014, at 10:30 a.m., Irish time or, if later, as soon as possible after the conclusion or adjournment of the Fyffes special court-ordered meeting.

Q:	If I have not already voted, what do I need to do now in order to vote?
A:	Chiquita: First, carefully read this supplement and the proxy statement/prospectus, including the information incorporated by reference and the appendices. If you are a Chiquita shareholder of record, you may vote your shares at the Chiquita special meeting in one of the following ways:
•	by mailing your completed and signed proxy card in the enclosed return envelope;
•	by voting by telephone or over the Internet as instructed on the enclosed proxy card; or

•	by attending the Chiquita special meeting and voting in person.

If you hold your Chiquita common shares through a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee in order to instruct them on how to vote such shares.

Fyffes:  First, carefully read this supplement and the proxy statement/prospectus, including the information incorporated by reference and the appendices. If you are a Fyffes shareholder of record, you may vote your shares at the Fyffes special meetings in one of the following ways:

•	by appointing (either electronically or by returning a complete form of proxy card) the Chairman or another person as a proxy to vote on your behalf;
•	by appointing a proxy via the CREST System if you hold your shares in CREST; or
•	by attending the applicable Fyffes special meeting and voting in person.

If you are a joint holder of Fyffes shares, you may vote, but if your other joint holder(s) vote(s), the vote of the senior, whether in person or by proxy, shall be accepted to the exclusion of the other joint holder(s); and for this purpose, seniority will be determined by the order in which the names stand in the register of members.

Q:	What if I already voted? Do I need to vote again? What if I want to change my vote?
A:	Chiquita: If you have previously submitted a proxy card or voted by telephone or over the Internet, you do not need to submit another proxy card or vote again by telephone or over the Internet unless you desire to change your previous vote. For your convenience, we have enclosed a new WHITE proxy card with this supplement.

If you have previously submitted a proxy card, all such references to the “transaction agreement” in that proxy card shall be treated as references to the amended transaction agreement for the purpose of your vote at the special meeting.

You may, however, change your vote at any time before your proxy is voted at the Chiquita special meeting. You can do this in one of four ways:

•	timely deliver a valid later-dated proxy by mail;
•	before the Chiquita special meeting, provide written notice that you have revoked your proxy to the secretary of Chiquita, so that it is received prior to midnight on the night before the special meeting at the following address:

Chiquita Brands International, Inc.
550 South Caldwell Street,
Charlotte, North Carolina 28202
Attention: James E. Thompson, Corporate Secretary

•	submit revised voting instructions by telephone or over the Internet by following the instructions set forth on the proxy card; or
•	attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy or change your voting instructions; you must vote by ballot at the meeting to change your vote.

If you have instructed a bank, broker or other nominee to vote your shares, you must follow directions received from your bank, broker or other nominee to change your vote or revoke your proxy.

Fyffes:  If you have already completed and returned your forms(s) of proxy, either by post or electronically, you do not need to take further action, unless you desire to change your previous vote.

You may, however, change your vote at any time before your proxy is voted at the Fyffes special court-ordered meeting or the Fyffes EGM. If you hold your Fyffes shares in certificated form you may change your vote at any time before your proxy is voted at the Fyffes special court-ordered meeting or the Fyffes EGM. You can do this in one of three ways:

•	signing and returning by mail the proxy card that you should have received with this supplement with a later date so that it is received prior to the latest date for receipt of proxies at the applicable special meeting;
•	before the relevant special meeting, provide written notice that you have revoked your proxy to the secretary of Fyffes, so that it is received prior to midnight on the night before such special meeting at the following address:

Fyffes plc
29 North Anne Street
Dublin 7, Ireland
Attention: Seamus Keenan, Company Secretary

•	attend the special meetings and vote in person. Simply attending the meetings, however, will not revoke your proxy or change your voting instructions; you must vote by ballot at the relevant meeting to change your vote or revoke your proxy by handing a notice of revocation to the chairman of the meeting.

If you hold your Fyffes shares in uncertificated form in CREST, you may change your vote at any time before your proxy is voted at the Fyffes special court-ordered meeting or the Fyffes EGM in one of two ways:

•	by attending the meetings in person. Simply attending the meetings, however, will not revoke your proxy or change your voting instructions; you must vote by ballot at the relevant meeting to change your vote; or
•	by amending your proxy instruction in the manner prescribed by CREST, such amendment to be received by Computershare Services (Ireland) Limited no later than 48 hours before the time fixed for the relevant meeting.
Q:	Who can help answer my questions?
A:	If you have questions about the combination, this supplement or if you need assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement/prospectus, this supplement or the enclosed proxy card, you should, if you are a Chiquita shareholder, contact one of the proxy solicitation agents for Chiquita, or, if you are a Fyffes shareholder, contact Fyffes company registrar or the company secretary.

If you are a Chiquita shareholder, you should contact either MacKenzie Partners, Inc. or Alliance Advisors, LLC using the contacts listed below:

MacKenzie Partners, Inc. 105 Madison Avenue New York, New York 10016 Shareholders May Call Toll-Free: (800) 322-2885 Banks & Brokers May Call Collect: (212) 929-5500	Alliance Advisors, LLC 200 Broadacres Drive, 3rd Floor Bloomfield, New Jersey 07003 Shareholders May Call Toll-Free: (855) 976-3330 Banks & Brokers May Call Collect: (973) 873-7721

If your Chiquita shares are held by a broker, bank or other nominee, you should contact your broker, bank or other nominee for additional information.

If you are a Fyffes shareholder, you should contact Computershare Investor Services (Ireland) Limited, Fyffes company registrar, by telephone at +353 1 431 9826 or the company secretary in writing at the address set out above.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This supplement and the documents incorporated into it by reference contain certain statements that are “forward-looking statements”. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita and Fyffes, including: the customary risks experienced by global food companies, such as prices for commodity and other inputs, currency exchange fluctuations, industry and competitive conditions (all of which may be more unpredictable in light of continuing uncertainty in the global economic environment), government regulations, food safety issues and product recalls affecting Chiquita and/or Fyffes or the industry, labor relations, taxes, political instability and terrorism; unusual weather events, conditions or crop risks; continued ability of Chiquita and Fyffes to access the capital and credit markets on commercially reasonable terms and comply with the terms of their debt instruments; access to and cost of financing; and the outcome of pending litigation and governmental investigations involving Chiquita and/or Fyffes, as well as the legal fees and other costs incurred in connection with these items. You are cautioned that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement.

Forward-looking statements relating to the combination involving Fyffes and Chiquita include, but are not limited to: statements about the benefits of the combination, including expected synergies and future financial and operating results; Fyffes and Chiquita’s plans, objectives, expectations and intentions; the expected timing of completion of the combination; and other statements relating to the combination that are not historical facts. Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements. With respect to the combination, these factors include, but are not limited to: risks and uncertainties relating to the ability to obtain the requisite Fyffes and Chiquita shareholder approvals; the risk that Fyffes or Chiquita may be unable to obtain governmental and regulatory approvals required for the combination, or required governmental and regulatory approvals may delay the combination or result in the imposition of conditions that could reduce the anticipated benefits from the combination or cause the parties to abandon the combination; the risk that a condition to closing of the combination may not be satisfied; the length of time necessary to consummate the combination; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the combination may not be fully realized or may take longer to realize than expected; disruption arising as a consequence of the combination making it more difficult to maintain existing relationships or establish new relationships with customers, employees or suppliers; the diversion of management time on combination-related issues; the ability of the combined company to retain and hire key personnel; the effect of future regulatory or legislative actions on the companies; and the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect our business described in the proxy statement/prospectus and in Chiquita’s most recent Annual Report on Form 10-K, Current Reports on Form 8-K and other documents filed from time to time with the SEC and incorporated herein by reference.

Actual results might differ materially from those expressed or implied by these forward-looking statements because these forward-looking statements are subject to assumptions and uncertainties. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this supplement or the date of any document incorporated by reference. Except as required by applicable law or regulation, none of ChiquitaFyffes, Chiquita or Fyffes undertakes any obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this supplement or any document incorporated by reference might not occur.

UPDATE TO THE COMBINATION

Update to the Scheme and the Merger

On September 25, 2014, Chiquita, Fyffes, ChiquitaFyffes, Delaware Sub and Merger Sub entered into an amendment to the transaction agreement. As a result of the amendment, at the completion of the combination, the holder of each Fyffes share will be entitled to receive from ChiquitaFyffes 0.1113 of a ChiquitaFyffes ordinary share. After giving effect to the merger and the combination, based on the number of outstanding shares of Chiquita and Fyffes as of the Chiquita record date, former shareholders of Chiquita are expected to own approximately 59.6% of ChiquitaFyffes, on a fully diluted basis, and former shareholders of Fyffes are expected to own approximately 40.4% of ChiquitaFyffes, on a fully diluted basis.

Update to Background of the Combination

The discussion below supplements the description of the background of the combination contained in the proxy statement/prospectus, up to and including the date of this supplement.

On August 11, 2014, Cutrale/Safra, on an unsolicited basis, delivered a letter to Chiquita expressing interest in pursuing an all cash acquisition of Chiquita at a price of $13.00 per share by an entity newly formed by an affiliate of Cutrale/Safra. Later on August 11, 2014, Chiquita issued a press release confirming receipt of Cutrale/Safra’s proposal.

On August 12, 2014, members of Chiquita management and its advisors met at Goldman Sachs’ offices in New York to discuss the Cutrale/Safra offer relative to the proposed transaction with Fyffes. Also on August 12, 2014, the Chiquita board of directors met telephonically, together with members of management and Chiquita’s legal and financial advisors, to review and discuss Cutrale/Safra’s proposal and decided to reconvene on August 14 so that Chiquita’s board of directors and its advisors could give additional consideration to Cutrale/Safra’s proposal.

On August 14, 2014, the Chiquita board of directors, together with its legal and financial advisors, met telephonically and, after giving additional consideration to the proposal, unanimously determined that Cutrale/Safra’s proposal was inadequate and not in the best interest of Chiquita’s shareholders. Having made such a determination, Chiquita also determined not to furnish information to, and have discussions and negotiations with, the Cutrale Group and the Safra Group at that time. A press release was issued announcing the board’s determination and a letter was sent to Cutrale/Safra.

On August 15, 2014, Cavendish Global Limited (“Cavendish Global”) and Cavendish Acquisition Corporation (“Cavendish Acquisition”) filed a preliminary proxy statement with the SEC which, in its definitive form, was intended to be used to solicit votes from Chiquita shareholders against the proposed combination with Fyffes. According to the preliminary proxy statement, Cavendish Global is jointly owned by affiliates of the Cutrale Group and the Safra Group. In addition, according to its proxy materials filed subsequently, the Cutrale Group is not a legal entity, but refers to the global agribusiness operations owned by the Cutrale family of Brazil, and the Safra Group is not a legal entity but refers to the conglomerate owned by the Safra family of Brazil.

On August 17, 2014, the Chiquita board of directors met telephonically, together with members of management and outside advisors, to further discuss the unsolicited offer from Cutrale/Safra, and to discuss potential responses by Chiquita to the unsolicited offer, along with the August 15 preliminary proxy statement. At the meeting, the Chiquita board of directors reconfirmed its prior determination.

On August 19, 2014, Chiquita’s and Fyffes management teams, along with their respective advisors, met at Skadden Arps’ offices in New York to discuss next steps and work on an investor road show presentation, intended for use with the proxy advisory firms regarding the Chiquita special meeting in connection with the proposed combination with Fyffes.

On August 24, 2014, the Chiquita board of directors met telephonically, together with members of management and outside advisors, to discuss the public announcement of increases in certain operating efficiencies by Chiquita and increases in synergy estimates related to the proposed combination with Fyffes. At the meeting, the Chiquita board of directors, with the assistance of its outside advisors, approved the discussed announcements of increases in efficiencies by Chiquita and increases in synergy estimates related to the proposed combination.

On August 26, 2014, Cutrale/Safra filed with the SEC an investor presentation in support of its solicitation of votes from Chiquita’s shareholders against the Fyffes transaction.

On August 26, 2014, Cavendish Alpha Corporation, an affiliate of Cutrale/Safra (“Cavendish”), sent a shareholder demand letter for the production of a shareholder list to Chiquita pursuant to Section 1315 of the New York Business Corporation Law.

On August 27, 2014, Chiquita and Fyffes announced that they had identified an additional $20 million of synergies related to their proposed combination, for a total of at least $60 million in annualized pre-tax cost synergies by the end of 2016, reflecting additional information which had become available regarding optimization of sourcing and shipping logistics, as well as the output of the information technology integration planning work stream that was established after the proposed combination was first announced.

On August 27, 2014, Fyffes also announced its strong results for the first half of 2014 and a significant increase to its EBITA target for 2014 to the range from €38 million to €42 million.

On August 27, 2014, Chiquita filed a presentation with the SEC for consideration by investors and the proxy advisory firms regarding the Chiquita special meeting in connection with the Fyffes transaction.

On August 27, 2014, Chiquita also issued a press release and sent a letter to its shareholders highlighting benefits of its proposed combination with Fyffes and reaffirming the Chiquita board of directors’ recommendation of the proposed transaction.

Later on August 27, 2014, Cutrale/Safra issued a press release relating to the announcement by Chiquita and Fyffes of the additional $20 million of synergies related to their proposed combination.

On August 27, 2014, the Chiquita board of directors and members of management met at Chiquita’s headquarters, together with outside advisors, to discuss potential responses by Chiquita to the unsolicited offer and potential changes to the terms and/or economics of the Fyffes transaction to provide Chiquita’s shareholders with additional value.

On August 27, 2014, Cavendish Global, Burlingtown UK LTD, Erichton Investments Ltd. and Cavendish Acquisition filed an amendment to their preliminary proxy statement, dated August 15, 2014, with the SEC.

On August 28, 2014, Cutrale/Safra filed with the SEC a slide presentation supplementing their earlier presentation of August 26, 2014, regarding the Chiquita special meeting in connection with the Fyffes transaction.

On August 28, 2014, Cavendish Global, Burlingtown UK LTD, Erichton Investments Ltd. and Cavendish Acquisition filed a definitive proxy statement with the SEC indicating their intention to solicit proxies in opposition to the proposed combination with Fyffes.

On August 29, 2014 and again on September 1, 2014, members of Chiquita’s and Fyffes management teams met telephonically to discuss the possibility of Fyffes proposing revised transaction terms for consideration by the Chiquita board of directors that would provide Chiquita’s shareholders with additional value and that would also include, potentially, additional walk-away rights for Fyffes and a break fee more customary for transactions of this type payable by Chiquita if the transaction agreement were to be terminated under certain circumstances.

On September 1, 2014, Fyffes made a technical change to the scheme by modifying the scheme to include the definition of “Cancellation Shares” (which had been omitted inadvertently) in the terms of the scheme pursuant to paragraph 9 of the scheme of arrangement and an order of the Irish High Court.

On September 2, the Fyffes board of directors met to discuss the status of the transaction and to consider the options available to it in light of the recent developments described above, including the possibility of amending the terms of the combination by way of a revision to the exchange ratio.

On September 2, 2014, Chiquita filed a presentation with the SEC and sent a letter to its shareholders rebutting the points raised by Cutrale/Safra’s investor presentation, in particular emphasizing the potential value of a combined company with Fyffes.

On September 2, 2014, Fyffes also filed a presentation with the SEC rebutting the points raised by Cutrale/Safra’s investor presentation, in particular emphasizing Fyffes proven track record in growing its business, Fyffes history of successfully integrated acquisitions, Fyffes long standing relationship with producers, the total amount of Fyffes hectares of managed production, the percentage of Fyffes European volume sold through contracted sales and the lack of certainty that Cutrale/Safra’s proposal would preserve optionality for Chiquita shareholders.

On September 2, 2014, Cavendish Global, Burlingtown UK LTD, Erichton Investments Ltd. and Cavendish Acquisition filed an amendment to their definitive proxy statement, dated August 28, 2014, with the SEC.

On September 2, 2014, Fyffes issued an announcement that it was on that day posting to its shareholders its updated profit forecast, the updated merger benefit statement of Chiquita and a supplemental notice to shareholders dated September 1, 2014 in respect of its proposed scheme of arrangement.

On September 3, 2014, Cutrale/Safra issued a press release regarding Chiquita’s presentation and letter dated September 2, 2014.

On September 3, 2014, Skadden Arps, on behalf of Chiquita, sent a response to Cravath, Swaine & Moore LLP, Cutrale/Safra’s legal advisors (“Cravath”) regarding Cavendish’s August 26 shareholder demand letter in which Chiquita requested that Cavendish furnish the affidavit required by Section 1315(b) of the New York Business Corporation Law and requested execution by Cavendish of an appropriate confidentiality agreement regarding the shareholder list.

On September 4, 2014, the various proxy advisory firms in connection with the Fyffes transaction recommended that, among other things, Chiquita shareholders vote against approval of the transaction agreement, principally based on Chiquita’s board of directors’ failure to engage in discussions with Cutrale/Safra.

On September 5, 2014, Cutrale/Safra issued press releases regarding the recommendations of various proxy advisory firms.

On September 5, 2014, management of Chiquita and Fyffes met telephonically and, following consultation with advisors, and discussion among advisors, including Goldman Sachs and Lazard, agreed on conditions to be proposed to the boards of both companies to grant a waiver to Chiquita under the transaction agreement to permit Chiquita to furnish nonpublic information to Cutrale/Safra and engage in discussions and negotiations with Cutrale/Safra regarding its unsolicited proposal. The conditions included the possibility of Chiquita paying a higher break fee to Fyffes if the transaction agreement were terminated under certain circumstances.

On September 7, 2014, the Chiquita board of directors met telephonically, together with members of management and outside advisors, to discuss developments regarding discussions with the European Commission relating to regulatory matters of the proposed combination, the unsolicited offer from Cutrale/Safra and discussions with Fyffes to postpone the Chiquita special meeting to allow Chiquita to engage in discussions with the Cutrale/Safra Group. At the meeting, the board approved the postponement of the Chiquita special meeting until October 3 and directed management and its advisors to obtain the waiver from Fyffes to allow Chiquita to engage in discussions with Cutrale/Safra to provide them with an opportunity to conduct due diligence and present a definitive proposal for consideration by the board. The board also indicated its willingness to agree to Fyffes request for an increased break fee if the transaction agreement were terminated under certain circumstances.

On September 8, 2014, Fyffes granted Chiquita a waiver permitting Chiquita to engage in discussions with Cutrale/Safra. As part of the waiver, Chiquita agreed that in the event that Chiquita agreed to a break fee payable upon acceptance of a superior proposal in a definitive agreement with Cutrale/Safra that was greater than the break fee presently payable under the expenses reimbursement agreement under similar circumstances, such higher break fee would be payable to Fyffes. Each of Chiquita and Fyffes also issued a press release announcing the postponement of the Chiquita special meeting to October 3, 2014 and Fyffes intention to seek adjournments of its special court-ordered meeting and EGM to October 3, 2014, respectively.

Later on September 8, 2014, Chiquita sent a letter to Cutrale/Safra indicating its willingness to offer to Cutrale/Safra the opportunity to conduct focused due diligence and present their final and best offer. In response to Chiquita’s letter to Cutrale/Safra dated September 8, Cutrale/Safra Group also issued a press release criticizing, among other things, the timing of Chiquita’s offer for diligence.

On September 10, 2014, Chiquita, Cavendish Global, Burlingtown UK LTD, Erichton Investments Ltd. and Cavendish Acquisition executed a confidentiality agreement allowing Cutrale/Safra to conduct due diligence, including access to a data room and Chiquita’s management team. In connection with the execution of the confidentiality agreement, Cutrale/Safra indicated that it would use its best efforts to complete its due diligence and present its definitive offer as expeditiously as possible for Chiquita’s consideration. Over the course of the next several days and weeks, Chiquita added numerous documents to the data room in response to specific due diligence requests from Cutrale/Safra and its advisors.

Cutrale/Safra stated in a press release dated September 10, 2014, that “†osubject to Chiquita making a ‘Required Amendment’ to its proxy materials, Cutrale-Safra will not move proposal 6 (the Cutrale-Safra negotiation proposal) at the October 3 Special Meeting and will seek to obtain proxies FOR proposal 5 (the Chiquita adjournment proposal) and will change its recommendation relating thereto. The ‘Required Amendment’ will be an amendment to Chiquita’s proxy materials that contains a commitment by Chiquita that any adjournment it moves for at the October 3 Special Meeting will be either for 14 days or 21 days, at Chiquita’s option, except that the adjournment will be for 21 days if Cutrale-Safra so requests.” Chiquita confirmed in an 8-K filed with the SEC later on September 10, 2014 that any adjournment submitted for approval by Chiquita at the October 3 special meeting of Chiquita shareholders will be either for 14 days or 21 days, at Chiquita’s option, except that the adjournment will be for 21 days if Cutrale/Safra so requests.

On September 11, 2014, Skadden Arps sent an initial draft of a merger agreement to Cravath.

On September 12, 2014, Chiquita mailed to its shareholders a supplemental notice for the postponed Chiquita special meeting.

On September 15, 2014, Skadden Arps sent to Cravath an initial draft of Chiquita’s disclosure letter to the merger agreement.

On September 15, 2014, Fyffes issued an announcement reminding its shareholders of its intention to seek adjournments of the special court-ordered meeting and EGM then convened for September 17, 2014 and, subject to any direction of the Irish High Court, to reconvene such meetings for October 3, 2014.

On September 16, 2014, Chiquita and Fyffes issued a joint press release confirming that they were in discussions with the European Commission regarding possible limited commitments with a view to obtaining clearance of the proposed combination by the European Commission in its initial Phase I review period.

Between September 16 and September 19, 2014, members of Cutrale/Safra, along with their outside legal and financial advisors, met with members of Chiquita’s management team, along with its outside legal and financial advisors, at Chiquita’s headquarters in Charlotte, North Carolina, to conduct due diligence, including several “breakout” sessions covering specific topics related to Chiquita’s operations, strategy, management structure, legal, financial and accounting matters. At the meetings, members of Chiquita’s management team made several management presentations. Following the meetings, Chiquita added the presentation materials used and additional documents to the data room in response to follow up requests from Cutrale/Safra and its advisors.

On September 17, 2014, the shareholders of Fyffes approved the adjournments of the special court-ordered meeting and EGM until October 3, 2014.

On September 17, 2014, Fyffes filed a presentation with the SEC further outlining the strategic rationale for the proposed combination with Chiquita.

Between September 17 and September 19, 2014, members of Fyffes management met with certain Chiquita shareholders. During these meetings, the Chiquita shareholders indicated their belief that Fyffes would have to give Chiquita shareholders a greater share of the value in the combined company in order to receive the Chiquita shareholder approval necessary to consummate the transaction.

On September 18, 2014, Cravath, on behalf of Cavendish, sent to Skadden the confidentiality letter regarding the shareholder list and affidavit requested by Chiquita’s September 3 letter to Cravath and, thereafter, the records requested by Cavendish were provided to it.

On September 21, 2014, Cravath sent to Skadden a mark-up of the draft merger agreement. On September 24, 2014, Skadden Arps and Cravath engaged in discussions related to the draft merger agreement, and on September 26, 2014, Skadden Arps sent to Cravath a mark-up of certain sections of the draft merger agreement. Regarding other issues raised, Cravath indicated that they would give the matters additional thought.

On September 22, 2014, members of Chiquita’s and Fyffes management teams met at Chiquita’s headquarters in Charlotte, North Carolina, along with their respective financial advisors who participated by telephone, to discuss the feedback that Fyffes management had received from Chiquita’s shareholders and Fyffes belief that Fyffes would have to agree to adjust the exchange ratio in the proposed combination to give Chiquita shareholders a larger percentage of the combined company. At the conclusion of the meeting, Fyffes proposed revised transaction terms, subject to final approval from the Fyffes board of directors, for consideration by the Chiquita board of directors. The revised terms included a new exchange ratio that would result in Chiquita’s shareholders owning just under 60% of the equity of the combined company upon consummation of the transaction, subject to Chiquita agreeing to (1) a break fee payable by Chiquita equal to 3.5% of the total value attributable to the issued share capital of Chiquita that is the subject of the merger if the transaction agreement were terminated under certain specified circumstances, and (2) a termination right for Fyffes if Chiquita shareholder approval were not obtained on or prior to October 24, 2014, and in such event, Fyffes would be entitled to a termination fee if Chiquita were to enter into another transaction within nine months. Fyffes stated that it wished to publicly announce the revised transaction terms as soon as possible following approval by the companies’ respective boards of directors and approval from the Irish Takeover Panel.

On September 22, 2014, Cutrale/Safra filed an amended and restated definitive proxy statement with the SEC.

On September 23, 2014, Cutrale/Safra filed a shareholder presentation with the SEC.

On September 23, 2014, the Fyffes board of directors met telephonically to discuss with Lazard the revised transaction terms proposed by management on September 22. Having taken into account the relevant factors and applicable risks, the Fyffes board of directors, which had been so advised by Lazard for the purposes of Rule 3 of the Irish Takeover Rules, unanimously determined that it considered the revised terms to be fair and reasonable and unanimously recommended to Fyffes shareholders that they vote in favor of the revised scheme (assuming that the Irish High Court approves the revision to the scheme) at the court meeting and the resolutions proposed at the EGM. The Fyffes board instructed its management and advisors to reach out to Chiquita and its advisors to enter into revised transaction terms and also appointed a committee with the necessary authority to agree and finalize the revised transaction terms and to enter into any documentation required to implement the revised terms of the combination.

On September 23, 2014, the Chiquita board of directors met telephonically, together with members of management and outside advisors, to discuss the revised transaction terms proposed by Fyffes. At the meeting, representatives of Goldman Sachs reviewed its financial analysis of the amended transaction, and the board reviewed drafts of the amendment and supplemental expenses reimbursement agreement, noting, among other things, the fact that the amendment continues to allow Chiquita to engage in discussions with Cutrale/Safra so that the Chiquita board of directors can consider, for the benefit of Chiquita shareholders, any offer that Cutrale/Safra may present. The board expressed its belief that the increase in the break fee that may be payable pursuant to the supplemental expenses reimbursement agreement was within the customary range for transactions of this type and reasonable in light of, among other things, the increase in consideration represented by the revised exchange ratio. At the conclusion of the meeting, the board directed its management and advisers to attempt to reach definitive revised transaction terms, subject to final approval by the board.

On September 23, 2014, an affiliate of The InterTech Group executed another letter of support confirming and repeating its support of the combination and confirming that, so long as the Fyffes board of directors is supportive of the combination or the transaction agreement, as amended, is not otherwise terminated or materially modified as determined by the affiliate in its sole and absolute discretion, the affiliate will vote all of its Fyffes ordinary shares in favor of any proposal submitted to Fyffes shareholders to approve the combination and delivered it to Fyffes.

On September 24, 2014, a representative from Goldman Sachs and a representative from Cutrale/Safra had a status call in which the representative from Cutrale/Safra stated that Cutrale/Safra did not expect to propose a revised offer, if any, to Chiquita before the October 3 special meeting of Chiquita shareholders.

On September 25, 2014, Goldman Sachs delivered a written opinion to the Chiquita board of directors that, as of the date of the amendment and based upon and subject to the factors and assumptions set forth in such written opinion, the merger consideration to be paid to Chiquita shareholders (other than Fyffes and its affiliates) pursuant to the amended transaction agreement was fair, from a financial point of view, to such holders.

The Chiquita board of directors approved the amendment and the supplemental expenses reimbursement agreement by unanimous written consent dated September 25, 2014 and determined that the terms of the combination, as amended, will further the strategies and goals of Chiquita and are fair to and in the best interests of Chiquita and its shareholders.

On September 25, 2014, Cutrale/Safra filed an amended and restated definitive proxy statement with the SEC.

On September 25, 2014, members of Chiquita’s management team met with members of the Cutrale/Safra management team, along with their respective financial advisors, to discuss topics related to Chiquita’s operations, strategy, and management structure.

On September 25, 2014, a committee of the Fyffes board of directors approved the final form of the documentation required to implement the revised terms.

On September 25, 2014, the Balkan Entities executed another irrevocable undertaking severally confirming and repeating to Chiquita and ChiquitaFyffes their agreement to vote all of their shares in favor of the scheme and to not sell, transfer or otherwise dispose of their shares subject to certain conditions prior to the combination becoming effective and delivered it to Chiquita.

On September 25, 2014, the Irish Takeover Panel issued its consent (subsequently confirmed in a letter dated September 26, 2014) to the revision in the scheme consideration from 0.1567 of a ChiquitaFyffes ordinary share to 0.1113 of a ChiquitaFyffes ordinary share for each Fyffes ordinary share (subject to approval of the High Court of Ireland to the proposed revision).

Chiquita and Fyffes subsequently executed the amendment and the supplemental expenses reimbursement agreement.

On September 26, 2014 Chiquita and Fyffes announced the terms of the revised combination.

Update to Recommendation of the Chiquita Board of Directors and Chiquita’s Reasons for the Combination

The Chiquita board of directors approved the amendment to the transaction agreement by unanimous written consent dated September 25, 2014 and determined that the terms of the combination, as amended, will further the strategies and goals of Chiquita and are fair to and in the best interests of Chiquita and its shareholders. The Chiquita board of directors unanimously recommends that the shareholders of Chiquita vote “For” the adoption of the amended transaction agreement and the approval of the merger and “For” the other Chiquita proposals at the Chiquita special meeting.

In arriving at its determination that the terms of the combination, including the merger and the scheme, are advisable and will further the strategies and goals of Chiquita and recommending adoption of the amended transaction agreement by the Chiquita shareholders, the Chiquita board of directors was mindful of the factors described in the section entitled “The Combination — Recommendation of the Chiquita Board of Directors and Chiquita’s Reasons for the Combination” beginning on page 69 of the proxy statement/prospectus. The Chiquita board of directors expressed its belief that those factors were still applicable. In addition, the board of directors of Chiquita consulted with Chiquita’s management, legal advisors, financial advisors and other representatives and considered a number of additional factors, including the following:

•	the recognition by the Chiquita board of directors that an all-stock transaction would enable Chiquita’s shareholders to participate in the long term benefits of a transaction, as opposed to the all-cash transaction proposed by Cutrale/Safra;
•	the fact that the revised ChiquitaFyffes consideration will increase the Chiquita shareholders’ ownership of ChiquitaFyffes by approximately 20%, to almost 60% of the equity of ChiquitaFyffes on a fully diluted basis upon consummation of the combination, and therefore increases Chiquita shareholders’ ability to participate in the financial benefits of the combination, including without limitation the $60 million in annualized pre-tax cost synergies targeted for the combination by the end of 2016;
•	the belief of the Chiquita board of directors, having reviewed the presentation of its financial adviser, that ChiquitaFyffes in the near term has the potential to deliver values greater than the $13.00 per share offer from Cutrale/Safra:
•	Chiquita’s and Fyffes EBITDA forecast for 2014, together with the realization of anticipated synergies, should create trading values, assuming a 7x or 8x multiple of EBITDA, greater than $13.00 per share, even assuming no change of control premium;
•	Goldman Sachs & Co.’s (“Goldman Sachs”’) financial analysis of the proposed combination and the opinion of Goldman Sachs that, as of September 24, 2014, and based upon and subject to the assumptions, qualifications and limitations set forth in its written opinion, the merger consideration to be paid to the Chiquita shareholders (other than Fyffes and its affiliates) pursuant to the amended transaction agreement was fair from a financial point of view to such shareholders. See “— Update to Opinion of Chiquita’s Financial Advisor” beginning on page 15 of this supplement;
•	the belief of the Chiquita board of directors that the increase in the break fee that may be payable by Chiquita pursuant to the supplemental expenses reimbursement agreement, which is within the normal range of break fees agreed upon by companies entering into similar transactions, is reasonable in light of, among other things, the increase in consideration represented by the revised combination terms reflected in the amendment and the board’s belief that such increase will increase the value to be received by Chiquita’s shareholders under all scenarios; and
•	the fact that the amendment continues to allow Chiquita to engage in discussions with Cutrale/Safra so that the Chiquita board of directors can consider, for the benefit of Chiquita shareholders, any offer that Cutrale/Safra may present, although there can be no assurance of the terms and conditions of any such offer or that an offer will be made.

Update to Recommendation of the Fyffes Board of Directors and Fyffes Reasons for the Combination

At its meeting on September 23, 2014, the Fyffes board of directors unanimously recommended that the shareholders of Fyffes vote in favor of the scheme at the special court-ordered meeting and in favor of all of the other resolutions at the EGM. Having taken into account the relevant factors and applicable risks, the Fyffes Board of Directors, which has been so advised by Lazard for the purposes of Rule 3 of the Irish Takeover Rules, unanimously considers the revised terms of the Combination to be fair and reasonable. Consequently, the Fyffes Board of Directors unanimously recommends to Fyffes shareholders that they vote in favour of the revised Scheme (assuming that the Irish High Court approves the revision to the Scheme) at the Court Meeting and the resolutions proposed at the EGM. In providing its advice, Lazard has taken into account the commercial assessments of Fyffes Board of Directors. Fyffes shareholders holding shares representing an aggregate of 25.6% of Fyffes outstanding share capital have also reaffirmed their commitments to vote in favor of the Combination.

The Fyffes board of directors reexamined and reconsidered the matters described in the section entitled “The Combination — Recommendation of the Fyffes Board of Directors and Fyffes Reasons for the Combination” beginning on page 72 of the proxy statement/prospectus. The Fyffes board of directors expressed its belief that those factors were still applicable. In addition, the board of directors of Fyffes consulted with Fyffes management, legal advisors, financial advisors and other representatives, reviewed a significant amount of information, and considered a number of additional factors that it believes support its determinations and recommendations, including the following:

•	the recommendation by proxy advisory firms Institutional Shareholder Services (“ISS”), Glass Lewis & Co., LLC and Egan-Jones that shareholders of Chiquita vote “For” the adjournment of the special meeting of the shareholders of Chiquita which was originally scheduled to be held on September 17, 2014 in light of the Cutrale/Safra proposal and the resulting belief of the Fyffes board of directors that some modification of the exchange ratio in favor of the Chiquita shareholders would be necessary in order to obtain the affirmative vote of the Chiquita shareholders in favor of the combination with Fyffes;
•	the potential for Fyffes shareholders, as future ChiquitaFyffes shareholders, to benefit from additional expected operational synergies for the proposed combination of $20 million for a total of at least $60 million in expected annualized pre-tax cost synergies by the end of 2016, which were identified by Chiquita and Fyffes after additional information became available regarding optimization of sourcing and shipping logistics as well as the output of the information technology integration planning work stream that was established after the proposed combination was first announced;
•	the terms and conditions of the amendment to the transaction agreement and the supplemental expenses reimbursement agreement and the course of negotiations of such agreements, including, among other things, the ability of Fyffes to terminate the transaction agreement if the approval of Chiquita shareholders has not been obtained on or prior to October 24, 2014 and the fact that that Chiquita must pay Fyffes an amount equal to 3.5% of the equity value of Chiquita if the transaction agreement is terminated under the circumstances specified in the supplemental expenses reimbursement agreement; and
•	the advice of Lazard to the Fyffes board of directors that, solely for purposes of Rule 3 of the Irish Takeover Rules, Lazard, having taken into account the commercial assessment of the Fyffes board of directors, considered the terms of the combination, as amended, to be fair and reasonable for the purposes of Rule 3 of the Irish Takeover Rules.

Update to Chiquita Unaudited Prospective Financial Information

Chiquita’s Projections

In addition to the information set forth in the section entitled “The Combination—Chiquita and Fyffes Unaudited Prospective Financial Information—Chiquita’s Projections” beginning on page 75 of the proxy statement/prospectus, the Chiquita board of directors approved for use by its financial advisors updated financial forecasts, projections and estimates prepared by the management of Chiquita relating to the future financial performance of Fyffes (the “Updated Chiquita’s Fyffes Projections”) to reflect the increased guidance for the 2014 fiscal year published by Fyffes on August 27, 2014.

In preparing the Updated Chiquita’s Fyffes Projections for years after 2014, Chiquita applied a 3% annual growth rate to revenues and applied a range of 5% growth rate to EBITDA. Other than as set forth in the preceding sentence, the estimates, assumptions, qualifications and limitations applicable to Chiquita’s Fyffes Projections described in the section entitled “The Combination—Chiquita and Fyffes Unaudited Prospective Financial Information—Chiquita’s Projections” in the proxy statement/prospectus are applicable to the Updated Chiquita’s Fyffes Projections.

The following table presents, subject to the foregoing, a summary of the updated Chiquita’s Fyffes Projections:

	Updated Chiquita’s Fyffes Projections (in millions, except per share amounts) Fiscal Year Ended December 31,
	2014	2015	2016
Revenue(1)	$1,306	$1,345	$1,386
EBITDA(2)	$62	$66	$69

(1)	Group revenue excluding share of joint ventures.
(2)	Non-GAAP measure. For this purpose, EBITDA means earnings before interest, taxes, depreciation and amortization.

Update to Opinion of Chiquita’s Financial Advisor

Goldman Sachs delivered its opinion to Chiquita’s board of directors that, as of September 25, 2014 and based upon and subject to the factors and assumptions set forth therein, the merger consideration pursuant to the transaction agreement was fair from a financial point of view to the holders (other than Fyffes and its affiliates) of Chiquita common shares.

The full text of the written opinion of Goldman Sachs, dated September 25, 2014, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided its opinion for the information and assistance of Chiquita’s board of directors in connection with its consideration of the combination. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of Chiquita common shares should vote with respect to the combination or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	The original registration statement on Form S-4 of ChiquitaFyffes, including the joint proxy statement/prospectus dated July 24, 2014;
•	Chiquita’s profit forecast, dated as of August 6, 2014;
•	the transaction agreement;
•	the amendment;
•	the announcement of the combination pursuant to Rule 2.5 of the Takeover Rules;
•	the supplemental expenses reimbursement agreement;
•	annual reports to shareholders and Annual Reports on Form 10-K of Chiquita for the five years ended December 31, 2013;
•	annual reports and accounts of Fyffes for the five years ended December 31, 2013;
•	certain interim reports to stockholders and Quarterly Reports on form 10-Q of Chiquita;
•	certain interim reports of Fyffes;
•	certain publicly available research analyst reports for Chiquita and Fyffes;
•	certain internal financial analyses and forecasts for Chiquita and certain updated financial analyses and forecasts for Fyffes, in each case, prepared by Chiquita management and approved for Goldman Sachs’ use by Chiquita (which we refer to in this section as the “Forecasts”);
•	certain cost savings and operating synergies projected by Chiquita management to result from the combination as updated and approved for Goldman Sachs’ use by Chiquita (which we refer to in this section as the “Synergies”); and
•	certain net operating loss utilization forecasts for Chiquita on a standalone basis and following consummation of the combination, prepared by Chiquita management and approved for Goldman Sachs’ use by Chiquita (which we refer to in this section as the “NOL Forecasts”).

Goldman Sachs also held discussions with members of the senior managements of Chiquita and Fyffes regarding their assessment of the past and current business operations, financial condition and future prospects of Fyffes and with the members of senior management of Chiquita regarding their assessment of the past and current business operations, financial condition and future prospects of Chiquita and the strategic rationale for, and the potential benefits of, the combination; reviewed the reported price and trading activity for the Chiquita common shares and Fyffes ordinary shares; compared certain financial and stock market information for Chiquita and Fyffes with similar information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs, with Chiquita’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Chiquita’s consent that the Forecasts, the Synergies and the NOL Forecasts had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Chiquita. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Chiquita, Fyffes or ChiquitaFyffes or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs has assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the combination will be obtained without any adverse effect on Chiquita, Fyffes or ChiquitaFyffes or on the expected benefits of the combination in any way meaningful to its analysis. Goldman Sachs has assumed that the combination will be consummated on the terms set forth in the transaction agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Chiquita to engage in the combination, or the relative merits of the combination as compared to any strategic alternatives that may be available to Chiquita; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Fyffes and its affiliates) of Chiquita common shares, as of the date of the opinion, of the merger consideration pursuant to the transaction agreement. Goldman Sachs does not express any view on, and its opinion does not address, any other term or aspect of the transaction agreement or combination or any term or aspect of any other agreement or instrument contemplated by the transaction agreement or entered into or amended in connection with the combination, including the fairness of the combination to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Chiquita; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Chiquita, or class of such persons, in connection with the combination, whether relative to the merger consideration pursuant to the transaction agreement or otherwise. Goldman Sachs does not express any opinion as to the prices at which the shares of ChiquitaFyffes will trade at any time or as to the impact of the combination on the solvency or viability of Chiquita, Fyffes or ChiquitaFyffes or the ability of Chiquita, Fyffes or ChiquitaFyffes to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to Chiquita’s board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 24, 2014, the last trading day prior to the date on which Chiquita’s board of directors adopted the amendment to the transaction agreement, and is not necessarily indicative of current market conditions.

Selected Companies Analysis.  Goldman Sachs reviewed and compared certain financial and stock market information and public market multiples for Chiquita to corresponding financial and stock market information and public market multiples for the following publicly traded corporations in the agriculture and production industry:

•	Fyffes
•	Fresh Del Monte Produce Inc.

Although none of the selected companies is directly comparable to Chiquita, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Chiquita.

The financial and stock market information and public market multiples for Chiquita and the selected companies were based on information Goldman Sachs obtained from publicly available historical data and Institutional Brokers’ Estimate System, or “IBES,” estimates. The multiples were calculated using the applicable closing market prices noted below, and in the case of the 10 year median multiples, the applicable 10 year range of closing market prices, as of September 24, 2014.

With respect to Chiquita and the selected companies, Goldman Sachs calculated:

•	enterprise value as a multiple of estimated 2014 EBITDA for each of Chiquita (March 7, 2014 and August 8, 2014), Fyffes (as of March 7, 2014) and Fresh Del Monte (as of August 8, 2014);
•	enterprise value as a multiple of estimated 2015 EBITDA for each of Chiquita (March 7, 2014 and August 8, 2014), Fyffes (as of March 7, 2014) and Fresh Del Monte (as of August 31, 2014);
•	enterprise value as a multiple of the median of the last twelve months EBITDA estimates over the last 10 years for each of Chiquita, Fyffes, Fresh Del Monte and Dole; and
•	enterprise value as a multiple of the median of the one-year forward EBITDA estimates over the last 10 years for each of Chiquita, Fyffes, and Fresh Del Monte.

For purposes of these calculations, Goldman Sachs calculated an implied equity value for each company derived by multiplying the number of diluted outstanding shares or 10 year range of the number of diluted outstanding shares, as applicable, of that company as reported in its public filings by the company’s closing share price or 10 year range of closing share prices, as applicable, as of September 24, 2014. By adding the net debt amount of each company as reported in its public filings to the equity value or 10 year range of net debt amounts, as applicable, of such company derived from the foregoing calculations, Goldman Sachs determined an implied enterprise value for each company. The following table presents the results of these calculations:

EBITDA Multiple	Chiquita	Fyffes	Fresh Del Monte
2014E	6.6x/7.5x*	7.0x	8.5x
2015E	6.3x/6.3x*	6.8x	7.6x
10 Year Median Last Twelve Months	7.9x	5.7x	8.0x
10 Year Median One-Year Forward	7.1x	5.5x	7.4x
Enterprise Value	$1,143/1,103*	$372	$1,917
EBITDA
2014E	$173/147*	$53	$225
2015E	$181/175*	$54	$254

*	As of March 7, 2014/August 8, 2014

Illustrative Present Value of Future Stock Price Analysis.  Goldman Sachs performed an illustrative analysis of the implied present value of the future share price of ChiquitaFyffes, which is designed to provide an indication of the present value of a theoretical future value of Chiquita’s equity as a function of ChiquitaFyffes’s estimated future EBITDA and its assumed EBITDA trading multiple. For this analysis, Goldman Sachs used the Forecasts for fiscal years 2014 through 2016 for ChiquitaFyffes, including the Synergies.

Goldman Sachs calculated implied per share values for the ordinary shares of ChiquitaFyffes for each of the fiscal years 2015 and 2016 at (i) Chiquita’s pro forma ownership of ChiquitaFyffes of 59.6% and (ii) Chiquita’s pro forma ownership of ChiquitaFyffes of 50.7%. Goldman Sachs applied a range of enterprise-value weighted average EBITDA multiples for ChiquitaFyffes of 6.5x to 7.5x to the estimated EBITDA of ChiquitaFyffes for each of the fiscal years 2015 and 2016, respectively, provided in the Forecasts and including the Synergies. Goldman Sachs then discounted those values to December 31, 2014, using an illustrative discount rate of 12.0%, reflecting an estimate of the cost of equity for each of Chiquita and of ChiquitaFyffes. This analysis resulted in a range of implied present values per share of (i) $15.09 – $19.10 at Chiquita’s pro forma ownership of ChiquitaFyffes of 59.6% and (ii) $12.95 – $16.40 at Chiquita’s pro forma ownership of ChiquitaFyffes of 50.7%.

Illustrative Discounted Cash Flow Analysis.  Goldman Sachs performed an illustrative discounted cash flow analysis using the Forecasts for ChiquitaFyffes on a pro forma basis (including the Synergies) by using free cash flows for the years 2015 and 2016, assuming no cash taxes through 2016 per Chiquita management guidance, and illustrative terminal values as of the end of year 2016 calculated based on last twelve months enterprise value to EBITDA multiples ranging from 6.5x to 7.5x as applied to ChiquitaFyffes’ estimated terminal EBITDA including the Synergies. Goldman Sachs then discounted the free cash flows and ranges of illustrative terminal values to present values as of December 31, 2014, using discount rates ranging from 8.5% to 9.5%, representing estimates of the weighted average cost of capital of ChiquitaFyffes on a pro forma basis, to calculate a range of illustrative enterprise values. Goldman Sachs then subtracted pro forma net debt for ChiquitaFyffes as of December 31, 2014 (including the face value of Chiquita’s convertible debt) from the range of illustrative enterprise values for ChiquitaFyffes and then divided the resulting difference by the pro forma number of ChiquitaFyffes shares at (i) Chiquita’s pro forma ownership of ChiquitaFyffes of 59.6% and (ii) Chiquita’s pro forma ownership of ChiquitaFyffes of 50.7% to calculate an illustrative range of per-share present values of ChiquitaFyffes on a pro forma basis of (i) $16.15 – $19.57 at Chiquita’s pro forma ownership of ChiquitaFyffes of 59.6% and (ii) $13.86 – $16.80 at Chiquita’s pro forma ownership of ChiquitaFyffes of 50.7%.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Chiquita or Fyffes or the combination.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to Chiquita’s board of directors as to the fairness from a financial point of view of the merger consideration pursuant to the transaction agreement to the holders (other than Fyffes and its affiliates) of Chiquita common shares. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Chiquita, Fyffes, ChiquitaFyffes or Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arms-length negotiations between Chiquita and Fyffes and was approved by Chiquita’s board of directors. Goldman Sachs provided advice to Chiquita during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to Chiquita, Chiquita’s board of directors or that any specific exchange ratio constituted the only appropriate exchange ratio for the combination.

As described above, Goldman Sachs’ opinion to Chiquita’s board of directors was one of many factors taken into consideration by Chiquita’s board of directors in making its determination to approve the transaction agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Chiquita, Fyffes and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transactions contemplated by the transaction agreement. Goldman Sachs acted as financial advisor to Chiquita in connection with, and participated in certain of the negotiations leading to, the combination. Goldman Sachs has received fees and expects to receive additional fees for its services in connection with the combination, the principal portion of which is contingent upon consummation of the combination, and Chiquita has agreed to reimburse Goldman Sachs’ expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of Goldman Sachs’ engagement. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Chiquita and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as joint bookrunner with respect to the public offering of Chiquita’s 7.785% Senior Secured Notes due 2021 (aggregate principal amount $425 million) in January 2013. The Investment Banking Division of Goldman Sachs has received, or is due to receive, compensation for financial advisory and/or underwriting services provided directly to Chiquita and/or to its affiliates during the two year period ended September 24, 2014 of approximately $4.2 million. During the two year period ended September 24, 2014, Goldman Sachs has not been engaged by Fyffes or its affiliates to provide financial advisory and/or underwriting services for which the Investment Banking Division of Goldman Sachs has received compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Chiquita, Fyffes, ChiquitaFyffes and their respective affiliates which the Investment Banking Division of Goldman Sachs may receive compensation.

Chiquita’s board of directors selected Goldman Sachs as its financial advisor because Goldman Sachs is an internationally recognized investment banking firm that has substantial experience in transactions similar to the combination. Pursuant to a letter agreement, dated June 15, 2012, as extended on November 18, 2013, Chiquita engaged Goldman Sachs to act as financial advisor in connection with the combination. Pursuant to the terms of this engagement letter, Chiquita has agreed to pay Goldman Sachs a transaction fee of approximately $4 million, $0.3 million of which has been paid. In addition, Chiquita has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Update to Advice of Fyffes Financial Advisor Pursuant to Rule 3 of the Irish Takeover Rules

Fyffes has retained Lazard to act as its financial advisor and to advise the Fyffes board of directors in connection with the combination. Pursuant to Lazard’s engagement, Fyffes requested Lazard to provide advice to the Fyffes board of directors regarding the fairness and reasonableness of the terms of the combination solely for purposes of Rule 3 of the Irish Takeover Rules. At the meeting of the Fyffes board of directors on September 23, 2014, representatives of Lazard orally advised the Fyffes board of directors that, solely for purposes of Rule 3 of the Irish Takeover Rules, Lazard, having taken into account the commercial assessment of the Fyffes board of directors, considered the terms of the combination to be fair and reasonable. In rendering its advice, Lazard, which is authorised and regulated in the United Kingdom by the Financial

Conduct Authority, is acting exclusively for Fyffes and no one else in connection with the combination and will not be responsible to anyone else other than Fyffes for providing the protections afforded to clients of Lazard or for providing advice in relation to the combination or other matters referred to in the document.

Update to Interests of Certain Persons in the Combination

Chiquita

In the proxy statement/prospectus, Chiquita described certain interests of directors and executive officers in the proposed combination that are different from, or in addition to, the interests of Chiquita shareholders generally and which may create potential conflicts of interest. These interests, which have been updated for developments since the date of the proxy statement/prospectus, are described in more detail below, and with respect to named executive officers of Chiquita, are quantified in the tables below. The board of directors of Chiquita was aware of these interests and considered them, to the extent applicable at the time, when it adopted the transaction agreement, the amended transaction agreement and approved the business combination.

Conversion of Chiquita Shares held by Directors and Executive Officers of Chiquita Pursuant to the Combination

As a group, the Chiquita directors and executive officers currently beneficially own an aggregate of approximately 939,963 Chiquita common shares. Upon the completion of the combination, the directors and executive officers would receive, like all other Chiquita shareholders, one ChiquitaFyffes ordinary share for each such Chiquita common share. Dispositions of Chiquita common shares, if any, prior to the completion of the combination will change the amount of ChiquitaFyffes ordinary shares the directors and executive officers of Chiquita will receive in respect of their Chiquita common shares upon the completion of the combination.

Conversion of Chiquita Options

The Chief Executive Officer of Chiquita currently holds options to acquire 1,440,062 Chiquita common shares, at a per-share exercise price of $7.68, half of which are vested. Upon the completion of the combination, these options will be converted, on a one-for-one basis, into options to acquire ChiquitaFyffes ordinary shares, and shall otherwise have the same per-share exercise price and the same other terms and conditions as applied to the Chiquita option prior to the combination. No other Chiquita directors or executive officers hold options to acquire Chiquita common shares. The vesting of the unvested portion of these options will not be accelerated by the completion of the combination.

Conversion of Time-Vesting Chiquita Restricted Stock Units

The Chiquita executive officers held, as of June 30, 2014, time-vesting Chiquita restricted stock units as set forth in the table below. Each of these time-vesting restricted stock units will be converted into a time-vesting restricted stock unit with respect to a ChiquitaFyffes ordinary share and shall otherwise have the same other terms and conditions as applied to the time-vesting Chiquita restricted stock unit prior to the combination. The vesting of these restricted stock units will not be accelerated by the completion of the combination.

Name	Time-Vesting Chiquita Restricted Stock Units
Edward F. Lonergan	115,533
Brian W. Kocher	106,894
Rick P. Frier	47,638
Kevin R. Holland	85,795
Manuel Rodriguez	32,448
James E. Thompson	80,110

The treatment above will not be applied to a specified performance-based restricted stock unit awards held by certain Chiquita executive officers. These awards (with respect to 14,535 shares for each of Messrs. Holland, Thompson and Kocher and 9,690 shares for Rodriguez) will be paid out upon the completion (or, if earlier, upon their ordinary vesting date of February 24, 2015). For Mr. Kocher and Mr. Lonergan, the amount does not include shares described below under “— Retention Arrangements with Certain Chiquita Executive Officers” and under “— Renewal of Lonergan Agreement ”, respectively, beginning on page 21 of this supplement.

Conversion of Chiquita Performance-Vesting Restricted Stock Units

The Chiquita executive officers held, as of June 30, 2014, performance-vesting Chiquita restricted stock units as set forth in the table below, which also sets forth certain vesting information and the number of Chiquita shares accrued in respect of such restricted stock units. Each of these performance-vesting restricted stock units, but only if they are scheduled to vest after the actual completion date, will be converted into a time-vesting restricted stock unit with respect to a ChiquitaFyffes ordinary share, which will be scheduled to vest subject only to continued employment for the applicable vesting schedule, at the target level of performance (and shall otherwise have the same other terms and conditions as applied to the performance-vesting Chiquita restricted stock unit prior to the combination).

	Number of Shares Accrued (as of December 31, 2013) for Awards Scheduled to Vest in the Following Years,			Number of Shares That Will Vest Following Conversion (at Target) in the Following Years,
Name	2014	2015	2016(1)	2014	2015	2016(2)
Edward F. Lonergan	0	0	0	0	0	0
Brian W. Kocher	13,360	42,403	102,468	66,800	84,805	112,389
Rick P. Frier	0	40,171	56,402	0	80,342	56,150
Kevin R. Holland	10,931	33,476	87,002	54,655	66,951	96,791
Manuel Rodriguez	3,887	12,052	58,174	19,433	24,103	68,093
James E. Thompson	10,931	33,476	87,002	54,655	66,951	96,791
Total	42,109	161,578	391,048	195,543	323,152	430,214

(1)	For each of Messrs. Kocher, Holland, Rodriguez and Thompson includes 40,000 vested shares of a one-time performance-based award (PRSUs) of 50,000 shares. These awards have a performance period of three years and are earned based on the achievement of specific stock price triggers within the three year period. As of June 30, 2014, 80% of the award had been earned, subject to continued employment until May 2016.
(2)	For each of Messrs. Kocher, Holland, Rodriguez and Thompson includes 50,000 PRSU shares referenced in footnote (1).
(3)	Performance awards held by Mr. Lonergan are described below under “— Renewal of Lonergan Agreement”.

If the combination closes after December 31, 2014, then the number of shares vesting on December 31, 2014 will be determined based on performance-based metrics in effect for that award.

Retention Arrangements with Certain Chiquita Executive Officers

In connection with the combination, Chiquita has approved retention arrangements with certain of its executive officers. Brian Kocher has been granted a time-vesting retention stock award of 46,126 Chiquita common shares (which will be converted in the combination into an award with respect to ChiquitaFyffes ordinary shares) and which vest on the second anniversary of completion of the combination, subject to Mr. Kocher’s continued service (or, if earlier upon termination of his employment without cause). Mr. Kocher has also been granted a performance-vesting retention stock award of 46,126 Chiquita common shares (which will also be converted in the combination into an award with respect to ChiquitaFyffes ordinary shares). This grant will vest only upon attainment of performance objectives to be determined at the time the combination is completed, subject to Mr. Kocher’s continued service. In connection with award, Mr. Kocher has agreed to forfeit his retention stock awards if he terminates his employment for “good reason” under the Chiquita Executive Officer Severance Plan (described more fully below).

Chiquita has also agreed with Messrs. Holland and Thompson that in the event of any termination of either executive without cause following the completion of the combination and prior to the executive reaching retirement age, the executive will be deemed to be retirement eligible for purposes of Chiquita equity awards (entitling the executive to 100% vesting of time vesting awards).

Executive Officer Severance Plan

Chiquita maintains its Executive Officer Severance Pay Plan which applies to executive officers (other than Mr. Lonergan). Under this plan, any executive officer whose employment is terminated involuntarily for reasons other than cause (as defined in the plan), or who terminates his or her employment for “Good Reason” (also as defined in the plan) will generally be eligible to receive: a severance payment equal to the sum of the executive officer’s then-current annual base salary and target annual incentive; a pro rata annual incentive based on the applicable target incentive opportunity; twelve months of continuation of health care benefits; and outplacement services in accordance with Chiquita’s policy. In addition, the executive will be given one additional year of vesting of stock options and time-vesting restricted stock units. In connection with the combination, Chiquita has agreed that Mr. Frier’s benefits under the plan in the event of a qualifying termination in connection with the combination will include severance benefits equal to 150% of his base salary plus target bonus paid over 18 months; 18 months of benefit continuation; full vesting under the company’s deferred compensation plans and an additional 18 months of vesting credit on time-vesting equity awards.

The table below sets forth the estimated amount of the severance payments which would be made to each of the Chiquita executive officers under the Executive Officer Severance Pay Plan as currently in effect in the event that his employment was to be terminated in connection with the combination assuming that (i) the non-equity incentive award for 2014 will be paid out at 100% of target; (ii) all eligibility requirements were met and (iii) the triggering event took place on June 30, 2014, using the closing price of $10.85 per share on that date.

Name	Potential Severance Under Executive Officer Severance Pay Plan
Brian W. Kocher	$1,774,400
Rick P. Frier	$1,733,746
Kevin R. Holland	$1,528,399
Manuel Rodriguez	$1,084,561
James E. Thompson	$1,457,680

Under the Executive Officer Severance Pay Plan as amended, the amount of severance payments and benefits for Messrs. Holland, Rodriguez and Thompson would be approximately $2,689,923, $1,542,070 and $2,586,639 respectively, rather than the amounts set forth in the immediately preceding table.

Amendment of Executive Officer Severance Pay Plan

On September 5, 2014, the board of directors of Chiquita approved an amendment and restatement of Chiquita’s Executive Officer Severance Pay Plan. The amendment and restatement will be effective upon (and is subject to) the completion of the combination.

The amendment and restatement of the plan was done for the purpose of providing, on a temporary basis, severance protection to certain Chiquita executive officers during the one year period following completion of the combination that is comparable to the severance protection to be provided during that period to Mr. Thomas Murphy under the offer letter to Mr. Murphy (described more fully at pages 107 – 108 of the proxy statement/prospectus) and that would have been applicable under the change in control agreements of Chiquita (discussed below) in the event that the transaction had constituted a change in control, as defined in those agreements.

Prior to the amendment and restatement, the plan generally provided the following benefits upon a qualifying termination of employment (i.e., a termination by Chiquita without cause or by the executive for “good reason” (such as a relocation or certain compensation reductions)): a severance payment equal to the sum of the executive officer’s then-current annual base salary and target annual incentive; a pro rata annual incentive based on the applicable target incentive opportunity; twelve months of continuation of health care benefits; outplacement services and one additional year of vesting of stock options and time-vesting restricted stock units.

The amended and restated plan (which will be assumed by ChiquitaFyffes upon the completion of the combination) provides that if the employment of Kevin Holland, James Thompson or Manuel Rodriguez is

terminated during the one-year period commencing on the completion date under circumstances which would entitle the executive to severance benefits under the Plan, then the executive would be entitled to severance in an amount equal to two times the sum of the executive’s annual base salary and annual incentive target for the year of termination; a pro-rated annual incentive bonus for the period worked during the year of termination; vesting of all unvested equity awards (with options generally remaining exercisable for one year); outplacement services; reimbursement of legal fees in the event of a dispute; relocation expenses if the executive was abroad on a temporary assignment; accelerated employer contribution to retirement plans for year of termination; and full vesting of employer contributions to retirement plans (or a cash payment in lieu of such contributions or unvested amounts in the event that the contribution or vesting cannot be accomplished under law or the terms of the applicable plan).

After the initial one year period following the completion, the level of benefits payable under the plan will revert to the level that was in place prior to the amendment and restatement, except that the Chief Executive Officer of ChiquitaFyffes will be eligible to participate in the plan and the severance payable to the Chief Executive Officer will be equal to two times the sum of the Chief Executive Officer’s then-current annual base salary and target annual incentive. Following the completion, the plan may be amended to reduce benefits thereunder upon six months prior notice to the affected executives.

Lonergan Agreement

Chiquita is also party to an employment agreement with Mr. Lonergan. The employment agreement provides that upon a termination of Mr. Lonergan’s employment without cause or by Mr. Lonergan for Good Reason (as defined in the agreement), Mr. Lonergan will be entitled to payment of his base salary and target bonus for the remainder of the agreement’s term (which expires in October, 2014) and full vesting of all of his equity awards, with a one year period following the termination to exercise options, except that if such termination is after a change in control of the company (as defined below), he will have the full remaining term of the options in which to exercise. This structure results in a decreasing cash severance payment as the initial term progresses.

Renewal of Lonergan Agreement

On September 8, 2014, Chiquita entered into an amendment of Mr. Lonergan’s employment agreement which extends the term of the employment agreement through October 8, 2015 and provides there will be no further automatic extensions of the term. The amendment also provides that upon the completion of the combination, Mr. Lonergan’s employment will terminate (without the payment of severance) and he will become the non-executive Chairman of the ChiquitaFyffes board of directors. In that capacity, he will receive the same director remuneration provided to non-employee members of the ChiquitaFyffes board of directors, along with an annual fee of $100,000 in respect of his service as non-executive Chairman.

Pursuant to the amendment, Mr. Lonergan’s annual base salary will be $950,000 commencing on October 8, 2014. With respect to Mr. Lonergan’s 2014 annual bonus, if the combination or a change in control (as defined in the Employment Agreement) occurs prior to December 31, 2014, Chiquita will be entitled to pay Mr. Lonergan an amount equal to his target bonus (100% of his annual base salary) for the 2014 fiscal year. If the combination or a change in control occurs after December 31, 2014, the 2014 annual bonus will be determined based on actual company performance for 2014 under the 2014 annual bonus plan and will be paid when the 2014 bonuses are paid to other Chiquita senior executives. If the combination or a change in control occurs on or after January 1, 2015 and prior to October 8, 2015, Chiquita will be entitled to pay Mr. Lonergan a pro rata target bonus for the 2015 fiscal year. If the combination or a change in control does not occur on or prior to October 8, 2015, the 2015 annual bonus will be determined based on actual company performance for 2015 under the annual bonus plan, prorated based on the number of months of Mr. Lonergan’s employment from January 1, 2015 through October 8, 2015.

Under the amendment Mr. Lonergan has received a restricted stock unit award with a value of $1,080,000 and time-vesting annually over the three year period commencing on October 8, 2014 (subject to Mr. Lonergan’s continued employment or service on the ChiquitaFyffes board), which award will vest in full on October 8, 2015 if the combination is not completed on or before October 8, 2015. In addition, the amendment provides that Mr. Lonergan will receive a performance stock unit award having a value at target of $2,520,000 (and threshold opportunity of 75% of target and a maximum opportunity of 125% of target)

with a time-vesting period ending on October 8, 2015 and a performance period commencing on January 1, 2015 and ending on December 31, 2015. However, if the combination occurs prior to December 31, 2015, the performance goals will be deemed achieved at target and, if the combination is completed prior to October 8, 2015, the award will vest ratably over the three year period commencing on October 8, 2014 (subject to Mr. Lonergan’s continued service on the ChiquitaFyffes Board). If Mr. Lonergan ceases to serve on the ChiquitaFyffes board of directors for certain specified reasons (such as death, disability or failure of ChiquitaFyffes to re-nominate him for board service), then both awards will vest in full (at the target level of performance for the performance stock unit award).

Pursuant to the amendment, if upon or following a change in control (which would not include the combination), Mr. Lonergan’s employment is terminated for any reason other than cause or disability, or Mr. Lonergan terminates his employment for good reason (as defined in the employment agreement), he will receive the following: (1) a lump sum payment equal to the sum of (a) the annual base salary and (b) target bonus, (2) all then-unvested equity or equity-based awards will vest as if the target level performance had been achieved, and the awards will be canceled and settled in cash and (3) the continuation of welfare benefits for twelve months following the date of termination.

Annual Bonus Treatment

Each of the Chiquita executive officers is a participant in Chiquita’s annual bonus program with respect to 2014. The transaction agreement (and in the case of Mr. Lonergan, his amended employment agreement) provides that, in the event the combination is completed in 2014, 2014 annual bonuses will be paid out at the target level of performance at the time of the completion. If the closing occurs in 2015, the annual bonus for 2014 will be based on actual results and the 2015 bonus will be paid out at target, at the time bonuses are typically paid. The table below sets forth the target bonus for each of the Chiquita executive officers for 2014.

Name	2014 Annual Bonus Target
Edward F. Lonergan	$692,877	(1)
Brian W. Kocher	$364,000
Rick P. Frier	$353,500
Kevin R. Holland	$308,750
Manuel Rodriguez	$178,500
James E. Thompson	$288,000

(1)	Prorated for the period January 1 — October 8, 2014 in accordance with Mr. Lonergan’s employment agreement.

Payment of Director Deferred Compensation

Certain of Chiquita’s non-employee directors have vested deferred compensation balances which will be distributed in the event that the director does not continue as a director of ChiquitaFyffes following the completion of the combination. The directors and their account balances in stock units as of June 30, 2014 are set forth in the table below, and such amounts will vary in the ordinary course upon additional deferrals and changes in the underlying investments. Any deferred compensation balances which are not distributed will rollover, on a tax free basis, into a corresponding number of ChiquitaFyffes share units.

Name	Deferred Compensation Balance (in stock units)
Kerrii B. Anderson	1,766
Howard W. Barker, Jr.	60,812
Dr. Clare M. Hasler-Lewis	63,857
Craig E. Huss	4,086
Jeffrey N. Simmons	0
Steven P. Stanbrook	0
Ronald V. Waters, III	0

Quantification of Payments and Benefits to Chiquita’s Named Executive Officers

The following table and the related footnotes present information about the compensation payable to Chiquita’s named executive officers in connection with the proposed combination. The compensation shown in this table is subject to a vote, on a non-binding advisory basis, of the shareholders of Chiquita at the special meeting, as described herein in “Chiquita Shareholder Vote on Specified Compensation Arrangements” beginning on page 159 of the proxy statement/prospectus.

Renewal of Chiquita Change in Control Severance Agreements

Chiquita has entered into Change in Control Severance Agreements with its named executive officers who had similar agreements that had expired. The material terms of the agreements are the same as the prior form of Agreement filed as Exhibit 10.6 to Chiquita’s 10-Q for the quarter ended September 30, 2010, and summarized in Chiquita’s proxy statement for its 2014 annual meeting. The combination will not constitute a change in control for purposes of these agreements.

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for Chiquita’s named executive officers based on the combination, assuming that the combination was completed on June 30, 2014, and the named executive officers are terminated without cause on the day immediately following the completion. The actual amounts payable will depend on the date of termination and the terms of the agreements in effect at such time. More detail on the included payments and benefits are set forth above in the section entitled “— Update to Interests of Certain Persons in the Combination — Chiquita” beginning on page 20 of this supplement.

Golden Parachute Compensation — Chiquita

Name	Cash ($)(1)	Equity ($)(2)	Pension NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Tax Reimbursements ($)(5)	Other ($)	Total ($)
Edward F. Lonergan	2,293,151	4,397,652	—	11,093	—	—	6,701,896
Brian W. Kocher	1,248,000	3,791,240	—	60,810	—	—	5,100,050
Rick P. Frier	1,464,500	2,000,534	—	43,492	—	—	3,508,526
Kevin R. Holland	1,876,250	2,597,002	—	60,133	—	—	4,533,385
Manuel Rodriguez	1,249,500	935,921	—	44,952	—	—	2,230,373
James E. Thompson	1,824,000	2,556,672	—	60,713	—	—	4,441,385

(1)	This amount includes severance which would be payable under the Executive Officer Severance Pay Plan, as amended (or, in the case of Mr. Lonergan, under his employment agreement, as amended) as currently in effect in the event of a qualifying termination of his employment immediately following the completion of the combination.
(2)	This amount includes the value of unvested restricted stock units and unvested accelerated Long Term Incentive Plan Awards the vesting of which will be accelerated upon a qualifying termination immediately following the completion of the combination (based on a value per share of $10.85, the closing price of Chiquita’s common stock on June 30, 2014 (including in the case of awards issued after such date)).
(3)	Other than the additional vesting credit described above with respect to Mr. Frier’s benefits under the Executive Officer’s Severance Pay Plan, none of the named executive officers will be entitled to additional pension or non-qualified deferred compensation benefits in connection with the combination.
(4)	Reflects the value of post-termination benefits to be received by the executive under the Executive Officer Severance Pay Plan, as amended, in the event of a qualifying termination of employment immediately following completion of the combination. Includes $18,500 in outplacement services for each executive officer named above except for Mr. Lonergan and health and welfare benefits in the following amounts: Mr. Lonergan, $11,093; Mr. Kocher, $42,310; Mr. Frier, $24,992; Mr. Holland, $41,633; Mr. Rodriguez, $26,452; and Mr. Thompson, $42,213.
(5)	None of the named executive officers is entitled to a tax reimbursement or gross-up in respect of the payments described in the table.

Fyffes

In considering the recommendation of the board of directors of Fyffes, Fyffes shareholders should be aware that certain directors and officers of Fyffes will have interests in the proposed combination in addition to interests they might have as shareholders. These interests are described in the section entitled “The Combination — Interests of Certain Persons in the Combination — Fyffes” beginning on page 106 of the proxy statement/prospectus. The board of directors of Fyffes was aware of these interests and considered them when it adopted the amended transaction agreement and approved the business combination. As a group, the Fyffes directors and executive officers beneficially owned the same aggregate number of Fyffes ordinary shares, including shares underlying unexercised options, on September 30, 2014 as on June 30, 2014 and set forth in such section. Upon the completion of the transaction, the directors and executive officers would receive, like all other Fyffes shareholders, 0.1113 of a ChiquitaFyffes ordinary share for each such Fyffes ordinary share.

AMENDMENT TO THE TRANSACTION AGREEMENT

The following is a summary of certain material terms of the amendment and is qualified in its entirety by reference to the complete text of the amendment, which is incorporated into this supplement by reference and attached as Annex A to this supplement. This summary is not intended to provide you with any other factual information about Chiquita, Fyffes or ChiquitaFyffes. We urge you to read carefully the entire proxy statement/prospectus and this supplement, including the Annexes and the documents incorporated by reference. You should also review the section entitled “Update to Where You Can Find More Information” beginning on page 78 of this supplement.

ChiquitaFyffes Consideration to Fyffes Shareholders

Pursuant to the amendment, at the effective time of the scheme, each Fyffes share issued at or before 10:00 p.m., Irish time, on the last business day before the scheme becomes effective will be cancelled or transferred to ChiquitaFyffes and the holder thereof will receive 0.1113, rather than 0.1567, of a ChiquitaFyffes ordinary share, which will be duly authorized, validly issued, fully paid and non-assessable and free of liens and pre-emptive rights; provided that Fyffes shareholders will not receive any fractional shares of ChiquitaFyffes pursuant to the scheme. Such fractional shares will instead be aggregated and sold in the market by the exchange agent, with the net proceeds of any such sale distributed in cash pro rata to the Fyffes shareholders whose fractional entitlements have been sold.

Termination

The amendment provides that the amended transaction agreement may be terminated by Fyffes at any time prior to the time the scheme becomes effective in the event that the Chiquita shareholder approval has not been obtained on or prior to October 24, 2014. The other termination events remain unchanged, and are summarized in the proxy statement/prospectus under the heading “The Transaction Agreement — Termination” beginning on page 152 of the proxy statement/prospectus.

A vote “FOR” Chiquita Proposal 1 shall be deemed to be a vote “FOR” the transaction agreement as amended by the amendment.

SUPPLEMENTAL EXPENSES REIMBURSEMENT AGREEMENT

The following is a summary of certain material terms of the supplemental expenses reimbursement agreement and is qualified in its entirety by reference to the complete text of such document, which is incorporated into this supplement by reference and attached as Annex B to this supplement. We urge you to read carefully the expenses reimbursement agreement and the supplemental expenses reimbursement agreement.

Under the supplemental expenses reimbursement agreement, Chiquita has agreed to pay Fyffes an amount equal to 3.5% of the total value attributable to the issued share capital of Chiquita that is the subject of the merger calculated based on the closing price of the Chiquita shares on the business day immediately preceding the event giving rise to the payment obligation. Chiquita has agreed to so reimburse Fyffes if:

(i) the transaction agreement is terminated in any of the following circumstances:

•	by Fyffes because the board of directors of Chiquita or any committee thereof withdraws (or modifies in any manner adverse to Fyffes), or proposes publicly to do the same, its recommendation that the shareholders of Chiquita approve the scheme, unless in either case, the reason for such withdrawal or modification was in response to an intervening event that constitutes a material adverse effect on Fyffes;
•	by Fyffes because the board of directors of Chiquita approves, recommends, adopts or declares advisable, or proposes publicly to do the same, any Chiquita Alternative Proposal; or
•	by Chiquita, at any time prior to obtaining the Chiquita shareholder approval, in order to enter into any agreement providing for a Chiquita Superior Proposal; or

(ii) all of the following occur:

•	the transaction agreement is terminated by Fyffes for the reason that the Chiquita shareholder approval has not been obtained on or prior to October 24, 2014; and
•	a definitive agreement providing for a Chiquita Alternative Proposal is entered into within nine months after such termination.

REVISED IRREVOCABLE VOTING UNDERTAKING

Balkan Investment Company and certain of its subsidiaries (referred to collectively as the “Balkan Entities”) delivered on September 25, 2014 a Deed of Irrevocable Undertaking (referred to as the “revised irrevocable undertaking”) to Chiquita and ChiquitaFyffes in respect of an aggregate of 37,238,334 Fyffes ordinary shares beneficially owned by the Balkan Entities, which shares represent approximately 12.5% of Fyffes outstanding share capital as of that date, pursuant to which the Balkan Entities have confirmed and repeated the undertakings to vote all of such shares in favor of the scheme, as amended, and to not sell, transfer or otherwise dispose of the shares prior to the combination as amended becoming effective, subject to certain conditions as summarized in the proxy statement/prospectus under the heading “Irrevocable Voting Undertaking” beginning on page 157 of the proxy statement/prospectus.

REVISED SUPPORT LETTER

Fyffes received on September 25, 2014 a revised support letter dated September 23, 2014 on behalf of an affiliate of The InterTech Group, Inc. in relation to its entire holdings amounting to 39,034,612 Fyffes ordinary shares in the aggregate, representing approximately 13.1% of Fyffes outstanding share capital as of that date, confirming that so long as the Fyffes board of directors is supportive of the combination, as amended, or the amended transaction agreement is not otherwise terminated or materially modified as determined by the affiliate in its sole and absolute discretion, the affiliate will vote all of its Fyffes ordinary shares in favor of any proposal submitted to Fyffes shareholders to approve the combination, as amended. The affiliate reserves the right to sell or otherwise transfer any or all of its shares to a third party prior to effectiveness of the combination.

REVISED PROPOSAL WITH RESPECT TO CHIQUITA SHAREHOLDER VOTE ON AMENDED CHIQUITA STOCK AND INCENTIVE PLAN

As set forth in the proxy statement/prospectus, Chiquita is proposing that Chiquita’s shareholders approve an amendment of the Chiquita Stock and Incentive Plan (sometimes referred to below as the “Stock Plan” and, as proposed to be amended, the “Amended Chiquita Stock and Incentive Plan”), which amendment will be, subject to the approval of Chiquita shareholders, which amendment will be effective as of the date of the completion of the combination. Such shareholder approval of the Amended Chiquita Stock and Incentive Plan is not a condition to completion of the combination.

However, since the date on which the proxy statement/prospectus was originally mailed to shareholders, Chiquita's board of directors has determined to revise the previously proposed amendment to the Stock Plan to provide that, subject to the approval of Chiquita's shareholders, only an additional 1,070,000 Chiquita shares will be authorized for issuance under the Stock Plan (instead of the previously proposed addition of 2,500,000 Chiquita shares).

Subject to adjustment for changes in capitalization, the maximum number of Chiquita shares currently authorized for issuance under the Stock Plan is 10,525,926. Of such amount, a total of 1,385,182 Chiquita shares remained authorized and reserved for issuance under the Stock Plan as of June 30, 2014 (more detail on this calculation is set forth below). Shareholders are now being asked to approve the issuance of an additional 1,070,000 shares under the Stock Plan, for an overall maximum number of available shares under the Stock Plan of 11,595,926. Following the combination, the shares issuable under the Stock Plan will be ChiquitaFyffes ordinary shares and the number of such ChiquitaFyffes ordinary shares will equal (i.e., will be converted on a one for one basis) the number of Chiquita shares that were available under the Stock Plan. Shares issued pursuant to the exercise of Fyffes options converted into ChiquitaFyffes options in the combination will not reduce the number of shares available for grant under the Stock Plan.

As of June 30, 2014, we calculated Chiquita shares available for future grants as follows:

10,525,926	Maximum number of shares of common stock currently authorized for issuance under the Stock Plan
4,582,841	Shares already issued and outstanding as a result of prior grants
3,854,052	Shares cancelled and not available for reissuance
703,851	Shares subject to existing grants under the Stock Plan
1,385,182	Shares available for future grants (which number will increase to approximately 2,455,182 shares if the 1,070,000 additional shares are approved)

Chiquita’s board of directors believes the amendment to the Stock Plan will benefit ChiquitaFyffes for the following reasons:

•	The Stock Plan is expected to be the equity and equity-based compensation vehicle of ChiquitaFyffes following completion of the combination;
•	There are currently only 1,385,182 Chiquita shares available under the Stock Plan (as of June 30, 2014), which the Chiquita board of directors believes to be insufficient for the equity compensation needs of ChiquitaFyffes following the completion of the combination;
•	Available shares under the Stock Plan are expected to represent only 3.06% of ChiquitaFyffes outstanding ordinary shares upon completion of the combination; and
•	In order to address potential shareholder concerns regarding the number of options, stock appreciation rights or other stock awards which may be granted in future years, it is the intention of Chiquita and Fyffes that over the next three fiscal years (commencing on the date of the completion) ChiquitaFyffes will not grant a number of shares subject to options, stock appreciation rights or other stock awards to employees or nonemployee directors at an average annual rate greater than 2.77% of the number of shares of ChiquitaFyffes common stock that we believe will be outstanding over such three year period. For purposes of calculating the number of shares granted in a year, any full-value awards will count as equivalent to two shares.

Following completion of the combination, future grants under the Amended Chiquita Stock and Incentive Plan will be made at the discretion of the ChiquitaFyffes board of directors (or a committee or other delegate thereof) and thus the recipients, amounts and other terms and conditions of such awards are not determinable at this time. All of the 2,455,182 shares which will be available under the Stock Plan if shareholder approval is obtained may be granted as incentive stock options following the completion.

Equity Compensation Plan Information

The following table provides information as of June 30, 2014 regarding the number of shares of common stock that may be issued under Chiquita’s equity compensation plans.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	711,020	$n/a (1)	2,317,318 (2)
Equity compensation plans not approved by security holders(3)	1,555,595	$7.68	—
Total	2,266,615	$7.68	2,317,318

(1)	Includes time-vested restricted stock unit awards; no stock options are currently outstanding under the Stock Plan.
(2)	Includes 1,317,318 shares available for future issuance under the Stock Plan at June 30, 2014, with a sublimit of 342,500 shares available for future grants of stock appreciation rights. Also includes 1,000,000 shares issuable under the Employee Stock Purchase Plan; although we are authorized to issue new shares under this plan, we expect generally to make open market purchases.
(3)	These options and restricted stock unit award were granted pursuant to Mr. Lonergan's employment agreement as an inducement grant in accordance with NYSE rules.

Except as described above, Chiquita is not amending or revising the Amended Chiquita Stock and Incentive Plan Proposal (or the associated disclosure) previously included in the proxy statement/prospectus relating to a special meeting of the shareholders of Chiquita which was originally scheduled to be held on September 17, 2014. A vote “FOR” Chiquita Proposal 4 shall be deemed to be a vote “FOR” the Amended Chiquita Stock and Incentive Plan Proposal as amended by this supplement. As described in the proxy statement/prospectus, approval by shareholders is being sought in order to: (1) meet the shareholder approval requirements of the New York Stock Exchange with respect to authorization additional shares for issuance under the Stock Plan; (2) obtain approval of the material terms of the Stock Plan, including performance criteria and individual award limitations described below, for purposes of qualifying certain compensation under the Stock Plan as performance-based compensation under Section 162(m) of the Internal Revenue Code; and (3) permit any stock options which may be issued under the Stock Plan following the combination to qualify for treatment as incentive stock options for purposes of Section 422 of the Code.

UPDATE TO SELECTED HISTORICAL FINANCIAL DATA OF FYFFES

Fyffes is providing you with the following financial information to assist you in your analysis of the financial aspects of the combination. The consolidated financial data for the years ended December 31, 2013, 2012 and 2011 and as of December 31, 2013 and 2012 is derived from Fyffes audited consolidated financial statements which are included in the proxy statement/prospectus. The consolidated financial data for the years ended December 31, 2010 and 2009 and as at December 31, 2011, 2010 and 2009 is derived from Fyffes audited consolidated financial statements for those years, which are not included or incorporated by reference into the proxy statement/prospectus. The consolidated income statement data for the six months ended June 30, 2014 and 2013 and the consolidated balance sheet data as of June 30, 2014 have been derived from Fyffes unaudited consolidated interim financial statements which are included elsewhere in this supplement. The historical financial information in the table below has been prepared in conformity with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). Fyffes adopted IAS 19 Employee Benefits (2011) in 2013 for the first time. There were no significant acquisitions or dispositions of business operations during the years ended December 31, 2009 to 2013 or in the six months ended June 30, 2014, which materially affect the comparability. The information set forth below is only a summary that you should read together with the historical audited consolidated financial statements of Fyffes and the related notes and the unaudited interim financial statements, as well as the section titled “Update to Management’s Discussion and Analysis of Financial Condition and Results of Operations of Fyffes” beginning on page 33 of this supplement. Historical results are not necessarily indicative of any results to be expected in the future.

Consolidated Income Statement Data

	(Unaudited) Six months ended June 30,		Years Ended December 31,
(in thousands, except per share data)	2014	2013	2013	2012	2011	2010	2009
Group Revenue(1)	€490,240	€475,986	€835,753	€783,701	€659,045	€623,072	€598,103
Cost of Sales	(428,550)	(421,171)	(741,223)	(694,578)	(593,609)	(552,944)	(529,206)
Gross Profit	61,690	54,815	94,530	89,123	65,436	70,128	68,897
Distribution Expenses	€(13,100)	€(13,609)	€26,325	€25,347	€24,784	€23,977	€24,813
Administrative Expenses	(19,577)	(20,413)	(38,861)	(36,873)	(24,732)	(28,661)	(28,265)
Other Operating Expenses	—	(938)	(2,105)	(2,128)	(2,108)	(3,616)	(9,403)
Other Operating Income	342	344	1,173	1,869	1,833	1,408	10,640
Share of Profit/(Loss) of Joint Ventures	1,454	1,285	1,563	640	2,669	1.021	(1,264)
Share of (Loss) of Associate – Balmoral International Land Holdings plc	—	—	—	—	(5,856)	(8,255)	(27,884)
Exceptional Items	€(8,264)	—	—	—	—	—	—
Operating Profit/(Loss)	€22,545	€21,484	€29,975	€27,284	€12,458	€8,048	€(12,092)
Net Financial Income/(Expense)	€(314)	€(786)	€(1,296)	€(1,158)	€(725)	€71	€582
Profit/(Loss) Before Tax	€22,231	€20,698	€28,679	€26,126	€11,733	€8,119	€(11,510)
Income Tax (Charge)/Credit	(3,486)	(1,984)	(2,535)	(2,218)	(1,088)	(1,355)	1,338
Profit/(Loss) for Financial Year	€18,745	€18,714	€26,144	€23,908	€10,645	€6,764	€(10,172)
Earnings Per Share (euro cent)
Basic	€6.23	€6.20	€8.61	€8.00	€3.36	€2.09	€(3.10)
Diluted	€6.12	€6.13	€8.51	€8.00	€3.36	€2.09	€(3.10)
Dividend Per Share (euro cent) paid in the year	€1.49	€1.42	€2.10	€1.97	€1.805	€1.65	€1.55

	Six months ended June 30, 2014	Years Ended December 31,
(in thousands, except per share data)		2013	2012	2011	2010	2009
Non-Current Assets	€165,208	€153,198	€146,802	€151,558	€145,060	€145,014
Current Assets	153,749	163,968	168,307	144,359	130,171	130,159
Total Assets	€318,957	€317,166	€315,109	€295,917	€275,231	€275,173
Non-Current Liabilities	€(57,810)	€(48,828)	€(60,373)	€(62,453)	€(53,326)	€(46,367)
Current Liabilities	(104,872)	(119,432)	(118,258)	(96,970)	(72,926)	(75,049)
Total Equity	€156,275	€148,906	€136,478	€136,494	€148,979	€153,757
Cash and Cash Equivalents	34,069	30,997	38,424	25,265	37,560	42,633
Total Debt(2)	€(28,380)	€(30,560)	€(29,797)	€(26,554)	€(2,953)	€(7,822)

(1)	Group revenue excludes Fyffes share of its joint ventures revenue, which amounted to €246,493 in the year ended December 31, 2013 and €109,440 for the six months ended June 30, 2014, as such are not consolidated for IFRS or U.S. GAAP purposes.
(2)	Total debt includes obligations under finance leases.

UPDATE TO MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FYFFES

You should read the following discussion and analysis in conjunction with the group financial statements of Fyffes plc and the accompanying notes included elsewhere in this proxy statement/prospectus. The audited group financial statements of Fyffes plc for the years ended December 31, 2013, 2012 and 2011 and the unaudited group interim financial statements of Fyffes plc for the six months ended June 30, 2014 included elsewhere in this proxy statement/prospectus have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). The audited group financial statements of Fyffes plc for the years ended December 31, 2013, 2012 and 2011 presented in its annual reports for those years and the unaudited group interim financial statements of Fyffes plc for the six months ended June 30, 2014 were prepared in accordance with IFRS as endorsed by the EU. For the purposes of this proxy statement/prospectus, Fyffes plc adopted those accounting standards issued by the IASB but not endorsed by the EU for the relevant years. In particular, this included applying a number of accounting standards dealing with the treatment of subsidiaries and joint ventures on consolidation. The application of these additional accounting standards has not resulted in any material change to the group financial statements of Fyffes plc for those or earlier years. Unless the context implies otherwise, the term “Fyffes” refers to Fyffes plc and its consolidated subsidiaries.

Overview

The Company

Fyffes is a leading international importer and distributor of tropical produce. Fyffes is headquartered in Dublin, Ireland and has operations in Europe, the U.S., Central and South America and has begun operations in Asia. Fyffes activities include the production, procurement, shipping, ripening, distribution and marketing of bananas, pineapples and melons. Fyffes markets its produce under a variety of trademarks including the Fyffes® and Sol® brands and employs over 12,000 people worldwide.

Fyffes is currently listed on the Enterprise Securities Market, or ESM, in Dublin and the Alternative Investment Market, or AIM, in London.

Significant highlights for Fyffes for the year ended December 31, 2013 were as follows (the reconciliation of the non-GAAP performance measurements to the reported IFRS figures is set out in “Results of Operations “below):

•	Group revenue, excluding Fyffes share of revenues from joint ventures, up 6.6% to €836 million.
•	Adjusted EBITA (earnings before interest, tax and amortization charges) up 6.9% to €32.7 million. Operating profit up 9.9% to €30 million.
•	Adjusted fully diluted earnings per share (excluding amortization charges and related deferred tax credits) up 3.2% to €8.82 cents. Diluted earnings per share up 6.4% to €8.51 cents.

Segments

Fyffes is currently organized into two separate operating segments — its Tropical Produce segment and its Property segment.

The Fyffes Tropical Produce segment is a fully integrated distributor of tropical fresh produce, comprising three product categories — bananas, pineapples and melons, with bananas being the largest category both in terms of revenues and profits. The primary activities of this segment include the production, procurement, shipping, ripening, distribution and marketing of these products, all of which are produced in broadly the same geographic areas in Central and South America and distributed to Fyffes customers in Europe and the United States. Fyffes directly farms some of the produce it distributes, particularly in the pineapple and melon categories. The procurement, shipping, distribution and marketing activities for the banana and pineapple categories are managed centrally on a combined basis.

Fyffes management evaluates and monitors the Tropical Produce segment performance primarily based on Adjusted EBITA, which is believed to be the most appropriate measure of underlying performance. Adjusted EBITA is operating profit, excluding amortization charges on intangible assets and exceptional items, if any.

It includes Fyffes share of the results of its joint ventures on a similar basis, in contrast to the requirement under IFRS to report joint ventures’ results after interest charges and tax. A list of Fyffes significant joint ventures is included in Note 31 of the audited group financial statements, presented elsewhere in this proxy statement/prospectus. For a reconciliation of Adjusted EBITA to profit before tax see “Results of Operations” below.

The Fyffes Property segment is comprised of Fyffes 40% investment in Balmoral International Land Holdings plc, or “Balmoral,” which is an international property development company. Following a number of years of significant losses due to the difficulties in the international property sector, Fyffes wrote down its investment in Balmoral to a nominal value of €50,000 in 2011. Balmoral continues to actively manage its property assets. While Fyffes has not reported a share of profit or loss for Balmoral in either 2012 or 2013 or in the first half of 2014, it continues to treat its investment in Balmoral as a separate reportable segment in accordance with IFRS 8 Operating Segments, which states that, if a reportable segment falls below the relevant quantitative thresholds in the current period, but is expected to meet the criteria in future, it should continue to be treated as a reportable segment to maintain comparability.

For more information on Fyffes segment reporting, see Note 1 to the audited group financial statements included elsewhere in this proxy statement/prospectus.

Business Drivers

Key business drivers

The key drivers of short term performance in Fyffes Tropical Produce segment are:

•	selling prices;
•	cost of fruit;
•	shipping and fuel costs;
•	exchange rates; and
•	EU banana import duty.

These variables, together with operating costs and efficiencies and volume changes, are the key factors impacting Fyffes annual results, including Fyffes segment Adjusted EBITA. Given the significance of these factors, Fyffes short term performance can be difficult to predict and potentially volatile.

Selling prices

Fyffes earnings are significantly dependent on the selling prices obtained for tropical produce, which competes directly in any given market with other imported fresh produce and with local production when in season. Pricing is largely determined by market supply of, and demand for, tropical produce and competing fresh produce. Market demand is a function of population size, per capita consumption, the availability and quality of tropical produce, the availability, quality and price of locally produced or imported competing products and climatic and other general conditions in the marketplace. The global and individual country markets can be over-supplied from time to time. Excess supplies of tropical produce or competing fresh produce could lead to reduced selling prices for tropical produce and could have an adverse effect on Fyffes performance.

Cost of fruit

The cost of fruit produced directly by Fyffes primarily consists of cultivation, harvesting, packaging, labor, depreciation and farm administration expenses. Fyffes produces all of the melons and more than 50% of the pineapples and manages farms producing approximately 5% of the bananas it sells. The cost for fruit sourced from independent growers consists of procurement and packaging expenses. These third-party procurement costs are generally fixed annually under long-term supply agreements. Variations in production costs or yields, in key farm input costs or third-party procurement costs can have a significant impact on Fyffes cost of sales and profit margins. If these costs increase, Fyffes may not be able to pass on the full impact of these higher costs to customers or there may be a time lag in doing so.

Shipping and fuel costs

Shipping and fuel are among Fyffes principal costs. Fyffes does not own any ships but charters a number of dedicated refrigerated vessels, for which Fyffes retains responsibility for operating costs, including bunker fuel. Fyffes transports additional volume on a container service. Fyffes also pays port costs at both the ports of loading and discharge. When these logistics costs increase, Fyffes may not be able to pass on the full impact of these higher costs to customers or there may be a time lag in doing so. In addition, an extended interruption in Fyffes ability to ship or distribute its products could have an adverse effect on Fyffes performance. While Fyffes believes it is adequately insured and would attempt to transport its products by alternative means if there was an interruption due to strike, natural disasters or otherwise, Fyffes cannot be sure that it would be able to do so or be successful in doing so in a timely and cost-effective manner.

Exchange Rates

Fyffes primary input costs, fruit, shipping and fuel, are routinely denominated in U.S. Dollars while most sales, other than in its U.S. melon business, are made in euro and Sterling. While a significant portion of Fyffes distribution and marketing businesses are based in Eurozone economies, it also has significant operations in the United Kingdom and, as a result, the consolidated balance sheet is exposed to Sterling currency fluctuations. In addition, Fyffes has substantial production and procurement operations in Central and South America and selling and distribution businesses in the United States. Although from time to time Fyffes may engage in foreign currency hedging transactions, there can be no assurance that those hedging transactions will be sufficient to protect against adverse exchange rate fluctuations, which could have an adverse effect on Fyffes profits. These currency risks are monitored by Fyffes Treasury Committee on an ongoing basis and managed as deemed appropriate by utilizing a combination of spot and forward foreign currency contracts and, from time to time, foreign currency options. Fyffes balance sheet is also exposed to currency fluctuations relating to Fyffes net investment in its overseas non-euro denominated operations. Depending on the scale of the transaction, Fyffes may finance its overseas investments through foreign currency borrowings to hedge this exposure. Post-acquisition, these overseas businesses generally fund their operations locally. Further information on Fyffes exchange rate exposure is included under “Quantitative and Qualitative Disclosures about Market Risk” below and in Note 28 to Fyffes audited group financial statements, included elsewhere in this proxy statement/prospectus.

EU banana import duty

The banana import tariff system that has been in effect in the European Union since 2006 was modified in 2009, when the European Union entered into an agreement with certain Latin America banana exporting countries to settle the long running WTO dispute over banana import tariffs. Under this 2009 agreement, the European Union will gradually reduce import tariffs on bananas from Latin America on an annual basis until 2019. The duty rate of €132 per metric ton in 2013 will be reduced to €114 per metric ton by 2019 as follows: 2014-€132, 2015-€132, 2016-€127, 2017-€122, 2018-€117 and 2019 €114. In addition, the EU has entered into Free Trade Agreements with a number of South and Central American countries. Under these bilateral trade agreements, import duties on bananas will fall progressively to €75 per metric ton by 2020. Fyffes may have to pass some of the benefit of these reductions in import duty to both its customers and suppliers. It is therefore not possible to predict how much Fyffes will retain of these reductions in duty.

Other factors affecting Fyffes results

Adverse weather conditions and product quality

Adverse weather and other unfavorable conditions for tropical produce production can affect crop size and quality. In extreme circumstances, entire harvests may be lost in specific geographic areas. These factors can increase costs, decrease revenues and lead to additional charges to earnings which, from time to time, may have an adverse effect on Fyffes business. Similarly, serious quality issues and in particular deliberate or accidental contamination could have a significant impact on revenue. Fyffes geographic spread of production and procurement helps mitigate these risks.

Risks of operating internationally

Fyffes operations are in part dependent upon activities and investments in jurisdictions outside of the European Union. Although Fyffes aims to co-operate with, and invest only in, countries that are politically stable, these operations and investments are subject to risks that are inherent in operating in certain foreign countries, including political changes and economic crises, which may lead to significant changes in the business environment, and economic downturns, political instability, war or civil disturbances, which may disrupt individual markets. Fyffes believes that the countries in which it operates are politically stable. Fyffes also operates some of its businesses through joint ventures in which its rights to control business decisions is limited.

Credit and liquidity risk

Fyffes has detailed procedures for monitoring and managing the credit risk related to its trade receivables. Further details on these procedures are included under “Quantitative and Qualitative Disclosures about Market Risk “below. Increased credit losses on Fyffes trade receivables would reduce its profitability. Cash and short term bank deposits are generally invested with institutions of the highest credit rating or state guaranteed institutions, with limits on amounts held with individual banks at any one time. It is also Fyffes policy to have adequate undrawn facilities available at all times to cover unanticipated financing requirements. Liquidity issues, including having insufficient cash resources, would impact Fyffes ability to fund its operations and to grow its business. The maximum exposure to credit risk is represented by the carrying amount of the financial assets in the balance sheet.

Interest rate risk

Fyffes balance sheet contains both interest bearing assets and interest bearing liabilities. In general, the approach employed by Fyffes to manage its interest rate exposure is to maintain the majority of its cash, short term bank deposits and interest bearing borrowings on floating rates. Rates are generally fixed for relatively short periods in order to match funding requirements while being able to benefit from opportunities due to movements in longer term rates. An increase in interest rates would increase Fyffes financing costs and reduce its profitability.

Recent Trends

Fyffes performance each year is affected by the impact of changes in the key business drivers set out above, including selling prices, input costs and exchange rates.

As stated, selling prices are driven mainly by supply and demand for Fyffes tropical produce and other competing fruits, but also by Fyffes ability to consistently meet its customers’ requirements, including the reliability and quality of Fyffes service. Selling prices in the banana category are a mixture of fixed priced deals and weekly spot pricing. Annual fixed pricing has traditionally been a feature in the UK retail market, while the Continental European banana market has traditionally been a weekly spot market. There has been a trend in recent years towards fixed pricing by some customers in Continental Europe, although usually for relatively short periods.

Pricing in the weekly spot market for bananas experiences significant seasonal variation each year, being typically stronger in the first half of the year when production is more constrained by weather in the production regions and weaker in the second half when production is more plentiful but demand is lower due to the availability of locally produced competing fruits. As a result, Fyffes profits in the banana category each year tend to be weighted towards the first half of the year. Fyffes melon business is also seasonally weighted to the first half of the year as it is focused on imports in the months when significant melon production is not possible in the U.S.

The cost of Fyffes produce which, as noted earlier, includes production costs when Fyffes is the grower and third-party procurement costs when Fyffes is not, have been increasing year over year driven by higher labor costs, higher farm input costs and the appreciation of local Central and South American currencies against the U.S. Dollar. Other factors, including logistics and fuel costs, packaging costs and the U.S. Dollar exchange rates against the euro and Sterling, have been variable. To counteract the overall cost inflation experienced by the industry in recent years, Fyffes has been very focused on its operational efficiency and, in particular, in 2011 Fyffes reconfigured its shipping arrangements which reduced its overall logistics costs.

The vast majority of Fyffes third-party sourced fruit is procured under long-term supply arrangements with independent producers. Typically pricing and volumes are agreed upon annually in advance under these arrangements. It is not possible to predict how fruit costs will change in 2015 and subsequent years, when these arrangements are renegotiated at the end of 2014. Details of Fyffes purchase commitments for the year ended December 31, 2014 under these arrangements are included in the table of contractual obligation section below. In relation to its logistics requirements, Fyffes uses a combination of four chartered refrigerated ships under a three year lease ending on December 31, 2014 and a separate three year arrangement, originally ending on December 31, 2014 but recently extended to December 31, 2015, to lease space on a container shipping service. It is not possible to predict how Fyffes shipping costs for 2015 and subsequent years will change following the ending of these deals. The commitments under both of these arrangements are also included in the table of contractual obligations below.

Turnover of customer relationship is a limited feature in the industry. While Fyffes has experienced some customer losses in recent years, overall Fyffes has successfully grown its business organically over that period. In addition, while there may be temporary time lags which can impact Fyffes short term performance, market pricing overall has been increasing in response to the cost inflation being experienced in the industry. The combination of these factors has resulted in Fyffes achieving a strong increase in its operating profits in the five years from 2008 to 2013. There is no certainty that Fyffes will be able to continue to replace customer losses in the future or that market prices will always increase in response to higher input costs.

Critical Accounting Policies and Significant Estimates

Fyffes set out the most significant accounting policies, judgments and estimates in its audited group financial statements included elsewhere in this proxy statement/prospectus. The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. The estimates and underlying assumptions are reviewed on an ongoing basis. The additional discussion below addresses only Fyffes most significant accounting policies and judgments.

Impairment of non-financial assets

The carrying amounts of Fyffes assets, other than biological assets (which are stated at fair value), inventories (which are carried at the lower of cost and net realizable value) and deferred tax assets (which are recognized based on recoverability), are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, an impairment test is carried out and the asset is written down to its recoverable amount as appropriate. Significant judgment may be involved in estimating the recoverable amount based on expected future cash flows expected to be generated from the relevant non-financial asset (see below). Goodwill and intangible assets with an indefinite useful life are tested for impairment at each balance sheet date.

The recoverable amount of an asset is the greater of its fair value less cost of sale and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash-generating unit to which the asset belongs. Further details of the approach to the annual impairment review in relation to Fyffes intangible assets are set out in Note 10 of its audited group financial statements included elsewhere in this proxy statement/prospectus.

Impairment losses are recognized in the income statement. Impairment losses recognized in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to cash-generating units and then to reduce the carrying amount of the other assets in the unit on a pro rata basis.

An impairment loss, other than in the case of goodwill, is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

Retirement benefits obligations

Obligations for contributions to defined contribution pension schemes are recognized as an expense in the income statement as services from employees are received. Under such schemes, Fyffes has no obligation to make further contributions to these schemes beyond the contracted amounts. Prepaid contributions are recognized as an asset to the extent that service has not yet been received. The defined benefit pension asset or liability in the balance sheet comprises the total for each plan of the present value of the defined benefit obligation less any past service cost not yet recognized and less the fair value of plan assets (measured at bid value) out of which the obligations are to be settled directly.

The liabilities and costs associated with Fyffes defined benefit pension schemes are assessed on the basis of the projected unit credit method with the assistance of professionally qualified actuaries and are arrived at using actuarial assumptions based on market expectations at the balance sheet date. The discount rates employed in determining the present value of the schemes’ liabilities are determined by reference to market yields at the balance sheet date on high-quality corporate bonds of a currency and term consistent with the currency and term of the associated post-employment benefit obligations. Judgment is involved in selecting the appropriate discount rate and other key assumptions. The expected increase in the present value of scheme liabilities arising from employee service in the current or prior periods is recognized in arriving at operating profit or loss together with the expected returns on the schemes’ assets and the increase during the period in the present value of the schemes’ liabilities arising from the passage of time. Differences between the expected and the actual return on plan assets, together with the effect of changes in the current or prior year assumptions underlying the liabilities are recognized in other comprehensive income.

When the benefits of a defined benefit scheme are changed, the related income or expense is recognized immediately in the income statement as a past service cost. Settlements and curtailments trigger immediate recognition of the consequent change in obligations and related assets in the income statement.

Full details of the movements in the assets and liabilities of Fyffes defined benefit pension scheme during the financial years ended December 31, 2013 and 2012 and the assumptions applied are set out in Note 25 of its audited group financial statements included elsewhere in this proxy statement/prospectus.

Property, plant and equipment

Land and buildings are recognized at fair value with the increase in the value of any property reflected in revaluation gains in the statement of comprehensive income. The fair value is based on market value, being the estimated amount for which a property could be exchanged in an arm’s length transaction. Significant judgment may be involved in determining the fair value of properties where there are limited comparable transactions. Further details on how these fair values are determined are set out in Note 9 of Fyffes audited group financial statements, included elsewhere in this proxy statement/prospectus.

Biological assets

Certain of Fyffes subsidiaries involved in the production of fresh produce recognize biological assets, which includes agricultural produce due for harvest on plantations. Biological assets are stated at fair value less estimated point of sale costs, with any resultant gain or loss recognized in the income statement. Judgment is involved in estimating the fair value of biological assets and details of the approach taken in this regard are set out in Note 14 of Fyffes audited group financial statements included elsewhere in this proxy statement/prospectus. Point of sale costs include all costs that would be necessary to sell the assets.

Goodwill

Goodwill represents amounts arising on acquisition of subsidiaries, joint ventures and associates. In respect of business acquisitions that have occurred between 1 January 2004 and 1 January 2010, goodwill represents the difference between the cost of the acquisition and the fair value of the net identifiable assets acquired. Transaction costs, other than those associated with the issue of debt or equity securities, which Fyffes incurred in connection with business combinations prior to 1 January 2010 were capitalized as part of the cost of the acquisition. In respect of acquisitions prior to this date, goodwill is included on the basis of its deemed cost, i.e., original cost less accumulated amortization since acquisition up to December 31, 2003, which represents the amount recorded under Irish GAAP. Fyffes elected under IFRS 1, at the date of transition to IFRS, not to apply IFRS 3, Business Combinations to previous transactions and therefore the reclassification and accounting treatment of business combinations that occurred prior to 1 January 2004 was not reconsidered in preparing Fyffes opening IFRS balance sheet at 1 January 2004. The basis for measurement of goodwill on acquisitions after 1 January 2010 is set out in the accounting policy for business combinations (set out in Fyffes significant accounting policies in the audited group financial statements, included elsewhere in this proxy statement/prospectus). Goodwill is allocated to cash generating units and is not amortized but is tested annually for impairment at a consistent time each year. Impairment testing involves significant judgment and is addressed in a separate accounting policy below. Goodwill is now stated at cost or deemed cost less any accumulated impairment losses. In respect of joint ventures and associates, the carrying amount of goodwill is included in the carrying amount of the investment.

Provisions

A provision is recognized in the balance sheet when Fyffes has a present legal or constructive obligation as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation and the amount of the provision can be measured reliably. If the effect is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. Fyffes balance sheet at December 31, 2013 includes provisions in respect of deferred contingent acquisition consideration and a legal obligation to the Trustee of the Merchant Navy Officers Pension Fund (MNOPF) in the UK, amounting to an aggregate of €5.6 million (2012: €16.8 million). Full details of these provisions and the movements during 2013 and 2012 are set out in Note 21 of Fyffes audited group financial statements included elsewhere in this proxy statement/prospectus.

EU Competition investigation

In 2008, the European Commission published its Decision following the conclusion of its investigation into the supply of bananas in the Northern European region of the EEA. No adverse findings were made against Fyffes and no fine imposed on it.

At the same time, the European Commission found Fyffes German joint venture, Weichert and Del Monte jointly and severally liable for a fine of €14.7 million for breaches of Article 81 of the Treaty of Rome and Article 53 of the European Economic Area (EEA) Agreement relating to the supply of bananas to the Northern European region of the EEA, in the period 1 January 2000 to December 31, 2002. Fyffes acquired its 80% interest in Weichert from Del Monte on 1 January 2003. The Commission found that Weichert was controlled by Del Monte throughout the period covered by the Decision.

Proceedings in relation to this matter are continuing. Weichert continues to assert that it did not breach EU Competition regulations. Based on legal advice, Weichert provided for a net exceptional charge of €3.7 million in its 2008 accounts in this regard. While Fyffes has no liability in this matter, Fyffes Income Statement in 2008 reflected Fyffes 80% share of the net exceptional charge recognized in Weichert’s accounts, amounting to €2.9 million, on a prudent basis.

Recent IFRS Accounting Pronouncements

The following new standards were adopted by Fyffes for the first time in 2013.

•	IFRS 10 Consolidated Financial Statements (effective 1 January 2013);
•	IFRS 11 Joint Arrangements (effective 1 January 2013);
•	IFRS 12 Disclosure of Interests in Other Entities.
º	IASB also issued IAS 27 Separate Financial Statements (2011), which supersedes IAS 27 (2008) and IAS 28 Investments in Associates and Joint Ventures (2011), which supersedes IAS 28 (2008) (effective 1 January 2013);
•	Amendments to IAS 1: Presentation of Items of Other Comprehensive Income
•	IFRS 13 Fair Value Measurement
•	IAS 19 Employee Benefits (2011)

•	Amendments to IFRS 7 Financial instruments: Disclosures — Offsetting Financial Assets and Financial Liabilities
•	IFRS 2009 – 2011 Cycle Improvements

The impact of each is set out below.

Amendments to IAS 1: Presentation of Items of Other Comprehensive Income

As a result of the amendments to IAS 1, Fyffes has modified the presentation of items of other comprehensive income in its consolidated Statement of Comprehensive Income, to present separately items that may be reclassified to profit or loss in the future from those that would never be reclassified. Tax impacts have also been so allocated. Comparative information has been re-presented accordingly. The adoption of the Amendment to IAS 1 has no impact on the recognized assets, liabilities and comprehensive income of Fyffes.

IFRS 13 Fair Value Measurement

IFRS 13 establishes a single framework for measuring fair value and making disclosures about fair value measurements, when such measurements are required or permitted by other IFRSs. It defines fair value as the price at which an orderly transaction to sell an asset or to transfer a liability would take place between market participants at the measurement date.

In the case of non-financial assets measured at fair value, the requirement is to fair value on a “highest and best use” basis which refers to the maximum value of the asset, considering potential uses that are physically possibly, legally permissible and financially feasible. It also includes various clarifications on the fair value measurement of financial instruments.

IFRS 13 also replaces and expands the disclosure requirements regarding fair value measurements in other IFRS, including IFRS 7 Financial Instruments: Disclosures. Accordingly, Fyffes has included additional disclosures in this regard (see Note 28 of the group financial statements presented elsewhere in this proxy statement/prospectus).

In accordance with the transitional provisions of IFRS 13, Fyffes has applied the new fair value measurement guidance prospectively and has not provided comparative information for the new disclosures. The new standard had no significant impact on the measurement of Fyffes assets and liabilities.

IAS 19 Employee Benefits (2011)

Fyffes adoption of IAS 19 Employee Benefits (2011) changed its basis for determining the income or expense related to defined benefit plans. As a result of the change, Fyffes now determines the net interest expense on the net pension deficit for the period by applying the discount rate used to measure the defined benefit obligation at the beginning of the period to the net deficit at the beginning of the period.

It then takes into account any changes in the net deficit during the period as a result of contributions and benefit payments. The net interest on the net deficit comprises (i) interest expense on the defined benefit obligation and (ii) interest income on plan assets. Previously, Fyffes determined interest income on plan assets based on their expected long-term rate of return. In addition, IAS 19 (2011) states that only the costs of managing plan assets reduce the return on plan assets, thereby requiring any other administration costs to be treated as an expense within profit or loss.

Consolidation Standards

Regarding IFRS 10 Consolidated Financial Statements, IFRS 11 Joint Arrangements, IFRS 12 Disclosure of Interests in Other Entities, IAS 27 Separate Financial Statements (2011), which supersedes IAS 27 (2008) and IAS 28 Investments in Associates and Joint Ventures (2011), which supersedes IAS 28 (2008):

IFRS 10 establishes a new control-based model for consolidation that replaces the existing requirements of both IAS 27 and SIC-12 Consolidation — Special Purpose Entities. Under the new requirements an investor controls an investee when (i) it has exposure to variable returns from that investee, (ii) it has the power over relevant activities of the investee that affect those returns, and (iii) there is a link between that power and those variable returns. The standard includes specific guidance on the question of whether an entity is acting as an agent or principal in its involvement with an investee. Also, it is worth noting that the assessment of control is based on all facts and circumstances and is reassessed if there is an indication that there are change in those facts and circumstances.

IFRS 11 replaces IAS 31 Interests in joint ventures and SIC-13 Jointly-controlled entities —  non-monetary contributions by venturers. IFRS 11 classifies joint arrangements as either joint operations or joint ventures and focuses on the nature of the rights and obligations of the arrangement. The predecessor standard, IAS 31, focused to a greater extent on the legal form to determine the presence of “jointly controlled entities” (JCEs) which would then have been equity accounted or proportionately consolidated. IFRS 11 may result in some of these JCEs, instead being seen as joint operations which will be subject to (as at present) line-by-line accounting of the underlying assets and liabilities, when additional factors (other than legal form) are taken into account. All investee entities determined under the new criteria to be “joint ventures” will be equity accounted for, with the option for the investor to proportionally consolidate being removed from the new standard.

IFRS 12 sets out more comprehensive disclosures relating the nature, risks and financial effects of interests in subsidiaries, associates, joint arrangements and unconsolidated structured entities. Interests are widely defined as contractual and non-contractual involvement that exposes an entity to variability of returns from the performance of the other entity or operation.

IAS 27 carries forward the existing accounting and disclosure requirements for separate financial statements; the requirements of IAS 28 and IAS 31 for separate financial statements have been incorporated in IAS 27. IAS 28 previously discussed how to apply equity accounting to associates in consolidated financial statements. The revised IAS 28 continues to include that guidance but it is now extended to also apply that accounting to entities that qualify as joint ventures under IFRS 11.

The application of these new consolidation standards has had no impact in the accounting treatment of Fyffes subsidiaries, associate and joint ventures.

The following new standards were adopted by Fyffes for the first time in the six months ended June 30, 2014.

•	Offsetting Financial Assets and Financial Liabilities (Amendment to IAS 32)
•	Recoverable Amount Disclosures, IAS 36
•	Amendments to IAS 39 Novation of Derivatives and Continuation of Hedge Accounting
•	IFRIC 21 Levies

The application of the above new standards had no impact on the condensed interim financial statements for the six months ended June 30, 2014.

New standards not yet effective

The following new standards were not yet effective for Fyffes 2013 financial statements, but will be applied where relevant, from their effective dates.

•	Defined Benefit Plans: Employee Contributions (Amendments to IAS 19)
•	Annual improvements to IFRSs 2010 – 2012 Cycle
•	Annual improvements to IFRSs 2011 – 2013 Cycle
•	Annual improvements to IFRSs 2012 – 2014 Cycle
•	Amendments to IFRS 11: Accounting for acquisitions of interests in Joint Operations
•	IFRS 14: Regulatory Deferral Accounts
•	Amendments to IAS 36 and IAS 38: Clarification of acceptable methods of depreciation and amortization
•	IFRS 9 Financial Instruments (2009, and subsequent amendments in 2010 and 2013)
•	IFRS 15: Revenue from contracts with customers

•	Agriculture: Bearer plants (Amendments to IAS 16 and IAS 41)
•	Sale or contribution of assets between an investor and its associate or its joint venture (proposed amendments to IFRS 10 and IAS 28)

Fyffes has not adopted these standards early; instead it will apply them from their effective dates as determined by the IASB. Fyffes is still reviewing the impact of the upcoming standards to determine their impact.

Results of Operations

Fyffes is organized into two operating segments. Fyffes primary segment is Tropical Produce in which Fyffes sources and distributes three product categories — banana, pineapples and melons. Fyffes other segment is Property, through its ownership of a 40% investment in Balmoral, an international property development company. As explained earlier, Fyffes wrote down its investment in Balmoral in 2011 to a negligible value. As a result, while Balmoral continues to trade, Fyffes has not included any share of revenue or profits for Balmoral in its consolidated income statement in the six months ended June 30, 2014 or 2013. The analysis of Revenue and Operating Profit below therefore relates entirely to Fyffes Tropical Produce segment, including comments on Fyffes performance in each of the three product categories.

The key performance measure for Fyffes Tropical Produce segment is Adjusted EBITA. As a result, the commentary under Operating Profit below is based on Adjusted EBITA. A reconciliation of Adjusted EBITA to Fyffes reported Profit before Tax is provided below.

Fyffes may pay transaction bonuses and retention bonuses of $1,000,000 and $300,000 respectively to certain of its employees on completion of the combination. These amounts have not been accrued in Fyffes financial statements for the year ended December 31, 2013 or the six months ended June 30, 2014 as they are contingent upon the closing of the combination and will represent an expense of ChiquitaFyffes post-completion. These payments will not have a material impact on the results of ChiquitaFyffes.

Six months Ended June 30, 2014 Compared to Six months Ended June 30, 2013

	Unaudited	Unaudited
	Six months ended June 30,
	2014 €’000	2013 €’000	Increase/ Decrease €’000	Change %
Group revenue	490,240	475,986	14,254	3.0%
Cost of sales	(428,550)	(421,171)	(7,379)	1.8%
Gross profit	61,690	54,815	6,875	12.5%
Distribution costs	(13,100)	(13,609)	509	(3.7)%
Administrative expenses	(19,577)	(20,413)	836	(4.1)%
Other operating expenses	—	(938)	938	(100)%
Other operating income	342	344	(2)	(0.6)%
Share of profit of joint ventures after tax	1,454	1,285	169	13.2%
Exceptional charges	(8,264)	—	(8,264)	NM (1)
Operating profit	22,545	21,484	1,061	4.9%
Net financial expense	(314)	(786)	472	(60.1)%
Profit before tax	22,231	20,698	1,533	7.4%
Income tax expense	(3,486)	(1,984)	(1,502)	75.7%
Profit for the period	18,745	18,714	31	0.2%
Non-controlling interests	(186)	(284)	98	(34.5)%
Profit attributable to equity shareholders	18,559	18,430	129	0.7%
Earnings per share – euro cent
Basic	6.23	6.20	0.03	0.5%
Diluted	6.12	6.13	(0.01)	(0.2)%

(1)	NM — Percentages not considered meaningful

Revenue

Group revenue, excluding Fyffes share of its joint ventures’ revenue, amounted to €490 million for the six months ended June 30, 2014, an increase of €14 million, or 3%, compared to €476 million in the six months ended June 30, 2013. Sales were higher in each of the Group’s product categories, driven mainly by organic volume growth and partly offset by lower average prices. In the six months ended June 30, 2014 Fyffes banana category revenue increased by €7 million, or 2%, as compared to the six months ended June 30, 2013, primarily due to a 2% organic increase in volumes to 23 million boxes, combined with a positive mix variance due to an increase in sales of higher priced ripened bananas compared to green bananas, partly offset by a reduction in average selling prices of circa 2%. Sales in Fyffes melon category increased by €4 million, or 4%, in the six months ended June 30, 2014, as compared to the six months ended June 30, 2013, primarily due to organic volume growth of 9% off-set in part by a 2% decrease in average selling prices and an adverse impact resulting from the translation of U.S. dollar denominated revenues into euro. Sales in Fyffes pineapple category increased by €3 million, or 7%, in the six months ended June 30, 2014, as compared to the six months ended June 30, 2013, primarily due to 13% higher volumes, partly offset by a 4% decrease in average prices. Fyffes has achieved significant organic volume growth in recent years, particularly in the banana and melon categories and remains ambitious to continue this trend. However, there can be no certainty that it will be able to continue this organic volume growth in future years.

Cost of sales

Cost of sales increased by €7 million, or 1.8%, to €429 million in the six months ended June 30, 2014, compared to €421 million in the six months ended June 30, 2013. Gross margin was higher at 12.6% in the six months ended June 30, 2014, compared to 11.5% in the six months ended June 30, 2013. Fruit costs, comprising third party purchases and own production costs (in the case of the pineapple and melon categories) and logistics costs, comprising the costs of chartering dedicated refrigerated ships, hiring space on container ships and bunker fuel, combined represent approximately 90% of Fyffes total cost of sales in the period. Fruit costs accounted for €6 million of the total €7 million increase in cost of sales period on period in the six months ended June 30, 2014, primarily due to organic volume growth in each of Fyffes product categories, combined with a low single digit percentage increase in underlying fruit costs in the banana category. Total logistics costs increased by €1 million in the period due to higher volumes, partly offset by a 4% reduction in fuel costs.

Distribution costs, administrative expenses and exceptional charges

Distribution costs and administrative expenses in six months ended June 30, 2014 decreased by 4.0% as compared to the six months ended June 30, 2013. In the six months ended June 30, 2014, Fyffes recognized a €8.3 million exceptional charge in respect of professional fees and related costs incurred to date in connection with its combination with Chiquita Brands International, Inc., including US$0.5 million which became payable to Lazard on signing of the transaction agreement and announcement of the combination on March 10, 2014. Contingent upon consummation of the combination, Fyffes has agreed to pay Lazard an additional US$3.5 million for its services, which will be fully expensed by Fyffes in its pre-acquisition income statement, assuming completion of the combination.

Operating profit

	Six months ended June 30,
	2014 €’000	2013 €’000	Increase/Decrease €’000	Change %
Reconciliation of Adjusted EBITA
Profit before tax per Income Statement	22,231	20,698	1,533	7.4%
Adjustments
Group share of tax charge of joint ventures	550	545	5	0.9%
Amortization of intangible assets	—	938	(938)	(100.0)%
Exceptional charges	8,264	—	8,264	NM (1)
Net financial expense	314	786	(472)	(60.1)%
Net financial expense – share of joint ventures	111	95	16	16.8%
Adjusted EBITA – Tropical Produce Division	31,470	23,062	8,408	36.5%

(1)	NM — Percentages not considered meaningful

Fyffes delivered a strong result in the six months ended June 30, 2014, with Adjusted EBITA up 36.5% to €31.5 million as compared to the six months ended June 30, 2013, driven mainly by positive exchange rates and a very good performance in the melon category. The key drivers of Fyffes short term performance in its tropical produce operations, and its banana category in particular, are average selling prices, exchange rates and the costs of fruit, shipping and fuel, all of which can result in volatility in period over period profitability.

Fyffes achieved a satisfactory result in the banana category in the six months ended June 30, 2014, with profits ahead of the same period in 2013 despite a slow start. Fyffes grew its banana volumes modestly in the first half. Exchange rates were positive during the period due to the weakness of the US Dollar. Much of this benefit was absorbed in lower average selling prices, particularly in the weekly spot market in Continental Europe. Costs were marginally lower during the period, with higher fruit prices offset by lower logistics and other import charges.

Fyffes delivered a good result in the pineapple category in the six months ended June 30, 2014, mainly due to a strong performance in its farming operations, with higher yields and lower costs. This was partly due to an acceleration in crop growth caused by cold weather early in the year and will result in lower volumes in the second half. Selling prices were lower year on year due to excess market volumes, although this was largely offset by positive exchange rates, as in the banana category.

Fyffes US melon business performed strongly in the six months ended June 30, 2014, driven mainly by further successful organic volume growth. Average selling prices were slightly down on last year. Costs continued to be well managed with lower farming and logistics charges and a reduction in the provision for certain non-trading items.

Property Segment

Balmoral International Land Holdings plc (“Balmoral”), in which Fyffes has a 40% shareholding recently reported its 2013 full year results. These showed a small profit for the first time since 2007 and Fyffes share of its net assets increased to €0.6m from €0.4m at the end of last year. Fyffes has elected to leave the carrying value of its investment in Balmoral unchanged at €50,000 until there is further certainty regarding the longer term outlook in the international property sector.

Total operating profit

Total operating profit for the six months ended June 30, 2014, after the exceptional charge of €8.3 million, amortization charges and joint ventures tax charges, amounted to €22.5 million, compared to €21.5 million in the six months ended June 30, 2013.

Financial expense

Net interest expense in the Fyffes subsidiary companies in the six months ended June 30, 2014 amounted to €0.3m, €0.5m lower than in the six months ended June 30, 2014. This reduction mainly reflects lower non-cash discounting charges on the Fyffes deferred consideration liabilities and other provisions following the significant pay down in these liabilities in 2013. Fyffes share of the interest expense in its joint ventures was unchanged at €0.1m in the period.

Profit before tax

Profit before tax, after the exceptional charge of €8.3 million, amounted to €22.2 million in the six months ended June 30, 2014, compared to €20.7 million in the six months ended June 30, 2013.

Taxation

The provision for income tax in respect of the six months ended June 30, 2014 amounted to €3.5 million, equivalent to a rate of 15.7%, compared to a provision of €2.0 million, or a rate of 9.6%, in the six months ended June 30, 2013. The increase in the tax rate in the six months ended June 30, 2014 is due to no tax benefit being recognized on the €8.3 million exceptional transaction costs expensed in the period. The tax charge for the period based on profits excluding these charges is equivalent to a rate of 13.0% which is based, in accordance with IAS 34, on the estimated tax rate expected to be applied in the full year 2014.

Earnings per share

The calculation of diluted earnings per share is set out below. Diluted earnings per share amounted to €6.12 cent in the six months ended June 30, 2014, a decrease of 0.2% as compared to the same period in the prior year.

	Six months ended 30 June
	2014 €’000	2013 €’000
Calculation of Diluted EPS
Profit before tax	22,231	20,698
Statutory tax charge	(3,486)	(1,984)
Non-controlling interests	(186)	(284)
Earnings for calculation of Diluted EPS	18,559	18,430
Weighted average no. of shares (diluted) (thousands)	303,211	300,416
Diluted EPS – cent	6.12	6.13

Results of Operations

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

	2013 €’000	2012 €’000	Increase/(Decrease) €’000	Change %
Group revenue	835,753	783,701	52,052	6.6
Cost of sales	(741,223)	(694,578)	(46,645)	(6.7)
Gross profit	94,530	89,123	5,407	6.1
Distribution costs	(26,325)	(25,347)	(978)	(3.9)
Administrative expenses	(38,861)	(36,873)	(1,988)	(5.4)
Other net operating expenses	(932)	(259)	(673)	NM (1)
Share of profit of joint ventures after tax	1,563	640	923	144.2
Share of result of Balmoral International Land Holdings plc	—	—	—	NM (1)
Operating profit	29,975	27,284	2,691	9.9
Net financial expense	(1,296)	(1,158)	(138)	(11.9)
Profit before tax	28,679	26,126	2,553	9.8
Income tax expense	(2,535)	(2,218)	(317)	(14.3)
Profit for the financial year – continuing operations	26,144	23,908	2,236	9.4
Non-controlling interests	(524)	(126)	(398)	NM (1)
Profit attributable to equity shareholders	25,620	23,782	1,838	7.7
Earnings per share – euro cent
Basic	8.61	8.00	0.61	7.6
Diluted	8.51	8.00	0.51	6.4

(1)	NM — Percentages not considered meaningful

Revenue

Group revenue, excluding Fyffes share of its joint ventures’ revenue, amounted to €836 million in the year ended December 31, 2013, an increase of €52 million, or 6.6%, compared to €784 million in the year ended December 31, 2012. The increase in revenue in the year ended December 31, 2013 was driven primarily by further organic growth in Fyffes banana and melon categories combined with higher prices in the banana and pineapple categories mainly as a result of the inflationary impact of higher input costs. Specifically, Fyffes banana category revenue increased by €46 million, or 8%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012, primarily due to a 7% organic increase in volumes to 45 million boxes, combined with a marginal increase in average selling prices of less than 1%. Sales in Fyffes melon category increased by €5 million, or 4%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012, primarily due to strong organic volume growth of 18%, partly offset by an 8% reduction in average selling price. Finally, sales in Fyffes pineapple category increased by €1 million, or 2%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012, primarily due to a 4% increase in average prices, partly offset by 3% decrease in volumes. Fyffes has achieved significant organic volume growth in recent years, particularly in the banana and melon categories, however, there can be no certainty that it will be able to continue this organic volume growth in future years.

Cost of sales

Cost of sales increased by €47 million, or 6.7%, to €741 million in 2013, compared to €695 million in 2012. Gross margin was marginally lower at 11.3% in 2013, compared to 11.4% in the previous year. Fruit costs, comprising third party purchases and own production costs (in the case of the pineapple and melon categories) and logistics costs, comprising the costs of chartering dedicated refrigerated ships, hiring space on container ships and bunker fuel, combined represent approximately 90% of Fyffes total cost of sales. Fruit costs accounted for €40 million of the total €47 million increase in cost of sales year on year in 2013. This increase was mainly driven by the organic volume growth in each of Fyffes product categories, combined with a mid-single digit percentage increase in underlying fruit costs in the banana category. Total logistics costs increased by €8 million in 2013 again due to higher volumes, partly offset by a 7% reduction in fuel costs and shipping efficiencies achieved.

Distribution costs and administrative expenses

Distribution costs increased by €1 million, or 3.9%, to €26 million in 2013 compared to €25 million in the previous year. There were no individually significant changes in the components of distribution costs in 2013, with the increase mainly due to the higher volumes year on year. Administrative expenses increased by €2 million, or 5.4%, in 2013 to €39 million compared to €37 million in the previous year. Included in administrative expenses in both years are various non-trading charges, including litigation and similar costs. These costs were €4 million lower in 2013 than in 2012. As a result, the underlying increase in administrative expenses in 2013 was €6 million, mainly due to higher compensation costs including incentive payments and pension costs.

Operating profit

Reconciliation of Adjusted EBITA	2013 €’000	2012 €’000	Increase/(Decrease) €’000	Change %
Profit before tax (above)	28,679	26,126	2,553	9.8
Adjustments
Group share of tax charge of joint ventures	1,091	908	183	20.2
Amortization of intangibles (incl share of joint ventures)	1,333	2,217	(884)	(39.9)
Net financial expense	1,296	1,158	138	11.9
Net financial expense – share of joint ventures	255	133	122	NM	(1)
Adjusted EBITA – Tropical Produce Division	32,654	30,542	2,112	6.9

(1)	NM — Percentages not considered meaningful.

Building on the very strong increase in operating profits achieved in 2012, Fyffes increased its Adjusted EBITA by a further €2.1 million, or 6.9%, in the year ended 31 December 2013 to €32.7 million, compared to €30.5 million in the year ended 31 December 2012. The key drivers of performance in the Group’s tropical produce operations are average selling prices, exchange rates and the costs of fruit, shipping and fuel, all of which can result in variability in year on year profitability. How these factors impacted Fyffes results year on year is covered in the commentary below on the performance of each of its three product categories.

Fyffes achieved a broadly satisfactory performance in the banana category in the year ended 31 December 2013, with profits slightly down on the very strong result in the previous year. The industry experienced further significant inflation in the cost of fruit during 2013, continuing a multi-year pattern. There was also an unfavorable movement in exchange rates year on year, due to the strength of the U.S. dollar particularly relative to Sterling. The impact of these adverse factors was partly offset by lower logistics costs, as a result of the reduction in fuel costs and further shipping efficiencies. In addition, Fyffes achieved further successful organic growth in the banana category in 2013, with new and existing customers. Market conditions were broadly positive during the year ended 31 December 2013, with slightly higher average selling prices driven by the increase in fruit costs and adverse exchange rates.

Fyffes delivered an improved result in the pineapple category in the year ended 31 December 2013. Production costs were higher year on year due to the ongoing work to integrate the farm acquired during the first half of the year which adjoins Fyffes existing pineapple operations in Costa Rica. In addition, as in the banana category, exchange rates had a negative impact on performance in the year. However, market conditions were generally more positive throughout the year due to improved stability in supply volumes. Fyffes own farms accounted for 56% of Fyffes total pineapple volumes in the year.

Fyffes U.S. melon business delivered a satisfactory result in the year ended 31 December 2013. Favorable weather in the production regions during the key import season, in the first half of the year, resulted in improved yields and lower production costs. This also contributed to a significant increase in import volumes, consolidating Fyffes position in this category in the U.S. Average selling prices were down on the very strong prices achieved in the previous year, mainly due to the increase in total import volumes.

Property Segment

Balmoral, in which Fyffes has a 40% shareholding, reported its final results for the year ended 31 December 2012 in August 2013. These showed a further reduction in its net assets, with Fyffes share amounting to €0.4 million. Fyffes wrote down its investment in Balmoral to €50,000 in 2011. As a result, Fyffes did not recognize any further share of Balmoral’s losses as its share of Balmoral’s net assets exceeds this €50,000 carrying value. Balmoral has not yet reported its results for the year ended 31 December 2013.

Total operating profit

Total operating profit for the year ended 31 December 2013, which is the Adjusted EBITA less amortization charges and Fyffes share of joint ventures interest and tax, amounted to €30 million, an increase of €2.7 million, or 9.9% from the prior year.

Financial expense

Net financial expense in the year ended December 31, 2013 amounted to €1.3 million, an increase of €0.1 million, or 11.9%, compared to €1.2 million in the year ended December 31, 2012. Excluding non-cash interest costs of €0.8 million (2012: €0.7 million) relating to the discounting of deferred acquisition consideration and other provisions, cash interest expense amounted to €0.5 million in the year ended December 31, 2013, unchanged from the previous year. Fyffes share of the net financial expense of its joint ventures was €0.3 million in the year ended December 31, 2013, an increase of €0.1 million, compared to €0.1 million in the previous year.

Profit before tax

Profit before tax for the year ended December 31, 2013 amounted to €28.7 million, an increase of €2.6 million, or 9.8%, compared to €26.1 million in the year ended December 31, 2012, reflecting a reduction in amortization charges and the increase in Adjusted EBITA.

Taxation

The provision for income tax in respect of 2013 amounted to €2.5 million, equivalent to a rate of 8.8%, compared to a provision of €2.2 million, equivalent to a rate of 8.5%, in the prior year. A full reconciliation of the tax provision for the three years ended December 31, 2013 to the standard 12.5% corporation tax rate in Ireland is provided in Note 6 of Fyffes audited financial statements included elsewhere in this proxy statement/prospectus. The key movements giving rise to the €0.3 million increase in the tax provision in 2013 included a €0.7 million reduction in the benefit arising from differences in tax rates resulting from a change in the geographic mix of profits year on year, less an incremental €0.4 million credit arising from the finalization of the prior year estimated tax provision net of increases in deferred tax not previously recognized.

Non-controlling interests

The non-controlling interests share of profit after tax for the year ended December 31, 2013 amounted to €0.5 million, an increase of €0.4 million, compared to €0.1 million in the year ended December 31, 2012.

Earnings per share

The calculation of diluted earnings per share is set out below. Diluted earnings per share amounted to €8.51 cents in the year ended December 31, 2013, an increase of 6.4%, compared to the reported €8.00 cents in the year ended December 31, 2012. This increase reflects the 9.8% increase in profit before tax less the impact of the higher tax and non-controlling interests charges and a higher number of shares due to the diluting effect of share options as a result of the increase in Fyffes share price.

Calculation of Diluted EPS	2013 €’000	2012 €’000
Profit before tax	28,679	26,126
Statutory tax charge	(2,535)	(2,218)
Non-controlling interests	(524)	(126)
Earnings for calculation of Diluted EPS	25,620	23,782
Weighted average no. of shares (diluted)	301,078	297,390
Diluted EPS – cent	8.51	8.00

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

	2012 €’000	2011 €’000	Increase/(Decrease) €’000	Change %
Group revenue	783,701	659,045	124,656	18.9
Cost of sales	(694,578)	(593,609)	(100,969)	(17.0)
Gross profit	89,123	65,436	23,687	36.2
Distribution costs	(25,347)	(24,784)	(563)	(2.3)
Administrative expenses	(36,873)	(24,732)	(12,141)	(49.1)
Other net operating expenses	(259)	(275)	16	5.8
Share of profit of joint ventures after tax	640	2,669	(2,029)	(76.0)
Share of result of Balmoral International Land Holdings plc	—	(5,856)	5,856	NM (1)
Operating profit	27,284	12,458	14,826	119.0
Net financial expense	(1,158)	(725)	(433)	(59.7)
Profit before tax	26,126	11,733	14,393	122.7
Income tax expense	(2,218)	(1,088)	(1,130)	(103.9)
Profit for the financial year – continuing operations	23,908	10,645	13,263	124.6
Non-controlling interests	(126)	189	(315)	NM (1)
Profit attributable to equity shareholders	23,782	10,834	12,948	119.5
Earnings per share – euro cent
Basic	8.00	3.36	4.64	138.1
Diluted	8.00	3.36	4.64	138.1

(1)	NM — Percentages not considered meaningful.

Revenue

Group Revenue, excluding Fyffes share of its joint ventures’ revenue, amounted to €784 million for the year ended December 31, 2012, an increase of €125 million, or 18.9%, as compared to €659 million for the year ended December 31, 2011. The strong increase in turnover in the year ended December 31, 2012 was driven by further organic growth in each of Fyffes product categories, combined with price inflation.

Specifically, Fyffes banana category revenue increased by €75 million, or 15%, for the year ended December 31, 2012 as compared to the year ended December 31, 2011, primarily due to a 12% organic increase in volumes to 42 million boxes, combined with a 3% increase in average selling prices. Sales in Fyffes melon category increased by €40 million, or 46%, for the year ended December 31, 2012 as compared to the year ended December 31, 2011, with strong organic volume growth of 20%, combined with a 7% increase in average selling price. Finally, sales in Fyffes pineapple category increased by €10 million, or 16%, in the year ended December 31, 2012 as compared to the year ended December 31, 2011, with volumes 15% higher, combined with a marginal increase in average prices of less than 1%. Fyffes has achieved significant organic volume growth in recent years, particularly in the banana and melon categories, however, there can be no certainty that it will be able to continue this organic volume growth in future years.

Cost of sales

Cost of sales increased by €101 million, or 17%, to €695 million in 2012, compared to €594 million in 2011. The increase in cost of sales was less than the increase in revenue and as a result, gross margin increased to 11.4% in 2012, compared to 9.9% in the previous year. Fruit costs, comprising third party purchases and own production costs (in the case of the pineapple and melon categories) and logistics costs, comprising the costs of chartering dedicated refrigerated ships, hiring space on container ships and bunker fuel, combined represent approximately 90% of Fyffes total cost of sales. Fruit costs accounted for €74 million of the total €101 million increase in cost of sales year on year in 2012. This increase was mainly driven by the significant organic volume growth in each of Fyffes product categories, combined with a low single digit increase in the underlying cost of fruit in the banana category. Total logistics costs increased by €26 million in 2012 again due to higher volumes in each product category, combined with a 7% increase in fuel costs. These increases were partly offset by efficiencies achieved from a change in Fyffes logistics into Europe, where roughly half of Fyffes volumes were switched to a container shipping service commencing in 2012.

Distribution costs and administrative expenses

Distribution costs increased by €0.6 million, or 2.3%, to €25.3 million in 2012 compared to €24.8 million in the previous year. There were no individually significant changes in the components of distribution costs in 2012, with the increase mainly due to the higher volumes noted above. Administrative expenses increased by €12.1 million, or +49%, in 2012 to €36.9 million compared to €24.7 million in the previous year. Included in administrative expenses in both years are various non-trading charges and credits including litigation and similar costs and, in 2011, the recovery of advances to growers which had been provided in earlier years. These items gave rise to incremental net charges of €7.8 million in 2012 compared to 2011. As a result, the underlying increase in administrative expenses in 2012 was €4.3 million, mainly due to higher compensation costs including the impact in administrative costs of the expansion of Fyffes farming activities in the pineapple and melon categories.

Operating profit

	2012 €’000	2011 €’000	Increase/ (Decrease) €’000	Increase/ (Decrease) %
Reconciliation of Adjusted EBITA
Profit before tax (above)	26,126	11,733	14,393	122.7
Adjustments
Share of Balmoral loss and impairment charge	—	5,856	(5,856)	NM (1)
Group share of tax charge of joint ventures	908	949	(41)	(4.3)
Amortization of intangibles (incl share of joint ventures)	2,217	2,939	(722)	(24.6)
Net financial expense	1,158	725	433	59.7
Net financial expense – share of joint ventures	133	228	(95)	(41.7)
Adjusted EBITA – Tropical Produce Division	30,542	22,430	8,112	36.2

(1)	NM — Percentages not considered meaningful.

Fyffes achieved a strong increase in operating profits in the year ended December 31, 2012, driven primarily by further operational efficiencies and organic growth, particularly in the banana category. Adjusted EBITA amounted to €30.5 million for the year ended December 31, 2012, an increase of €8.1 million, or 36.2%, as compared to €22.4 million for the year ended December 31, 2011.

Fyffes performed strongly in the banana category in the year ended December 31, 2012. The industry experienced continued cost inflation in the year, with higher fruit and fuel costs. In addition, there was a significant adverse movement in exchange rates in 2012 due the strength of the U.S. dollar, particularly relative to the euro. The impact of these negative factors was mitigated by the significant operational efficiencies Fyffes achieved in the year, including the reconfiguration of certain parts of its shipping logistics. Fyffes also achieved further organic growth in the banana category in the year ended December 31, 2012, with new and existing customers, reflecting its service level capabilities and relative competitiveness. Market conditions were broadly favorable in 2012, particularly during the second half of the year in the weekly priced Continental market. Higher average selling prices were driven by a number of factors including higher costs, unfavorable exchange rates and supply constraints as a result of weather and other production issues in a number of key growing regions. Fyffes recognized an impairment charge of €2.8 million in 2012 against certain tropical production assets in the banana category.

In the pineapple category, Fyffes reported a small operating profit for the year ended December 31, 2012, slightly down from the previous year. Fyffes made some progress in the category in 2012, with volume growth in the mid-teens in percentage terms, combined with reductions in fruit and shipping costs. However, as in the banana category, exchange rates had a significant adverse impact in the year. In addition, trading conditions were less favorable in the second half of the year due to excess market volumes. Fyffes own pineapple plantations accounted for 42% of Fyffes total pineapple volumes in the year.

Fyffes melon operations delivered a strong underlying trading result in the year ended December 31, 2012, with continued volume growth as a result of the additional production assets acquired in the second half of 2011 and early 2012. Trading conditions were generally favorable in the 2011/12 U.S. import season, due to supply constraints and warmer winter weather. Revenues were strongly ahead as a result of the combination of volume growth, higher average prices and a translation benefit. Operating costs in the category were higher for the year ended December 31, 2012, as a result of increased shipping and fuel costs, with more fruit now being discharged on the West Coast and North East of the U.S., and higher production costs, including labor and depreciation.

Property Segment

Balmoral, in which Fyffes has a 40% stake, had not yet reported its 2012 results at the date of publication of Fyffes results for the year ended December 31, 2012. Fyffes share of Balmoral losses in 2011 amounted to €5.9 million, including an impairment provision to write down the carrying value of its investment to €50,000. Should Balmoral report additional losses, the maximum impact for Fyffes would be a further write down of its investment from €50,000 to €nil. If Balmoral reports profits, Fyffes could consider recognizing its share of such profits.

Total operating profit

The total operating profit, which is the Adjusted EBITA of €30.5 million less amortization charges and Fyffes share of joint ventures interest and tax, amounted to €27.3 million for the year ended December 31, 2012, compared to €12.5 million in the previous year (which included the €5.9 million Balmoral losses).

Financial expense

Net financial expense in Fyffes subsidiary companies amounted to €1.2 million for the year ended December 31, 2012, an increase of €0.4 million, or 59.7%, as compared to €0.7 million for the year ended December 31, 2011. Excluding non-cash interest costs of €0.7 million (2011: €1.1 million) relating to the discounting of deferred acquisition consideration and other provisions, cash interest expense amounted to €0.5 million for the year ended December 31, 2012 as compared to interest income of €0.4 million for the year ended December 31, 2011, reflecting lower average cash balances and lower interest rates year on year. Fyffes share of the net financial expense of its joint ventures was €0.1 million for the year ended December 31, 2012, a slight decrease as compared to €0.2 million for the year ended December 31, 2011.

Profit before tax

Profit before tax amounted to €26.1 million for the year ended December 31, 2012, an increase of €14.4 million, or 122.7%, as compared to €11.7 million for the year ended December 31, 2011, mainly reflecting the €8.1 million increase in Adjusted EBITA and the €5.9 million Balmoral losses and impairment charge reported in 2011.

Taxation

The provision for income tax in respect of 2012 amounted to €2.2 million, equivalent to a rate of 8.5%, compared to a provision of €1.1 million, equivalent to a rate of 9.3% in the prior year. A full reconciliation of the tax provision for the three years ended December 31, 2013 to the standard 12.5% corporation tax rate in

Ireland is provided in Note 6 of Fyffes audited financial statements included elsewhere in this proxy statement/prospectus. The key movement giving rise to the €1.1 million increase in the tax provision in 2012 included a €1 million reduction in the benefit arising from differences in tax rates resulting from a change in the geographic mix of profits year on year.

Non-controlling interests

The non-controlling interests share of profit after tax amounted to €0.1 million for the year ended December 31, 2012, as compared to a credit of €0.2 for the year ended December 31, 2011.

Earnings per share

Calculation of Diluted EPS	2012 €’000	2011 €’000
Profit before tax	26,126	11,733
Statutory tax charge	(2,218)	(1,088)
Non-controlling interests	(126)	189
Earnings for calculation of Diluted EPS	23,782	10,834
Weighted average no. of shares (diluted)	297,390	322,952
Diluted EPS – cent	8.00	3.36

The calculation of diluted earnings per share is set out above. Diluted earnings per share amounted to €8.00 cents in the year ended December 31, 2012, compared to €3.36 cents in 2011, an increase of 138.1%, reflecting the 122.7% increase in profit before tax, the impact of Balmoral losses and impairment charges in 2011 and the positive impact of the shares repurchased in late 2011.

Liquidity and Capital Resources

Overview

At June 30, 2014 Fyffes had gross cash balances of €34.1 million which were held as short term deposits or in current accounts with a number of banks and in a number of currencies including Euro, Sterling and U.S. dollar. In addition, at June 30, 2014 Fyffes net cash balances amounted to €5.7 million compared to €1.4 million at June 30, 2013.

At December 31, 2013 Fyffes had gross cash balances of €31 million which were held as short term deposits or in current accounts with a number of banks and in a number of currencies including Euro, Sterling and U.S. Dollar. In addition, at December 31, 2013 Fyffes net cash balances amounted to €0.4 million compared to €8.6 million at December 31, 2012 and net debt of €1.2 million at December 31, 2011.

Fyffes policy is to have adequate committed undrawn facilities available at all times to cover unanticipated financing requirements. At June 30, 2014, Fyffes had in place (i) an approved borrowing facility of up to €50 million, comprising a €35 million five-year revolving credit facility and a €15 million one-year uncommitted revolving loan, (ii) a $9 million one-year term loan, (iii), €19.8 million in cash overdraft facilities and (iv) a receivables financing facility of €11.2 million which is repayable on demand. At June 30, 2014, there was €8 million drawn under the €35 million five-year revolving credit facility, €10 million drawn under the €15 million one-year uncommitted loan and the $9 million loan was drawn in full. €0.3 million and €nil were drawn under Fyffes overdraft facilities and Fyffes receivables financing facility, respectively.

In addition, at June 30, 2014, Fyffes obligations under its finance leases amounted to €3.3 million. See “Contractual Obligations and Off-Balance Sheet Arrangements “below. Other than its finance lease obligations, virtually all other bank debt and cash balances are subject to variable interest rates.

Fyffes believes that its existing cash balances, committed facilities and the cash expected to be generated through its operating activities will be sufficient to fund its operations for the next year. This assumption could prove to be wrong if other factors, such as unexpectedly difficult trading conditions, adversely impact its ability to generate cash.

Cash Flows

	Unaudited	Unaudited	Audited	Audited	Audited
	Six months ended June 30		Year ended December 31
	2014 €’000	2013 €’000	2013 €’000	2012 €’000	2011 €’000
Cash flows from operating activities	20,139	19,046	27,852	25,112	2,748
Cash flows used in investing activities	(10,013)	(22,060)	(28,561)	(6,829)	(20,463)
Cash flows (used in)/from financing activities	(2,221)	8,366	(7,194)	(3,638)	(3,180)
Net (decrease)/increase in cash and cash equivalents	7,905	5,352	(7,903)	14,645	(20,895)

Cash Flow from Operating Activities

Net cash generated by operating activities was 6% higher at €20.1 million for the six months ended June 30, 2014 compared to the six months ended June 30, 2013.

Cash flows from operating activities in the six months ended June 30, 2014 and 2013 mainly comprised Fyffes operating profits, adjusted for non-cash items, including depreciation and amortization, and Fyffes share of profits of joint ventures and associate, less tax and interest payments, pension contributions in excess of the relevant charge in the income statement and movements in working capital. The six months ended June 30, 2014 also included an adjustment for a non-cash accrual of €4.3 million for estimated professional fees and related costs incurred to date in connection with the proposed merger of Fyffes and Chiquita Brands International, Inc.

Net cash provided from operating activities increased €2.7 million to €27.9 million for the year ended December 31, 2013 compared to €25.1 million for the year ended December 31, 2012 and €2.7 million for the year ended December 31, 2011.

Cash flows from operating activities in the years ended December 31, 2013, 2012 and 2011 mainly comprised Fyffes operating profits, adjusted for non-cash items, including depreciation and amortization, and Fyffes share of profits of joint ventures and associates, less tax and interest payments, pension contributions in excess of the relevant charge in the Income Statement and movements in working capital. Fyffes invested significantly in working capital in 2012 and 2011 ( €12.1 million and €17.7 million respectively) to fund the strong organic growth in the business in those years. In 2013, the investment in working capital was largely funded through receivables financing rather than Fyffes own cash resources.

Cash Flow used in Investing Activities

Net cash used in investing activities decreased by €12.0 million to €10.0 million for the six months ended June 30, 2014 compared to €22.1 million for the six months ended June 30, 2013.

Cash flows used in investing activities in the six months ended June 30, 2014 and 2013 mainly comprised the acquisition of property, plant and equipment, deferred acquisition consideration payments, and investment in joint ventures. The significant decrease in cash flows used in investing activities in the six months ended June 30, 2014 compared to the six months ended June 30, 2013 reflected a high level of expenditure in the 2013 period on property, plant and equipment ( €9.2 million and €14.0m in 2014 and 2013, respectively), including the purchase of a new pineapple farm in Costa Rica, and deferred consideration
(€0.8 million in 2014 and €7.9m in 2013), including in respect of the purchase of the final 20% of the Sol melon business in the U.S.

Net cash used in investing activities increased €21.7 million to €28.6 million for the year ended December 31, 2013 compared to €6.8 million for the year ended December 31, 2012 and €20.5 million for the year ended December 31, 2011.

Cash flows used in investing activities in the years ended December 31, 2013, 2012 and 2011 mainly comprised the acquisition of property, plant and equipment, deferred acquisition consideration payments, the acquisition of subsidiaries and investment in joint ventures. The significant increase in cash flows used in investing activities in 2013 reflected a high level of expenditure on property, plant and equipment in 2013, amounting to €18.6 million compared to €6.3 million in 2012, including the purchase of a new pineapple farm in Costa Rica. In addition Fyffes made deferred consideration payments of €9.6 million in 2013 including in respect of the purchase of the final 20% of the Sol melon business in the U.S.

Cash flows used in investing activities in 2011 were €13.6 million higher than in 2012 due to deferred consideration payments of €10.4 million in 2011 compared to €1.0 million in 2012 and due to investment of €5.4 million in 2011 in new joint ventures and subsidiaries with no equivalent expenditure in 2012.

Cash Flows used in Financing Activities

Net cash used in financing activities increased €10.6 million to €2.2 million for the six months ended June 30, 2014 compared to €8.4 million provided from financing activities for the six months ended June 30, 2013. Cash flows used in financing activities in the six months ended June 30, 2014 and 2013 mainly comprised drawings on borrowing facilities, which amounted to €13 million in 2013 compared to €3.0 million in 2014.

Net cash used in financing activities increased €3.6 million to €7.2 million for the year ended December 31, 2013 compared to €3.6 million for the year ended December 31, 2012 and €3.2 million for the year ended December 31, 2011.

Cash flows used in financing activities in the years ended December 31, 2013, 2012 and 2011 mainly comprised dividend payments to Fyffes equity shareholders ( €6.2 million, €5.9 million and €5.9 million respectively) and, in 2011, €12.7 million spent on the repurchase of its own stock, less drawings on its borrowing facilities, which amounted to €3 million in 2012 and €16 million in 2011 but a €0.1 million repayment of borrowings in 2013.

Research and Development

Fyffes has no significant research and development activities.

Contractual Obligations and Off-Balance Sheet Arrangements

Contractual Obligations and Commercial Commitments

The following table presents Fyffes contractual obligations and commercial commitments as of December 31, 2013:

	Payments due by period in millions of Euros
	Total	Less than 1 year	1 – 3 years	4 – 5 years	More than 5 years
Contractual obligations:
Long-term debt Obligations	0.2	0.1	0.1	—	—
Capital (Finance) Lease Obligations	3.1	1.0	2.1	0.1
Operating Lease Obligations	9.7	3.5	4.4	1.6	—
Purchase Obligations	398.4	398.4	—	—	—
Other Long-Term Liabilities Reflected on the Company’s Balance Sheet under the GAAP of the primary financial statements	2.8	—	2.8	—	—
Provisions	5.6	3.5	0.8	0.7	0.6
Total contractual obligations	419.8	406.5	10.2	2.4	0.6

The term purchase obligation means an agreement to purchase goods or services that is enforceable and legally binding on the company that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. The purchase obligations above comprise the cost of third party fruit to be purchased in the year ended December 31, 2014 plus the costs of Fyffes contracted shipping arrangements (with 2014 being the final year of Fyffes existing three year agreements). Fyffes finance lease obligations of €3.1 million relate mainly to shipping containers used in its melon business. Fyffes operating lease obligations relate mainly to leases of properties Fyffes uses in the business. Other long term liabilities mainly relate to amounts payable to former shareholders of certain subsidiary companies. Provisions of €5.6 million comprise, €2.9 million deferred acquisition consideration and a legal obligation of €2.6 million owed to the trustee of the Merchant Navy Officers Pension scheme in the UK. This table does not include Fyffes obligations under the various defined benefit pension schemes it operates for certain employees. Full details in relation to the assets and liabilities of these schemes, which had an aggregate net deficit of €28.2 million at December 31, 2013, are included in Note 25 of the audited group financial statements included elsewhere in this proxy statement/prospectus.

Off-Balance Sheet Arrangements

Other than the operating lease and purchase commitments disclosed in the table above, Fyffes has no off-balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

Fyffes multinational operations expose it to different financial risks including foreign exchange rate risks, credit risks, liquidity risks and interest rate risks. These market risks may adversely affect Fyffes results of operations and financial condition. Fyffes has a risk management program in place which seeks to limit the impact of these risks on its financial performance as explained below. Fyffes has determined policies for managing these risks in a non-speculative manner. Additional information in relation to these risks, including relevant sensitivity analyses, is provided in Note 28 of the audited group financial statements, presented elsewhere in this proxy statement/prospectus.

Foreign exchange risk

While a significant portion of Fyffes distribution and marketing businesses are based in Eurozone economies, Fyffes also has significant operations in the UK and, as a result, the consolidated balance sheet is exposed to Sterling currency fluctuations. In addition, Fyffes has substantial production and procurement operations in Central and South America and selling and distribution businesses in the U.S. Fyffes has large transactional currency risk as a significant portion of costs, particularly cost of fruit, shipping and fuel, are routinely denominated in U.S. Dollars. Fyffes uses forward foreign exchange contracts and, from time to time, options to hedge some of its U.S. Dollar risk, virtually all currently with a maturity of less than one year from the year end other than a small portion of forward cover in place for 2015. The percentage of estimated future purchases that are hedged can vary at any point in time and depends on prevailing market conditions. These currency risks are monitored by Fyffes Treasury Committee on an ongoing basis and managed as deemed appropriate by utilizing a combination of spot and forward currency contracts and foreign currency options. Fyffes does not enter into spot or forward contracts on a speculative basis.

At June 30, 2014, Fyffes had forward currency purchase contracts in place representing 87% of its forecast U.S. dollar purchases for the remainder of 2014 and 5% for 2015. At December 31, 2013, Fyffes had forward currency purchase contracts in place representing 49% (2012: 29%) of its forecasted U.S. Dollar purchases for 2014 and 0.5% for 2015. These hedging contracts were marked to market at each period end, and were included in Fyffes balance sheet at that date.

Hedging Instruments

Fyffes carries hedging instruments at fair value on its consolidated balance sheets. The fair value of the currency hedge portfolio was a net liability of €3.9 million and €2.0 million at December 31, 2013 and 2012, respectively (including net liabilities of €0.2 million at December 31, 2012 related to the fair value of bunker fuel forward contracts) and a net liability of €3.5 million at June 30, 2014. A hypothetical 10% increase in the euro currency rates would have resulted in a decline in fair value of the currency hedge portfolio of approximately €21.3 million at December 31, 2013 and approximately €18.8 million at June 30, 2014. However, Fyffes expects that any loss on these hedges would be offset by a decrease in the euro realization of the underlying dollar denominated costs. More details on our approach to hedging its currency risks and the accounting treatment applied in respect of these financial instruments are set out in Note 28 of the audited group financial statements, presented elsewhere in this proxy statement/prospectus.

Credit and liquidity risk

Fyffes has detailed procedures for monitoring and managing the credit risk related to its trade receivables, including the use of credit limits, together with weekly reporting and review by senior management of all trade receivables. There is no significant concentration of risk in a small number of customers and its bad debt experience is relatively good. Cash and short term bank deposits are usually invested with institutions of the highest credit rating, or state guaranteed institutions, with limits on amounts held with individual banks or institutions at any one time. It is also Fyffes policy to have adequate committed undrawn facilities available at all times to cover unanticipated financing requirements. The maximum exposure to credit risk is represented by the carrying amount of the financial assets on Fyffes balance sheet. An aging of Fyffes trade and other receivables and related impairment provisions is set out in Note 28 of the group financial statements presented elsewhere in this proxy statement/prospectus.

Interest rate risk

Fyffes balance sheet contains both interest bearing assets and interest bearing liabilities. At December 31, 2013, Fyffes had gross cash balances of €31 million (2012: €38.4 million and 2011: €25.4 million) and gross debt of €30.6 million (2012: €29.8 million and 2011: €26.6 million). At June 30, 2014, Fyffes had gross cash balances of €34.1 million and gross debt of €28.4 million. In general, Fyffes approach to managing interest rate exposure is to maintain the majority of cash, short term bank deposits and interest bearing borrowings on floating rates. Rates are generally fixed for relatively short periods in order to match funding requirements while being able to benefit from opportunities due to movements in longer term rates. More details of the interest rate profile of Fyffes interest bearing financial instruments and a related sensitivity analysis are set out in Note 28 of the group financial statements presented elsewhere in this proxy statement/prospectus. Further details on Fyffes debt instruments, including a sensitivity analysis, are set out below.

Debt Instruments

Fyffes had floating rate debt of €27.4 million and €26.7 million at December 31, 2013 and 2012, respectively and €25.1 million at June 30, 2014. Fyffes had floating rate cash and cash equivalents of €31.0 million and €38.4 million at December 31, 2013 and 2012, respectively and €34.1 million at June 30, 2014. If these balances were constant through-out the respective periods a 0.50% increase in interest rates would have resulted in no material change in pre-tax income for the year ended December 31, 2013 or for the six months ended June 30, 2014.

UPDATE TO SELECTED HISTORICAL FINANCIAL DATA OF CHIQUITA

Chiquita is providing you with the following financial information to assist you in your analysis of the financial aspects of the merger and the scheme. Chiquita derived the financial information as of and for the fiscal years ended December 31, 2009 through December 31, 2013 from its historical audited financial statements for the fiscal years then ended and for the six months ended June 30, 2014 and 2013 from its historical unaudited financial statements for the periods then ended. The information set forth below is only a summary that you should read together with the historical audited consolidated financial statements of Chiquita and the related notes, as well as the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the annual report on Form 10-K for the year ended December 31, 2013 and the quarterly report on Form 10-Q for the quarter and six months ended June 30, 2014 that Chiquita previously filed with the SEC and that are incorporated by reference into the proxy statement/prospectus and this supplement. Historical results are not necessarily indicative of any results to be expected in the future. For more information, see the section entitled “Update to Where You Can Find More Information” beginning on page 78 of this supplement.

	Six months ended June 30, (Unaudited)		Years Ended December 31,
(in millions, except per share amounts)	2014	2013	2013	2012	2011	2010	2009
FINANCIAL CONDITION
Working capital	$219	$287	$221	$200	$321	$397	$355
Capital expenditures	25	21	49	53	76	66	68
Total assets	1,681	1,735	1,659	1,698	1,938	2,067	2,045
Capitalization:
Short-term debt	5	3	2	65	17	20	18
Long-term debt	632	599	629	541	556	614	638
Shareholders’ equity	376	415	374	370	800	740	660
OPERATIONS
Net sales	$1,588	$1,586	$3,057	$3,078	$3,139	$3,227	$3,470
Operating income (loss)(1)	37	66	50	(254)	34	108	147
Income (loss) from continuing operations(1)	(7)	33	(16)	(403)	57	61	91
(Loss) income from discontinued operations, net of income tax	—	—	—	(2)	—	(3)	(1)
Net income (loss)(1)	(7)	33	(16)	(405)	57	57	90
SHARE DATA
Shares used to calculate net income (loss) per common share – diluted	46.9	47.2	46.6	46.1	46.3	45.9	45.2
Net income (loss) per common share – diluted:
Continuing operations	$(0.14)	$0.71	$(0.34)	$(8.75)	$1.23	$1.32	$2.02
Discontinued operations	—	—	—	(0.04)	—	(0.07)	(0.02)
	$(0.14)	$0.71	$(0.34)	$(8.79)	$1.23	$1.25	$2.00
Dividends declared per common share	$—	$—	$—	$—	$—	$—	$—

(1)	2012 includes $180 million ($171 million after-tax) of goodwill and trademark impairment in the Salads and Healthy Snacks segment. 2012 also includes $130 million of income tax expense related to establishing a valuation allowance for U.S. deferred tax assets. 2011 includes an $87 million income tax benefit for releasing valuation allowances for U.S. deferred tax assets.

UPDATE TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(Amounts presented in thousands of U.S. dollars unless otherwise stated, except per share amounts)

Introduction

The following unaudited pro forma condensed combined financial information is presented to illustrate the proposed combination of Fyffes and Chiquita (the “combination”), which was announced on March 10, 2014 and amended on September 25, 2014. As a result, each of Chiquita and Fyffes will be a subsidiary of ChiquitaFyffes Limited, a newly formed holding company. The unaudited pro forma condensed combined balance sheet as of June 30, 2014 and the unaudited pro forma condensed combined statements of income for the six months ended June 30, 2014 and the year ended December 31, 2013 are based upon, derived from, and should be read in conjunction with the historical unaudited and audited financial statements of Chiquita, which are available in Chiquita’s Form 10-Q for the six months ended June 30, 2014 and Form 10-K for the year ended December 31, 2013, respectively, and incorporated by reference in this proxy statement/prospectus and the historical audited and unaudited financial statements of Fyffes for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively, included in this proxy statement/prospectus. Chiquita’s historical audited and unaudited financial statements were prepared in accordance with U.S. GAAP and presented in thousands of U.S. dollars. For purposes of preparing the unaudited pro forma condensed combined financial information, Fyffes historical audited and unaudited financial statements were prepared in accordance with IFRS as issued by the IASB and presented in thousands of euros. Fyffes historical audited and unaudited financial statements were reconciled to U.S. GAAP and these IFRS to U.S. GAAP adjustments are reflected in the “U.S. GAAP” adjustments column below and discussed in the accompanying notes. For pro forma purposes, Fyffes historical audited and unaudited financial statements, IFRS to U.S. GAAP and pro forma adjustments were translated from euros to U.S. dollars using the period-end rate of $1.3645 per euro for the unaudited condensed combined balance sheet as of June 30, 2014 and the weighted average of the monthly average rates, during the six months ended June 30, 2014 and the year ended December 31, 2013, of $1.3645 per euro and $1.3304 per euro, respectively, for the unaudited condensed combined statements of income.

The historical audited and unaudited financial statements of Chiquita and Fyffes have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the combination, (ii) factually supportable, and (iii) with respect to the unaudited condensed combined statements of income, expected to have a continuing impact on the consolidated results. The unaudited condensed combined balance sheet gives effect to the combination as if it occurred on June 30, 2014 and the unaudited condensed combined statements of income give effect to the combination as if it happened on January 1, 2013.

The combination of Fyffes and Chiquita will be accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, “Business Combinations” (“ASC 805”), with Chiquita selected as the accounting acquirer under this guidance. Refer to Note 3 for further details surrounding the combination.

The pro forma adjustments are preliminary and are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in the accompanying notes to the unaudited pro forma condensed combined financial information. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Under ASC 805, generally all assets acquired and liabilities assumed are recorded at their acquisition date fair value. For pro forma purposes, the fair value of Fyffes identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value. Any excess of the purchase price over the fair value of identified tangible and intangible assets acquired and liabilities assumed will be recognized as goodwill. Certain current market based assumptions were used which will be updated upon completion of the combination. Management believes the estimated fair values utilized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates may change as additional information becomes available and such changes could be material, as certain valuations and other studies have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. In addition, a preliminary review of IFRS to U.S. GAAP differences and related accounting policies has been completed based on information made available to date. However, following the consummation of the combination, management will conduct a final review. As a result of that review, management may identify differences that, when finalized, could have a material impact on this unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been prepared by management in accordance with the regulations of the SEC and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the combination occurred as of the date indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that ChiquitaFyffes will experience after the combination. In addition, the accompanying unaudited pro forma condensed combined statements of income do not include any expected cost savings or operating synergies, which may be realized subsequent to the combination or the impact of any non-recurring activity and one-time transaction-related or integration-related costs.

This unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and assumptions as well as the above referenced historical audited and unaudited consolidated financial statements of both Chiquita and Fyffes.

ChiquitaFyffes Limited

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2014

(in thousands)		Fyffes
	Historic Chiquita	Historic euro, IFRS IASB	US GAAP Adjustments euro,	Notes – 4(A)	Historic US GAAP, euro	Historic US GAAP, US$	Pro Forma Adjustments	Notes – 4(B)	Pro Forma Combined
ASSETS
Current assets:
Cash and equivalents	$54,513	34,069	—		34,069	$46,488	$—		$101,001
Trade receivables, less allowance	271,895	80,683	—		80,683	110,093	(21,555)	(2), (3)	360,433
Other receivables, net	60,575	—	—		—	—	9,145	(2), (3)	69,720
Inventories	211,311	37,045	1,377	(1)	38,422	52,428	259	(1)	263,998
Biological assets	—	1,377	(1,377)	(1)	—	—	—		—
Prepaid expenses	39,139	—	—		—	—	11,268	(2)	50,407
Other current assets	7,396	575	1,803	(2)	2,378	3,245	—		10,641
Total current assets	644,829	153,749	1,803		155,552	212,254	(883)		856,200
Property, plant & equipment, net	399,862	85,728	—		85,728	116,977	1,637	(1)	518,476
Investments and other assets, net	109,747	57,115	(1,912)	(2)	55,203	75,326	—		185,073
Trademarks	426,085	2,126	—		2,126	2,901	35,387	(1)	464,373
Goodwill	18,095	20,239	(2,089)	(3)	18,150	24,766	197,054	(1)	239,915
Other intangible assets, net	82,229	—	—		—	—	50,401	(1)	132,630
Total assets	$1,680,847	318,957	$(2,198)		$316,759	$432,224	$283,596		$2,396,667
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$4,610	26,110	—		26,110	$35,628	$—		$40,238
Accounts payable	251,579	68,300	—		68,300	93,197	(46,868)	(2), (3)	297,908
Accrued liabilities	169,261	10,462	372	(2)	10,834	14,783	56,093	(2), (3)	240,137
Total current liabilities	425,450	104,872	372		105,244	143,608	9,225		578,283
Long-term debt and capital lease obligations, net of current portion	632,492	2,270	—		2,270	3,097	—		635,589
Accrued pension & other employee benefits	80,274	37,387	—		37,387	51,015	—		131,289
Deferred tax liabilities	106,784	3,310	(481)	(2)	2,829	3,860	11,291	(1)	121,935
Other liabilities	59,593	14,843	—		14,843	20,254	—		79,847
Total liabilities	1,304,593	162,682	(109)		162,573	221,834	20,516		1,546,943
Shareholders' equity
Common stock	469	19,544	—		19,544	26,668	(26,328)	(1)	809
Capital surplus	843,082	99,105	—		99,105	135,231	340,646	(1)	1,318,959
Accumulated earnings (deficit)	(446,678)	36,101	(2,089)	(3)	34,012	46,410	(51,238)	(1)	(451,506)
Accumulated other comprehensive loss	(20,619)	—	—		—	—	—		(20,619)
	376,254	154,750	(2,089)		152,661	208,309	263,080		847,643
Non-controlling interest	—	1,525	—		1,525	2,081	—		2,081
Total shareholders' equity	376,254	156,275	(2,089)		154,186	210,390	263,080		849,724
Total liabilities and shareholders' equity	$1,680,847	318,957	$(2,198)		$316,759	$432,224	$283,596		$2,396,667

ChiquitaFyffes Limited

Unaudited Pro Forma Condensed Combined Statement of Operations
For the six months ended June 30, 2014

		Fyffes
(in thousands, except per share data)	Historic Chiquita	Historic euro, IFRS IASB	US GAAP Adjustments euro,	Notes – 5(A)	Historic US GAAP, euro	Historic US GAAP, US$	Pro Forma Adjustments	Notes – 5(B)	Pro Forma Combined
Net sales	$1,587,837	490,240	—		490,240	$668,932	$(5,944)	(5)	$2,250,825
Cost of sales	(1,401,559)	(428,550)	(6,138)	(1), (2)	(434,688)	(593,132)	5,685	(5), (6)	(1,989,006)
Combination costs	—	(8,264)	—		(8,264)	(11,276)	11,276	(1)	—
Distribution	—	(13,100)	13,100	(1)	—	—	—		—
SG&A	(117,558)	—	(23,327)	(1), (2)	(23,327)	(31,830)	6,137	(1), (2)	(143,251)
Administration	—	(19,577)	19,577	(1)	—	—	—		—
Depreciation	(26,588)	—	(3,718)	(1)	(3,718)	(5,073)	(117)	(3)	(31,778)
Amortization	(4,683)	—	—		—	—	(3,335)	(3)	(8,018)
Equity in earnings of investees	332	1,454	—		1,454	1,984	—		2,316
Relocation and restructuring	(460)	—	—		—	—	—		(460)
Other operating income/(expense), net	—	342	(342)		—	—	—		—
Operating income (loss)	37,321	22,545	(848)		21,697	29,605	13,702		80,628
Interest income	1,305	—	62	(1)	62	85	—		1,390
Interest expense	(30,767)	—	(293)	(1)	(293)	(400)	—		(31,167)
Financial expense, net	—	(314)	314	(1)	—	—	—		—
Loss on debt extinguishment	(521)	—	—		—	—	—		(521)
Other income (expense), net	(4,136)	—	(1,245)	(1), (2)	(1,245)	(1,699)	113	(4)	(5,722)
Income (loss) from continuing operations before income taxes	3,202	22,231	(2,010)		20,221	27,591	13,815		44,608
Income taxes	(9,969)	(3,486)	106	(2)	(3,380)	(4,612)	529	(2), (3)	(14,052)
Net income (loss)	(6,767)	18,745	(1,904)		16,841	22,979	14,344		30,556
Net earnings attributable to noncontrolling interests	—	186	—		186	254	—		254
Net earnings attributable to common shareholders	$(6,767)	18,559	(1,904)		16,655	$22,725	$14,344		$30,302
Weighted-average number of common shares outstanding
Basic	46,883	297,660			297,660			(8)	80,013
Diluted	46,883	303,211			303,211			(8)	81,790
Net earnings attributable to common shareholders, per common share
Basic	$(0.14)	0.06			0.06				$0.38
Diluted	$(0.14)	0.06			0.05				$0.37

ChiquitaFyffes Limited

Unaudited Pro Forma Condensed Combined Statement of Operations
For the year ended December 31, 2013

		Fyffes
(in thousands, except per share data)	Historic Chiquita	Historic euro, IFRS IASB	US GAAP Adjustments euro,	Notes – 6(A)	Historic US GAAP, euro	Historic US GAAP, US$	Pro Forma Adjustments	Notes – 6(B)	Pro Forma Combined
Net sales	$3,057,482	835,753	—		835,753	$1,111,886	$(13,653)	(5)	$4,155,715
Cost of sales	(2,708,428)	(741,223)	(14,006)	(1), (2)	(755,229)	(1,004,757)	12,346	(1), (5)	(3,700,839)
Distribution	—	(26,325)	26,325	(1)	—	—	—		—
SG&A	(234,773)	—	(46,621)	(1), (2)	(46,621)	(62,025)	(3,275)	(2)	(300,073)
Administration	—	(38,861)	38,861	(1)	—	—	—		—
Depreciation	(55,915)	—	(7,362)	(1)	(7,362)	(9,794)	(227)	(3)	(65,936)
Amortization	(9,366)	—	(1,333)	(1)	(1,333)	(1,773)	(6,503)	(3)	(17,642)
Equity in earnings of investees	258	1,563	—		1,563	2,079	—		2,337
Relocation and restructuring	(480)	—	—		—	—	—		(480)
Recovery of grower receivables, net	1,067	—	—		—	—	—		1,067
Other operating income/(expense), net	—	(932)	932	(1)	—	—	—		—
Operating income (loss)	49,845	29,975	(3,204)		26,771	35,616	(11,312)		74,149
Interest income	2,856	—	96	(1)	96	128	—		2,984
Interest expense	(61,144)	—	(788)	(1)	(788)	(1,048)	—		(62,192)
Financial expense, net	—	(1,296)	1,296	(1)	—	—	—		—
Loss on debt extinguishment	(6,275)	—			—	—	—		(6,275)
Other income (expense), net	3,522	—	(1,531)	(1), (2)	(1,531)	(2,037)	1,057	(4)	2,542
Income (loss) from continuing operations before income taxes	(11,196)	28,679	(4,131)		24,548	32,659	(10,255)		11,208
Income taxes	(4,619)	(2,535)	(461)	(2)	(2,996)	(3,985)	1,135	(1), (2), (3)	(7,469)
Net income (loss)	(15,815)	26,144	(4,592)		21,552	28,764	$(9,120)		3,739
Net earnings attributable to noncontrolling interests	—	524	—		524	697	—		697
Net earnings attributable to common shareholders	$(15,815)	25,620	(4,592)		21,028	$27,977	$(9,120)		$3,042
Weighted-average number of common shares outstanding
Basic	46,577	297,554			297,554			(8)	79,695
Diluted	46,577	301,078			301,078			(8)	80,854
Net earnings attributable to common shareholders, per common share
Basic	$(0.34)	0.09			0.07				$0.04
Diluted	$(0.34)	0.09			0.07				$0.04

1. Description of Transaction

As described more fully elsewhere in this proxy statement/prospectus, on March 10, 2014, Chiquita, Fyffes, ChiquitaFyffes, Delaware Sub and Merger Sub entered into a transaction agreement, which was amended on September 25, 2014. Pursuant to the transaction agreement, Chiquita will combine with Fyffes (the “combination”), Fyffes will become a wholly owned subsidiary of ChiquitaFyffes by means of the scheme and, immediately following implementation of the scheme, Merger Sub will merge with and into Chiquita pursuant to the merger, with Chiquita surviving the merger as an indirect wholly owned subsidiary of ChiquitaFyffes. Under the terms of the amended transaction agreement, Fyffes shareholders will receive 0.1113 of a ChiquitaFyffes ordinary share for each Fyffes share they hold and, upon completion of the combination, will own approximately 40.4% of ChiquitaFyffes ordinary shares, on a fully diluted basis. Chiquita shareholders will also become shareholders of ChiquitaFyffes and receive one ChiquitaFyffes ordinary share for each Chiquita share that they hold and, upon completion of the combination, will own approximately 59.6% of ChiquitaFyffes ordinary shares, on a fully diluted basis. See “The Combination” beginning on page 81.

The combination values the entire issued and to be issued share capital of Fyffes at approximately $476,217 (€371,261) at a closing share price of $14.00 on September 25, 2014 (the most practicable date used for preparation of the pro forma condensed combined financial information) and an exchange rate of $1.2827 per euro. The value of the consideration that Fyffes shareholders will receive when the combination is completed will ultimately be based on the closing date share price of Chiquita stock on the closing date of the combination, and could materially change.

2. Accounting Policies

During the preparation of this unaudited pro forma condensed combined financial information, management has performed a preliminary review and comparison of Fyffes IFRS accounting policies with Chiquita’s U.S. GAAP accounting policies. Identified differences to date are reflected in the unaudited pro forma condensed combined financial information and notes hereto. Following the consummation of the combination, management will conduct a final review of Fyffes accounting policies in an effort to determine if differences in accounting policies require further adjustment or reclassification of Fyffes statement of income or reclassification of assets or liabilities to conform to Chiquita’s accounting policies and classifications or are required by acquisition accounting rules. As a result of that review, management may identify differences that, when conformed, could have a material impact on this unaudited pro forma condensed combined financial information.

3. Accounting for the Combination

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial information of Chiquita and Fyffes. The acquisition method of accounting, based on ASC 805, uses the fair value concepts defined in ASC 820, “Fair Value Measurement” (“ASC 820”). Acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the purchase price allocation included herein is preliminary and has been presented solely for the purpose of providing pro forma financial information and will be revised as additional information becomes available and as additional analyses are performed. The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of judgment in determining the appropriate assumptions and estimates. Differences between preliminary estimates in the unaudited pro forma condensed combined financial information and the final acquisition accounting will occur and could have a material impact on the accompanying pro forma condensed combined financial information and the combined company’s future consolidated financial statements.

ASC 805 requires that an accounting acquirer be identified and in the combination, Chiquita was selected as the accounting acquirer. This determination was based on the ownership percentages of ChiquitaFyffes described above, as well as an evaluation of the other factors provided for in ASC 805, the most determinative factors supporting the preliminary conclusion being the terms of the exchange of equity interests, with Chiquita paying a premium over the precombination fair value of Fyffes and the relative size (total revenues, total assets, equity market cap and total EBITDA) of Chiquita compared to Fyffes. ChiquitaFyffes was not selected as the accounting acquirer since it has not conducted any activities other than those incident to its formation, the execution of the transaction agreement and the preparation of various filings made in connection with the proposed combination.

The transaction agreement is dated March 10, 2014 and was amended on September 25, 2014. For pro forma purposes, the valuation of consideration transferred is based on the outstanding common shares of Fyffes, plus stock options expected to vest on or before the closing date, Chiquita’s closing share price of $14.00 on September 25, 2014, the most practicable date used for preparation of the pro forma condensed combined financial information. The value of the consideration that Fyffes shareholders will receive when the combination is completed will ultimately be based on the closing date share price of Chiquita stock on the final date of the combination, which could materially change.

The following table represents the preliminary purchase price calculation (in thousands, except price per share and ratio data, total amounts may not recalculate due to rounding):

Fyffes outstanding common shares	297,660
Fyffes fully vested stock options	7,960
Fyffes outstanding shares, plus vested stock options	305,620
Exchange ratio	0.1113
ChiquitaFyffes exchanged common stock issued to Fyffes shareholders’	34,015
Price per share	$14.00
Total estimated purchase consideration	$476,217

In addition to the 7,960 fully vested Fyffes stock options in the table above, there are a further 3,864 Fyffes stock options which pre-combination would have vested on October 2, 2015 if certain performance conditions were met. For pro forma financial information purposes only, it is assumed that the original performance condition would not be met prior to the close of the combination. As a result, no fair value has been attributed to these options in the estimated purchase consideration in accordance with ASC 718, “Compensation — Stock Compensation” since the performance condition is not expected to be met prior to the combination. However, in accordance with the transaction agreement, at the closing of the combination at the discretion of Chiquita and Fyffes, these stock options will be converted into ChiquitaFyffes options, the performance-based condition in respect of these options will be deemed satisfied and such options will remain subject to any outstanding time-based vesting. As such, these stock options will be accounted for as compensation expense of ChiquitaFyffes post-combination. Pro forma compensation expense adjustments of $641 and $1,282 have been recorded in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2014 and for the year ended December 31, 2013, respectively (See footnote 5(B)(2)). These unvested options are expected to result in the issue of a further 430 ChiquitaFyffes shares when vested based on the exchange ratio above. This is subject to change based upon the ultimate timing of the combination closing date. If the closing of the combination was beyond the performance condition date and the conditions were met, this would result in additional purchase consideration of approximately $6,020 (and corresponding increase in Goodwill) for a total purchase consideration of $482,237.

To the extent necessary to minimize the risk that the combination could constitute a change in control under the agreements governing Chiquita’s indebtedness or its benefits plans, Fyffes will cancel the number of Fyffes options, related to the fully vested stock options as is necessary to prevent that from occurring. In the event of any such cancellation, the holders will be entitled to receive an amount in cash equal to the difference between (a) the value of an underlying Fyffes ordinary share at the time of the scheme and (b) the exercise price payable pursuant to such Fyffes option, less (c) applicable taxes. This will not impact the estimated purchase price consideration as the fully vested stock options are reflected as outstanding shares. However, this may require cash payments if it is necessary to cancel a portion of the Fyffes stock options in accordance with this scheme. At this time no cancellations or cash payments are expected, and, therefore, no adjustment has been reflected in the unaudited pro forma condensed combined balance sheet.

The following provides sensitivities to changes in the purchase price due to changes in Chiquita’s share price (total amounts may not recalculate due to rounding):

(in thousands except per share data)	Price per Chiquita Share	Fyffes Exchanged Shares	Total Purchase Price Consideration
September 25, 2014	14.00	34,015	$476,217
Decrease of 10%	12.60	34,015	428,595
Increase of 10%	15.40	34,015	523,838

The following represents the calculation of goodwill and the allocation of the total purchase price based on management’s preliminary valuation (in thousands, total amounts may not recalculate due to rounding):

Total estimated purchase price consideration	$476,217
Fair value of non-controlling interest	2,081
478,298
Fair value of net assets acquired and liabilities assumed	256,478
Goodwill	$221,820
Current assets	212,513
Property, plant and equipment	118,614
Investments in joint ventures	75,326
Trademarks	38,288
Customer relationships	50,401
Current liabilities	(149,147)
Non-current liabilities	(89,517)
Fair value of net assets acquired and liabilities assumed	256,478
Goodwill	221,820
Non-controlling interests	(2,081)
Total estimated purchase price consideration	$476,217

4. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments as of June 30, 2014

(A) Adjustments and reclassifications from IFRS to U.S. GAAP

Fyffes historical audited and unaudited financial statements were prepared in accordance with IFRS as issued by the IASB and presented in thousands of euros. Therefore, the following adjustments and reclassifications were reflected to convert the balance sheet from IFRS to U.S. GAAP.

(1)	Inventories/Biological assets — Biological assets represent agricultural produce due for harvest on farms. Certain of Fyffes subsidiaries are involved in the production of fresh produce (melons and pineapples) and the biological assets include the agricultural produce due for harvest on the various plantations. In accordance with IFRS, biological assets are carried at fair value and classified as biological assets on the balance sheet. Once the produce is harvested, it is classified as inventory. Under U.S. GAAP biological assets are referred to as growing crops and classified as inventory and carried at the lower of cost or market. Biological assets of $1,879 (1,377 euro) have been reclassified to inventory to conform to U.S. GAAP classification.

Additionally, at June 30, 2014 Fyffes recorded a write-down of inventory to market value which is appropriate under U.S. GAAP, therefore, no IFRS to U.S. GAAP adjustment was necessary.

(2)	Deferred taxes — All deferred tax balances are presented as non–current in Fyffes historical IFRS financial statements. U.S. GAAP requires that deferred tax balances be presented as current and non-current, and also requires deferred income tax assets and liabilities to be netted on an individual jurisdiction basis, which is not required under IFRS. As a result, certain reclassifications have been made to conform to U.S. GAAP presentation.

(3)	Goodwill — During 2013 and 2014 Fyffes recorded $2,850 (2,089 euro) as an increase to goodwill and the associated deferred contingent consideration liability in connection with a previous acquisition. Under U.S. GAAP this adjustment would have been recorded as an expense in the statement of income and an increase in the contingent consideration liability. As such, an IFRS to U.S. GAAP adjustment has been reflected to reduce goodwill.

(B) Pro Forma Adjustments

The following table and subsequent notes describe the pro forma adjustments, reclassifications made to Fyffes’ historical financial statements to conform to Chiquita’s classification and presentation and the elimination of historical transactions between Chiquita and Fyffes.

	Pro Forma
(amounts in thousands US$, total amounts may not recalculate due to rounding)	Adjustments(1)		Reclassifications(2)		Eliminations(3)	Total
ASSETS
Current assets:
Trade receivables, less allowance	$—		$(20,413	)(a)	$(1,142)	$(21,556)
Other receivables, net	—		9,145	(a)	—	9,145
Inventories	259	(a)	—		—	259
Prepaid expenses	—		11,268	(a)	—	11,268
Total current assets	259		—		(1,142)	(883)
Property, plant & equipment, net	1,637	(b)	—		—	1,637
Trademarks	35,387	(c)	—		—	35,387
Goodwill & intangible assets	197,054	(d)	—		—	197,054
Other intangible assets, net	50,401	(c)	—		—	50,401
Total assets	$284,738		$—		$(1,142)	$283,596
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$—		$(45,725	)(b)	$(1,142)	$(46,868)
Accrued liabilities	10,368(a),(e)		45,725	(b)	—	56,093
Total current liabilities	10,368		—		(1,142)	9,225
Deferred tax liabilities	11,291(b), (c)		—		—	11,291
Total liabilities	21,658		—		(1,142)	20,516
Shareholders' equity
Common stock	(26,328	)(f)	—		—	(26,328)
Capital surplus	340,646	(f)	—		—	340,646
Accumulated earnings (deficit)	(51,238	)(f)	—		—	(51,238)
Total shareholders' equity	263,080		—		—	263,080
Total liabilities and shareholders' equity	$284,738		$—		$(1,142)	$283,596

(1)	Pro Forma Adjustments
(a)	Inventories — To estimate the fair value of inventory, estimates of selling price, less cost to sell were considered, which resulted in a fair value adjustment to inventories of $259. Deferred tax liabilities of $33 were recognized in accrued liabilities in connection with the inventory fair value adjustment, based on an applicable statutory tax rate of 12.5%.
(b)	Property, plant and equipment — Under IFRS and Fyffes accounting policy, land and buildings are recognized at fair value, less depreciation and plant and equipment are stated at cost less depreciation. Fyffes has not taken any fair value adjustments to its land and buildings all which have been acquired in the relatively recent past, therefore, no IFRS to U.S. GAAP adjustments were required. The basis on which Fyffes determined the fair value of its property assets is set out in detail in note 9 of its audited financial statements which are included in the proxy statement/prospectus (pages F-27 to F-29). The estimated fair value of property, plant and equipment of Fyffes is $118,614, which reflects a fair value adjustment of $1,637, primarily in respect of plant and equipment. These estimated fair values for plant and equipment, were based upon depreciated replacement cost methodology, are considered preliminary and are subject to change upon completion of our valuation process. Depreciated replacement cost for the major items of plant and equipment was estimated by reference to recent comparable purchases of similar equipment, adjusted to reflect the remaining useful lives of the existing assets. Management has initially estimated the useful lives of 5 – 30 years for cultivations, 10 – 40 years for buildings and improvements and 3 – 15 years for machinery and equipment. Deferred tax liabilities of $205 were recognized in connection with the fair value adjustment, based on an applicable statutory tax rate of 12.5%.
(c)	Intangible assets — Reflects the fair value adjustments related to identifiable intangible assets, which included the Fyffes historical trademarks value of $2,901 and the trademark fair market value adjustment of $35,387 for a total fair value of $38,288 and customer relationships of $50,401 (Other intangible assets, net). The Fyffes trademarks represent an indefinite lived intangible asset and are not amortized but tested for impairment on an annual basis. The estimated fair value of the Fyffes trademarks were prepared using an income valuation approach and the relief-from-royalty method, which utilizes assumptions related to revenue growth rate, profit margins by product category and geographic location discount rate and royalty rate.

The estimated fair value of the customer relationships was prepared using an income valuation approach and a multi-period excess earnings method, which utilizes assumptions related to earnings growth rate, profit margins by product category and geographic location and discount rate. Management has estimated the useful life of the customer relationships at 6 – 10 years based on a preliminary review of the actual rates of turnover in customer relationships in each of its product categories and geographic locations. Additionally, deferred tax liabilities of $11,086 were recorded in connection with the fair value adjustments, based on an applicable statutory tax rate of 12.5%.

The preliminary fair value estimates and assumptions may change as additional information becomes available and such changes could be material, as certain valuations and other studies have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Additionally, certain of the information surrounding these items is still considered confidential by Fyffes due to the regulatory approval processes.

(d)	Goodwill pro forma adjustment represents a net adjustment which eliminates Fyffes historical goodwill of $24,766 and records an adjustment of $197,054 for the total goodwill related to the excess purchase price over the fair value of net tangible and identifiable intangible assets acquired and liabilities assumed of $256,478. Goodwill is not amortized; rather it will be tested for impairment on an annual basis.

Goodwill recognized is primarily attributable to the anticipated synergies from the Combination that is expected to provide annualized, pre-tax recurring synergies of at least $60 million by the end of 2016. These recurring annual synergies are anticipated to comprise potential operational efficiencies in the areas of fruit utilization, shipping, port operations, packaging and procurement and potential synergies in the areas of public company expenses, integration of senior management and administration. We expect that goodwill will not be deductible for income tax purposes.

(e)	Accrued liabilities — Combination related transaction costs — Reflects the recording of estimated combination-related transaction costs of $30,500, less amounts accrued on Chiquita’s ($8,672) and Fyffes ($11,460) June 30, 2014 balance sheets, for a remaining pro forma total adjustment of $10,368. The $10,368 is comprised of $5,540 for Fyffes, which is reflected as a purchase price adjustment and allocation and $4,828 for Chiquita, which is reflected as an offsetting adjustment to accumulated deficit (footnote 4(B)(1)(f)). In accordance with ASC 805, acquisition-related transaction costs are not included as a component of consideration transferred but are required to be expensed as incurred. The $30,500 of combination-related transaction costs are primarily related to legal costs of $13.9 million, financial advisory costs of $9.4 million, accounting and tax fees of $3 million and all other combination related costs of $4.2 million. The unaudited pro forma condensed combined statements of income do not reflect the transaction costs since these are non-recurring in nature and amounts recorded by Chiquita and Fyffes in the six months ended June 30, 2014 are reflected as pro forma adjustments.

(f)	Equity — The following table details the pro forma adjustments to equity and stock issuance in connection with the combination (total amounts may not recalculate due to rounding):

(in thousands)	Historic U.S. GAAP $USD	Pro Forma Adjustments(i),(iii)	New Stock Issuance(ii)	Total Pro Forma Adjustments
Common stock	$26,668	$(26,668)	$340	$(26,328)
Capital surplus	135,231	(135,231)	475,877	340,646
Accumulated deficit	46,410	(51,238)	—	(51,238)

(i)	To record the elimination of Fyffes historical common stock, capital surplus and accumulated earnings balances.
(ii)	To record the fair value of ChiquitaFyffes common stock to be held by Fyffes shareholders.
(iii)	Accumulated deficit pro forma adjustments includes $4,828 of transaction-related costs recorded for Chiquita at June 30, 2014.
(g)	Fyffes gross contractual trade receivables (Historic US GAAP, US$) at June 30, 2014, net of the reclassification in 4(B)(2)(a) ($20,413) were $89,680. ChiquitaFyffes has preliminarily estimated the fair value of trade receivables at June 30, 2014 to be equal to the pre-existing Fyffes trade receivable balance of $110,093, which is net of a provision for doubtful accounts of US$760 (€557). As of June 30, 2014, we believe this net amount to be the best estimate of the contractual cash flows expected to be collected at the time of the combination. These estimates of fair value and collectability are subject to change upon completion of the combination and finalization of the purchase price allocation.
(2)	Pro Forma Reclassifications
(a)	Trade Receivables — Fyffes total trade and other receivable balance was reclassified to trade receivables, other receivables and prepaid expenses to conform to Chiquita’s classification and presentation.
(b)	Accounts Payable and Accrued Liabilities — Fyffes total trade and other payable balance was reclassified to trade payables and accrued liabilities to conform to Chiquita’s classification and presentation. Accrued liabilities represents amounts related to salaries and benefits, accrued interest, taxes, duties, insurance, professional fees and other insignificant amounts.
(3)	Pro Forma Eliminations
■	Relates to transactions between Chiquita and Fyffes that will be considered intercompany transactions once the combination is consummated.

5. Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments for the Six Months Ended June 30, 2014

(A) Adjustments from IFRS to U.S. GAAP

Fyffes historical audited and unaudited financial statements were prepared in accordance with IFRS as issued by the IASB and presented in thousands of euros. Therefore, the following adjustments and reclassifications were reflected to convert Fyffes income statement from IFRS to U.S. GAAP.

	Reclassifications(1)
	Administration & Distribution Expense	Financial Expenses	Adjustments(2)	Total
(amounts in thousand euros, total amounts may not recalculate due to rounding)
Cost of sales	(5,271)	—	(867)	(6,138)
Distribution	13,100	—	—	13,100
SG&A	(23,346)	—	19	(23,327)
Administration	19,577	—	—	19,577
Depreciation	(3,718)	—	—	(3,718)
Other operating income/(expense), net	(342)	—	—	(342)
Operating income	—	—	(848)	(848)

	Reclassifications(1)
	Administration & Distribution Expense	Financial Expenses	Adjustments(2)	Total
Interest income	—	62	—	62
Interest expense	—	(293)	—	(293)
Financial expense, net	—	314	—	314
Other income (expense), net	—	(83)	(1,162)	(1,245)
Income taxes	—	—	106	106
Net earnings attributable to common shareholders	—	—	(1,904)	(1,904)

(1)	IFRS to U.S. GAAP Reclassifications
■	Administration & Distribution Expense — In order to conform IFRS income statement classifications to U.S. GAAP classifications, Fyffes administration and distribution expenses have been reclassified to cost of sales, selling, general and administrative (SG&A), depreciation and amortization as separate line items in conformity with U.S. GAAP and Chiquita’s classifications.
■	Financial Expenses — Reclassifications made for Fyffes financial expense, combined in one finance expense line item, in accordance with IFRS separately classified for its related components in accordance with U.S. GAAP.
(2)	IFRS to U.S. GAAP Adjustments
■	Cost of Sales — An expense adjustment of $1,183 (867 euro) to recognize changes in fair value of hedging instruments because certain Fyffes foreign currency hedges which hedge multiple exposures and qualified for hedge accounting under IFRS would not qualify for hedge accounting under U.S. GAAP. A corresponding income tax adjustment of $145 (106 euro) was recorded, based on an applicable statutory tax rate of 12.5%.
■	SG&A — A pension adjustment of $26 (19 euro) related to actuarial valuation of pension assets under U.S. GAAP, which results from a difference in the expected return on plan assets assumption under U.S. GAAP of 4.396% as compared to 4.397% under IFRS.
■	Other Income (Expense), Net — During 2014, Fyffes recorded $1,586 (1,162 euro) as an increase to goodwill and the associated deferred contingent consideration liability in connection with a previous acquisition. Assuming the combination occurred on January 1, 2013, under U.S. GAAP, this adjustment would have been recorded in the statement of operations. As such, an IFRS to U.S. GAAP expense adjustment has been reflected, $1,586 (1,162 euro) in other income (expense), net in the six months ended June 30, 2014.

(B) Pro Forma Adjustments for the six months ended June 30, 2014

The following notes describe the pro forma adjustments made to Fyffes’ historical financial statements and the elimination of historical transactions between Chiquita and Fyffes.

(1)	Combination Related Transaction Costs — Combination related transaction costs of $19,948, incurred in connection with the proposed business combination by both Chiquita ($8,672) and Fyffes ($11,276), have been removed as pro forma adjustments from the unaudited condensed combined pro forma statement of income in the six months ended June 30, 2014, since these are non-recurring in nature.
(2)	Stock-Based Compensation — The conversion of Chiquita and Fyffes stock-based compensation awards into Chiquita Fyffes stock-based compensation awards generated an incremental pro forma compensation expense adjustment of $2,535. An income tax benefit of $80 was recorded at an applicable statutory tax rate of 12.5%.

Fyffes

See footnote 3 regarding Fyffes unvested stock option grant of 3,864. Fyffes stock options will be converted into ChiquitaFyffes options and the performance based condition in respect of these options will be deemed satisfied and such options will be subject to time-based vesting through

October 2, 2015. Upon consummation of the combination and determination of a new grant date, the Fyffes stock options will be required to be fair valued in accordance with ASC 718 and any incremental compensation expense will be determined. The stock options, once converted, will be accounted for by ChiquitaFyffes as compensation expense post-combination.

For pro forma purposes we have estimated the weighted average fair value per Fyffes option share granted was between $10.29 and $10.33 using a Black-Scholes option pricing model based on the following assumptions at the date of option grant: stock price of $14.00 as of September 25, 2014, weighted average risk-free interest rate of 0.9%, dividend yield of 0%, volatility factor of 34% and a weighted average expected life of between seven and eight years. This resulted in incremental pro forma compensation expense adjustments of $641 and $1,282 for the six months ended June 30, 2014 and the year ended December 31, 2013, respectively. Income tax benefits of $80 and $160 were recorded at an applicable statutory tax rate of 12.5%, respectively.

Chiquita

Chiquita has a long term incentive program (LTIP) with awards that are performance-based compensation based on achievement of free cash flow target and total shareholder return relative to peer companies. As of June 30, 2014, Chiquita had three performance period LTIP awards outstanding and the following target awards, 2012 – 2014: 195,543, 2013 – 2015: 323,152 and 2014 – 2016: 231,245. In connection with the combination, Chiquita’s performance-based vesting criteria in respect of these units will be deemed satisfied and such units will remain subject to any outstanding time-based vesting. The number of ChiquitaFyffes ordinary shares eligible to be acquired pursuant to such units will be based on the number of Chiquita common shares which would have been acquired at the target level of performance under the corresponding restricted Chiquita stock units.

Upon consummation of the combination and determination of a new grant date, the Chiquita stock options and other Chiquita equity-based awards will be required to be fair valued in accordance with ASC 718 and any incremental compensation expense will be determined. The stock unit awards, once converted, will be accounted for by ChiquitaFyffes as compensation expense post-combination.

For pro forma purposes, we have estimated the stock based compensation expense using the following assumptions: 100% target awards, stock price of $14.00 at September 25, 2014 and 3 year time vesting. This resulted in incremental pro forma compensation expense adjustments of $1,769 and $1,743 for the six months ended June 30, 2014 and the year ended December 31, 2013, respectively. No income tax benefits were applied as Chiquita has a full tax valuation allowance.

Additionally, on March 9, 2014, the Chiquita board of directors approved a grant of a retention stock award to Chiquita’s Senior Executive Vice President and Chief Operating Officer. The award consists of two tranches, the first of which is a time-vesting award, which includes a performance condition with respect to Chiquita shares with a value of $500,000 at grant, which will vest on the second anniversary of the closing of the transaction subject to continued service through such date. The $500,000 in the first tranche will be expensed over the service period, which can be determined once an accounting determination is made that it is probable that the performance condition (closing of the combination) will be achieved. At June 30, 2014, the fair value of this grant is zero since the unaudited condensed combined balance sheet gives effect to the combination as if it occurred on June 30, 2014 and this grant will be expensed over the service period upon closing of the combination. For pro forma income statement purposes, we have estimated the incremental pro forma compensation expense adjustments of $125 and $250 for the six months ended June 30, 2014 and the year ended December 31, 2013, respectively. No income tax benefits were applied as Chiquita has a full tax valuation allowance.

The second tranche will also consist of an amount of shares with a value of $500,000 at grant, which will vest upon the attainment of performance objectives to be established at the closing of the transaction. The performance objectives have not been established and therefore a grant date for accounting purposes has not been established and fair value of the award cannot be measured at this time. As a result, ChiquitaFyffes has not included an adjustment in the pro forma condensed combined financial information.

These retention stock awards will be accounted for by ChiquitaFyffes as compensation expense post-combination.

(3)	Depreciation and Amortization — Depreciation expense for the six months ended June 30, 2014 was $5,190 based on the fair value of the property, plant and equipment and estimated useful lives described in Note 4(B)(1)(b) above, which represented an incremental pro forma depreciation expense adjustment of ($117) from Fyffes historical depreciation expense.

Amortization expense for the six months ended June 30, 2014 was $3,335 based on the fair value of the customer relationship intangibles and estimated useful lives described in Note 4(B)(1)(b) above, which represented an incremental adjustment of ($3,335) from Fyffes historical amortization expense. An income tax benefit of $417 was recorded at an applicable statutory tax rate of 12.5%.

(4)	Other Income (Expense), Net — During the six months ended June 30, 2014, Fyffes recorded a charge of $113 related to discounting certain long term provisions (liabilities) under IFRS. To conform to Chiquita’s accounting policies under U.S. GAAP (no discounting), the discount of $113 was eliminated.
(5)	Eliminations — Intercompany eliminations relate to historical transactions between Chiquita and Fyffes that will be considered intercompany transactions once the combination is consummated. Net sales of $5,944 and cost of sales of $5,944 have been eliminated for the six months ended June 30, 2014.
(6)	Inventory — The fair value adjustment to inventory of $259 recognized as part of preliminary purchase price allocation will be expensed consistent with the related inventory turnover period and, as such, is reflected as a pro forma expense adjustment of ($259). An income tax benefit of $32 was recorded at an applicable statutory tax rate of 12.5%.

6. Unaudited Pro Forma Condensed Combined Statement of Income Adjustments for the Year Ended December 31, 2013

(A) Adjustments from IFRS to U.S. GAAP

Fyffes historical audited financial statements were prepared in accordance with IFRS as issued by the IASB and presented in thousands of euros. Therefore, the following reclassifications and adjustments were reflected to convert Fyffes income statement from IFRS to U.S. GAAP.

	Reclassifications(1)
(amounts in thousand euros, total amounts may not recalculate due to rounding)	Depreciation & Amortization Expense	Administration & Distribution Expense	Financial Expenses	Adjustments(2)		Total
Cost of sales	4,009	(14,792)	56	(3,278	)(a)	(14,006)
Distribution	2,862	23,463	—	—		26,325
SG&A	—	(46,695)	—	74	(b)	(46,621)
Administration	2,924	35,937	—	—		38,861
Depreciation	(9,794)	2,432	—	—		(7,362)
Amortization	(1,773)	440	—	—		(1,333)
Other operating income/(expense), net	1,773	(786)	(56)	—		932
Operating income	—	—	—	(3,204)		(3,204)
Interest income	—	—	96	—		96
Interest expense	—	—	(788)	—		(788)
Financial expense, net	—	—	1,296	—		1,296
Other income (expense), net	—	—	(604)	(927	)(c)	(1,531)
Income taxes	—	—	—	(461	)(a)(d)	(461)
Net earnings attributable to common shareholders	—	—	—	(4,592)		(4,592)

(1)	IFRS to U.S. GAAP Reclassifications

Under IFRS, expenses may be classified according to their nature or function, therefore certain reclassifications have been made to Fyffes IFRS presentation to U.S. GAAP presentation as follows:

■	Depreciation and Amortization Expense — Depreciation and amortization have been reclassified to separate line items in conformity with U.S. GAAP and Chiquita’s classifications.
■	Administration & Distribution Expense — Fyffes distribution and administration balances classified under IFRS have been reclassified to U.S. GAAP classifications, primarily related to SG&A and cost of sales.
■	Financial Expenses — Fyffes financial expenses, combined in one finance expense line item, in accordance with IFRS separately classified for its related components in accordance with U.S. GAAP.
(2)	IFRS to U.S. GAAP Adjustments for the Twelve Months Ended December 31, 2013
(a)	Cost of sales IFRS to U.S. GAAP adjustments ($4,361) (3,278 euro) consist of the following:

Biological Assets — As discussed above, biological assets are carried at fair value under IFRS, whereas they are carried at lower of cost or market under U.S. GAAP. An IFRS to U.S. GAAP adjustment of $(1,281) (963 euro) was recorded to remove the fair value adjustment recorded by Fyffes through its statement of operations in 2013.

Derivatives and hedge accounting — An expense adjustment of $(3,080) (2,315 euro) to recognize changes in fair value of hedging instruments because certain foreign currency hedges which hedge multiple exposures and qualified for hedge accounting under IFRS would not qualify for hedge accounting under U.S. GAAP. An income tax benefit of $385 (289 euro) was recorded at an applicable statutory tax rate of 12.5%.

(b)	SG&A — Adjustment consists of a pension adjustment of $98 (74 euro) related to actuarial valuation of pension assets under U.S. GAAP, which results from a difference in the expected return on plan assets assumption under U.S. GAAP of 4.3% as compared to 4.5% under IFRS.
(c)	Other Income (Expense), Net — During 2013, Fyffes recorded $1,233 (927 euro) as an increase to goodwill and the associated deferred contingent consideration liability in connection with a previous acquisition. Assuming the combination occurred on January 1, 2013, under U.S. GAAP, this adjustment would have been recorded in the statement of operations. As such, an IFRS to U.S. GAAP expense adjustment has been reflected, $(1,233) (927 euro) in other income (expense), net in 2013.
(d)	Income Taxes — An IFRS to U.S. GAAP income tax expense adjustment of $(998) (750 euro) was recorded related to the application of a tax rate change in 2013 (23% to 20% specific to the jurisdiction changed) on deferred incomes taxes, which was accounted for in equity under IFRS accounting guidance, but is recorded in the statement of operations in accordance with U.S. GAAP.

(B) Pro Forma Adjustments for the twelve months ended December 31, 2013

(1)	Inventory — The fair value adjustment to inventory of $1,307 recognized as part of preliminary purchase price allocation will be expensed consistent with the related inventory turnover period and as such is reflected as a pro forma expense adjustment of $(1,307). An income tax benefit of $163 was recorded at an applicable statutory tax rate of 12.5%.
(2)	Stock-Based Compensation — The conversion of Chiquita and Fyffes stock-based compensation awards into Chiquita Fyffes stock-based compensation awards generated an incremental pro forma compensation expense adjustment of $3,275. An income tax benefit of $160 was recorded at an applicable statutory tax rate of 12.5%. See footnote 5(B)(2).
(3)	Depreciation and Amortization — Depreciation for the year ended 2013 was $10,021 based on the fair value of the property, plant and equipment and estimated useful lives described in Note 4(B)(1)(b) above, which included an incremental pro forma adjustment of $(227) from Fyffes historical depreciation expense.

Amortization for the year ended 2013 was $8,276 based on the fair value of the customer relationship intangibles and estimated useful lives described in Note 4(B)(1) above, which represented an incremental pro forma adjustment of $(6,503) from Fyffes historical amortization expense. An income tax benefit of $813 was recorded at an applicable statutory tax rate of 12.5%.

(4)	Other Income (Expense), Net — In 2013, Fyffes recorded a charge of $1,057 related to discounting certain long term provisions (liabilities) under IFRS. To conform to Chiquita’s accounting policies under U.S. GAAP (no discounting), the discount of $1,057 was eliminated.
(5)	Eliminations — Intercompany eliminations relate to historical transactions between Chiquita and Fyffes that will be considered intercompany transactions once the combination is consummated. Net sales of $13,653 and cost of sales of $13,653 have been eliminated.

7. Unadjusted Pro Forma Balances

At this time, Chiquita, as the accounting acquirer, does not have sufficient information as to the full details of Fyffes legal proceedings, tax transfer pricing and uncertain tax positions and joint ventures (consolidation/non-consolidation) to conclude on the final ASC 805 treatment of such items as information surrounding these items is still considered confidential by Fyffes due to the regulatory approvals described in the proxy statement/prospectus under the heading “The Combination — Regulatory Approvals Required” beginning on page 81. Therefore, no adjustments have been recorded to the unaudited pro forma condensed combined financial information as it relates to these matters.

8. Earnings per Share

The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the consolidated basic and diluted weighted average shares of ChiquitaFyffes. The pro forma basic and diluted weighted average shares outstanding are a combination of historic Chiquita shares and the shares issued as part of the combination to Fyffes shareholders at an exchange ratio of 0.1113 ChiquitaFyffes share per Fyffes share. On a standalone basis, Chiquita reported a net loss for the six months ended June 30, 2014 and the year ended December 31, 2013; therefore, there was no dilutive effect of stock options and other awards. ChiquitaFyffes’ unaudited pro forma condensed combined statement of operations shows net income for the six months ended June 30, 2014, therefore the dilutive effect of Chiquita’s stock options and other stock awards of 1,159 shares for the six months ended June 30, 2014 have been included in the diluted weighted-average number of common shares outstanding calculations. ChiquitaFyffes unaudited pro forma condensed combined statement of operations shows net income for the year ended December 31, 2013, therefore the dilutive effect of Chiquita’s stock options and other stock awards of 910 shares for the year ended December 31, 2013 have been included in the diluted weighted-average number of common shares outstanding calculations.

Weighted average number of common shares outstanding was calculated as follows:

Six months ended June 30, 2014:

(shares in thousands)	Chiquita	Fyffes	Pro Forma Combined
Weighted-average number of common shares outstanding:
Basic	46,883	33,130	80,013
Dilutive effect of stock options and other stock awards	1,159	618	1,777
Diluted	48,042	33,748	81,790

Year ended December 31, 2013:

(shares in thousands)	Chiquita	Fyffes	Pro Forma Combined
Weighted-average number of common shares outstanding:
Basic	46,577	33,118	79,695
Dilutive effect of stock options and other stock awards	910	249	1,159
Diluted	47,487	33,367	80,854

9. Pro Forma Table of Combined Contractual Obligations

The following pro forma combined contractual obligations table at December 31, 2013 combines the contractual obligations for Chiquita as derived from Chiquita’s Form 10-K for the year ended December 31, 2013 incorporated by reference in this proxy statement/prospectus and Fyffes contractual obligations table for the year ended December 31, 2013 included in this proxy statement/prospectus. The ChiquitaFyffes pro forma combined contractual obligations table does not include any expected costs savings or potential operating synergies in the areas of fruit utilization, shipping, port operations, packaging and procurement, which may have an impact on the pro forma combined contractual obligations disclosure.

(In thousands US$)	Total	2014	2015-2016	2017-2018	Later Years
Long-term debt	$631,648	$1,636	$203,136	$1,875	$425,000
Capital and build-to-suit leases	43,391	2,136	4,666	1,933	34,656
Operating leases	352,417	112,216	144,033	59,296	36,872
Purchase commitments	3,366,381	1,518,111	1,004,367	484,391	359,512
Interest on debt and capital leases	314,513	47,266	91,515	75,465	100,267
Pension and severance obligations	97,599	10,764	20,303	19,690	46,842
Other	49,014	23,974	17,482	6,739	819
	$4,854,963	$1,716,102	$1,485,503	$649,390	$1,003,968
1.	The table summarizes pro forma contractual obligations for future cash payments at December 31, 2013 and includes only scheduled principal maturities and for Chiquita the full $200 million principal of and the $425 million principal of the Convertible Senior Notes and 7.875% Notes, respectively.
2.	Purchase commitments consist primarily of long-term contracts to purchase bananas, lettuce and other produce from third-party producers. The terms of these contracts set the price for the purchased fruit for one to ten years; however, many of these contracts are subject to price renegotiations every one to two years.

Therefore, we are only committed to purchase the produce at the contract price until the renegotiation date. Purchase commitments included in the table are based on the current contract price and the estimated volume we are committed to purchase until the next renegotiation date. These purchase commitments represent normal and customary operating commitments in the industry.

3.	Obligations in euros were translated using the period-end rate of $1.3645 per euro.

UPDATE TO COMPARATIVE PER SHARE DATA

The following tables set forth certain historical, pro forma and pro forma equivalent per share financial information for Chiquita common shares and Fyffes ordinary shares. The unaudited pro forma and pro forma equivalent per share financial information gives effect to the combination of Fyffes and Chiquita as if the combination had occurred on June 30, 2014 for book value per share data and as of January 1, 2013 for net income per share data.

The pro forma per share balance sheet information combines Chiquita’s June 30, 2014 unaudited condensed consolidated balance sheet with Fyffes June 30, 2014 unaudited consolidated balance sheet. The pro forma per share income statement information for the six months ended June 30, 2014 and the year ended December 31, 2013 combines Chiquita’s unaudited condensed consolidated statement of income for the six months ended June 30, 2014 and the audited consolidated statement of income for the year ended December 31, 2013 with Fyffes unaudited consolidated income statement for the six months ended June 30, 2014 and the audited consolidated statement of income for the year ended December 31, 2013, respectively. ChiquitaFyffes Limited was formed on February 25, 2014 for purposes of facilitating the scheme and does not maintain any material balances nor has it had any material activity since formation. The Fyffes pro forma equivalent data per common share financial information is calculated by multiplying the combined unaudited pro forma data per common share amounts by the exchange ratio (0.1113 ordinary shares of ChiquitaFyffes for each ordinary share of Fyffes).

The following information should be read in conjunction with the audited financial statements of Chiquita, which are incorporated by reference in the proxy statement/prospectus and this supplement, and the audited financial statements of Fyffes, which appear in the proxy statement/prospectus, and the financial information contained the “Updated Unaudited Pro Forma Condensed Combined Financial Information” and “Updated Selected Historical Financial Data of Chiquita” sections of this supplement, beginning on page 57 and 58 of this supplement respectively. The unaudited pro forma information below is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the combination had been completed as of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. In addition, the unaudited pro forma information does not purport to indicate balance sheet data or results of operations data as of any future date or for any future period.

	As of and for the six months ended June 30, 2014	As of and for the year ended December 31, 2013
Chiquita Historical Data per Common Share
Net income (loss) per common share
Basic	$(0.14)	$(0.34)
Diluted	$(0.14)	$(0.34)
Cash dividends declared per common share	$—	$—
Book value per common share(1)	$8.03	$8.00

	As of and for the six months ended June 30, 2014	As of and for the year ended December 31, 2013
Fyffes Historical Data per Ordinary Share
Net income (loss) per ordinary share
Basic	€0.0623	€0.0861
Diluted	€0.0612	€0.0851
Cash dividends declared per ordinary share(2)	€0.00714	€0.0217
Book value per ordinary share(3)	€0.52	€0.50

	As of and for the six months ended June 30, 2014	As of and for the year ended December 31, 2013
ChiquitaFyffes Limited Combined Unaudited Pro Forma Data per Ordinary Share
Net income (loss) per common share
Basic	$0.38	$0.04
Diluted	$0.37	$0.04
Cash dividends declared per common share	$—	$—
Book value per common share(4)	$10.62	$9.28

	As of and for the six months ended June 30, 2014	As of and for the year ended December 31, 2013
Fyffes Unaudited Pro Forma Equivalent Data per Ordinary Share(5)
Net income (loss) per ordinary share
Basic	$0.04	$—
Diluted	$0.04	$—
Cash dividends declared per ordinary share(2)	$—	$—
Book value per ordinary share(3)	$1.18	$1.03

(1)	Historical book value per share is calculated by taking total shareholders’ equity divided by total outstanding common shares.
(2)	Fyffes cash dividends declared for the year ended December 31, 2013 of €0.0217 includes a proposed final dividend for the year of €0.0149 which was subsequently approved by Fyffes shareholders at its Annual General Meeting on May 14, 2014. Fyffes cash dividends declared for the six months ended June 30, 2014 includes an interim dividend of €0.00714 declared by the Fyffes board of directors, which will be paid on October 6, 2014 to shareholders of record on September 5, 2014.
(3)	Same as Chiquita historical as there has been no change in dividend policy.
(4)	ChiquitaFyffes Limited pro forma book value per ordinary share is calculated by taking pro forma combined total shareholders’ equity divided by pro forma combined total outstanding common shares.
(5)	Fyffes Unaudited Pro Forma Equivalent Data per ordinary share is calculated by applying the share exchange ratio of 0.1113 to the ChiquitaFyffes Limited Combined Unaudited Pro Forma Data per Ordinary Share.

UPDATE TO COMPARATIVE PER SHARE MARKET PRICE DATA AND
DIVIDEND INFORMATION

Chiquita common shares are listed and traded on the NYSE under the symbol “CQB.” Fyffes ordinary shares are listed and traded on the ESM under the symbol “FFY: Dublin.” The following table sets forth, for the calendar quarters indicated, the high and low sales closing prices per share of Chiquita common shares and the high and low sales prices per share of Fyffes ordinary shares, as reported on the NYSE and ESM, respectively, as adjusted for all stock splits or stock dividends. In addition, the table also sets forth the quarterly cash dividends per share declared by Chiquita with respect to its common shares and Fyffes with respect to its ordinary shares. On August 4, 2014, the record date for the Chiquita special meeting, there were 46,965,393 shares of Chiquita common shares outstanding and (excluding treasury shares) 297,659,807 Fyffes ordinary shares outstanding.

	Chiquita Brands International, Inc.					Fyffes plc
	High		Low		Dividends Declared	High		Low		Dividends Declared
For the quarterly period ended:
2012
March 31, 2012		$10.37		$8.04	$—		€0.44		€0.37		€0.0132
June 30, 2012		$8.96		$4.66	$—		€0.51		€0.41		€—
September 30, 2012		$7.96		$4.75	$—		€0.58		€0.47		€0.0065
December 31, 2012		$8.39		$6.61	$—		€0.58		€0.47		€—
2013
March 31, 2013		$8.25		$6.10	$—		€0.69		€0.55		€0.0142
June 30, 2013		$11.08		$7.05	$—		€0.71		€0.65		€—
September 30, 2013		$13.57		$11.03	$—		€0.79		€0.67		€0.0068
December 31, 2013		$12.90		$9.41	$—		€0.87		€0.77		€—
2014
March 31, 2014		$12.45		$10.02	$—		€1.34		€0.84		€0.0149
June 30, 2014		$12.64		$10.10	$—		€1.34		€1.08		€—
September 30, 2014 (through September [•], 2014)	$	[•]	$	[•]	$—	€	[•]	€	[•]	€	[•]

On March 7, 2014, the last trading day before the transaction agreement was announced, the closing prices of Chiquita common shares and Fyffes ordinary shares as reported on the NYSE and the ESM, respectively, and the equivalent value of the consideration per Fyffes ordinary share, which was calculated by multiplying the closing price of Chiquita common shares as of the specified date by the exchange ratio of 0.1113, were $10.84, €0.89 and $1.21, respectively. On September 25, 2014, the last trading day before the amendment was announced, the closing prices of Chiquita common shares and Fyffes ordinary shares as reported on the NYSE and the ESM, respectively, and the equivalent value of the consideration per Fyffes ordinary share, which was calculated by multiplying the closing price of Chiquita common shares as of the specified date by the exchange ratio of 0.1113, were $14.00, €1.07 and $1.56, respectively. On September [•], 2014, the last practicable day before the printing of this supplement, the closing prices of Chiquita common shares and Fyffes ordinary shares as reported on the NYSE and the ESM, respectively, and the equivalent value of the consideration per Fyffes ordinary share, which was calculated by multiplying the closing price of Chiquita common shares as of the specified date by the exchange ratio of 0.1113, were $[•], €[•] and $[•], respectively.

UPDATE TO WHERE YOU CAN FIND MORE INFORMATION

Chiquita files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that Chiquita files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. Any other information contained on any website referenced in the proxy statement/prospectus or this supplement is not incorporated by reference in the proxy statement/prospectus or this supplement.

Because Chiquita’s shares are listed on the New York Stock Exchange, Chiquita’s reports, proxy statements and other information can also be reviewed and copied at the office of that exchange at 20 Broad Street, New York, New York 10005.

This supplement is an amendment to a registration statement and constitutes an amendment to the prospectus of ChiquitaFyffes in addition to being a supplement to the proxy statement of Chiquita and Fyffes for their special meetings. As allowed by SEC rules, this supplement does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You may inspect and copy the registration statement at any of the addresses listed above. The SEC allows Chiquita to “incorporate by reference” information into this supplement. This means ChiquitaFyffes can disclose important information to you by referring you to another document separately filed with the SEC. The information incorporated by reference is considered a part of this supplement, except for any information superseded by information in this supplement. In addition, any later information that Chiquita files with the SEC will automatically update and supersede this information. This supplement incorporates by reference the documents listed below that Chiquita has previously filed with the SEC. These documents contain important information, including about ChiquitaFyffes and its finances.

You should rely only on the information contained in the proxy statement/prospectus, this supplement or that we have referred to you. None of Chiquita, ChiquitaFyffes or Fyffes has authorized anyone to provide you with any additional information. This supplement is dated as of the date listed on the cover page. You should not assume that the information contained in this supplement is accurate as of any date other than such date, and neither the mailing or posting of this supplement to shareholders of Chiquita or Fyffes nor the issuance of ordinary shares of ChiquitaFyffes in the combination shall create any implication to the contrary.

The following documents, which have been filed with the SEC by Chiquita, are hereby incorporated by reference into this supplement:

•	Annual Report on Form 10-K of Chiquita for the fiscal year ended December 31, 2013;
•	Quarterly Report on Form 10-Q of Chiquita for the quarter ended June 30, 2014;
•	Current Reports on Form 8-K of Chiquita (only to the extent “filed” and not “furnished”), filed on March 10, 2014, March 12, 2014, April 29, 2014, April 30, 2014, May 29, 2014, June 3, 2014, July 28, 2014, August 7, 2014, August 11, 2014, August 14, 2014, August 27, 2014, August 28, 2014, September 5, 2014, September 8, 2014, September 10, 2014, September 16, 2014 and September 26, 2014; and
•	the information specifically incorporated by reference into Chiquita’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 from Chiquita’s Definitive Proxy Statement on Schedule 14A for Chiquita’s 2014 Annual Meeting of Shareholders, filed with the SEC on April 11, 2014.

All additional documents that Chiquita may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this supplement and prior to the Chiquita special meeting, shall also be deemed to be incorporated by reference. However, some documents or information, such as that called for by Item 2.02 and Item 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents or information is incorporated by reference into this supplement. Additionally, to the extent this supplement, or the documents or information incorporated by reference into this supplement, contains references to the Internet websites of Chiquita or Fyffes, the information on those websites does not constitute a part of, and is not incorporated by reference into, this supplement.

If you are a shareholder of Chiquita, you can obtain any of the documents incorporated by reference (including those incorporated by reference for the purposes of the Irish Takeover Rules, as specified below) through Chiquita or the SEC. Documents incorporated by reference are available from Chiquita without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this supplement. You will not receive copies of the documents incorporated by reference, as they are not being sent to shareholders unless specifically requested. You may obtain documents incorporated by reference in this supplement free of charge by requesting them in writing or by telephone as follows:

Secretary Chiquita Brands International, Inc. 550 South Caldwell Street Charlotte, North Carolina 28202 (980) 636-5000	Computershare Investor Services (Ireland) Limited Heron House Corrig Road Sandyford Industrial Estate Dublin 18 Ireland (01) 696-8423 (within Ireland) +353-1-696-8423 (outside Ireland)

In order to ensure timely delivery of the documents, Chiquita shareholders must make their requests no later than five business days prior to the date of the special meeting of Chiquita shareholders, or no later than October 10, 2014.

This supplement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any circumstances in which such offer or solicitation is unlawful. The distribution or possession of this supplement in or from certain jurisdictions may be restricted by law. You should, if applicable, observe any such restrictions. ChiquitaFyffes, Chiquita and Fyffes do not assume any responsibility in this regard.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this supplement will be deemed to be modified or superseded for purposes of this supplement to the extent that a statement contained in this supplement or any other subsequently filed document that is deemed to be incorporated by reference into this supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this supplement. Any statement concerning the contents of any contract or other document filed as an exhibit to the registration statement is not necessarily complete. With respect to each contract or other document filed as an exhibit to the registration statement, you are referred to that exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

For the purposes of the Irish Takeover Rules, the following information, relating to Chiquita, which has been incorporated by reference can be found in the following documents which are available at www.sec.gov:

Revenue and net profit or loss before taxation, the charge for tax, extraordinary items, minority interests, the amount absorbed by dividends, and earnings and dividends per share	Annual Report on Form 10-K of Chiquita for the fiscal year ended December 31, 2013, Exhibit 13 page no. 23 Annual Report on Form 10-K of Chiquita for the fiscal year ended December 31, 2012, Exhibit 13 page no. 23 Annual Report on Form 10-K of Chiquita for the fiscal year ended December 31, 2011, Exhibit 13 page no. 18 Quarterly Report on Form 10-Q of Chiquita for the quarter ended June 30, 2014, page 3

A statement of net assets and liabilities shown in the latest published audited accounts	Annual Report on Form 10-K of Chiquita for the fiscal year ended December 31, 2013, Exhibit 13 page no. 25
A cash flow statement if provided in the last published audited accounts	Annual Report on Form 10-K of Chiquita for the fiscal year ended December 31, 2013, Exhibit 13 page no. 27
Significant accounting policies together with any points from the notes to the accounts which are of major relevance to an appreciation of the figures	Annual Report on Form 10-K of Chiquita for the fiscal year ended December 31, 2013, Exhibit 13 pages no. 28 to 80

UPDATE TO EXCHANGE RATES

On September 26, 2014, the noon buying rate was $1.2686 to €1.00, according to the U.S. Federal Reserve Board.

The following table sets forth, for the periods indicated, the high, low, average and period-end exchange rates expressed in dollar per Euro.

Period	High	Low	Average(1)	Period End
2009	1.5100	1.2547	1.3955	1.4332
2010	1.4536	1.1959	1.3216	1.3269
2011	1.4875	1.2926	1.4002	1.2973
2012	1.3463	1.2062	1.2909	1.3186
2013	1.3816	1.2774	1.3303	1.3779
Six months ended June 30, 2014	1.3927	1.3500	1.3714	1.3690

Source: The Federal Reserve Bank of New York and the U.S. Federal Reserve Board.

(1)	Average month-end rates.

The information contained in Parts 2, 3 and 4 of this supplement is not required to be included pursuant to the rules and regulations of the SEC but is included solely to comply with the requirements of the Irish Companies Acts 1963 to 2013 and the Irish Takeover Rules to provide the information required under such laws to Fyffes shareholders.

PART 2  — EXPLANATORY STATEMENT
(As modified by an Order of the Irish High Court dated October [•  ], 2014)

(IN COMPLIANCE WITH SECTION 202 OF THE COMPANIES ACT 1963 OF IRELAND)
To Fyffes Shareholders, and, for information only, to Fyffes Equity Award Holders

RECOMMENDED ACQUISITION OF FYFFES SHARES BY MEANS OF A SCHEME OF ARRANGEMENT UNDER SECTION 201 OF THE COMPANIES ACT 1963 OF IRELAND

1.	INTRODUCTION

As announced, on March 10, 2014, Chiquita Brands International Inc. (“Chiquita”) entered into a transaction agreement with Fyffes plc (“Fyffes”), ChiquitaFyffes Limited (formerly known as Twombly One Limited) (“ChiquitaFyffes”), CBII Holding Corporation (“Delaware Sub”) and Chicago Merger Sub, Inc. (“Merger Sub”) (the “Transaction Agreement”) pursuant to which ChiquitaFyffes will acquire Fyffes in a stock-for-stock transaction. As further announced, on September 25, 2014 the parties to the Transaction Agreement entered into an amended transaction agreement. See “Amendment to Transaction Agreement” on page 27 of this supplement for a summary of the material terms of the amended transaction agreement.

Capitalised terms used but not defined in this Explanatory Statement shall have the meanings ascribed to such terms in The Scheme of Arrangement.

Your attention is drawn to the section of this supplement captioned “Update to the Combination —  Update to Recommendations of the Fyffes Board of Directors and Fyffes Reasons for the Combination” beginning on page 13 of this supplement, which set forth the reasons why the board of Fyffes, which has been so advised by Lazard for the purposes of Rule 3 of the Irish Takeover Rules, considers the terms of the Combination to be fair and reasonable and why the board of Fyffes unanimously recommends that all Fyffes Shareholders vote in favour of the Scheme at the Court Meeting, as the board of Fyffes intend to do in respect of their own beneficial holdings of Fyffes Shares, which represent, as of latest practicable date prior to the printing of this Explanatory Statement, approximately 0.9 percent of the existing issued share capital of Fyffes outstanding and entitled to vote. In considering the recommendation of the board of directors of Fyffes, you should be aware that certain directors and executive officers of Fyffes will have interests in the Combination in addition to interests they might have as shareholders. See “The Combination — Interests of Certain Persons in the Combination — Fyffes” beginning on page 106 of the proxy statement/prospectus and “Update to the Combination — Update to Interests of Certain Persons in the Combination — Fyffes” beginning on page 26 of this supplement. In providing its advice to the directors of Fyffes, Lazard has taken into account the commercial assessments of the Fyffes directors.

2.	THE COMBINATION

The Combination will be effected by way of a Scheme of Arrangement between Fyffes and the Scheme Shareholders pursuant to Section 201 of the Companies Act 1963 of Ireland and a merger transaction under U.S. law. The Scheme is set out in full in Part 3 to this supplement. Under the terms of the Scheme (which will be subject to the conditions set out at Annex B to the Proxy statement/prospectus), ChiquitaFyffes will issue and allot 0.1113 (the “Exchange Ratio”) of a ChiquitaFyffes ordinary share to Scheme Shareholders for each Fyffes Share held by the Scheme Shareholders in consideration for (i) the cancellation of their Cancellation Shares and/or (ii) the transfer to ChiquitaFyffes of their Transfer Shares and (iii) the issue by Fyffes to ChiquitaFyffes, as fully paid up shares, of the New Fyffes Shares. Each ChiquitaFyffes ordinary share will be issued in accordance with, and subject to the rights and obligations of, the memorandum and articles of association of ChiquitaFyffes, which are expected to be amended and restated prior to the effective time in the form attached as Annex D to the Proxy statement/prospectus. For a comparison of the rights and privileges of a holder of shares of ChiquitaFyffes as compared to a holder of shares of Chiquita or Fyffes, see

“Comparison of the Rights of Holders of Chiquita Common Shares and ChiquitaFyffes Ordinary Shares” and “Comparison of the Rights of Holders of Fyffes Ordinary Shares and ChiquitaFyffes Ordinary Shares” beginning on pages 230 and 265, respectively, of the proxy statement/prospectus.

The Scheme involves an application by Fyffes to the Irish High Court to sanction the Scheme. If the Scheme becomes effective, all Cancellation Shares will be cancelled pursuant to Sections 72 and 74 of the Act and the Transfer Shares will be automatically transferred to ChiquitaFyffes in accordance with the terms of the Scheme. The reserve arising from the cancellation of the Cancellation Shares will be capitalized and used to issue fully paid New Fyffes Shares to ChiquitaFyffes in place of the Cancellation Shares cancelled pursuant to the Scheme. As a result of the Scheme, Fyffes will become a wholly owned subsidiary of ChiquitaFyffes. The Scheme and the Combination are subject to a number of conditions (summarized in paragraph 3 below and set out in full at Annex B to the proxy statement/prospectus).

The Scheme will require, among other things, approval by Scheme Shareholders of the Scheme as of the Voting Record Time at the Court Meeting, approval of certain resolutions proposed by Fyffes Shareholders as of the Voting Record Time at the EGM and the hearing of the Irish High Court to sanction the Scheme (the “Court Hearing”).

Assuming the necessary approvals from the Fyffes Shareholders have been obtained and all other conditions are satisfied or, to the extent applicable, waived, the Scheme will become effective upon delivery to the Registrar of Companies of a copy of the Court Order of the Irish High Court sanctioning the Scheme together with the minute required by Section 75 of the Act confirming the capital reduction and registration of the Court Order and minute by the Registrar of Companies. Upon the Scheme becoming effective, it will be binding on all Scheme Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or the EGM. It is expected that the Scheme will become effective and that the Combination will be completed during the last quarter of 2014.

3.	THE CONDITIONS

The Conditions to the Combination and the Scheme are set out in full at Annex B to the Proxy statement/prospectus. Completion of the Combination and the Scheme is subject to the satisfaction (or waiver, to the extent permitted) of the Conditions which are summarized below on or before the sanction of the Scheme by the Irish High Court pursuant to Section 201 of the Companies Act 1963:

•	the adoption of the Transaction Agreement by the affirmative vote of a majority of the votes cast by Chiquita Shareholders at a shareholder meeting called for this purpose;
•	the approval by the Fyffes Shareholders at the Court Meeting and the sanction by the Irish High Court of the Scheme;
•	the EGM Resolutions (other than Resolution #4) being duly passed by the requisite majority at the Fyffes EGM;
•	the approval for listing (subject only to certain standard conditions) of the ChiquitaFyffes Shares;
•	all applicable waiting periods under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, having expired or having been terminated, in each case in connection with the Combination;
•	all consents, clearances, approvals, permissions, permits, nonactions, orders and waivers to be obtained from, and all registrations, applications, notices and filings to be made with or provided to, any relevant authority or other third party referred to in conditions 3(d) to 3(h) of Annex B to the Proxy statement/prospectus and all other required merger and regulatory clearances in connection with the Scheme and the Merger, under relevant antitrust, competition or foreign investment laws having been obtained and remaining in full force and effect and applicable waiting periods having expired, lapsed or terminated (as appropriate) (the “Merger/Regulatory Clearances”). The precise terms of the Merger/Regulatory Clearances are contained in conditions 3(d) to 3(h) of Annex B to the Proxy statement/prospectus. The parties have undertaken to take all steps necessary to resolve any objections, if any, that a relevant authority may assert under any antitrust law with respect to the Scheme and the Merger, except action which, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on (i) ChiquitaFyffes and its subsidiaries, taken as a whole (following consummation of the Scheme Transaction and the Merger) or (ii) the benefits anticipated to be realised from the transactions contemplated by the Transaction Agreement (any such action, a “Burdensome Condition”);
•	no injunction, restraint or prohibition by any court of competent jurisdiction which prohibits consummation of the Scheme or the Merger or is reasonably likely, individually or in the aggregate, to constitute (if not removed), a Burdensome Condition having been entered and which is continuing to be in effect;
•	the Transaction Agreement not having been terminated in accordance with its terms; and
•	the registration statement on Form S-4 of which the Proxy statement/prospectus is a part having become effective under the Securities Act and not being the subject of any stop order or proceedings seeking any stop order.

In addition, Chiquita’s and, subject to Panel approval, Fyffes obligation to effect the Combination is conditional, among other things, upon:

•	the accuracy of the other party’s representations and warranties, subject to specified materiality standards;
•	the performance by the other party of its obligations under the Transaction Agreement in all material respects; and
•	the delivery by the other party of an officer’s certificate certifying such accuracy of its representations and warranties and such performance of its obligations.

The Combination is also conditional on the Scheme becoming effective and unconditional by not later than March 10, 2015 (or June 10, 2015, in certain circumstances if the only outstanding conditions relate to anti-trust approval of certain other conditions) or (in either case) earlier if required by the Panel or later if the parties agree and (if required) the Panel consents and (if required) the Irish High Court allows. The Merger is conditional only upon the consummation and implementation of the Scheme and Combination. See “The Transaction Agreement — Conditions to the Completion of the Scheme and the Merger” beginning on page 151 of the proxy statement/prospectus for further information.

4.	CONSENTS AND MEETINGS

The Court Meeting is being held at the direction of the Irish High Court to seek the approval of the Scheme by Scheme Shareholders as of the Voting Record Time. The EGM is being convened to seek the approval of Fyffes Shareholders as of the Voting Record Time with respect to certain resolutions that are necessary or desirable to effect and to implement the Scheme, as described below.

Whether or not a Scheme Shareholder votes in favor of the Scheme at the Court Meeting and/or a Fyffes Shareholder votes in favor of the EGM resolutions at the EGM, if the Scheme becomes effective all Cancellation Shares will be cancelled and the Transfer Shares will be transferred to ChiquitaFyffes in accordance with the terms of the Scheme and ChiquitaFyffes will allot and issue the ChiquitaFyffes Consideration Shares to the former Scheme Shareholders (save that fractional entitlements to ChiquitaFyffes Consideration Shares shall be aggregated and sold in the market by the Exchange Agent with the net proceeds of any such sale distributed in cash pro rata to the Scheme Shareholders whose fractional entitlements were sold).

Before the Irish High Court’s approval for the Scheme can be sought, the Scheme will require approval by the Scheme Shareholders as of the Voting Record Time at the Court Meeting and the passing of the requisite resolutions at the EGM. Subject to the approval by Fyffes shareholders of proposals to adjourn the Court Meeting and the EGM scheduled for October 3, 2014, the Court Meeting will start at 10:00 a.m. (Irish time) and the EGM will start at 10.30 a.m. (Irish time) (or, if later, as soon as possible after the conclusion or adjournment of the Court Meeting) on October 28, 2014.

Notices of the Court Meeting and the EGM are set out at the front of the Proxy statement/prospectus. Entitlement to vote at each meeting will be determined by reference to the Register of Members of Fyffes at the Voting Record Time. See “— Voting Your Ordinary Shares” and “— Voting by CREST members” below.

As of October [•  ] 2014, 297,659,807 Fyffes Shares were issued and outstanding and there were [•  ] registered Members whose names were registered in the Register of Members of Fyffes. As of October [•], 2014, 28,075,000 Fyffes Shares (all of which were held by Fyffes plc and its subsidiaries) were in issue and held in treasury. Any Fyffes Shares that are held in treasury will be cancelled on or prior to the Scheme becoming effective in accordance with Part XI of the Companies Act 1990.

4.1 Court Meeting

Subject to Fyffes shareholders approving the adjournment of the Court Meeting scheduled for October 3, 2014, the Court Meeting will be reconvened for 10.00 a.m. (Irish time) on October 28, 2014 to enable Scheme Shareholders to consider and, if thought fit, approve the Scheme. At the Court Meeting, voting will be by poll and not a show of hands, and each Holder of Scheme Shares as of the Voting Record Time who is present (in person or by proxy) will be entitled to one vote for each Scheme Share held as of the Voting Record Time for the purposes of sub-paragraph (b) below. In order to conduct business at the Court Meeting a quorum must be present. The presence of three persons, each being a Holder of Fyffes Shares as of the Voting Record Time, a proxy for a Holder of Fyffes Shares as of the Voting Record Time or a duly authorized representative of a corporate Holder of Fyffes Shares as of the Voting Record Time, will constitute a quorum for the transaction of business at the Court Meeting. The approval required at the Court Meeting is that those voting to approve the Scheme must:

(a)	represent a simple majority (being more than 50 percent) in number of those Scheme Shareholders as of the Voting Record Time present and voting in person or by proxy; and
(b)	also represent three-fourths (75 percent) or more in value of the Scheme Shares held by those Scheme Shareholders as of the Voting Record Time present and voting (in person or by proxy).

It is important that, for the Court Meeting, as many votes as possible are cast so that the Irish High Court may be satisfied that there is a fair representation of the opinion of Scheme Shareholders as of the Voting Record Time when it is considering whether to sanction the Scheme. Holders of Fyffes Shares are therefore strongly urged to complete and return a Form of Proxy for the Court Meeting as soon as possible.

4.2 Extraordinary General Meeting

In addition, subject again to Fyffes shareholders approving the proposal to adjourn the EGM until October 28, 2014, the EGM will be reconvened for 10.30 a.m. (Irish time) on October 28, 2014 (or, if later, as soon as possible after the conclusion or adjournment of the Court Meeting). A quorum must be present in order to conduct any business at the EGM. The presence of three persons, each being a Holder of Fyffes Shares as of the Voting Record Time, a proxy for a Holder of Fyffes Shares as of the Voting Record Time or a duly authorized representative of a corporate Holder of Fyffes Shares as of the Voting Record Time, will constitute a quorum for the transaction of business at the EGM. The proposals to be voted upon by the Fyffes Shareholders at the Voting Record Time at the EGM are set out in full under “The Special Meetings of Fyffes Shareholders” beginning on page 54 of the proxy statement/prospectus. EGM resolutions #1 and #2, as described therein, are “special resolutions”, which means that they require the approval of the Holders of at least 75 percent of the votes cast by or on behalf of the Holders of Fyffes Shares as of the Voting Record Time present and voting, either in person or by proxy at the EGM. Resolution #3 is an “ordinary resolution”, which means that it requires the approval of the Holders of at least a majority of the votes cast by or on behalf of the Holders of Fyffes Shares as of the Voting Record Time present and voting, either in person or by proxy at the EGM. The final resolution, resolution #4, is a non-binding advisory resolution which requires the approval of the Holders of at least a majority of the votes cast by or on behalf of the Holders of Fyffes Shares as of the Voting Record Time present and voting, either in person or by proxy. The Combination is conditional on the approval of EGM resolutions #1 through #3 and not resolution #4.

4.3 Court Hearing

Subject to the approval of the resolutions proposed at the Court Meeting, the EGM and the receipt of all necessary regulatory approvals, the Court Hearing is expected to take place before the end of 2014. Each Fyffes Shareholder is entitled to be represented by counsel or a solicitor (at his or her own expense) at the Court Hearing to support or oppose the sanctioning of the Scheme. The Irish High Court also has discretion to hear from interested parties.

4.4 Forms of Proxy

Scheme Shareholders have been sent a Form of Proxy for the Court Meeting, and Fyffes Shareholders have been sent a Form of Proxy for the EGM, respectively. Scheme Shareholders and Fyffes Shareholders are strongly urged to complete and return their Forms of Proxy, as soon as possible and, in any event, no later than 10:00 a.m. (Irish time) on 26 October 2014, in the case of the Form of Proxy for the Court Meeting, and no later than 10:30 a.m. (Irish time) on 26 October 2014, in the case of the Form of Proxy for the EGM. The Form of Proxy for the Court Meeting may also be handed to the Chairman of the Court Meeting, at the Court Meeting on 28 October 2014 and will still be valid. However, in the case of the EGM, the Form of Proxy will be invalid unless it is lodged so as to be received no later than 10:30 a.m. (Irish time) on 26 October 2014.

4.5 Voting Your Ordinary Shares

Scheme Shareholders or Fyffes Shareholders, as applicable, may vote by proxy or in person at the Court Meeting and EGM. A proxy need not be a Fyffes Shareholder. Fyffes recommends that Scheme Shareholders and Fyffes Shareholders submit their proxies even if they plan to attend either or both special meetings. If Scheme Shareholders or Fyffes Shareholders vote by proxy, they may change their vote, among other ways, if they attend and vote at the special meetings.

In the case of joint holders, the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other registered holder(s) and, for this purpose, seniority will be determined by the order in which the names stand in the register of members.

If a Scheme Shareholder or Fyffes Shareholder properly completes, signs, dates and returns a Form of Proxy, such shareholder’s shares will be voted in accordance with his, her or its instructions. The named proxies will vote all shares at the meeting for which proxies have been properly submitted and not revoked. If such shareholder signs and returns his, her or its Form of Proxy appointing the Chairman of the meeting as his, her or its proxy but does not provide any instructions as to how the proxy is to vote on a resolution, such shares will be voted with respect to such resolution in accordance with the recommendations of the Fyffes board of directors.

To be valid, Forms of Proxy, which are completed under hand, must be duly signed and lodged with Fyffes registrar, Computershare Investor Services (Ireland) Limited, P.O. Box 954, Sandyford, Dublin 18 by no later than 48 hours before the time set for the applicable meeting or, for the Court Meeting only, handed to the Chairman of the Court Meeting prior to the start of the Court Meeting and, if applicable, must be accompanied by the power of attorney or such other authority (if any) under which they are signed (or a certified copy of such power or authority). Alternatively, a Scheme Shareholder or Fyffes Shareholder may appoint a proxy or proxies electronically by logging on to the website of the registrars, Computershare Investor Services (Ireland) Limited: at www.computershare.ie. Shareholders will be asked to enter their Shareholder Reference Number and PIN Number as printed on their Form of Proxy and agree to certain conditions.

4.6 Voting by CREST Members

CREST members who wish to appoint a proxy or proxies through the CREST electronic proxy appointment service may do so for the Court Meeting and the EGM and any adjournment(s) thereof by using the procedures described in the CREST Manual. CREST personal members or other CREST sponsored members, and those CREST members who have appointed a voting service provider(s), should refer to their CREST sponsor or voting service provider(s), who will be able to take the appropriate action on their behalf. In order for a proxy appointment or instruction made using the CREST service to be valid, the appropriate CREST Proxy Instruction must be properly authenticated in accordance with Euroclear UK & Ireland Limited

(“EUI”)’s specifications and must contain the information required for such instructions, as described in the CREST Manual. The message, regardless of whether it constitutes the appointment of a proxy or an amendment to the instruction given to a previously appointed proxy must, in order to be valid, be transmitted so as to be received by Computershare Investor Services (Ireland) Limited (ID 3RA50) by no later than 48 hours before the time set for the meeting (or if the meeting is adjourned for any reason, 48 hours before the time set for the relevant adjourned meeting). For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp applied to the message by the CREST Applications Host) from which Computershare Services (Ireland) Limited is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. After this time, any change of instructions to proxies appointed through CREST should be communicated to the appointee through other means. CREST members and, where applicable, their CREST sponsors or voting service providers should note that EUI does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the input of CREST Proxy Instructions. It is the responsibility of the CREST member concerned to take (or, if the CREST member is a CREST personal member or sponsored member or has appointed a voting service provider(s), to procure that his CREST sponsor or voting service provider(s) take(s)) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. In this connection, CREST members and, where applicable, their CREST sponsors or voting service providers are referred, in particular, to those sections of the CREST Manual concerning practical limitations of the CREST system and timings. The Company may treat as invalid a CREST Proxy Instruction in the circumstances set out in Regulation 35(5)(a) of the Companies Act, 1990 (Uncertificated Securities) Regulations, 1996 (as amended).

5.	STRUCTURE OF SCHEME

It is proposed that, pursuant to the provisions of the Scheme, all Cancellation Shares will be cancelled pursuant to Sections 72 and 74 of the Act and the Transfer Shares will be transferred to ChiquitaFyffes in accordance with the terms of the Scheme.

The reserve arising from the cancellation of the Cancellation Shares will be capitalized and used to issue fully paid New Fyffes Shares to ChiquitaFyffes in place of the Cancellation Shares cancelled pursuant to the Scheme. Following the effective time, Fyffes will be a wholly owned subsidiary of ChiquitaFyffes.

6.	BOARD, MANAGEMENT AND EMPLOYEES

6.1 Generally

Upon the Scheme becoming effective, the Fyffes directors shall resign from the board of Fyffes as ChiquitaFyffes may determine to be replaced by such persons as ChiquitaFyffes may nominate with the approval of Fyffes and Chiquita. Also upon the Scheme becoming effective, Chiquita and Fyffes will have the right to appoint six directors each to the board of directors of ChiquitaFyffes with an additional director appointed with the mutual consent of Chiquita and Fyffes. See “The Combination — Board of Directors and Management after the Combination” beginning on page 112 of the proxy statement/prospectus.

6.2 Indemnification and Insurance

Indemnification rights in favor of each of the former and present directors and officers of Fyffes are included in Fyffes articles of association.

Pursuant to the Transaction Agreement, ChiquitaFyffes and Fyffes have agreed to the continuation of certain existing indemnification rights in favor of each of the former and present directors and officers and employees of Fyffes.

6.3 Employment and Benefits Matters

(a)	The Transaction Agreement provides that for a period of one year following the effective time, ChiquitaFyffes will (i) provide to each Fyffes employee and each Chiquita employee no less favorable terms and conditions of employment (excluding any severance benefit) than such Fyffes or Chiquita employee received immediately before the effective time, (ii) provide any Fyffes or Chiquita employee whose employment terminates during the one-year period following the effective time with severance benefits (net of any statutorily required severance) that are no less favorable than the severance benefits which would have applied to such Fyffes or Chiquita employee (if any) immediately prior to the effective time, and (iii) observe the provisions and obligations of any extant collective bargaining agreements until their expiration, modification or termination in accordance with their terms and applicable law, that govern the employment of any Fyffes employees or Chiquita employees.
(b)	The Transaction Agreement also contains customary provisions providing for the granting of service credit for the purposes of participation by Fyffes employees or Chiquita employees in any ChiquitaFyffes benefit plans.
(c)	Finally, ChiquitaFyffes acknowledges that the consummation of the Combination will constitute a “change of control” (or similar phrase) under the Fyffes option scheme.
7.	FYFFES EQUITY AWARD HOLDERS

7.1 Treatment of Fyffes Options

At the effective time, each outstanding option to purchase Fyffes ordinary shares will be converted into an option to purchase, on the same terms and conditions (provided that each such converted option shall be fully vested as to performance-based conditions but will remain subject to any time-based conditions to exercise) as were applicable to such option immediately prior to the effective time, a number of ChiquitaFyffes ordinary shares determined by multiplying (a) the number of Fyffes ordinary shares subject to the option immediately prior to the effective time by (b) 0.1113, at a per share exercise price (rounded up to the nearest whole cent) determined by dividing (x) the per share exercise price of such Fyffes option immediately prior to the effective time by (y) 0.1113 (rounded down to the nearest whole share). All fractional entitlements with respect to Fyffes ordinary shares subject to options will be disregarded.

To the extent necessary, in the determination of Chiquita and Fyffes, to minimise the risk that such treatment described in the preceding paragraph might cause there to be a change in control under the agreements governing Chiquita’s indebtedness or its benefits plans, Fyffes will cancel the number of Fyffes options as is necessary to prevent that from occurring. In light of this cancellation, the holders will be entitled to receive an amount in cash equal to the difference between (a) the value of an underlying Fyffes ordinary share at the time of the scheme and (b) the exercise price payable pursuant to such Fyffes option, less (c) applicable taxes. In accordance with the terms of the Fyffes 2007 Share Option Scheme, as amended in connection with the Combination, no Fyffes options may be exercised until seven days following consummation of the Combination. A committee of the Fyffes board of directors may, with the prior written consent of a committee composed of one representative from Fyffes and one representative from Chiquita, waive, subject to the limitations contained in the Transaction Agreement, the restriction described in the preceding sentence in respect of all or some Fyffes options.

7.2 Treatment of Fyffes Short Term Incentive Plan

Subject to the approval of the Panel, any awards vested under the Fyffes short term incentive plan shall be paid in cash within one month following the date of vesting and there shall be no deferral of any part of the award into Fyffes Shares.

8.	THE FYFFES DIRECTORS AND EXECUTIVE OFFICERS AND THE EFFECT OF THE SCHEME ON THEIR INTERESTS

In considering the recommendation of the Fyffes board of directors, you should be aware that certain directors and executive officers of Fyffes will have interests in the proposed Combination that may be different from, or in addition to, the interests of Fyffes shareholders generally. These interests are described in more detail and quantified below. Save as described below, the effect of the Scheme on the interests of the directors of Fyffes does not differ from its effect on the like interests of other persons. The Fyffes board of directors was aware of these interests and considered them when it evaluated, negotiated and approved the Transaction Agreement and in making its recommendations to the shareholders of Fyffes.

8.1 Equity Interests

(a)	The interests of the directors of Fyffes in the share capital of Fyffes and in the Fyffes Share Option Schemes are set out in paragraphs 5.2(a) and 5.2(b) of Part 4 of the Proxy statement/prospectus and remain unaltered since the date of this supplement.
(b)	Pursuant to the Transaction Agreement, the equity awards held by the directors of Fyffes will be treated as described in the preceding paragraph 7 captioned “Fyffes Equity Award Holders”.
(c)	David McCann is one of the sons of Mrs. Mary McCann who has indirect control of the corporation which is the majority shareholder of Balkan Investment Company. Balkan Investment Company and certain of its subsidiaries hold 37,238,334 ordinary shares in Fyffes. Mrs. Mary McCann owns 1,000 ordinary shares in Fyffes and may be deemed to beneficially own an additional 800,226 ordinary shares as executor of the estate of Neil McCann, These shareholdings represent an aggregate beneficial ownership of 12.8% of Fyffes.

8.2 Individual Agreements

(a)	The Transaction Agreement provides that upon the Scheme becoming effective and to the extent such individuals continue to serve as officers of Fyffes, ChiquitaFyffes shall take all actions as may be necessary to appoint the following individuals to the respective positions indicated below:

David McCann	Chief Executive Officer
Tom Murphy	Chief Financial Officer
Coen Bos	Chief Operating Officer — Fresh Fruit

The Transaction Agreement provides that ChiquitaFyffes shall offer employment, effective as of the Scheme becoming effective, to David McCann, Tom Murphy and Coen Bos. The terms of these offers are described on pages 107 and 108 of the proxy statement/prospectus.

(b)	The payment to Fyffes executive officers of an annual bonus with respect to 2014 at the target level of performance (if the Combination is completed in 2014) or the payment to Fyffes executive officers of an annual bonus with respect to 2015 at the target level of performance if the Combination is completed in 2015, in which case the 2014 bonus will be based on actual achievement of the applicable 2014 target level of performance.
(c)	Save as disclosed above the total emoluments receivable by the directors of Fyffes will not be varied automatically as a consequence of the Combination.

8.3 Indemnification and Insurance

Pursuant to the terms of the Transaction Agreement, the current and former directors and executive officers of Fyffes or any of its subsidiaries will be entitled to certain ongoing indemnification and coverage for six years after the effective time. See “The Transaction Agreement — Covenants and Agreements —  Directors’ and Officers’ Indemnification and Insurance” beginning on page 150 of the proxy statement/prospectus.

9.	TAXATION

This is a summary of the material Irish and UK tax considerations for Irish Holders (as defined below) and UK Holders (as defined below) respectively in respect of the receipt of ChiquitaFyffes ordinary shares under the Scheme based on Irish and UK taxation laws and our understanding of the practices of the Irish Revenue Commissioners and HM Revenue & Customs currently in force in Ireland and the UK and may be subject to change. It deals with Irish and UK Holders who beneficially own their Fyffes ordinary shares as an investment. Particular rules not discussed below may apply to certain classes of taxpayers holding Fyffes ordinary shares, such as dealers in securities, collective investment schemes, insurance companies, trusts, persons who hold more than 5 per cent of the share capital or voting rights of Fyffes, persons who have acquired Fyffes ordinary shares by reason of their, or another’s employment, etc. Scheme Shareholders should consult their professional advisers on the tax implications of the Scheme under the laws of their country of residence, citizenship or domicile. If you are in doubt as to your tax position or are subject to tax in a jurisdiction other than Ireland or the UK, you should consult an appropriate professional adviser without delay.

9.1 Irish Taxation for Scheme Shareholders

This summary applies to Scheme Shareholders of Fyffes ordinary shares that (i) beneficially own Fyffes Shares; and (a) in the case of individual holders, are resident, ordinarily resident and domiciled in Ireland for the purposes of Irish tax law; or (b) in the case of holders that are companies, are resident in Ireland for the purposes of Irish tax law; and (ii) are not considered resident in any country other than Ireland for the purposes of any double taxation agreement entered into by Ireland (“Irish Holders”).

For the purposes of Irish taxation of capital gains and corporation tax on chargeable gains (as appropriate) (“Irish CGT”):

(a)	the receipt of ChiquitaFyffes ordinary shares pursuant to the Scheme should be treated as a reorganisation of the Fyffes share capital;
(b)	the effect should be that an Irish Holder’s holding of ChiquitaFyffes ordinary shares received pursuant to the Scheme should be treated as the same asset, acquired at the same time and for the same consideration, as the holding of Fyffes ordinary shares held by that Irish Holder immediately prior to the Scheme;
(c)	the sale, on behalf of relevant Irish Holders, of fractional entitlements may constitute a part disposal for CGT purposes and a liability to CGT may arise. However, where the relevant amount involved is small and the Irish Holder agrees, the amount of any payment received by the Irish Holder may be deducted from the base cost of the ChiquitaFyffes ordinary shares received pursuant to the Scheme; and
(d)	Fyffes shareholders that are not resident or ordinarily resident in Ireland for Irish tax purposes and do not hold their shares in connection with a trade carried on by such shareholders through an Irish branch or agency will not be within the charge to Irish tax on chargeable gains on the cancellation of their Fyffes ordinary shares, or on receipt of ChiquitaFyffes ordinary shares pursuant to the Scheme.

9.2 UK Taxation for Scheme Shareholders

This summary applies to holders of Fyffes ordinary shares that (i) beneficially own Fyffes Shares; and (a) in the case of individual holders, are resident and domiciled in the UK for the purposes of UK tax law; or (b) in the case of holders that are companies, are resident in UK for the purposes of UK tax law; and (ii) are not considered resident in any country other than the UK for the purposes of any double taxation agreement entered into by the UK (“UK Holders”).

Taxation of Income

The Scheme should not be treated as involving a distribution subject to UK tax as income.

Taxation of Chargeable Gains

The Scheme should be treated as a scheme of reconstruction for the purposes of UK taxation of chargeable gains. Accordingly, a UK Holder owning 5 per cent or less of the issued share capital of Fyffes who receives ChiquitaFyffes ordinary shares pursuant to the Scheme should be treated as not having made a disposal of Fyffes Shares. Instead, “roll over” treatment should apply, which means that the ChiquitaFyffes ordinary shares should be treated as the same asset as the Fyffes Shares in respect of which they are issued and treated as acquired at the same time as those Fyffes Shares, and for the same acquisition cost.

A subsequent disposal of ChiquitaFyffes ordinary shares may, depending on the UK Holder’s circumstances, give rise to a liability to UK taxation of chargeable gains.

The sale, on behalf of relevant UK Holders, of fractional entitlements may constitute a part disposal for purposes of UK taxation of chargeable gains and a liability to Capital Gains Tax or corporation tax on chargeable gains may arise. However, where the relevant amount is small as compared with the value of the ChiquitaFyffes ordinary shares held by the UK Holder, the amount of any payment received by the UK Holder should be deducted from the base cost of the ChiquitaFyffes ordinary shares received pursuant to the Scheme.

Transactions in Securities

Although no application for clearance has been made to HM Revenue & Customs under section 701 of the Income Tax Act 2007 in respect of the Scheme, UK Holders should not be subject to a counteracting tax assessment under the transactions in securities rules in sections 682 et seq. of the Income Tax Act 2007 by reference to the Scheme.

Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)

No UK stamp duty or SDRT should be payable by UK Holders on the issue of the ChiquitaFyffes ordinary shares or the cancellation of the Fyffes Shares.

9.3 Miscellaneous

No Irish stamp duty should be payable by Scheme Shareholders on the issue of the ChiquitaFyffes Shares or the cancellation of the Fyffes ordinary shares.

Any holder of Fyffes Shares who has any doubt about his own taxation position or who is subject to taxation in any jurisdiction other than Ireland is strongly recommended to consult his or her independent professional adviser immediately.

Scheme Shareholders should also refer to “Tax Consequences of the Combination” beginning on page 121 of the proxy statement/prospectus for a description of the material Irish and UK tax consequences of the Combination.

10.	SETTLEMENT, LISTING AND DEALINGS

If the Scheme is approved by the High Court, a request will be made to the Irish Stock Exchange and the London Stock Exchange to cancel the trading in Fyffes Shares on the ESM and AIM respectively with effect from the close of business on the business day immediately prior to the Effective Date. The last day of dealings in Fyffes Shares on the Irish Stock Exchange and the London Stock Exchange will be the last business day before the Effective Date. No transfers of Fyffes Shares (other than transfers to ChiquitaFyffes) will be registered after the Scheme Record Time. Upon the Scheme becoming effective, share certificates in respect of Fyffes Shares will cease to be of value and should, if so requested by Fyffes or its agents, be sent to Fyffes for cancellation. ChiquitaFyffes has appointed the Exchange Agent to effect the technical implementation of the settlement of the Scheme Consideration to Scheme Shareholders. The ChiquitaFyffes ordinary shares are expected to be listed on the New York Stock Exchange under the symbol “CQF.” ChiquitaFyffes is also in discussions with the Irish Stock Exchange regarding the possibility of obtaining a secondary listing for the ChiquitaFyffes ordinary shares on a market operated by the Irish Stock Exchange.

10.1 Consideration

Subject to the Scheme becoming effective, settlement of the consideration to which any Scheme Shareholder is entitled under the Combination will be effected within 14 days of the Effective Date by ChiquitaFyffes allotting and issuing the ChiquitaFyffes Consideration Shares to or for the benefit of the persons entitled thereto, unless otherwise properly directed by the person entitled thereto.

10.2 Fyffes shares in uncertificated form

Where, at the Scheme Record Time, a Fyffes Shareholder holds Fyffes Shares in uncertificated form, the ChiquitaFyffes Consideration Shares to which such Fyffes Shareholder is entitled will, except as specified below, be deposited in DTC and allotted and issued to Cede & Co for the benefit of the persons entitled thereto, save that ChiquitaFyffes reserves the right to settle all or any part of the ChiquitaFyffes Consideration Shares referred to in this paragraph 10.2 for all or any Fyffes Shareholder(s) in the manner referred to in paragraph 10.3 below, if, for any reason, it wishes to do so.

10.3 Fyffes shares in certificated form

Where, at the Scheme Record Time, a Fyffes Shareholder holds Fyffes Shares in certificated form, settlement of any ChiquitaFyffes Consideration Shares will be settled as follows:

(a)	Fyffes Shareholders who hold their Fyffes Shares in certificated form and have a registered address in a CSN Permitted Jurisdiction will be mandatorily entered into the CSN Facility unless they opt out. The Corporate Nominee will be the holder of record in respect of the ChiquitaFyffes Consideration Shares which will be deposited in DTC in respect of such Fyffes Shareholders and the Corporate Nominee will hold such ChiquitaFyffes Consideration Shares in accordance with the terms of the CSN Facility.
(b)	Fyffes Shareholders who hold their Fyffes Shares in certificated form and have a registered address in a CSN Restricted Jurisdiction will, to the extent permissible in accordance with applicable Law and not (in the reasonable opinion of Chiquita and Fyffes) unduly onerous for any reason, be issued ChiquitaFyffes Consideration Shares directly or, if not permissible or if unduly onerous, have their ChiquitaFyffes Consideration Shares sold and the proceeds net of dealing costs remitted to them.

10.4 Fyffes shares held through the Fyffes APSS

Fyffes Shares which are held through the Fyffes APSS will be mandatorily entered into the CSN Facility. The CSN will be the holder of record in respect of the ChiquitaFyffes Consideration Shares which will be deposited in DTC in respect of the Fyffes Shares held through the Fyffes APSS and the CSN will hold such ChiquitaFyffes Consideration Shares in accordance with the terms of the CSN Facility.

10.5 General

(a)	Fractional entitlements to ChiquitaFyffes Consideration Shares will be aggregated and sold in the market by the Exchange Agent with any sale proceeds being distributed in cash pro rata to the Scheme Shareholders whose fractional entitlements have been sold.
(b)	Except where a valid election has been made for payment to be made in euro, all payments shall be made in U.S. dollars ($). Where a valid election has been made for payment to be made in euro, the amount of the payment shall be calculated by reference to an appropriate exchange rate as determined by ChiquitaFyffes (less any fees for conversion).
(c)	ChiquitaFyffes has confirmed that, except as provided for in the Scheme or otherwise with the consent of the Panel, any payment that a Fyffes Shareholder is entitled to receive from ChiquitaFyffes will be implemented in full without regard to any lien, right of set-off, counterclaim or other analogous right to which ChiquitaFyffes may be, or claim to be, entitled against any such Fyffes Shareholder.
(d)	All documents and remittances sent to Scheme Shareholders (or in accordance with their directions) will be dispatched at their own risk.
(e)	Unless a valid election has been made for payment to be made in euro, it is intended that all cheques issued by the Exchange Agent shall be drawn on a bank designated by ChiquitaFyffes. Where a valid election has been made for payment to be made in euro, cheques issued by the Exchange Agent shall be drawn on a clearing bank in Ireland.

10.6 Certain Effects of the Scheme

At the completion of the Combination, which is expected in the last quarter of 2014, Chiquita and Fyffes will be combined under a new company incorporated in Ireland, where Fyffes is incorporated today, that will be named ChiquitaFyffes plc. ChiquitaFyffes Ordinary Shares allotted and issued to former Scheme Shareholders will rank equally in all respects with the existing ChiquitaFyffes Ordinary Shares and will be entitled to receive any dividends or other distributions declared or paid by ChiquitaFyffes in respect of ChiquitaFyffes Ordinary Shares with a record date on or after the date of their issue. Accordingly, former Scheme Shareholders will have an opportunity to share in the future earnings, dividends or growth, if any, of ChiquitaFyffes.

11.	OVERSEAS SHAREHOLDERS

As regards overseas shareholders, the Combination may be affected by the laws of the relevant jurisdictions. Such overseas shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of overseas shareholders to satisfy themselves as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction.

This explanatory statement has been prepared for the purposes of complying with the laws of Ireland and the Irish Takeover Rules, and the information disclosed may be different from that which would have been disclosed if this document had been prepared in accordance with the laws of jurisdictions outside Ireland.

Overseas shareholders are encouraged to consult their local tax advisor.

12.	ACTION TO BE TAKEN

Please refer to “Update to Questions and Answers Regarding the Combination and the Special Meetings” beginning on page 1 of this supplement for a summary of the actions to be taken.

13.	FURTHER INFORMATION

Your attention is drawn to the conditions and further terms of the Combination set out in the remaining parts of this document, all of which form part of this document.

PART 3 — THE SCHEME OF ARRANGEMENT
(As modified by an Order of the Irish High Court dated 1 September 2014 and as further modified by an Order of the Irish High Court dated [•] October 2014)

No. 2014/368 COS (2014/119 COM)

THE HIGH COURT
IN THE MATTER OF FYFFES PLC
AND IN THE MATTER OF THE COMPANIES ACTS 1963 TO 2013
SCHEME OF ARRANGEMENT
(UNDER SECTION 201 OF THE COMPANIES ACT 1963)
BETWEEN
FYFFES PUBLIC LIMITED COMPANY
AND
THE HOLDERS OF THE SCHEME SHARES
(AS HEREINAFTER DEFINED)

PRELIMINARY

(A) In this Scheme, unless inconsistent with the subject or context, the following expressions bear the following meanings:

“Act,” the Company Act 1963;

“Business Day,” any day, other than a Saturday, Sunday or a day on which banks in Ireland or in the State of New York are authorized or required by law or executive order to be closed;

“Cancellation Record Time,” 10:00 p.m. (Irish time) on the day before the Irish High Court hearing to sanction the Scheme;

“Cancellation Shares,” any Fyffes Shares in issue before the Cancellation Record Time, but excluding, in any case, the Transfer Shares, the Designated Shares and the Treasury Shares;

“Certificated Holder(s),” a Fyffes Shareholder (other than those with a registered address in the United States or in any other CSN Restricted Jurisdiction) who holds his Fyffes Shares in certificated form;

“Chiquita,” Chiquita Brands International Inc., a company incorporated in New Jersey, United States of America;

“ChiquitaFyffes,” ChiquitaFyffes public limited company, a public limited company incorporated in Ireland with registered number 540116 and having its registered office at Riverside One, Sir John Rogerson’s Quay, Dublin 2;

“ChiquitaFyffes Consideration Shares,” the ChiquitaFyffes Ordinary Shares proposed to be issued and credited as fully paid to Scheme Shareholders pursuant to the Scheme and forming the Scheme Consideration;

“ChiquitaFyffes Ordinary Shares,” the ordinary shares of US$0.01 each in the capital of ChiquitaFyffes;

“Circular,” the document dated August 6, 2014 on a registration statement on Form S-4, as supplemented by the document dated October [•], 2014 of which this Scheme forms part, each as sent by Fyffes to Fyffes Shareholders (and for information purposes only, to Fyffes Equity Award Holders);

“Code,” means the U.S. Internal Revenue Code of 1986, as amended;

“Combination,” the proposed combination of Chiquita and Fyffes to create ChiquitaFyffes pursuant to the Scheme and the Merger;

“Corporate Nominee,” the company appointed by ChiquitaFyffes to hold ChiquitaFyffes Consideration Shares on behalf of Scheme Shareholders who hold their Fyffes Shares in certificated form;

“Court Meeting,” the meeting or meetings of the Scheme Shareholders (and any adjournment thereof) convened by order of the Irish High Court pursuant to Section 201 of the Act to consider and, if thought fit, sanction the Scheme (with or without amendment);

“Court Order,” the order or orders of the Irish High Court sanctioning the Scheme under Section 201 of the Act and confirming the reduction of share capital which forms part of it under Sections 72 and 74 of the Act;

“CREST,” the relevant system (as defined in the CREST Regulations) in respect of which EUI is the Operator (as defined in the CREST Regulations);

“CREST Manual,” the rules governing the operation of CREST, consisting of the CREST Reference Manual, CREST International Manual, CREST Central Counterparty Service Manual, CREST Rules, CREST CCSS Operations Manual, CREST Application Procedure and CREST Glossary of Terms (all as defined in the CREST Glossary of Terms);

“CREST Regulations,” the Companies Act, 1990 (Uncertificated Securities) Regulations, 1996 (SI No. 68 of 1996 of Ireland), as from time to time amended;

“CSN Facility,” the facility under which the CSN holds ChiquitaFyffes Ordinary Shares on behalf of holders of Certificated Holders and provides certain other services;

“CSN Permitted Jurisdiction,” each jurisdiction which is agreed with the Exchange Agent to be a jurisdiction in which participation in the CSN Facility is permitted;

“CSN Restricted Jurisdiction,” any jurisdiction that is not a CSN Permitted Jurisdiction;

“Designated Shares,” means the seven Fyffes Shares to be held by nominees appointed by ChiquitaFyffes on behalf of ChiquitaFyffes, in each case from a date prior to the date on which the Court Meeting is held;

“DTC,” The Depositary Trust Company;

“EUI,” Euroclear UK & Ireland, Limited;

“Effective Date,” the date on which this Scheme becomes effective in accordance with its terms;

“Exchange Agent,” a company appointed by ChiquitaFyffes (and reasonably acceptable to Fyffes) to act as exchange agent for the settlement of the ChiquitaFyffes Consideration Shares;

“Extraordinary General Meeting” or “EGM,” the extraordinary general meeting of the Fyffes Shareholders (and any adjournment thereof) to be convened in connection with the Scheme, expected to be held as soon as the preceding Court Meeting shall have been concluded or adjourned (it being understood that if the Court Meeting is adjourned, the EGM shall be correspondingly adjourned);

“Forms of Proxy,” the Form of Proxy for the Court Meeting, and the Form of Proxy for the EGM, as the context may require;

“Fyffes,” Fyffes plc incorporated in Ireland with registered number 73342 and having its registered address at 29 North Anne Street, Dublin 7, Ireland;

“Fyffes Exchange Fund,” all ChiquitaFyffes Consideration Shares deposited with the Exchange Agent pursuant to Clause 4.1;

“Fyffes Equity Award Holders,” the holders of Fyffes Options and/or Fyffes Share Awards;

“Fyffes Option,” an option to subscribe for Fyffes Shares;

“Fyffes Share Award,” any award denominated in Fyffes Shares, other than a Fyffes Option;

“Fyffes Shareholders,” the holders of Fyffes Shares;

“Fyffes Shares,” the ordinary shares of €0.06 each in the capital of Fyffes;

“Holder,” in relation to any Fyffes Share, the Member whose name is entered in the Register of Members as the holder of the share, and “Joint Holders” shall mean the Members whose names are entered in the Register of Members as the joint holders of the share, and includes any person(s) entitled by transmission;

“Irish High Court,” the High Court of Ireland;

“Members,” members of Fyffes on its Register of Members at any relevant date (and each a “Member”);

“Merger,” the merger of Chicago Merger Sub, Inc. with and into Chiquita;

“New Fyffes Shares,” the ordinary shares of €0.06 each in the capital of Fyffes to be issued credited as fully paid up to ChiquitaFyffes or its nominee (to be held on bare trust);

“Reduction of Capital,” the reduction of the share capital of Fyffes by the cancellation of the Cancellation Shares to be effected as part of the Scheme as referred to in Clause 1.1 of this Scheme;

“Register of Members,” the register of members maintained by Fyffes pursuant to the Act;

“Registrar,” the Registrar of Companies in Dublin, Ireland;

“Restricted Jurisdiction,” any jurisdiction in relation to which Fyffes is advised that the release, publication or distribution of the Circular or the related Forms of Proxy or the allotment and issue of ChiquitaFyffes Consideration Shares, would or might infringe the laws of that jurisdiction or would or might require compliance with any governmental or other consent or any registration, filing or other formality that Fyffes is unable to comply with or regards as unduly onerous to comply with;

“Restricted Overseas Shareholder,” a Scheme Shareholder (including an individual, partnership, unincorporated syndicate, limited liability company, unincorporated organization, trust, trustee, executor, administrator or other legal representative) in, or resident in, or any Scheme Shareholder whom Fyffes believes to be in, or resident in, a Restricted Jurisdiction;

“Scheme” or “Scheme of Arrangement,” the proposed scheme of arrangement under Section 201 of the Act and the capital reduction under Sections 72 and 74 of the Act with or subject to any modifications, additions or conditions approved or imposed by the Irish High Court and agreed to by Chiquita, ChiquitaFyffes and Fyffes;

“Scheme Consideration,” the ChiquitaFyffes Consideration Shares;

“Scheme Record Time,” 10:00 p.m. (Irish time) on the day before the Effective Date;

“Scheme Shareholder,” a Holder of Scheme Shares;

“Scheme Shares,” the Cancellation Shares and the Transfer Shares;

“Transfer Shares,” Fyffes Shares issued at or after the Cancellation Record Time and before the Scheme Record Time excluding, for the avoidance of doubt, the Designated Shares and Treasury Shares;

“Treasury Shares,” any shares held in Fyffes by Fyffes and/or any of its subsidiaries;

“Uncertificated” or “in uncertificated form,” recorded on the relevant register of the share or security concerned as being held in uncertificated form in CREST and title to which may be transferred by means of CREST;

“UK CREST,” the relevant system (as defined in the UK Regulations) in respect of which EUI is the Operator (as defined in the UK Regulations);

“UK Regulations,” the Uncertificated Securities Regulations 2001 (SI 2001/3755) of the United Kingdom;

“US” or “United States,” the United States, its territories and possessions, any State of the United States and the District of Columbia, and all other areas subject to its jurisdiction;

“US$,” “$” or “USD,” United States dollars, the lawful currency of the United States of America;

“Voting Record Time,” 6.00 p.m. (Irish time) on October 26, 2014, or if the Court Meeting is adjourned, 6.00 p.m. (Irish time) on the day two days before the day set for the adjourned meeting;

and references to Clauses are to Clauses of this Scheme.

(B)	The authorized share capital of Fyffes at the date of this Scheme is €45,000,000 divided into

750,000,000 ordinary shares of €0.06 each. As of August 4, 2014, 297,659,807 Fyffes Shares in the share capital of Fyffes (excluding Treasury Shares) have been issued and are credited as fully paid and the remainder are unissued.
(C)	As of the close of business on the date of the Cancellation Record Time, ChiquitaFyffes (and/or its nominees) owned the Designated Shares.
(D)	Chiquita and ChiquitaFyffes have agreed to appear by counsel on the hearing of the petition to sanction this Scheme and to submit thereto. Chiquita, Fyffes and ChiquitaFyffes undertake to the Irish High Court to be bound by and to execute and do and procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed or done by it or them for the purpose of giving effect to this Scheme.
(E)	Fyffes will cancel all Treasury Shares on or prior to the Effective Date in accordance with Part XI of the Companies Act 1990.

THE SCHEME

1.	Cancellation of the Cancellation Shares
1.1	Pursuant to sections 72 and 201 of the Act and Article 49 of the articles of association of Fyffes, the issued share capital of Fyffes shall be reduced by cancelling and extinguishing all of the Cancellation Shares without thereby reducing the authorized share capital of Fyffes.
1.2	Forthwith and contingently upon the Reduction of Capital taking effect:
(a)	the issued share capital of Fyffes shall be increased to its former amount by the allotment and issue to ChiquitaFyffes or its nominee (to be held on bare trust) of such number of New Fyffes Shares in the capital of Fyffes as shall be equal to the number of Cancellation Shares, with each such New Fyffes Share having the same rights as the Cancellation Shares so cancelled; and
(b)	the reserve arising in the books of account of Fyffes as a result of the said Reduction of Capital shall be capitalised and applied in paying up in full at par the New Fyffes Shares allotted pursuant to Clause 1.2(a), which shall be allotted and issued credited as fully paid to ChiquitaFyffes or its nominee (to be held on bare trust).
1.3	New Fyffes Shares allotted and issued to ChiquitaFyffes or its nominee (to be held on bare trust) pursuant to Clause 1.2(b) shall be credited as fully paid and free from all liens, charges, encumbrances, rights of pre-emption and any other third party rights of any nature whatsoever.
2.	Acquisition of Transfer Shares

Contingently upon and immediately following the cancellation of the Cancellation Shares becoming effective in accordance with the terms of this Scheme, the allotment of the New Fyffes Shares referred to in Clause 1.2(a) of this Scheme and the registration of such New Fyffes Shares in the name of ChiquitaFyffes or its nominee (to be held on bare trust for ChiquitaFyffes), ChiquitaFyffes shall automatically, and without any further action required, acquire the Transfer Shares (including the legal and beneficial interest therein) of each Holder appearing in the Register of Members at the Scheme Record Time as the Holder of Transfer Shares fully paid, free from all liens, equities, charges, encumbrances and other interests and together with all and any rights at the date this Scheme becomes effective or thereafter attached thereto including voting rights and the right to receive and retain in full all dividends and other distributions declared, paid or made thereon, on or after the Effective Date.

3.	Consideration for the Cancellation Shares, the Transfer Shares and the allotment of the New Fyffes Shares
3.1	In consideration for the cancellation of the Cancellation Shares pursuant to Clause 1.1, the transfer of the Transfer Shares pursuant to Clause 2 and the allotment and issue of the New Fyffes Shares as provided in Clause 1.2, ChiquitaFyffes shall allot and issue credited as fully paid, in accordance with the provisions of Clause 4 below, for the benefit of each Scheme Shareholder (as appearing on the Register of Members at the Scheme Record Time):

for each Scheme Share: 0.1113 of a ChiquitaFyffes Consideration Share.

The ChiquitaFyffes Consideration Shares shall rank equally in all respects with the existing or to-be-issued ChiquitaFyffes Consideration Shares and shall be entitled to receive any dividends or other distributions declared or paid by ChiquitaFyffes in respect of ChiquitaFyffes Consideration Shares with a record date on or after the date of their issue.

3.2	Except as may be specified, the ChiquitaFyffes Consideration Shares will be deposited in DTC.
3.3	None of Chiquita, ChiquitaFyffes or Fyffes shall be liable to any Scheme Shareholder for any cash payment, dividends or distributions with respect to Scheme Shares delivered to a public official in compliance with any abandoned property, escheat or law permitting attachment of money or property or similar law.
3.4	Any dividends and other distributions payable before the Effective Date in respect of any Cancellation Shares or any Transfer Shares shall accrue to the benefit of the relevant Scheme Shareholders by reference to the record date for such dividend or distribution.
4.	Settlement of Consideration
4.1	Not later than 14 days after the Effective Date, the ChiquitaFyffes Consideration Shares shall be allotted and issued to or for the benefit of the Scheme Shareholders credited as fully paid and free from all liens, charges, encumbrances, rights of pre-emption and any other third party rights of any nature whatsoever. Chiquita has appointed the Exchange Agent to effect the technical implementation of the settlement of the Scheme Consideration. For this purpose, ChiquitaFyffes shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Scheme Shareholders evidence of shares in book-entry form representing the aggregate ChiquitaFyffes Consideration Shares.
4.2	ChiquitaFyffes shall allot and issue the ChiquitaFyffes Consideration Shares which it is required to allot and issue to or for the benefit of the persons entitled thereto in accordance with Clause 3.1, unless otherwise properly directed by the person entitled thereto.
4.3	Any portion of the Fyffes Exchange Fund which has not been transferred to Scheme Shareholders as of the one-year anniversary of the Effective Date shall be delivered to ChiquitaFyffes or its designee, upon demand, and the ChiquitaFyffes Consideration Shares included therein shall be sold at the best price reasonably obtainable at the time. Any Scheme Shareholder who has not informed the Exchange Agent of its chosen method of delivery of the ChiquitaFyffes Consideration Shares prior to the one-year anniversary of the Effective Date shall thereafter look only to ChiquitaFyffes for payment of such holder’s claim for the ChiquitaFyffes Consideration Shares (subject to abandoned property, escheat or other similar applicable Laws).
4.4	None of Chiquita or Fyffes or ChiquitaFyffes or the Exchange Agent or any of their respective Affiliates, directors, officers, employees and agents shall be liable to any person in respect of any ChiquitaFyffes Consideration Shares (or dividends or distributions with respect thereto) from the Fyffes Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

4.5	Each mandate in force on the Effective Date relating to the payment of dividends or other distributions on any Scheme Shares and other instructions given to Fyffes by Holders shall, unless notice of revocation of such instructions is received by the Exchange Agent prior to the Scheme Record Time, be deemed to be an effective mandate or instruction to ChiquitaFyffes to pay and dispatch the Scheme Consideration payable under Clause 2 in accordance with such mandate.
5.	Fractional Entitlements
5.1	The aggregate number of ChiquitaFyffes Consideration Shares to which a Scheme Shareholder is entitled under Clause 3 shall, in each case, be rounded down to the nearest whole number.
5.2	No fractional entitlement of a ChiquitaFyffes Consideration Share shall be allotted to any Scheme Shareholder but all fractions of ChiquitaFyffes Consideration Shares to which Scheme Shareholders would otherwise be entitled shall be aggregated and sold in the market after the Effective Date and the net proceeds of such sale shall be paid in cash (in dollars) to the relevant Scheme Shareholders in accordance with what otherwise would have been their respective fractional entitlements.
5.3	Payment of amounts to which a Scheme Shareholder is entitled under this Clause will be made no later than 14 days after the Effective Date:
(a)	in the case of Scheme Shares which at the Scheme Record Time are in certificated form, by the delivery to the holder of a cheque for the relevant amount payable in accordance with this Clause 5 of the Scheme; or
(b)	in the case of Scheme Shares which at the Scheme Record Time are in uncertificated form, by ChiquitaFyffes ensuring that an assured payment obligation in respect of the relevant sum payable to the holder is created in accordance with the CREST assured payment arrangements, provided that ChiquitaFyffes reserves the right to make payment of the said sums by cheque if, for any reason, it wishes to do so.
5.4	All despatches of cheques required to be made pursuant to this Scheme shall be effected by sending the same through the post in prepaid envelopes addressed to the persons entitled thereto at their respective registered addresses as appearing in the register of members of Fyffes at the Scheme Record Time (or, in the case of joint holders, at the registered address as appearing in the said register at such time of that one of the joint holders whose name then stands first in the said register in respect of such joint holding) or in accordance with any special instructions regarding communications, and neither Fyffes nor ChiquitaFyffes shall be responsible for any loss or delay in the transmission of any cheques sent in accordance with this sub-clause, which shall be sent at the risk of the persons entitled thereto. All cheques shall be made payable to the holder or, in the case of joint holders, to the first named holder of the Scheme Shares concerned and the encashment of any such cheque shall be a complete discharge to the Company and ChiquitaFyffes for the moneys represented thereby. The provisions of this Clause shall take effect subject to any condition or prohibition imposed by law.
5.5	ChiquitaFyffes and the Exchange Agent shall be entitled to deduct and withhold from any amount payable pursuant to this Scheme to any Scheme Shareholder such amounts as ChiquitaFyffes or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or non-U.S. Tax law. To the extent that amounts are so withheld by ChiquitaFyffes or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Scheme as having been paid to the person to whom such consideration would otherwise have been paid.
6.	Certificates for Scheme Shares

With effect from the Effective Date:

6.1	All certificates representing Scheme Shares shall cease to have effect as documents of title to the shares comprised therein and every holder thereof shall be bound at the request of Fyffes to deliver up such certificate(s) to Fyffes or as it may direct;

6.2	EUI shall be instructed to disable the entitlements to Scheme Shares of Holders of Scheme Shares in uncertificated form.
7.	Restricted Jurisdiction and Restricted Overseas Shareholder
7.1	The provisions of Clauses 2, 3, 4, 5 and 6 shall be subject to any prohibition or condition imposed by law. Fyffes may in its sole discretion determine that the ChiquitaFyffes Consideration Shares will not be available in any Restricted Jurisdiction and/or that any Restricted Overseas Shareholder will not be entitled to require that the ChiquitaFyffes Consideration Shares be registered in his/her name with an address in such jurisdiction.
7.2	Notwithstanding the provisions of Clause 4, Scheme Shareholders who hold their Fyffes Shares in certificated form and have a registered address in a CSN Restricted Jurisdiction will, to the extent permissible in accordance with applicable Law and not (in the reasonable opinion of Chiquita and Fyffes) unduly onerous for any reason, be issued ChiquitaFyffes Consideration Shares directly or, if not permissible or if unduly onerous, have their ChiquitaFyffes Consideration Shares sold and the proceeds net of dealing costs remitted to them.
7.3	Fyffes retains the right to permit the release, publication or distribution of the Circular or the Forms of Proxy to any Restricted Overseas Shareholder who satisfies Fyffes (in its sole discretion) that doing so will not infringe the laws of the relevant Restricted Jurisdiction or require compliance with any governmental or other consent or any registration, filing or other formality that Fyffes is unable to comply with or regards as unduly onerous to comply with.
8.	The Effective Date
8.1	This Scheme shall become effective as soon as an office copy of the Court Order and a copy of the minutes required by Section 75 of the Act shall have been duly delivered by the Company to the Registrar for registration and registered by him, all of which deliveries shall be subject to Clause 8.3.
8.2	The Combination will be conditional upon the Scheme becoming effective and unconditional by not later than March 10, 2015 (or June 10, 2015, in certain circumstances if the only outstanding conditions relate to anti-trust approval of certain other conditions) or (in either case) earlier if required by the Panel or later if the parties agree and (if required) the Panel consents and (if required) the Irish High Court allows.
8.3	Fyffes, Chiquita and ChiquitaFyffes have agreed that in certain circumstances the necessary actions to seek sanction of this Scheme may not be taken.
9.	Modification

Fyffes, Chiquita and ChiquitaFyffes may jointly consent on behalf of all persons concerned to any modification of or addition to this Scheme or any condition that the Irish High Court may approve or impose.

10.	Costs

Fyffes is authorized and permitted to pay all of its costs and expenses relating to the negotiation, preparation, approval and implementation of this Scheme.

11.	Governing Law

The Scheme shall be governed by, and construed in accordance with, the laws of Ireland and Fyffes and the Scheme Shareholders hereby agree that the Irish High Court shall have exclusive jurisdiction to hear and determine any suit, action or proceeding or to settle any dispute which may arise in relation thereto.

Scheme of Arrangement dated August 6, 2014, as modified on September 1, 2014 and as further modified on October [•  ], 2014.

PART 4 — ADDITIONAL INFORMATION
(as required under the Irish Takeover Rules)

1. Important

THIS SUPPLEMENT WHICH SUPPLEMENTS THE PROXY STATEMENT/PROSPECTUS DATED 6 AUGUST 2014 SHOULD BE READ IN CONJUNCTION WITH THAT PROXY STATEMENT/PROSPECTUS.

Unless the context otherwise requires, the definitions used in the proxy statement/prospectus also apply to this supplement.

2.	Responsibility
2.1	The directors of Chiquita accept responsibility for the information contained in this supplement, other than that relating to Fyffes, the Fyffes Group and the directors of Fyffes and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of Chiquita (who have taken all reasonable care to ensure such is the case), the information contained in this supplement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.
2.2	The directors of Fyffes accept responsibility for the information contained in this supplement relating to Fyffes and the Fyffes Group and the directors of Fyffes and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of Fyffes (who have taken all reasonable care to ensure such is the case), the information contained in this supplement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.
3.	Certain Financial Effects of the Scheme
3.1	The following table shows certain financial effects for a holder of Fyffes Shares should the Scheme become effective; in particular the effect on such shareholder’s capital and income position as a Fyffes shareholder. This table disregards any tax related matters. In particular, it disregards the tax consequences of holding Fyffes Shares and ChiquitaFyffes ordinary shares, as well as the tax consequences of the cancellation of Fyffes Shares should the Scheme become effective. This table is for illustrative purposes only and is made on the bases and assumptions set out in the notes below, assuming that the Scheme becomes effective.
(a)	Capital value

	Notes	$
Market value of a Fyffes Share	1	[•]
Market value of 0.1113 ChiquitaFyffes Shares	2	[•]
Increase in capital value		[•]
This represents an increase of approximately		[•]%
(b)	Gross income

	Notes	$
Gross dividend income from a Fyffes Share	3	[•]
Gross dividend from 0.1113 ChiquitaFyffes Shares	4,5	0
Increase in gross income		N/A
This represents an increase of approximately		N/A

Notes:

1.	Based on the closing share price of €[• ] per Fyffes Share on October [•], 2014, being the last trading day prior to the printing of this supplement and a euro/US dollar exchange rate of [•].
2.	Based on the closing share price of $[• ] per Chiquita Share on October [•], 2014, being the last trading day before the printing of this supplement.

3.	In respect of 2013 and based on a euro/US dollar exchange rate of [•].
4.	The gross dividend income from ChiquitaFyffes Shares is based on Chiquita’s historical dividend policy.
5.	ChiquitaFyffes does not expect to pay dividends for the foreseeable future. The determination to pay dividends in the future will be subject to the ongoing review of the board of directors of ChiquitaFyffes.
4.	Market Quotations

The following table shows the closing price of relevant Chiquita securities and relevant Fyffes securities as derived from the NYSE with respect to Chiquita and the ESM and AIM with respect to Fyffes (i) on the first dealing day in each of the six months prior to the date of this supplement; (ii) on March 7, 2014 (the last business day prior to the commencement of the Offer Period); and (iii) at the close of business on the latest practicable date prior to the printing of this supplement.

Date	Chiquita Shares of Common Stock	Fyffes Ordinary Shares (ESM)	Fyffes Ordinary Shares (AIM)
7 March 2014	$10.84	€0.890	€0.7500
1 April 2014	12.40	1.315	1.0850
1 May 2014	11.55	1.1840	0.9750
3 June 2014	10.24	1.1020	0.9050
1 July 2014	10.79	1.1600	0.9300
1 August 2014	9.59	1.07	0.8800
1 September 2014	13.90	1.04	0.8150
1 October 2014	[•]	[•]	[•]
[•] October 2014	[•]	[•]	[•]

5. Disclosure of interests and dealings in shares

5.1	For the purposes of this Part 4:
(a)	two or more persons are deemed to be acting in concert if they co-operate on the basis of an agreement, either express or tacit, either oral or written, aimed at:
(i)	either:
(A)	the acquisition by any one or more of them of securities in the relevant company concerned; or
(B)	the doing, or the procuring of the doing, of any act that will or may result in an increase in the proportion of securities in the relevant company concerned held by any one or more of them; or
(ii)	either:
(A)	acquiring control of the relevant company concerned; or
(B)	frustrating the successful outcome of an offer made for the purpose of the acquisition of control of the relevant company concerned;

and ‘acting in concert’ shall be construed accordingly;

(b)	arrangement includes any indemnity or option arrangement and any agreement or understanding, formal or informal, of whatever nature, between two or more persons relating to relevant securities which may be an inducement to deal or refrain from dealing in such securities;
(c)	connected fund manager means a fund manager controlled by, controlling or under the same control as Fyffes or (as the case may be) Chiquita or any bank or any financial or other professional advisor (including a stockbroker) which is acting in relation to the Combination for that company

(excluding a bank which is only providing normal commercial banking services or activities such as cash confirmation, the handling of acceptances and other registration work);
(d)	control means the holding, whether directly or indirectly, of securities in a company that confer in aggregate 30 per cent. or more of the voting rights in that company;
(e)	derivative includes any financial product whose value, in whole or in part, is determined directly or indirectly by reference to the price of an underlying security;
(f)	disclosure date means October [•], 2014, being the latest practicable date for shareholder and dealings information before the printing of this supplement;
(g)	disclosure period means the period commencing on 31 July 2014 (being the last practicable date for the shareholder and dealings information before the printing of the proxy statement/prospectus) and ending on the disclosure date;
(h)	exempt fund manager means a discretionary fund manager which has been recognized by the Panel as an exempt fund manager for the purposes of the Irish Takeover Rules, has been notified in writing of that fact by the Panel and has not been notified by the Panel of the withdrawal of such recognition;
(i)	exempt principal trader means a principal trader which is recognized by the Panel as an exempt principal trader for the purposes of the Irish Takeover Rules, has been notified in writing of that fact by the Panel and has not been notified by the Panel of the withdrawal of such recognition;
(j)	for the purpose of determining whether a person has an “interest in a relevant security” or is “interested in a relevant security”;
(i)	that person shall be deemed to have an “interest,” or to be “interested,” in a relevant security if and only if he or she has a long position in that security; and
(ii)	a person who has only a short position in a relevant security shall be deemed not to have an interest, nor to be interested, in that security;
(k)	long position and short position:
(i)	a person shall be deemed to have a long position in a relevant security for the purposes of paragraph 5.1(j) if he or she directly or indirectly:
(A)	owns that security; or
(B)	has the right or option to acquire that security or to call for its delivery; or
(C)	is under an obligation to take delivery of that security; or
(D)	has the right to exercise or control the exercise of the voting rights (if any) attaching to that security,

or to the extent that none of sub-paragraphs (A) to (C) above applies to that person, if he or she:

(E)	will be economically advantaged if the price of that security increases; or
(F)	will be economically disadvantaged if the price of that security decreases, irrespective of:
(1)	how any such ownership, right, option, obligation, advantage or disadvantage arises and including, for the avoidance of doubt and without limitation, where it arises by virtue of an agreement to purchase, option or derivative; and
(2)	whether any such ownership, right, option, obligation, advantage or disadvantage is absolute or conditional and, where applicable, whether it is in the money or otherwise,

provided that a person who has received an irrevocable commitment to accept an offer (or to procure that another person accept an offer) shall not, by virtue only of sub-paragraph (B) or (C) above, be treated as having an interest in the relevant securities that are the subject of the irrevocable commitment;

(ii)	a person shall be deemed to have a short position in a relevant security for the purposes of paragraph 5.1(j) if he or she directly or indirectly:
(A)	has the right or option to dispose of that security or to put it to another person; or
(B)	is under an obligation to deliver that security to another person; or
(C)	is under an obligation either to permit another person to exercise the voting rights (if any) attaching to that security or to procure that such voting rights are exercised in accordance with the directions of another person, or, to the extent that none of sub-paragraphs (A) to (C) above apply to that person if he or she:

(D)	will be economically advantaged if the price of that security decreases; or
(E)	will be economically disadvantaged if the price of that security increases, irrespective of:
(1)	how any such right, option, obligation, advantage or disadvantage arises and including, for the avoidance of doubt and without limitation, where it arises by virtue of an agreement to sell, option or derivative; and
(2)	whether any such right, option, obligation, advantage or disadvantage is absolute or conditional and, where applicable, whether it is in the money or otherwise;
(l)	relevant Chiquita securities in relation to Chiquita shall have the meaning assigned by Rule 2.1 of Part A of the Irish Takeover Rules, meaning:
(i)	equity share capital of Chiquita; and
(ii)	securities or any other instruments of Chiquita conferring on their holders rights to convert into or to subscribe for any securities of the foregoing category;
(m)	relevant Fyffes securities in relation to Fyffes shall have the meaning assigned by Rule 2.1 of Part A of the Irish Takeover Rules, meaning:
(i)	securities of Fyffes which are the subject of the Scheme or which confer voting rights;
(ii)	equity share capital of Fyffes; and
(iii)	securities or any other instruments of Fyffes, conferring on their holders rights to convert into, or to subscribe for, any new securities of the foregoing categories; and
(n)	relevant securities means relevant Chiquita securities or relevant Fyffes securities, as appropriate, and relevant security shall be construed appropriately.
5.2	Interests and short positions in relevant Fyffes securities:
(a)	As at the close of business on the disclosure date, the Fyffes directors (including persons connected with them (within the meaning of the Irish Companies Act 1990)) were interested in the following relevant Fyffes securities (excluding options and other share awards which are disclosed in paragraph 5.2(b) below):

Name	Number of relevant Fyffes securities
David McCann	2,016,397
Coen Bos	25,000
Thomas G Murphy	637,346
Robert Johnston	7,000

Name	Number of relevant Fyffes securities
John Declan McCourt	50,000
James O’ Dwyer	50,000
Jim O’ Hara	0
(b)	As at the close of business on the disclosure date, the following options or awards over Fyffes shares had been granted to the following Fyffes directors (including persons connected with them within the meaning of the Irish Companies Act 1990) under the Fyffes share plans and remained outstanding:

Options

Name	No. of shares under option	Exercise price	Expiration Date
David McCann	1,000,000	0.925	25 September 2017
	1,000,000	0.4525	5 September 2019
	800,000	0.483	30 September 2022
Coen Bos	500,000	0.925	25 September 2017
	600,000	0.4525	5 September 2017
	480,000	0.483	30 September 2022
Tom Murphy	400,000	0.925	25 September 2017
	600,000	0.4525	5 September 2019
	480,000	0.483	30 September 2022
(c)	As at the close of business on the disclosure date, the following subsidiaries of Fyffes were interested, or held short positions, in the following relevant Fyffes securities:

Name	Number of relevant Fyffes securities
Fyffes Banana Processing Limited	5,075,000
(d)	As at the close of business on the disclosure date, the trustees of the following pension schemes in which Fyffes or any subsidiary of Fyffes participates, were interested, or held short positions, in the following relevant Fyffes securities:

Name	Number of relevant Fyffes securities
Fyffes plc Employee Pension Scheme	446,054
(e)	As at the close of business on the disclosure date, neither Lazard (financial advisor to Fyffes) nor any person (other than an exempt fund manager or an exempt principal trader) controlling, controlled by, or under the same control as Lazard) was interested, or held short positions, in any relevant Fyffes securities:
(f)	As at the close of business on the disclosure date, Davy Corporate Finance (corporate broker to Fyffes) (and persons (other than an exempt fund manager or exempt principal trader) controlling, controlled by, or under the same control as Davy Corporate Finance), was interested in the following relevant Fyffes securities:

Name	Number of relevant Fyffes securities
Advance Investment Managers Ltd	[• ]

(g)	As at the close of business on the disclosure date, the Balkan Investment Company and its related companies who have provided Chiquita with an irrevocable undertaking to vote at the Court Meeting in favour of the Scheme and at the Fyffes EGM in favour of the EGM Resolutions (as described in paragraph 7), were interested in the following relevant Fyffes securities:

Name	Number of relevant Fyffes securities	Notes
Balkan Investment Company and related companies	37,238,334	(1)(2)
(1)	Arnsberg Investment Company, which is a related party of Balkan Investment Company, owns 7.4% of the issued share capital of Fyffes which is included in the total for Balkan Investment Company above.
(2)	Mrs. Mary McCann (who is the mother of Mr. McCann) may be deemed to beneficially own these ordinary shares through her indirect control of the corporation which is the majority shareholder of Balkan Investment Company. She owns 1,000 ordinary shares in Fyffes and may be deemed to beneficially own an additional 800,226 ordinary shares as executor of the estate of Neil McCann, for an aggregate beneficial ownership of 12.8%.
(h)	As at the close of business on the disclosure date, The Article 6 Marital Trust under the First Amended and Restated Jerry Zucker Revocable Trust which has provided a letter of support to Fyffes in connection with the transaction (as described in paragraph 7), was interested in the following relevant Fyffes securities:

Name	Number of relevant Fyffes securities
The Article 6 Marital Trust created under the First Amended and Restated Jerry Zucker Revocable Trust	39,034,612
5.3	Interests and short positions in relevant Chiquita securities:
(a)	As at close of business on the disclosure date, the Chiquita directors (including persons connected with them (within the meaning of the Irish Companies Act 1990)) were interested in the following relevant Chiquita securities (excluding options and other share awards which are disclosed in paragraph (b) below:

Name	Number of relevant Chiquita securities	Notes
Kerri B. Anderson	[• ]	(1)
Edward F. Lonergan	[• ]
Howard W. Barker, Jr.	[• ]	(1)
Clare M. Hasler-Lewis	[• ]	(1)
Craig E. Huss	[• ]	(1)
Jeffrey N. Simmons	[• ]
Steven P. Stanbrook	[• ]
Ronald V. Waters III	[• ]

Note:

(1)	The above table includes the following numbers of Chiquita Common Shares held as of March 31, 2014 under the Chiquita Directors’ Deferred Compensation Programme, these Chiquita Common Shares will be issued when the recipient cease to be a non-employee director of Chiquita: (i) Ms. Anderson — [• ] Chiquita Common Shares; (ii) Mr. Barker — [• ] Chiquita Common Shares; (iii) Dr. Hasler-Lewis — [• ] Chiquita Common Shares; and (iv) Mr. Huss — [• ] Chiquita Common Shares.
(b)	As at the close of business on the disclosure date, the following options or awards over Chiquita’s shares have been granted to the following Chiquita directors (including persons connected with them within the meaning of the Irish Companies Act 1990) under the Chiquita share plans and remain outstanding:

Options

Name	No. of shares under option	Exercise price	Expiration Date	Note
Edward F. Lonergan	1,440,062	$7.68	8 October 2017	(1)

Note:

(1)	This number includes options to purchase 720,031 Chiquita Common Shares that will vest on 8 October 2014, provided that Mr. Lonergan is employed by Chiquita or a member of the Chiquita Group on the vesting date.

Restricted Stock Units

Name	No. of shares subject to awards	Notes
Edward F. Lonergan	[• ]	(1)
Howard W. Barker, Jr.	[• ]	(2)
Clare M. Hasler-Lewis	[• ]	(2)
Steven P. Stanbrook	[• ]	(2)

Notes:

(1)	This figure includes time-vested restricted stock unit awards that will vest on October 8, 2014, provided that Mr. Lonergan is employed by Chiquita or a member of the Chiquita Group on the vesting date.
(2)	These figures include Restricted Stock Units for the following numbers of Chiquita Common Shares that are issuable when the recipient ceases to be a non-employee director: (i) Mr. Barker — [• ] Chiquita Common Shares; (ii) Dr. Hasler-Lewis — [• ] Chiquita Common Shares; and (iii) Mr. Stanbrook — [• ] Chiquita Common Shares.
(c)	As at the close of business on the disclosure date, Goldman Sachs (financial advisor to Chiquita) and any person (other than an exempt principal trader or an exempt fund manager) controlling, controlled by, or under the same control as Goldman Sachs, was interested, or held short positions, in the following relevant Chiquita securities:

Chiquita Common Shares

Name	Number of relevant Chiquita securities

Chiquita 4.25% Convertible Senior Notes Due 2016

Name	Par value of relevant Chiquita securities

(d)	As at the close of business on the disclosure date, Wells Fargo Securities, LLC (financial advisor to Chiquita) and any person (other than an exempt principal trader or an exempt fund manager) controlling, controlled by, or under the same control as Wells Fargo Securities, LLC, was interested, or held short positions, in the following relevant Chiquita securities:

Chiquita Common Shares

Name	Number of relevant Chiquita securities

Chiquita 4.25% Convertible Senior Notes Due 2016

Name	Par value of relevant Chiquita securities

(e)	As at the close of business on the disclosure date, Lazard (financial advisor to Fyffes) and any person (other than an exempt principal trader or an exempt fund manager) controlling, controlled by, or under the same control as Lazard was interested, or held short positions, in the following relevant Chiquita securities:

Chiquita Common Shares

Name	Number of relevant Chiquita securities

Chiquita 4.25% Convertible Senior Notes Due 2016

Name	Par value of relevant Chiquita securities

5.4	Dealings in relevant Chiquita securities
(a)	The dealings during the disclosure period in relevant Chiquita securities by the Chiquita directors or persons connected with them (within the meaning of the Irish Companies Act 1990) were as follows:

Name	Date of dealing	Nature of transaction	Number of relevant Chiquita securities	Price

(b)	The dealings during the disclosure period in relevant Chiquita securities by Goldman Sachs (financial advisor to Chiquita) or persons (other than exempt principal traders or exempt fund managers) controlling or under the same control as Goldman Sachs were as follows:

Chiquita Common Shares

Date of dealing	Nature of Transaction	Number of relevant Chiquita securities	Price/Price Range

Chiquita 4.25% Convertible Senior Notes Due 2016

Date of dealing	Nature of Transaction	Number of relevant Chiquita securities	Price/Price Range

(c)	The dealings during the disclosure period in relevant Chiquita securities by Wells Fargo Securities, LLC (financial advisor to Chiquita) or persons (other than exempt principal traders or exempt fund managers) controlling or under the same control as Wells Fargo Securities, LLC were as follows:

Chiquita Common Shares

Date of dealing	Nature of Transaction	Number of relevant Chiquita securities	Price/Price Range

Chiquita 4.25% Convertible Senior Notes Due 2016

Date of dealing	Nature of Transaction	Number of relevant Chiquita securities	Price/Price Range

(d)	The dealings during the disclosure period in relevant Chiquita securities by Lazard (financial advisor to Fyffes) or persons (other than exempt principal traders or exempt fund managers) controlling or under the same control as Lazard were as follows:

Chiquita Common Shares

Date of dealing	Nature of Transaction	Number of relevant Chiquita securities	Price/Price Range

Chiquita 4.25% Convertible Senior Notes Due 2016

Date of dealing	Nature of Transaction	Number of relevant Chiquita securities	Price/Price Range

5.5	Save as disclosed above, between 31 July 2014 and [•] October 2014 (the latest practicable date prior to the printing of this supplement) there has been no change to the information on interests, short positions and dealings in relevant Fyffes securities or relevant Chiquita securities set out in paragraph 5 of Part 4 of the proxy statement/prospectus.
5.6	Save as disclosed in this paragraph 5 and/or in paragraph 5 of Part 4 of the proxy statement/prospectus, as at the close of business on the disclosure date:
(a)	no person acting in concert (or deemed to be acting in concert) with Fyffes was interested, or held any short positions, in relevant Fyffes securities;
(b)	no person acting in concert (or deemed to be acting in concert) with Fyffes dealt in any relevant Fyffes securities;

(c)	neither Chiquita nor any other person acting in concert (or deemed to be acting in concert) with Chiquita, held any interest or any short position in any relevant Fyffes securities;
(d)	neither Chiquita nor any other person acting in concert (or deemed to be acting in concert) with Chiquita dealt in any relevant Fyffes securities;
(e)	no person acting in concert (or deemed to be acting in concert) with Chiquita held any interest, or any short position, in any relevant Chiquita securities;
(f)	no person acting in concert (or deemed to be acting in concert) with Chiquita dealt in any relevant Chiquita securities;
(g)	neither Fyffes nor any other person acting in concert (or deemed to be acting in concert) with Fyffes, held any interest or any short position in any relevant Chiquita securities; and
(h)	neither Fyffes nor any other person acting in concert (or deemed to be acting in concert) with Fyffes dealt in any relevant Chiquita securities.
6.	Material Contracts
6.1	The following contracts, not being contracts entered into in the ordinary course of business, have been entered into by Fyffes since 4 August 2014 (being the last practicable date prior to the printing of the proxy statement/prospectus), are or may be material and are hereby disclosed in accordance with Rule 24.2(a)(a)(i)(10) of the Irish Takeover Rules:
(a)	Amendment No. 1 to the Transaction Agreement, dated 25 September 2014: Fyffes entered into a supplemental transaction agreement with, amongst other parties, Chiquita for the purposes of amending the terms of the Combination. Further details regarding the supplemental transaction agreement are set out at page A-1 of this supplement;
(b)	Supplemental Expenses Reimbursement Agreement dated 25 September 2014: Fyffes entered into a supplemental expenses reimbursement agreement with Chiquita in connection with the revised terms of the Combination. Further details regarding the supplemental expenses reimbursement agreement are set out at page B-1 of this supplement.
6.2	The following contracts, not being contracts entered into in the ordinary course of business, have been entered into by Chiquita since 4 August 2014 (being the last practicable date prior to the printing of the proxy statement/prospectus), are or may be material and are hereby disclosed in accordance with Rule 24.2(a)(a)(i)(10) of the Irish Takeover Rules:
(a)	Amendment No. 1 to the Transaction Agreement, dated 25 September 2014: Chiquita entered into a supplemental transaction agreement with, amongst other parties, Chiquita for the purposes of amending the terms of the Combination. Further details regarding the supplemental transaction agreement are set out at page A-1 of this supplement;
(b)	Supplemental Expenses Reimbursement Agreement dated 25 September 2014: Chiquita entered into a supplemental expenses reimbursement agreement with Fyffes in connection with the revised terms of the Combination. Further details regarding the supplemental expenses reimbursement agreement are set out at page B-1 of this supplement.
7.	Irrevocable undertakings/letter of support

Chiquita and ChiquitaFyffes have received revised irrevocable undertakings to vote at the Court Meeting in favour of the Scheme and to vote at the Fyffes EGM in favour of the EGM Resolutions from Balkan Investment Company and its related companies in respect of the aggregate 37,238,334 Fyffes Shares (representing 12.5% of Fyffes outstanding share capital) held or beneficially owned by them.

The irrevocable undertakings referred to above will lapse in the following circumstances:

•	the Scheme lapses or is withdrawn or Chiquita and/or ChiquitaFyffes makes an announcement to that effect (other than, in either case, if the Scheme lapses or is to lapse by application of the Irish Takeover Rules on an initiation by the European Commission of proceedings in respect of the

Scheme under Article 6(1)(c) of the EC Merger Regulation or a referral by the European Commission of the transaction to a competent authority of an EU Member State under Article 9(c) of the EC Merger Regulation prior to the date of the Court Meeting);
•	there is a Fyffes Change of Recommendation; or
•	the Transaction Agreement is terminated in accordance with its terms.

Fyffes has received a letter dated 23 September 2014 on behalf of The Article 6 Marital Trust under The First Amended and Restated Jerry Zucker Revocable Trust (the “Trust”) in relation to its entire holdings amounting to 39,034,612 Fyffes Shares in the aggregate, representing 13.1% of Fyffes outstanding share capital, re-confirming that so long as the Fyffes Board is supportive of the transaction or the Transaction Agreement is not otherwise terminated or materially modified as determined by the Trust in the Trust’s sole and absolute discretion, the trust will vote all of its Fyffes Shares in favour of any proposal submitted to Fyffes Shareholders to approve the transaction.

8.	Material changes

There has been no material change in the information previously published by Fyffes or Chiquita in connection with the combination as contained in the proxy statement/prospectus as previously mailed to Chiquita and Fyffes shareholders, save as disclosed in this supplement and:

(a)	in the announcement by Fyffes dated 27 August 2014 of Fyffes results for the six month financial period ending June 30, 2014;
(b)	in the announcement by Chiquita and Fyffes dated 27 August 2014 entitled “Chiquita and Fyffes Provide Updated Synergy Estimates Related To Proposed Combination”;
(c)	in the announcement by Chiquita and Fyffes dated 27 August 2014 entitled “Chiquita Mails Letter To Shareholders”;
(d)	in the modification of the Scheme of Arrangement as approved by the Irish High Court on 1 September 2014;
(e)	in Chiquita’s presentations filed with the US Securities and Exchange Commission (“SEC”) on 27 August 2014 and 2 September 2014;
(f)	in Chiquita’s letter to its shareholders dated 2 September 2014;
(g)	in the investor presentation filed by Fyffes with the SEC on 2 September 2014; and
(h)	in the investor presentation filed by Fyffes with the SEC on 17 September 2014

(each of which is available on the website of (as appropriate) Chiquita or Fyffes: www.chiquita.com and www.fyffes.com).

9.	Consents
9.1	Lazard has given and not withdrawn its written consent to the inclusion in this supplement of the references to its name in the form and context in which they appear.
[9.2	KPMG has given and not withdrawn its written consent to the inclusion in this supplement of the references to its name in the form and context in which they appear.]
9.3	Goldman Sachs has given and not withdrawn its written consent to the inclusion in this supplement of the references to its name in the form and context in which they appear and to the inclusion of its fairness opinion in this supplement.
9.4	Wells Fargo Securities, LLC has given and not withdrawn its written consent to the inclusion in this supplement of the references to its name in the form and context in which they appear.
9.5	[PricewaterhouseCoopers Ireland has given and not withdrawn its written consent to the inclusion in this supplement of the references to its name in the form and context in which they appear.]

9.6	[Goldman Sachs International has given and not withdrawn its written consent to the inclusion in this supplement of the references to its name in the form and context in which they appear.]
10.	Other Information
10.1	Save as disclosed in “The Combination — Interests of Certain Persons in the Combination — Fyffes” beginning on page 106 of the proxy statement/prospectus and “Update to the Combination — Update to Interests of Certain Persons in the Combination — Fyffes” beginning on page 26 of this supplement, no agreement, arrangement or understanding (including any compensation arrangement) having any connection with or dependence upon the Combination exists between Chiquita or any person acting in concert with Chiquita and any of the directors or recent directors of Fyffes, holders or recent holders of, or any person interested in or recently interested in, relevant Fyffes securities. In this paragraph 10, “recent” means within the period commencing on March 10, 2013 (being the disclosure date for the purposes of the proxy statement/prospectus) and ending on the disclosure date (as defined in paragraph 5 of Part 4 of this supplement).
10.2	No agreement, arrangement or understanding exists whereby ownership of any Fyffes shares acquired in pursuance of the Combination will be transferred to any other person, but Chiquita reserves the right to transfer any Fyffes shares to any other member of its group.
10.3	No arrangement (within the meaning set out in paragraph 5.1(b) of Part 4 of this supplement) exists between Chiquita or any person acting in concert with Chiquita and any other person.
10.4	No arrangement (within the meaning set out in paragraph 5.1(b) of Part 4 of this supplement) exists between Fyffes, or any person acting in concert with Fyffes and any other person.
10.5	See “Transaction Agreement” beginning on page 135 of the proxy statement/prospectus, “Expenses Reimbursement Agreement” beginning on page 155 of that proxy statement/prospectus, “Amendment to the Transaction Agreement” beginning on page A-1 of this supplement, and “Supplemental Expenses Reimbursement Agreement” beginning on page B-1 of this supplement for a description of agreements and arrangements to which Chiquita is a party and which relate to circumstances in which Chiquita may or may not invoke a condition to the Combination and the consequences of its doing so, including details of fees payable as a result. Save as disclosed in those sections of the proxy statement/prospectus and this supplement, there are no such agreements or arrangements.
10.6	Save as disclosed in “The Combination — Interests of Certain Persons in the Combination — Chiquita” beginning on page 101 of the proxy statement/prospectus and “Update to the Combination — Update to Interests of Certain Persons in the Combination — Chiquita” beginning on page 20 of this supplement, the emoluments of the directors of Chiquita will not be affected by the acquisition of Fyffes or automatically as a consequence of the Combination.
10.7	Fyffes updated profit forecast for the fiscal year ended 31 December 2014, set out in the letter to Fyffes shareholders entitled “Updated Fyffes Profit Forecast” dated 27 August 2014 which has been mailed to Fyffes shareholders separately, remains valid for the purposes of the Combination. Solely for the purpose of Rule 28.5 of the Irish Takeover Rules, KPMG and Lazard have indicated that they have no objection to the additional information which they have prepared relating to the Fyffes updated profit forecast and which was included in that letter, as required under Rule 28.3 of the Irish Takeover Rules, continuing to apply.
10.8	Chiquita’s profit forecast for the fiscal year ended 31 December 2014, set out in the letter to Fyffes shareholders entitled “Chiquita Profit Forecast” dated 6 August 2014 which has been mailed to Fyffes shareholders separately, remains valid for the purposes of the Combination. Solely for the purpose of Rule 28.5 of the Irish Takeover Rules, PricewaterhouseCoopers Ireland and Goldman Sachs have indicated that they have no objection to the additional information which they have prepared relating to the Chiquita profit forecast and which was included in that letter, as required under Rule 28.3 of the Irish Takeover Rules, continuing to apply.
10.9	Save as disclosed in Chiquita’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Chiquita’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014, the directors of Chiquita are not aware of any material change in the financial or trading position of Chiquita since December 31, 2013 (the date to which the last published audited accounts of Chiquita were prepared).
10.10	Save as disclosed in Fyffes Annual Report for the fiscal year ended December 31, 2013, and Fyffes results for the six month financial period ending 30 June 2014 published on 27 August 2014, the directors of Fyffes are not aware of any material change in the financial or trading position of Fyffes since December 31, 2013 (the date to which the last published audited accounts of Fyffes were prepared).
11.	Documents Available For Inspection
11.1	Copies of the following documents will be published on the websites of Chiquita and Fyffes, www.chiquita.com and www.fyffes.com, respectively and will be available for inspection during usual business hours on any Business Day from the date of this Circular until completion of the Combination at the offices of McCann FitzGerald, Riverside One, Sir John Rogerson’s Quay, Dublin 2, Ireland and Arthur Cox, Earlsfort Centre, Earlsfort Terrace, Dublin 2, Ireland:
(a)	this supplement dated [•] October 2014;
(b)	Fyffes investor presentations dated 2 September 2014 and 17 September 2014;
(c)	Chiquita’s presentations filed with the US Securities and Exchange Commission (“SEC”) on 27 August 2014 and 2 September 2014;
(d)	the supplemental notice in respect of the Scheme dated 1 September 2014;
(e)	Fyffes results for the six month financial period ending 30 June 2014;
(f)	the additional information pursuant to Rule 28.3 of the Takeover Rules prepared by (i) Lazard and (ii) KPMG on the Updated Fyffes Profit Forecast dated 27 August 2014;
(g)	Chiquita’s updated merger benefit statement dated 27 August 2014;
(h)	the additional information pursuant to Rule 19.3(b)(ii) of the Takeover Rules prepared by (i) Goldman Sachs and (ii) PwC on the updated merger benefit statement dated 27 August 2014;
(i)	the Supplemental Expense Reimbursement Agreement;
(j)	the Amendment No. 1 to the Transaction Agreement; and
(k)	the documents listed at paragraph 15 of Part 4 of the proxy statement/prospectus.
12.	Governing Law

The Combination (other than the Merger which shall be governed by, and construed in accordance with, the laws of the State of New Jersey) and the Transaction Agreement are governed by, and construed in accordance with, the laws of Ireland. All of the parties to the Transaction Agreement have agreed that the Irish High Court shall have exclusive jurisdiction to hear and determine any suit, action or proceeding or to settle any dispute which may arise in relation thereto.

13.	Irish Takeover Rules and Panel

THE COMBINATION IS SUBJECT TO THE PROVISIONS OF THE TAKEOVER PANEL ACT, IRISH TAKEOVER RULES AND THE JURISDICTION OF THE PANEL.

UPDATED FYFFES PROFIT FORECAST
(as sent to Fyffes shareholders on September 2, 2014)

Updated Profit Forecast including Bases and Assumptions

1. General

Set forth below are financial projections for the 2014 fiscal year, including the following:

For the fiscal year ending December 31, 2014, Fyffes has projected an updated EBITA of €38 – €42 million. EBITA represents operating income before interest, tax and amortization. EBITA is the basis on which Fyffes has consistently provided the market with profit target ranges or forecasts in recent years as it is the primary measure of performance used by the company. The following table shows the reconciliation of EBITA to the generally accepted accounting principle measure of Profit for the financial year as derived from the audited consolidated financial statements of Fyffes for its two most recent financial years ending December 31, 2013 and 2012 included elsewhere in the proxy statement/prospectus to Shareholders dated August 6, 2014.

	2013 €’000	2012 €’000
EBITA	32,654	30,542
Amortisation charges	(1,333)	(2,217)
Share of joint ventures interest and tax charges	(1,346)	(1,041)
Operating Profit	29,975	27,284
Net Financial Income/(Expense)	(1,296)	(1,158)
Income tax charge	(2,535)	(2,218)
Profit for the financial year	26,144	23,908

Fyffes 2014 €38 – €42 million forecast excludes costs incurred, or to be incurred, by Fyffes in connection with the combination which it is estimated will amount to approximately €12.3 million in 2014. There were no exceptional charges included in EBITA or Profit for the financial year in 2013 or 2012. Fyffes intangible assets became fully amortised in 2013 and, as a result, Fyffes does not anticipate any amortization charge in 2014.

Fyffes encourages shareholders to review its historical financial statements to understand differences between its EBITA and Profit for the financial year in earlier years and cautions shareholders from relying solely on EBITA to predict Profit for the financial year.

The statements above regarding EBITA and amortization for the year ending December 31, 2014 constitutes a profit forecast (“Updated Fyffes Profit Forecast”) for the purposes of Rule 28 of the Irish Takeover Panel Act 1997, Takeover Rules 2013). Except as may be required under the Irish Takeover Rules, Fyffes assumes no obligation, nor does Fyffes intend, to update or otherwise revise the Updated Fyffes Profit Forecast.

2. Basis of preparation

The Updated Fyffes Profit Forecast has been prepared, except as described above, on a consistent basis with the accounting policies being adopted by Fyffes for the period ending December 31, 2014, which are in accordance with IFRS, and which are comparable with the accounting policies adopted in its consolidated financial statements for the year ended December 31, 2013.

The Updated Fyffes Profit Forecast does not take into account any effects of the proposed combination with Chiquita (including any costs related to the completion of the combination).

3. Assumptions

The principal assumptions upon which the Updated Fyffes Profit Forecast is based are set forth below:

Specific assumptions adopted by Fyffes Directors

•	Overall sales volumes for all three major products to remain in line with last year;
•	Only marginal change in overall customer base predicted;
•	Increase in cost of goods driven by inflationary pressures on fruit and other key inputs, offset by operational efficiencies;
•	No material changes in SG&A costs predicted and expected to be flat as a percentage of sales;
•	Modest increase in overall margins, consistent with improvement achieved in reported first half results; and
•	No significant change in performance of smaller businesses.

Factors outside the influence or control of the Fyffes Directors

•	There will be no material changes in Fyffes management, existing operational strategies, or accounting policies and methodologies during the year ending December 31, 2014;
•	There will be no changes in exchange rates, interest rates, bases of taxes, legislative or regulatory requirements from those currently forecast that would have a material impact on Fyffes operations or its accounting policies;
•	There will be no material adverse weather events or natural catastrophes that affect Fyffes key products or markets;
•	There will be no material impact from any political or economic events in the countries in which Fyffes, its competitors or customers trade;
•	Assumes no account for any adverse outcome to any litigation, regulatory matter or government investigation; and
•	There will be no business interruptions that materially adversely affect Fyffes, its key customers or its key suppliers.

Additional Information

The Fyffes board of directors is solely responsible for the Fyffes Profit Forecast.

Additional information relating to the Updated Merger Benefit Statement which is required under the Irish Takeover Rules was previously mailed to Fyffes shareholders.

Copies of such information can also be found in an exhibit to a Current Report on Form 8-K furnished by Chiquita to the SEC on August 28, 2014. Any information furnished with the SEC is not incorporated into the Form S-4 of which this supplement is a part.

UPDATED MERGER BENEFIT STATEMENT
(as sent to Fyffes shareholders on September 2, 2014)

On March 10, 2014, Chiquita disclosed in the Rule 2.5 Announcement a statement (known as a “merger benefit statement” under the Irish Takeover Rules) regarding the synergies that may result from the combination, which statement was repeated in the proxy statement/prospectus. On August 27, 2014, Chiquita and Fyffes updated the merger benefit statement (the “Updated Merger Benefit Statement), which was enclosed in a letter from Chiquita mailed to Fyffes shareholders, in substantially this form.

Chiquita and Fyffes believe that the combination will provide annualised recurring before tax overhead and operational synergies (including IT, logistics and transport synergies) of at least US$60 million by the end of 2016. This updated merger benefit statement, which includes an additional US$20 million in annualised synergies, reflects additional information which has become available regarding optimisation of shipping logistics, as well as the output of the IT integration planning work stream.

These recurring annual synergies are anticipated to comprise of:

•	Potential operational efficiencies, generating synergies of US$37 million, in the areas of fruit utilisation, shipping, port operations, packaging and procurement; and
•	Potential synergies of US$23 million in the areas of public company expenses, integration of senior management and administration, as well as information technology.

The annual tax cost of the synergies is estimated at US$8 million. Approximately 50% of the recurring annual synergies are expected to be realised in the first full fiscal year post closing of the combination, which is expected to be the year ending December 2015, with the remainder of the recurring annual synergies taking effect in the second full fiscal year post closing of the combination.

Implementation and integration costs required to achieve the synergies during 2015 and 2016 are not anticipated to exceed US$17 million, in total, before taxes.

Once the combination is effective, shareholders in Chiquita and Fyffes will be able to share in the expected benefits arising from these synergies through their ownership of the new shares they will receive in ChiquitaFyffes.

There are various material assumptions underlying the synergies estimate which may result in the synergies being materially greater or less than estimated. The estimates should therefore be read in conjunction with the key assumptions underlying the estimates.

The synergy statements, including any statement that the combination will be accretive, should not be construed as a profit forecast or interpreted to mean that ChiquitaFyffes adjusted earnings in the first fiscal year following consummation of the combination, or in any subsequent period, would necessarily match or be greater than or be less than those of Chiquita and/or Fyffes for the relevant preceding financial period or any other period.

Capitalised terms used in this section, unless otherwise defined herein, shall have the same meaning as those used in the original merger benefit statement set forth in the proxy statement/prospectus.

The basis of belief for expected synergies

The bases of belief (including sources of information and assumptions made) that support the expected synergies are set out in the following paragraphs.

The expected sources of the potential recurring before tax annual synergies are anticipated to comprise of efficiencies in the areas of procurement, supply chain, shipping, container management, port operations, information technology and administration.

When evaluating the potential recurring before tax annual synergies and the tax costs associated with such synergies, the Chiquita Board has assumed the following:

•	That the combination will become effective and ChiquitaFyffes will acquire 100% of the issued and to be issued share capital of Fyffes and Chiquita;

•	That there will be no material adverse impact on the combined company arising from any decisions made by competition authorities;
•	That there will be no material change to the market dynamics (including, without limitation, as a result of changes in bunker fuel rates or as a result of weather events and other natural catastrophes) affecting Chiquita and/or Fyffes following the completion of the Combination;
•	That there will be no material adverse impact on the on-going business arising as a result of the combination;
•	That there will be no material change to exchange rates following the completion of the combination; and
•	There will be no material change to income tax laws or regulations affecting Chiquita and/or Fyffes following completion of the combination.

In establishing the estimate of the anticipated recurring before tax annual synergies and the associated tax costs, the Chiquita board has reviewed the results of discussions of the respective managements of Chiquita and Fyffes regarding the opportunities for synergies and other cost efficiencies. As part of the diligence process, Chiquita management, together with the management of Fyffes, reviewed such opportunities and determined the source and scale of the potential recurring before tax annual synergies and associated tax costs. The potential recurring before tax synergies and associated tax costs are incremental to Chiquita’s existing plans and, to the best of Chiquita’s knowledge, Fyffes existing plans.

In addition to information from Chiquita’s and Fyffes respective management teams, the sources of information that Chiquita has used to arrive at the estimate of the potential recurring before tax annual synergies and expected associated tax costs, include:

(a)	the Fyffes annual report and accounts;
(b)	Fyffes presentations to analysts;
(c)	Fyffes website;
(d)	Analysts’ research;
(e)	Other public information; and
(f)	Chiquita’s knowledge of the industry and of Fyffes.

There remains an inherent risk in the synergy forward-looking statements. No synergy statement in this announcement, including any statement that the combination will be accretive, should be construed as a profit forecast or interpreted to mean that ChiquitaFyffes earnings in the first full year following the combination, or in any subsequent period, would necessarily match or be greater than or be less than those of Chiquita and/or Fyffes for the relevant preceding financial period or any other period.

Additional Information

Additional information relating to the Updated Merger Benefit Statement which is required under the Irish Takeover Rules was previously mailed to Fyffes shareholders.

Copies of such information can also be found in an exhibit to a Current Report on Form 8-K furnished by Chiquita to the SEC on August 28, 2014. Any information furnished with the SEC is not incorporated into the Form S-4 of which this supplement is a part.

Fyffes plc

Condensed Group Income Statements (unaudited)
for the six months ended June 30, 2014 and 2013

	Six months ended June 30, 2014 €’000	Six months ended June 30, 2013 €’000
Continuing operations
Group revenue	490,240	475,986
Cost of sales	(428,550)	(421,171)
Gross profit	61,690	54,815
Distribution expenses	(13,100)	(13,609)
Administrative expenses	(19,577)	(20,413)
Other operating income	342	344
Share of profit of joint ventures after tax	1,454	1,285
Intangible amortization	—	(938)
Exceptional item (Note 12)	(8,264)	—
Operating profit	22,545	21,484
Net financial expense – Group	(314)	(786)
Profit before tax	22,231	20,698
Income tax expense	(3,486)	(1,984)
Profit for the period	18,745	18,714
Attributable as follows:
Equity shareholders	18,559	18,430
Non-controlling interests	186	284
	18,745	18,714
Earnings per share
Basic	6.23	6.20
Diluted	6.12	6.13

See notes to condensed consolidated financial statements

Fyffes plc

Condensed Group Statement of Comprehensive Income (unaudited)
for the six months ended June 30, 2014 and 2013

	Six months ended June 30, 2014 €’000	Six months ended June 30, 2013 €’000
Profit for the period	18,745	18,714
Other comprehensive income
Items that are or may subsequently be reclassified to profit or loss
Translation of net equity investments	1,297	642
Effective portion of cashflow hedges	505	3,918
Deferred tax on effective portion of cashflow hedges	(63)	(496)
Items that will never be reclassified to profit or loss
Actuarial (loss) recognised on defined benefit pension schemes	(9,073)	(2,067)
Deferred tax movements related to pension schemes	1,350	78
Share of actuarial loss on joint ventures pension schemes	(38)	(19)
Other comprehensive income (net of tax)	(6,022)	2,056
Total comprehensive income	12,723	20,770
Attributable as follows:
Equity shareholders	12,537	20,486
Non-controlling interests	186	284
Total comprehensive income	12,723	20,770

See notes to condensed consolidated financial statements

Fyffes plc

Condensed Group Statement of Movement in Equity (unaudited)
for the six months ended June 30, 2014 and 2013

Six months ended June 30, 2014	Share capital €’000	Share premium €’000	Other reserves (Note 9) €’000	Retained earnings €’000	Shareholders’ funds €’000	Non- controlling interests €’000	Total equity €’000
Balance at beginning of period	19,544	99,105	44,293	(15,375)	147,567	1,339	148,906
Total comprehensive income	—	—	1,739	10,798	12,537	186	12,723
Share options which did not vest credited to income statement	—	—	(985)	—	(985)	—	(985)
Share based payments	—	—	72	—	72	—	72
Dividends paid to equity shareholders	—	—	—	(4,441)	(4,441)	—	(4,441)
Total at end of period	19,544	99,105	45,119	(9,018)	154,750	1,525	156,275

Six months ended June 30, 2013	Share capital €’000	Share premium €’000	Other reserves (Note 9) €’000	Retained earnings €’000	Shareholders’ funds €’000	Non- controlling interests €’000	Total equity €’000
Balance at beginning of period	19,528	98,999	51,466	(34,330)	135,663	815	136,478
Total comprehensive income	—	—	4,064	16,422	20,486	284	20,770
Share options exercised	11	75	—	—	86	—	86
Share based payments	—	—	72	—	72	—	72
Dividends paid to equity shareholders	—	—	—	(4,225)	(4,225)	—	(4,225)
Total at end of period	19,539	99,074	55,602	(22,133)	152,082	1,099	153,181

See notes to condensed consolidated financial statements

Fyffes plc

Condensed Group Balance Sheets
as at June 30, 2014 (unaudited) and December 31, 2013

	(Unaudited) June 30, 2014 €’000	(Audited) December 31, 2013 €’000
Non-current assets
Property, plant and equipment	85,728	78,037
Goodwill and intangible assets	22,365	20,921
Other receivables	5,778	6,073
Investment in joint ventures	40,459	38,854
Investment in associate – Balmoral	50	50
Equity investments	15	15
Deferred tax assets	10,813	9,248
Total non-current assets	165,208	153,198
Current assets
Inventories	37,045	42,648
Biological assets	1,377	16,030
Trade and other receivables	80,683	73,614
Hedging instruments	502	193
Corporation tax recoverable	73	486
Cash and cash equivalents	34,069	30,997
Total current assets	153,749	163,968
Total assets	318,957	317,166
Equity
Called-up share capital	19,544	19,544
Share premium	99,105	99,105
Other reserves	45,119	44,293
Retained earnings	(9,018)	(15,375)
Total shareholders’ equity	154,750	147,567
Non-controlling interests	1,525	1,339
Total equity and non-controlling interests	156,275	148,906
Non-current liabilities
Interest bearing loans and borrowings	2,270	2,276
Post employment benefits	37,387	28,150
Other payables	2,285	2,768
Provisions	2,253	2,083
Corporation tax payable	10,305	10,305
Deferred tax liabilities	3,310	3,246
Total non-current liabilities	57,810	48,828
Current liabilities
Interest bearing loans and borrowings	26,110	28,284
Trade and other payables	68,300	82,587
Provisions	3,623	3,493
Corporation tax payable	2,836	927
Hedging instruments	4,003	4,141
Total current liabilities	104,872	119,432
Total liabilities	162,682	168,260
Total liabilities and equity	318,957	317,166

See notes to condensed consolidated financial statements

Fyffes plc

Condensed Group Cash Flow Statements (unaudited)
for the six months ended June 30, 2014 and 2013

	Six months ended June 30, 2014 €’000	Six months ended June 30, 2013 €’000
Operating activities
Profit for the period	18,745	18,714
Accrued costs related to proposed combination with Chiquita	4,278	—
Income tax expense	3,486	1,984
Tax paid	(1,157)	(2,124)
Depreciation of property, plant and equipment	3,718	3,950
Increase in Merchant Navy Officers Pension Fund (MNOPF) provision (net)	—	1,338
Payments in connection with MNOPF	(309)	(468)
Contributions to defined benefit pension schemes less charge in Income Statement	(922)	(672)
Net interest paid less net interest expense in Income Statement	97	365
Amortisation of intangible assets	—	938
Share of profits of joint ventures after tax	(1,454)	(1,285)
Movement in working capital incl fair value of biological assets	(5,449)	(3,674)
Equity settled compensation	(913)	72
Other	19	(92)
Net cash inflow from operations	20,139	19,046

	€’000	€’000
Investing activities
Investment in joint ventures	(441)	(307)
Dividends paid by joint ventures	300	—
Deferred consideration payments	(806)	(7,868)
Acquisition of property, plant and equipment	(9,196)	(14,009)
Proceeds on disposal of property, plant and equipment	130	124
Net cash (outflow) from investing activities	(10,013)	(22,060)

	€’000	€’000
Financing activities
Proceeds from issue of shares (including share premium)	—	86
Net proceeds from borrowings	2,950	12,968
Capital element of lease payments	(730)	(463)
Dividends paid to equity shareholders	(4,441)	(4,225)
Net cash (outflow)/inflow from financing activities	(2,221)	8,366
Net increase in cash and cash equivalents	7,905	5,352
Cash and cash equivalents, including bank overdrafts at start of period	25,300	33,732
Effect of foreign exchange movements on cash and cash equivalents	551	210
Cash and cash equivalents, including bank overdrafts at end of period	33,756	39,294

See notes to condensed consolidated financial statements

Fyffes plc

Notes to condensed consolidated interim financial statements

1. Basis of preparation

The condensed consolidated interim financial statements (“interim financial statements”) of Fyffes plc, its subsidiaries, joint ventures and associate (“the Group”) for the six month period ended June 30, 2014 are unaudited. The interim financial statements have been prepared in accordance with IAS 34 Interim Financial Reporting and do not include all of the information required for a complete set of IFRS financial statements.

The financial information contained in these interim financial statements has been prepared in accordance with the accounting policies set out in the audited consolidated financial statements for the year ended December 31, 2013 which are included in the proxy statement/prospectus and incorporated by reference in this supplement. Those audited consolidated financial statements were prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board. The audit report on those consolidated financial statements was unqualified.

Newly effective accounting standards adopted in the period

The following new standards were adopted by the Group for the first time in financial reporting period:

•	Offsetting Financial Assets and Financial Liabilities (Amendment to IAS 32)
•	Recoverable Amount Disclosures, IAS 36
•	Amendments to IAS 39 Novation of Derivatives and Continuation of Hedge Accounting
•	IFRIC 21 Levies

The application of the above new standards had no impact on the interim financial statements.

Forthcoming requirements

The following new standards were not yet effective at June 30, 2014, but will be applied where relevant from their effective dates:

•	IFRS 9 Financial Instruments (2009, and subsequent amendments in 2010 and 2013)
•	IFRS 15: Revenue from contracts with customers
•	Agriculture: Bearer Plants (Amendments to IAS 16 and IAS 41)
•	Defined benefit plans: Employee Contributions (Amendments to IAS 19)
•	Annual improvements to IFRSs 2010 – 2012 Cycle
•	Annual improvements to IFRSs 2011 – 2013 Cycle
•	Annual improvements to IFRSs 2012 – 2014 Cycle
•	Amendments to IFRS 11: Accounting for acquisitions of interests in Joint Operations
•	IFRS 14: Regulatory Deferral Accounts
•	Amendments to IAS 36 and IAS 38: Clarification of acceptable methods of depreciation and amortisation
•	Sale or contribution of assets between an investor and its associate or its joint venture (proposed amendments to IFRS 10 and IAS 28)

Fyffes has not adopted these standards early; instead we will apply them from their effective dates as determined by the IASB. Fyffes is still reviewing the impact of the upcoming standards to determine their impact.

Fyffes plc

Notes to condensed consolidated interim financial statements

1. Basis of preparation  – (continued)

Seasonality of operations

Given the seasonality of the tropical produce sector, the Group’s profits are typically significantly weighted towards the first half of the year. In addition, the Group’s biological asset valuation peaks at its year end date due to the seasonality in the melon category in particular.

The financial information is presented in euro, rounded to the nearest thousand.

	June 30, 2014	June 30, 2013	Dec 31, 2013
Average (euro 1 =)
US Dollar	1.3713	1.3139	N/A
Pound Sterling	0.8222	0.8495	N/A
Closing (euro 1 =)
US Dollar	1.3640	N/A	1.3777
Pound Sterling	0.8016	N/A	0.8353

The condensed consolidated interim financial statements were authorised by the Board on 29 September 2014.

2. Use of judgments and estimates

In preparing these interim financial statements, management has made judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, income and expense. Actual results may differ from these estimates.

The significant judgments made by management in applying the Group’s accounting policies and the key sources of estimation uncertainty were the same as those that applied to the consolidated financial statements as at and for the year ended December 31, 2013.

3. Segmental analysis

Segment information below is presented in accordance with IFRS 8 Operating Segments. IFRS 8 requires segment information to be presented in the format reviewed by the Chief Operating Decision Maker (“CODM”) of the Group. In Fyffes, this function is carried out by the executive director team comprising the Executive Chairman, the Chief Operating Officer and the Finance Director.

Fyffes is currently organised into two separate operating divisions — its Tropical Produce activities and its Property activities, which comprises its 40% investment in Balmoral International Land Holdings plc (“Balmoral”).

Fyffes Tropical Produce division is a fully integrated distributor of tropical fresh produce, comprising three product categories — bananas, pineapples and melons, with bananas being the largest category both in terms of revenues and profits. The primary activities of this division include the production, procurement, shipping, ripening, distribution and marketing of these products. They are produced in broadly the same geographic areas in Central and South America and distributed to the Group’s customers in Europe and the US. Fyffes directly farms some of the produce it distributes, particularly in the pineapple and melon categories. The procurement, shipping, distribution and marketing activities for the banana and pineapple categories are managed centrally on a combined basis. As a result, the Group’s Tropical Produce activities are regarded as a single reporting segment for the purposes of IFRS 8.

The CODM reviews the performance of the Tropical Produce division based on Adjusted EBITA, which is believed to be the most appropriate measure of underlying performance.

Fyffes plc

Notes to condensed consolidated interim financial statements

3. Segmental analysis  – (continued)

Following a number of years of significant losses due to the difficulties in the international property sector, Fyffes wrote down its investment in Balmoral to a nominal value of €50,000 in 2011. Balmoral recently reported its 2013 results and the Group’s share of its net equity value of €595,000 remained in excess of Fyffes €50,000 carrying value. Fyffes has recognised no share of profit or loss in relation to its investment in Balmoral in respect of 2013.

The only inter-segment transactions between the Group’s Tropical Produce division and Balmoral arise because Fyffes rents a number of its distribution centres in the UK and Ireland from Balmoral. Fyffes in turn sublets space in its corporate head office to Balmoral.

In the analysis below, reconciling items included in Adjusted EBITA represent central costs not allocated to the operating divisions, including the cost of the Board of directors, together with legal and other costs connected with the corporate head office of the Group.

Income statement disclosures	Six months ended June 30, 2014 €’000	Six months ended June 30, 2013 €’000
Group revenue
Tropical Produce	490,240	475,986
Balmoral	—	—
Total	490,240	475,986
Adjusted EBITA
Tropical Produce	33,114	25,217
Balmoral	—	—
Reconciling items	(1,644)	(2,155)
Total Adjusted EBITA	31,470	23,062
Share of joint ventures’ net interest charge	(111)	(95)
Intangible amortisation	—	(938)
Share of joint ventures’ tax charge	(550)	(545)
Exceptional item	(8,264)	—
Operating profit	22,545	21,484
Net interest charge	(314)	(786)
Profit before tax	22,231	20,698
Income tax expense	(3,486)	(1,984)
Profit for the financial period	18,745	18,714
Geographical analysis
Group revenue
Ireland	32,493	32,814
UK	176,245	162,964
Eurozone	155,435	158,216
Other	126,067	121,992
	490,240	475,986

Fyffes plc

Notes to condensed consolidated interim financial statements

3. Segmental analysis  – (continued)

Balance sheet disclosures	June 30, 2014 Tropical Produce €’000	June 30, 2014 Balmoral €’000	June 30, 2014 Total €’000	Dec 31, 2013 Tropical Produce €’000	Dec 31, 2013 Balmoral €’000	Dec 31, 2013 Total €’000
Segment assets	278,448	—	278,448	278,262	—	278,262
Investment in joint ventures and associate	40,459	50	40,509	38,854	50	38,904
	318,907	50	318,957	317,116	50	317,166
Segment liabilities	162,682	—	162,682	168,260	—	168,260

4. Taxation

	Six months ended June 30, 2014 €’000	Six months ended June 30, 2013 €’000
Tax charge per Income Statement	3,486	1,984
Group share of tax charge of its joint ventures netted in profit before tax	550	545
Total tax charge	4,036	2,529

Including the Group’s share of the tax charge of its joint ventures of €0.6m (2013 first half: €0.5m), which is netted in operating profit in accordance with IFRS, the total tax charge for the period amounted to €4.0m (2013 first half: €2.5m).

5. Earnings per share

	Six months ended June 30, 2014 €’000	Six months ended June 30, 2013 €’000
Profit attributable to equity shareholders	18,559	18,430

	No. of shares ‘000	No. of shares ‘000
Weighted average number of ordinary shares outstanding	325,735	325,553
Deduct: weighted average own shares held	(28,075)	(28,075)
Weighted average number of shares for calculation of basic earnings per share	297,660	297,478
Weighted average number of options with dilutive effect	5,551	2,938
Weighted average number of shares for calculation of diluted earnings per share	303,211	300,416

	€ Cent	€ Cent
Basic earnings per share	6.23	6.20
Diluted earnings per share	6.12	6.13

Fyffes plc

Notes to condensed consolidated interim financial statements

6. Post employment benefits

	Six months ended June 30, 2014 €’000	Year ended December 31, 2013 €’000
Deficit at beginning of period	(28,150)	(29,564)
Current service cost less finance income recognised in Income Statement	(1,678)	(3,207)
Actuarial (loss)/gain recognised in Statement of Comprehensive Income	(9,073)	870
Employer contributions to schemes	2,600	3,223
Exchange movement	(1,086)	528
Deficit at end of period	(37,387)	(28,150)
Related deferred tax asset	6,933	5,368
Net deficit after deferred tax	(30,454)	(22,782)

This table summarises the movements in the net deficit on the Group’s various defined benefit pension schemes in Ireland, the UK and Continental Europe. The current service cost is charged in the Income Statement, net of finance income on scheme assets. The actuarial gain or loss is recognised in the Statement of Comprehensive Income, in accordance with the amendment to IAS 19, Actuarial Gains and Losses, Group Plans and Disclosures. The measurement of the Group’s pension obligations is based on a number of assumptions which are determined in consultation with independent actuaries. One key assumption is the appropriate interest rate to use in discounting the estimated future cash flows of the schemes. At 30 June 2014, the Group used a rate of 3.2% (December 31, 2013: 4.0%) in respect of its euro denominated schemes and 4.2% (December 31, 2013: 4.5%) in respect of its UK scheme.

Share based payments

In the six months ended June 30, 2014, Fyffes recognised a credit to the income statement of €985,000 in relation to share options which were reassessed during the period and trued up due to a non-market performance condition (an Earnings per Share target) no longer being expected to be met.

7. Dividends paid to equity shareholders

	Six months ended June 30, 2014 €’000	Six months ended June 30, 2013 €’000
Cash dividends paid on Ordinary €6 cent shares
Final dividend for 2013 of 1.49 cent	4,441	—
Final dividend for 2012 of 1.42 cent	—	4,225
Total cash dividends paid in the period	4,441	4,225

The final dividend for 2013 of 1.49 cent per share, approved by the shareholders at the Annual General Meeting on May 14, 2014, gave rise to a distribution of €4.4m in the period.

The directors have proposed an interim dividend for 2014 of €0.714 cent per share (2013: €0.68 cent per share). This dividend, which will be subject to Irish withholding tax rules, will be paid on October 6, 2014 to shareholders on the register at September 5, 2014. In accordance with company law and IFRS, this dividend has not been recognised as a liability in the balance sheet at June 30, 2014.

At June 30, 2014, the company and subsidiary companies held 28,075,000 Fyffes plc ordinary shares (December 31, 2013: 28,075,000). No dividends are payable on these treasury shares and they are excluded from the calculation of earnings per share.

Fyffes plc

Notes to condensed consolidated interim financial statements

8. Notes supporting cash flow statement

Analysis of movement in net funds in the period

	Opening 1 Jan 2014 €’000	Cash flow €’000	Non-cash movement €’000	Translation €’000	Closing 30 June 2014 €’000
Bank balances	23,429	10,083	—	557	34,069
Call deposits	7,568	(7,568)	—	—	—
Cash & cash equivalents per balance sheet	30,997	2,515	—	557	34,069
Bank overdrafts	(5,697)	5,390	—	(6)	(313)
Cash & cash equivalents per cash flow statement	25,300	7,905	—	551	33,756
Bank loans – current	(21,604)	(2,975)	—	(67)	(24,646)
Bank loans – non current	(114)	25	—	—	(89)
Finance leases	(3,145)	730	(891)	(26)	(3,332)
Total net funds	437	5,685	(891)	458	5,689

9. Reconciliation of other reserves

	Capital Reserves €’000	Share Options Reserve €’000	Currency Translation Reserve €’000	Revaluation Reserve €’000	Treasury Shares Reserve €’000	Hedging Reserve €’000	Total Other Reserves €’000
Six months ended June 30, 2014
Balance at beginning of period	74,107	2,626	(13,840)	2,275	(17,369)	(3,506)	44,293
Total comprehensive income	—	—	1,297	—	—	442	1,739
Share options which did not vest credited to Income Statement	—	(985)	—	—	—	—	(985)
Share based payments	—	72	—	—	—	—	72
Total at end of period	74,107	1,713	(12,543)	2,275	(17,369)	(3,064)	45,119
Six months ended June 30, 2013
Balance at beginning of period	74,107	2,483	(8,332)	2,291	(17,369)	(1,714)	51,466
Total comprehensive income	—	—	642	—	—	3,422	4,064
Share based payments	—	72	—	—	—	—	72
Total at end of period	74,107	2,555	(7,690)	2,291	(17,369)	1,708	55,602

Fyffes plc

Notes to condensed consolidated interim financial statements

10. Financial instruments

The fair values of financial assets and financial liabilities, together with the carrying amounts in the Condensed Group Balance Sheet at June 30, 2014 and December 31, 2013, are as follows:

	June 30, 2014 Carrying value €’000	June 30, 2014 Fair value €’000	Dec 31, 2013 Carrying value €’000	Dec 31, 2013 Fair value €’000
Assets
Equity investments	15	15	15	15
Trade and other receivables	78,203	78,203	72,945	72,945
Cash and cash equivalents	34,069	34,069	30,997	30,997
Hedging instruments	502	502	—	—
Total assets	112,789	112,789	103,957	103,957
Liabilities
Trade and other payables	(70,585)	(70,585)	(85,355)	(85,355)
Interest bearing loans and borrowings (excluding overdrafts)	(28,380)	(28,380)	(24,863)	(24,863)
Deferred contingent consideration	(3,352)	(3,352)	(2,942)	(2,942)
Hedging instruments	(4,003)	(4,003)	(3,948)	(3,948)
Total liabilities	(106,320)	(106,320)	(122,805)	(122,805)

Fair value hierarchy

In accordance with IFRS 7 Financial Instruments: Disclosures, the Group uses the following hierarchy for determining and disclosing the fair value of financial instruments by valuation technique. There are no financial assets or liabilities valued in accordance with the Level 1 hierarchy (quoted market prices) other than equity investments with a carrying value of €15,000. Most of the Group’s financial assets and liabilities are valued under Level 2 being directly observable market inputs, other than quoted prices for similar instruments. The Group’s deferred contingent consideration is categorised under Level 3, in accordance with the terms of the relevant acquisition contracts, as there are no other observable market data.

Estimation of fair values

Set out below are the major methods and assumptions used in estimating the fair values of the financial assets and liabilities disclosed above.

Equity investments

When market values are available, fair values are determined by reference to the bid market price for such investments without any deduction for transaction costs. When market values are not available, the fair values have been determined based on expected future cash flows at current interest rates and exchange rates.

Short term bank deposits and cash and cash equivalents

For short term bank deposits and cash and cash equivalents, with a remaining maturity of less than six months, the nominal amount is deemed to reflect fair value.

Trade and other receivables/payables

For receivables and payables with a remaining life of less than six months or demand balances, the nominal amount is deemed to reflect fair value. All other receivables and payables are discounted to determine the fair value.

Derivatives (currency options and forward currency or fuel contracts)

Currency options are marked to market using quotes from financial institutions. Forward currency or fuel contracts are either marked to market using market prices or by discounting the contractual forward price and deducting the current spot rate.

Fyffes plc

Notes to condensed consolidated interim financial statements

10. Financial instruments  – (continued)

Interest bearing loans and borrowings

For interest bearing loans and borrowings with a contractual repricing date of less than one year, the nominal amount is deemed to reflect fair value. For loans with a repricing date of greater than one year, the fair value is calculated based on the expected future principal and interest cash flows.

The following table shows the valuation techniques used in measuring Level 2 and Level 3 fair values, as well as the significant unobservable inputs used.

Financial instruments measured at fair value

Description	Valuation technique	Significant unobservable inputs
Deferred contingent consideration	Discounted cash flows	Forecast profit after tax Risk-adjusted discount rate (December 31, 2013: 3.53%)
Hedging instruments	Market comparison technique: the fair values are based on broker quotes	Not applicable

Fair value of financial instruments carried at fair value

The following table sets out the fair value of all financial instruments whose carrying value is at fair value at June 30, 2014 and December 31, 2013:

June 30, 3014	Total €’000	Level 1 €’000	Level 2 €’000	Level 3 €’000
Assets measured at fair value
Designated as hedging instruments
Foreign exchange contracts	502	—	502	—
Liabilities at fair value
At fair value through profit or loss
Deferred contingent consideration	(3,352)	—	—	(3,352)
Designated as hedging instruments
Foreign exchange contracts	(4,003)	—	(4,003)	—

December 31, 2013	Total €’000	Level 1 €’000	Level 2 €’000	Level 3 €’000
Liabilities at fair value
At fair value through profit or loss
Deferred contingent consideration	(2,942)	—	—	(2,942)
Designated as hedging instruments
Foreign exchange contracts	(3,948)	—	(3,948)	—

All derivatives entered into by the Group are included in Level 2 and consist of foreign currency forward contracts.

Fyffes plc

Notes to condensed consolidated interim financial statements

10. Financial instruments  – (continued)

Deferred contingent consideration is included in Level 3. Details of movements in the period are set out below. The contingent element is measured on a series of trading performance targets, and is adjusted by the application of a range of outcomes and associated probabilities.

Additional disclosures for Level 3 fair value measurements

June 30, 2014 €’000
Deferred contingent consideration
At 1 January 2014	2,942
Paid	(806)
Revision to previous estimates	1,162
Discounting charge	20
Foreign exchange movements	34
At 30 June 2014	3,352

Transfers between levels

There were no transfers between levels 1, 2 or 3 during the three month period ended June 30, 2014.

11. Related parties

There were no material related party transactions in the six month periods ended June 30, 2014 or June 30, 2013 other than transactions in the normal course of business with the Group’s joints ventures and associate.

12. Combination of Chiquita and Fyffes

As previously announced on 10 March 2014, Chiquita Brands International, Inc. (“Chiquita”) and Fyffes have entered into a definitive agreement under which Chiquita and Fyffes will combine, subject to the terms and conditions of that agreement, in a stock-for-stock transaction that is expected to result in Chiquita shareholders owning approximately 50.7% of ChiquitaFyffes Limited (“ChiquitaFyffes”), and Fyffes shareholders owning approximately 49.3% of ChiquitaFyffes, on a fully diluted basis (“the Combination”). Chiquita and Fyffes plan to complete the Combination before the end of 2014.

Consummation of the Combination is subject to the fulfilment of specified conditions. Those conditions were originally set out in Appendix III to the announcement on 10 March 2014 pursuant to Rule 2.5 of the Irish Takeover Rules (the “Rule 2.5 Announcement”) relating to the proposed Combination. As previously announced on 29 April 2014, the conditions to completion of the Combination that relate to obtaining approval under the EC Merger Regulation have been restated to reflect the mandatory jurisdiction of the European Commission. The substance of those conditions remains otherwise unchanged. The restated conditions were set out in Appendix I of the announcement on 29 April 2014. On 14 August 2014, Chiquita and Fyffes filed a Form CO with the European Commission in connection with its examination of the Combination under the EC Merger Regulation. On September 16, 2014, Chiquita and Fyffes issued a joint press release confirming that they were in discussions with the European Commission regarding possible limited commitments with a view to obtaining clearance of the proposed combination by the European Commission in its initial Phase I review period and, as a result, the European Commission’s provisional deadline for its Phase I review of the Combination was extended until 3 October 2014. Regulatory clearances for the Combination have already been obtained in the US and a number of smaller jurisdictions.

The registration statement of ChiquitaFyffes on Form S-4 (the “Form S-4”) in connection with the proposed Combination was declared effective by the US Securities and Exchange Commission (the “SEC”) on 25 July 2014. This Form S-4 includes a proxy statement of Chiquita that also constitutes a prospectus of ChiquitaFyffes and the Irish scheme circular of Fyffes and its accompanying explanatory statement. A copy of

Fyffes plc

Notes to condensed consolidated interim financial statements

12. Combination of Chiquita and Fyffes  – (continued)

the proxy statement, prospectus and scheme circular included in the Form S-4 and related documents has been posted to shareholders of Chiquita and Fyffes ahead of shareholder meetings of both companies scheduled for 17 September 2014. On September 17, 2014, the shareholders of Fyffes approved the adjournments of the Court Meeting and EGM until October 3, 2014. As a result of a supplemental transaction agreement (see below) Fyffes proposes to seek the adjournment of these meetings until 28 October 2014.

On 11 August 2014, Cutrale Group and Safra Group announced an unsolicited cash offer of US$13 per share to acquire all outstanding stock of Chiquita. On 14 August 2014, Chiquita announced that its Board of Directors unanimously determined that this offer is inadequate and not in the best interests of Chiquita shareholders. The Chiquita Board of Directors also unanimously reaffirmed its recommendation that Chiquita shareholders vote to approve the definitive merger agreement between Chiquita and Fyffes.

Fyffes and Chiquita announced on 27 August 2014 updated anticipated annualised pre-tax cost synergies for the proposed combination of Fyffes and Chiquita. Fyffes and Chiquita have identified an additional US$20m of synergies for a total of at least US$60m in annualised pre-tax cost synergies by the end of 2016, reflecting additional information which has become available regarding optimisation of sourcing and shipping logistics that was established after the proposed combination was first announced, as well as the output of the information technology integration planning work stream. The US$20m of additional recurring annual synergies is anticipated to be comprised of European and Mediterranean shipping benefits enabled by the broad geographic sourcing diversity of the combined company, as well as information technology efficiencies due to the implementation of cloud computing.

On September 25, 2014 Fyffes entered into a supplemental transaction agreement with, amongst other parties, Chiquita for the purposes of amending the terms of the Combination. On the same date, Fyffes entered into a supplemental expenses reimbursement agreement with Chiquita in connection with the revised terms of the Combination.

Under the terms of the supplemental transaction agreement, Fyffes shareholders will now receive 0.1113 ChiquitaFyffes shares for each Fyffes share they hold and Chiquita shareholders will receive one ChiquitaFyffes share for each Chiquita share that they hold upon completion of the Combination. At that time, Chiquita shareholders are expected to own approximately 59.6% of ChiquitaFyffes, an increase from 50.7% under the previous agreement, and Fyffes shareholders are now expected to own approximately 40.4% of ChiquitaFyffes, on a fully diluted basis. In addition, under the revised agreement, Fyffes will also have the right to terminate the Transaction Agreement if Chiquita shareholder approval is not obtained on or prior to October 24, 2014. In such event, Fyffes may be entitled to a termination fee if Chiquita enters into another transaction within nine months.

Under the terms of the supplemental expenses reimbursement agreement, the companies have also agreed to increase the termination fee payable to Fyffes from 1% to a more customary 3.5% of the total value of the issued share capital of Chiquita should the Combination be terminated under certain specified circumstances as detailed in the amended agreement.

Annex A

Execution Version

Dated September 25, 2014

CHIQUITA BRANDS INTERNATIONAL, INC.,

CHIQUITAFYFFES LIMITED,

CBII HOLDING CORPORATION,

CHICAGO MERGER SUB, INC.,

and

FYFFES PLC

AMENDMENT NO. 1 TO THE TRANSACTION AGREEMENT

THIS AMENDMENT NO. 1 TO THE TRANSACTION AGREEMENT is made on September 25, 2014 (this “Amendment”)

BETWEEN:

CHIQUITA BRANDS INTERNATIONAL, INC.,
a company incorporated in New Jersey
(hereinafter called “Chiquita”),

CHIQUITAFYFFES LIMITED
a company incorporated in Ireland
(formerly called Twombly One Limited and hereinafter called “IrHoldco”),

CBII HOLDING CORPORATION
a company incorporated in Delaware
(hereinafter called “Delaware Sub”),

CHICAGO MERGER SUB, INC.
a company incorporated in New Jersey
(hereinafter called “MergerSub”),

- and -

FYFFES PLC

a company incorporated in Ireland
(hereinafter called “Fyffes”, and together with Chiquita, IrHoldco, Delaware Sub and Merger Sub, the “Parties”)

RECITALS:

1.	Each of the Parties desires to amend and supplement the Transaction Agreement in certain respects as described in this Amendment.

NOW IT IS HEREBY AGREED as follows:

1.	Definitions
1.1	Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Transaction Agreement, dated as of March 10, 2014, by and among the Parties (the “Transaction Agreement”) except as otherwise provided in Clause 3(a) of this Amendment.
1.2	Construction
(a)	In this Amendment, words such as “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of this Amendment and not to any particular section or clause thereof.
(b)	In this Amendment, save as otherwise provided herein, any reference herein to a section, clause, schedule or paragraph shall be a reference to a section, sub-section, clause, sub-clause, paragraph or sub-paragraph (as the case may be) of this Amendment.
(c)	In this Amendment, any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof and shall also include any subordinate legislation made from time to time under such provision, and any reference to any provision of any legislation, unless the context clearly indicates to the contrary, shall be a reference to legislation of Ireland.
(d)	In this Amendment, the masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.
(e)	In this Amendment, any reference to an Irish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Ireland, be deemed to include a reference to what most nearly approximates in that jurisdiction to the Irish legal term.

(f)	In this Amendment, any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.
(g)	In this Amendment, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and all attachments thereto and instruments incorporated therein.
1.3	Captions

The headings or captions to the clauses in this Amendment are inserted for convenience of reference only and shall not affect the interpretation or construction thereof.

1.4	Time

In this Amendment, references to time are to Irish times unless otherwise specified.

1.5	Amendment

The Transaction Agreement shall continue in full force and effect save as amended by this Amendment. All references in the Transaction Agreement to “this Agreement”, “hereof”, “hereby”, “hereto”, “hereafter”, “herein” and other similar expressions shall be deemed to be references to the Transaction Agreement as amended by this Amendment. All references in the Transaction Agreement to the “Combination”, the “Scheme” or the “Scheme of Arrangement” shall, without limitation, refer to the “Combination”, the “Scheme” or the “Scheme of Arrangement” as revised or to be revised in accordance with the terms of this Amendment and the Announcement of Revision of Exchange Ratio.

2.	Announcement of Revision of Exchange Ratio
2.1	Each Party confirms that its respective board of directors (or a duly authorised committee thereof) has approved the contents and release of the Announcement of Revision of Exchange Ratio.
2.2	Forthwith upon the execution of this Amendment, Fyffes shall, in accordance with, and for the purposes of, the Takeover Rules, procure the release of the Announcement of Revision of Exchange Ratio to a Regulatory Information Service by no later than 12:00 noon New York City time, on September 26, 2014, or such later time as may be agreed between the Parties in writing and Chiquita hereby confirms its consent to the release of the announcement in this manner.
2.3	Without prejudice to the obligations of Fyffes and Chiquita under the Transaction Agreement (which, should this Amendment not become effective, shall continue in full force and effect in accordance with its terms), the obligations of Fyffes and Chiquita under this Agreement, other than the obligations under Clause 2.2 above, shall be conditional on the release of the Announcement of Revision of Exchange Ratio to a Regulatory Information Service on September 26, 2014.
2.4	Fyffes confirms that, as of the date hereof, the Fyffes Board considers that the terms of the Scheme as to be revised in accordance with the terms of the Announcement of Revision of Exchange Ratio are fair and reasonable and the Fyffes Board has resolved to recommend to the Fyffes Shareholders that they vote in favour of the Resolutions. The recommendation of the Fyffes Board that the Fyffes Shareholders vote in favour of the Resolutions, and the related recommendation of the financial advisers to the Fyffes Board, are set out in the Announcement of Revision of Exchange Ratio and, subject to Clause 5.3 of the Transaction Agreement, shall (subject to the approval of the Irish High Court) be incorporated in any revised Scheme Document and shall be incorporated in any other document sent to Fyffes Shareholders in connection with the Combination to the extent required by the Takeover Rules.

2.5	Chiquita confirms that, as of the date hereof, the Chiquita Board has determined that the transactions contemplated by the Transaction Agreement, as amended by this Amendment, are fair to and in the best interests of Chiquita and the Chiquita Shareholders and the Chiquita Board has resolved to recommend to the Chiquita Shareholders that they vote in favour of the adoption of the Transaction Agreement, as amended by this Amendment. The recommendation of the Chiquita Board that the Chiquita Shareholders vote in favour of the adoption of the Transaction Agreement, as amended by this Amendment, shall (subject to Clause 5.4 of the Transaction Agreement) be incorporated in the Joint Proxy Statement, as supplemented by the Proxy Statement Supplement (as defined below) and the Form S-4, as amended by the S-4 Amendment (as defined below).
3.	Amendments to the Transaction Agreement
(a)	Clause 1.1 of the Transaction Agreement is hereby amended and supplemented by restating the following definitions:

““Expenses Reimbursement Agreement”, the expenses reimbursement agreement dated March 10, 2014 between Chiquita and Fyffes, as amended by the supplemental expenses reimbursement agreement dated September 25, 2014;”

and

““Support Letter”, means the letter dated March 7, 2014, which was signed on behalf of the Article 6 Martial Trust under the First Amended and Restated Jerry Zucker Revocable Trust, dated April 2, 2007, as supplemented by the letter dated September 23, 2014;”

and including the following definition:

““Announcement of Revision of Exchange Ratio”, the announcement in the Agreed Form to be made by the Parties on or about September 26, 2014 in respect of their agreement to change the Exchange Ratio as specified in the Transaction Agreement.”

(b)	Clause 8.1(c)(i) of the Transaction Agreement is hereby amended, supplemented and restated in its entirety to read as follows:

“IrHoldco shall, in respect of each Fyffes Share subject to the Scheme: issue 0.1113 (the “Exchange Ratio”) of a IrHoldco Share (the “Share Consideration” together with any cash in lieu of Fractional Entitlements due a holder, the “Scheme Consideration”) to the applicable Fyffes Shareholder (and/or their nominees), which Share Consideration shall be duly authorised, validly issued, fully paid and non-assessable and free of Liens and pre-emptive rights; provided, however, that no fractions of IrHoldco Shares (the “Fractional Entitlements”) shall be issued by IrHoldco to the Fyffes Shareholders under this Clause 8.1(c)(i), and all Fractional Entitlements shall be aggregated and sold in the market by the Exchange Agent with the net proceeds of any such sale distributed pro-rata to the Fyffes Shareholders;

in accordance with the Scheme; and”

(c)	Clause 3.3 of the Transaction Agreement is hereby amended, supplemented and restated by the inclusion of the following new Clause 3.3(c) immediately before the existing Clause 3.3(c) and the renumbering of the existing Clause 3.3(c) and (d) as Clause 3.3(d) and (e):

“(c) Fyffes, Chiquita and IrHoldco each shall take, or cause to be taken, such other steps as are reasonably required of it for the proper implementation of the Scheme as shall be revised in accordance with the terms of the Announcement of Revision of Exchange Ratio.”

(d)	Clause 9.1(a)(viii) of the Transaction Agreement is hereby amended, supplemented and restated in its entirety to read as follows:

“By Fyffes, in the event that (A) a Chiquita Change of Recommendation shall have occurred or (B) the Chiquita Shareholder Approval shall not have been obtained on or prior to October 24, 2014.”

4.	Fyffes covenant
4.1	Fyffes shall:
(a)	as promptly as reasonably practicable make all necessary applications to the High Court in connection with the implementation of the Scheme (as to be revised in accordance with the terms of the Announcement of Revision of Exchange Ratio as contemplated by this Amendment), including issuing appropriate proceedings requesting the High Court to order that the amendment to the terms of the Scheme in accordance with the terms of the Announcement of Revision of Exchange Ratio be approved or noted, using all reasonable endeavors so as to ensure that the hearing of such proceedings occurs as promptly as reasonably practicable in order to facilitate the dispatch of any revised Scheme Document, seeking such directions of the High Court as it considers necessary or desirable in connection with the Court Meeting and convening the Court Meeting as promptly as reasonably practicable following such application to the High Court;
(b)	in accordance with the directions of the High Court procure the publication of the requisite advertisements and dispatch of any revised Scheme Document (in a form acceptable to the Panel) and supplemental forms of proxy (if any) for the use at the Court Meeting and the EGM (the form of which shall be agreed between the Parties) (a) to Fyffes Shareholders on the register of members of Fyffes on the record date as agreed with the High Court, as promptly as reasonably practicable after the approval of the High Court to dispatch the documents being obtained, and (b) to the holders of the Fyffes Options or Fyffes Share Awards on such date, for information only, as promptly as reasonably practicable after the approval of the High Court to dispatch the documents being obtained.
(c)	use commercially reasonable efforts to obtain agreement from the holders of Fyffes Options as soon as practicable to effect any rule changes or amendments to the Fyffes Option Scheme reasonably considered necessary by Chiquita to ensure that the terms of Fyffes Rollover Options reflect the Fyffes Equity Exchange Ratio as revised in accordance with the terms of the Announcement of Revision of Exchange Ratio.
5.	Additional covenants
5.1	As promptly as reasonably practicable following the date of this Amendment, each of the Parties shall cooperate in preparing and, in the case of the Chiquita Parties, shall cause to be filed with the SEC (a) a mutually acceptable supplement to the Joint Proxy Statement (the “Proxy Statement Supplement”) and (b) to the extent required, a post-effective amendment to the Form S-4 (the “S-4 Amendment”), in each case, reflecting the terms of the Announcement of Revision of Exchange Ratio and any other changes mutually agreed by the Parties. The Parties shall comply with the provisions of Clause 3.7 of the Transaction Agreement with respect to the Proxy Statement Supplement and the S-4 Amendment.
5.2	Subject to Clause 3.7(b) of the Transaction Agreement, Chiquita shall duly take all lawful action to adjourn the Chiquita Shareholders Meeting scheduled for October 3, 2014 to October 24, 2014 for the purpose of obtaining the Chiquita Shareholder Approval.
6.	Waiver

The Parties acknowledge and agree that the execution of this Amendment does not amend or modify the terms of the waiver, dated as of September 7, 2014, between Chiquita and Fyffes insofar as Fyffes agreed not to object to actions taken by Chiquita described in sub-clauses (x) and (y) of Clause 5.4(b) of the Transaction Agreement in response to the receipt of a Chiquita Alternative Proposal and such terms of such waiver shall continue in full force and effect.

7.	Representations and Warranties
7.1	Fyffes represents and warrants to Chiquita as follows: Fyffes has all requisite corporate power and authority to enter into this Amendment and to consummate the transactions contemplated hereby. The execution and delivery of this Amendment and the consummation of the transactions contemplated hereby have been duly and validly authorised by the Fyffes Board and no other corporate proceedings on the part of Fyffes are necessary to authorise the consummation of the transactions contemplated hereby. This Amendment has been duly and validly executed and delivered by Fyffes and, assuming this Amendment constitutes the valid and binding agreement of the Chiquita Parties, constitutes the valid and binding agreement of Fyffes, enforceable against Fyffes in accordance with its terms. The execution and delivery by Fyffes of this Amendment do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not conflict with or result in any violation of any provision of the Organisational Documents of Fyffes.
7.2	The Chiquita Parties jointly and severally represent and warrant to Fyffes as follows: Chiquita and each Chiquita Merger Party has all requisite corporate power and authority to enter into this Amendment and to consummate the transactions contemplated hereby. The execution and delivery of this Amendment and the consummation of the transactions contemplated hereby have been duly and validly authorised by the Chiquita Board and the board of directors of each Chiquita Merger Party and no other corporate proceedings on the part of Chiquita or any Chiquita Merger Party are necessary to authorise the consummation of the transactions contemplated hereby. This Amendment has been duly and validly executed and delivered by Chiquita and each Chiquita Merger Party and, assuming this Amendment constitutes the valid and binding agreement of Fyffes, constitutes the valid and binding agreement of Chiquita and each Chiquita Merger Party, enforceable against Chiquita and each Chiquita Merger Party in accordance with its terms. The execution and delivery by Chiquita and each Chiquita Merger Party of this Amendment do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not conflict with or result in any violation of any provision of the Organisational Documents of Chiquita or the Chiquita Merger Parties.
8.	General
8.1	This Amendment shall be governed by, and construed in accordance with, the Laws of Ireland; provided, however, that the Merger and matters related thereto shall, to the extent required by the Laws of the State of New Jersey, be governed by, and construed in accordance with, the Laws of the State of New Jersey.
8.2	This Amendment may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Amendment. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.
8.3	Except as expressly set forth herein, this Amendment shall not modify or in any way affect any of the provisions of the Transaction Agreement, which shall remain in full force and effect. From and after the date hereof, all references to the term “Agreement” in the Transaction Agreement shall be deemed to refer to the Transaction Agreement, as amended hereby.

[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

IN WITNESS whereof the Parties have entered into this Amendment on the date specified above.

SIGNED for and on behalf of
CHIQUITA BRANDS INTERNATIONAL, INC. by its
authorised signatory:

/s/ Edward F. Lonergan

Signature

Edward F. Lonergan

Print Name
Title: President and Chief Executive Officer

[Signature Page to Amendment No. 1 to the Transaction Agreement]

IN WITNESS whereof the Parties have entered into this Amendment on the date specified above.

SIGNED for and on behalf of
CHIQUITAFYFFES LIMITED by its
authorised signatory:

/s/ Paolo Prudenziati

Signature

Paolo Prudenziati

Print Name
Title: Director

[Signature Page to Amendment No. 1 to the Transaction Agreement]

IN WITNESS whereof the Parties have entered into this Amendment on the date specified above.

SIGNED for and on behalf of
CBII HOLDING CORPORATION by its
authorised signatory:

/s/ Brian W. Kocher

Signature

Brian W. Kocher

Print Name
Title: President

[Signature Page to Amendment No. 1 to the Transaction Agreement]

IN WITNESS whereof the Parties have entered into this Amendment on the date specified above.

SIGNED for and on behalf of
CHICAGO MERGER SUB, INC. by its
authorised signatory:

/s/ Brian W. Kocher

Signature

Brian W. Kocher

Print Name
Title: President

[Signature Page to Amendment No. 1 to the Transaction Agreement]

IN WITNESS whereof the Parties have entered into this Amendment on the date specified above.

GIVEN under the common seal
of FYFFES PLC

/s/ David McCann

Signature

David McCann

Print Name
Title: Chairman

/s/ Tom Murphy

Signature

Tom Murphy

Print Name
Title: Director

[Signature Page to Amendment No. 1 to the Transaction Agreement]

Annex B

Execution Version

Dated September 25, 2014

CHIQUITA BRANDS INTERNATIONAL, INC.

and

FYFFES PLC

SUPPLEMENTAL EXPENSES REIMBURSEMENT AGREEMENT

THIS SUPPLEMENTAL AGREEMENT is made on September 25, 2014

BETWEEN:

CHIQUITA BRANDS INTERNATIONAL, INC.
a company incorporated in New Jersey
(hereinafter called “Chiquita”)

- and -

FYFFES PLC
a company incorporated in Ireland
with registered number 73342
having its registered office at
29 North Anne Street, Dublin 7, Ireland
(hereinafter called “Fyffes”)

RECITALS:

1.	Chiquita and Fyffes have agreed to combine on the terms set out in the Rule 2.5 Announcement and the Transaction Agreement.
2.	Fyffes and Chiquita entered into the Expenses Reimbursement Agreement which sets out the agreement between the Parties as to, among other things, the reimbursement in certain circumstances by (i) Fyffes of certain expenses incurred and to be incurred by Chiquita for the purposes of, in preparation for, or in connection with the Combination and (ii) Chiquita of certain expenses incurred and to be incurred by Fyffes for the purposes of, in preparation for, or in connection with the Combination.
3.	Following negotiations between the Parties, the Parties wish to amend the terms of the Expenses Reimbursement Agreement as set out herein.

NOW IT IS HEREBY AGREED as follows:

1.	Definitions
1.1	In this Supplemental Agreement the defined terms shall have the same meaning as the defined terms set out in the Expenses Reimbursement Agreement except as otherwise provided for below:

“Announcement of Revision of Exchange Ratio”, the announcement in the Agreed Form to be made by the Parties in respect of their agreement to a change in the exchange ratio as described in the Transaction Agreement;

1.2	Construction
(a)	In this Supplemental Agreement, words such as “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of this Supplemental Agreement and not to any particular section or clause thereof.
(b)	In this Supplemental Agreement, save as otherwise provided herein, any reference herein to a section, clause, schedule or paragraph shall be a reference to a section, sub-section, clause, sub-clause, paragraph or sub-paragraph (as the case may be) of this Supplemental Agreement.
(c)	In this Supplemental Agreement, any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof and shall also include any subordinate legislation made from time to time under such provision, and any reference to any provision of any legislation, unless the context clearly indicates to the contrary, shall be a reference to legislation of Ireland.
(d)	In this Supplemental Agreement, the masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

(e)	In this Supplemental Agreement, any reference to an Irish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Ireland, be deemed to include a reference to what most nearly approximates in that jurisdiction to the Irish legal term.
(f)	In this Supplemental Agreement, any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.
(g)	In this Supplemental Agreement, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and all attachments thereto and instruments incorporated therein.
(h)	Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Transaction Agreement.
1.3	Captions

The headings or captions to the clauses in this Supplemental Agreement are inserted for convenience of reference only and shall not affect the interpretation or construction thereof.

1.4	Time

In this Supplemental Agreement, references to time are to Irish times unless otherwise specified.

2.	Pre-condition

This Supplemental Agreement shall not have effect unless and until the Announcement of Revision of Exchange Ratio has been issued.

3.	Amendments to the Agreement
3.1	In consideration for and as an inducement to Fyffes agreeing to release the Announcement of Revision of Exchange Ratio, the Agreement is hereby amended as follows:
(a)	The definition of “Fyffes Cap” in Clause 1.1 is hereby deleted;
(b)	The text of Clause 4.1 is hereby deleted and replaced with the following text:

“Subject to the provisions of this Agreement, Chiquita agrees to pay Fyffes, if any Fyffes Payment Event occurs, an amount equal to 3.5% of the total value attributable to the issued share capital of Chiquita that is subject to the Merger (excluding, for the avoidance of doubt, any treasury shares and any Chiquita Shares held by Fyffes or any Associate of Fyffes) as set out in the Rule 2.5 Announcement calculated based on the closing price of a Chiquita Share on the Business Day prior to the date of the occurrence of the Fyffes Payment Event (the payments provided for in this Clause 4.1, the “Fyffes Reimbursement Payments”). Upon Fyffes becoming entitled to a Fyffes Reimbursement Payment, Chiquita shall have no further liability in connection with the termination of the Transaction Agreement (for the avoidance of doubt, other than the obligation to pay a Fyffes Reimbursement Payment pursuant to this Agreement), whether under the Transaction Agreement or this Agreement or otherwise, to Fyffes or its shareholders; provided that nothing herein shall release any Party from liability for intentional breach, for fraud or as provided for in the Confidentiality Agreement.”

(c)	Clause 4.2(b) is hereby deleted and replaced with the following text:

“all of the following occur:

(i)	the Transaction Agreement is terminated by Fyffes for the reason that the Chiquita Shareholders Approval shall not have been obtained on or prior to October 24, 2014; and
(ii)	a definitive agreement providing for a Chiquita Alternative Proposal is entered into within 9 months after such termination.”

(d)	Clause 4.3(b) is hereby deleted and the subsequent clause is renumbered;
(e)	Clause 4.3(c) is hereby deleted and replaced with the following text:

“subject to satisfactory compliance with the provisions of this Agreement upon which a Chiquita Reimbursement Payment may be conditioned, a Chiquita Reimbursement Payment shall be satisfied by payment in full by Chiquita to Fyffes in cleared immediately available funds within 21 calendar days following such receipt of the written demand for payment from Fyffes.” and

(f)	Clause 4.4 is hereby deleted.
4.	General
4.1	This Supplemental Agreement shall be governed by, and construed in accordance with, the laws of Ireland. Each of the Parties irrevocably agrees that the courts of Ireland are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Supplemental Agreement and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts. Any proceeding, suit or action arising out of or in connection with this Supplemental Agreement shall therefore be brought in the courts of Ireland.
4.2	Chiquita hereby irrevocably appoints McCann FitzGerald Solicitors as its authorised agent upon whom process may be served in any suit or proceeding arising out of or in connection with this Supplemental Agreement, and agrees that service of process upon such agent to the following address:

Riverside One
Sir John Rogerson’s Quay, Dublin 2, Ireland
For the attention of: David Byers and Stephen FitzSimons,

shall constitute effective service of process upon Chiquita in any such suit or proceeding. Chiquita further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect until all obligations of Chiquita under this Supplemental Agreement have been satisfied or discharged.

4.3	This Supplemental Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and each Party may enter into this Supplemental Agreement by executing a counterpart and delivering it to the other Party (by hand delivery, facsimile process, e-mail or otherwise).
4.4	Any notice or other document to be served under this Supplemental Agreement may be delivered by overnight delivery service (with proof of service) or hand delivery, or sent by facsimile process, to the Party to be served as follows:
(i)	if to Chiquita, to:

Chiquita Brands International, Inc.
550 South Caldwell Street
Charlotte, NC 28202
Fax: +1 (513) 672-2658
Attention: General Counsel

with copy to:

McCann FitzGerald Solicitors
Riverside One
Sir John Rogerson’s Quay, Dublin 2, Ireland
Fax: +353 1 829 0010
Attention: David Byers

and

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Fax: +1 (212) 735-2000
Attention: David J. Friedman, Esq.

and

Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive
Chicago, Illinois 60606
Fax: +1 (312) 407-0411
Attention: Peter C. Krupp, Esq.

(ii)	if to Fyffes, to:

Fyffes plc
29 North Anne Street
Dublin 7, Ireland
Fax: +353 1 887 2755
Attention: Seamus Keenan, Company Secretary

with copy to:

Arthur Cox
Earlsfort Centre
Earlsfort Terrace, Dublin 2, Ireland
Fax: +353 1 618 0618
Attention: Michael Meghen
         Stephen Hegarty

and

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Fax: +1 (212) 455-2502
Attention: Mario A. Ponce
         Elizabeth A. Cooper

or such other postal address or fax number as it may have notified to the other Party in writing in accordance with the provisions of this Clause 5.4.

(b)	Any notice or document shall be deemed to have been served:
(i)	if delivered by overnight delivery or by hand, at the time of delivery; or
(ii)	if sent by fax, at the time of termination of the fax transmission (provided that any notice received by facsimile transmission at the addressee’s location on any day that is not a Business Day, or on any Business Day after 5:00 p.m. (addressee’s local time), shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day).
4.5	The invalidity, illegality or unenforceability of a provision of this Supplemental Agreement does not affect or impair the continuance in force of the remainder of this Supplemental Agreement.
4.6	No release, discharge, amendment, modification or variation of this Supplemental Agreement shall be valid unless it is in writing and signed by or on behalf of each Party.

4.7	Each Party hereto represents and warrants to the other that, assuming due authorisation, execution and delivery by the other Party hereto, this Supplemental Agreement constitutes the valid and binding obligations of that Party.
4.8	Each Party hereto confirms and agrees that no provision of the Transaction Agreement shall supersede, vary or otherwise amend the provisions of this Supplemental Agreement; provided that for the avoidance of doubt, each Party understands and confirms that this Supplemental Agreement shall not affect the obligations of each Party to pay costs and expenses as provided in Clause 10.12 of the Transaction Agreement.

IN WITNESS whereof the Parties have executed this Supplemental Agreement as a Deed on the day and year above written.

SIGNED for and on behalf of
CHIQUITA BRANDS INTERNATIONAL, INC. by its
authorised signatory:

/s/ Edward F. Lonergan

Signature

Edward F. Lonergan

Print Name
Title: President and Chief Executive Officer

[Signature Page to Supplemental Expenses Reimbursement Agreement]

IN WITNESS whereof the Parties have executed this Supplemental Agreement as a Deed on the day and year above written.

GIVEN under the common seal
of FYFFES PLC:

/s/ David McCann

Signature

David McCann

Print Name
Title: Chairman

/s/ Tom Murphy

Signature

Tom Murphy

Print Name
Title: Director

[Signature Page to Supplemental Expenses Reimbursement Agreement]

Annex C

[Opinion of Goldman, Sachs & Co.]

Annex C

PERSONAL AND CONFIDENTIAL

September 25, 2014

Board of Directors
Chiquita Brands International, Inc.
550 South Caldwell Street
Charlotte, North Carolina 28202

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Fyffes plc (“Fyffes”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (“Company Shares”), of Chiquita Brands International, Inc. (the “Company”) of the Company Exchange Ratio (as defined below) pursuant to the Transaction Agreement, dated as of March 10, 2014, as amended by Amendment Number 1, dated as of September 25, 2014 (the “Agreement”), by and among the Company, Fyffes, ChiquitaFyffes Limited (formerly Twombly One Limited and referred to herein as “IrHoldco”), CBII Holding Corporation (“Delaware Sub”) and Chicago Merger Sub, Inc. (“MergerSub”). The Agreement provides that (a) pursuant to the Scheme of Arrangement (as defined in the Agreement), each share of Fyffes (“Fyffes Shares”) will be cancelled and converted into the right to receive 0.1113 of an ordinary share of IrHoldco (“IrHoldco Shares”), and (b) MergerSub will be merged with and into the Company, and each Company Share will be cancelled and converted into the right to receive one IrHoldco Share (the “Company Exchange Ratio”) and the Company will become a direct, wholly owned subsidiary of Delaware Sub and an indirect, wholly owned subsidiary of IrHoldco.

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Fyffes and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We have received fees and expect to receive additional fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to the public offering of the Company’s 7.875% Senior Secured Notes due 2021 (aggregate principal amount $425 million) in January 2013. We may also in the future provide financial advisory and/or underwriting services to the Company, Fyffes, IrHoldco and their respective affiliates for which our Investment Banking Division may receive compensation.

Board of Directors
Chiquita Brands International, Inc.
September 25, 2014

In connection with this opinion, we have reviewed, among other things, the Agreement; the Rule 2.5 Announcement (as defined in the Agreement); the Registration Statement on Form S-4 of ChiquitaFyffes Limited (File No. 333-195564), as amended, dated as of July 24, 2014; the Profit Forecast Document, dated as of August 6, 2014, published by the Company; the Supplemental Expenses Reimbursement Agreement, dated as of September 25, 2014, between the Company and Fyffes; annual reports to shareholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2013 and Annual Reports and Accounts of Fyffes for the five years ended December 31, 2013; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and certain interim reports of Fyffes; certain publicly available research analyst reports for the Company and Fyffes; certain internal financial analyses and forecasts for the Company and certain updated financial analyses and forecasts for Fyffes, in each case, as prepared by the management of the Company and approved for our use by the Company (the “Forecasts”); certain cost savings and operating synergies projected by the management of the Company to result from the Transaction, as updated and approved for our use by the Company (the “Synergies”); and certain net operating loss utilization forecasts for the Company on a standalone basis and following consummation of the Transaction, as approved for our use by the Company (the “NOL Forecasts”). We have also held discussions with members of the senior managements of the Company and Fyffes regarding their assessment of the past and current business operations, financial condition and future prospects of Fyffes and with the members of senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and the strategic rationale for, and the potential benefits of, the Transaction; reviewed the reported price and trading activity for Company Shares and Fyffes Shares; compared certain financial and stock market information for the Company and Fyffes with similar information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, the Synergies and the NOL Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company, Fyffes or IrHoldco or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company, Fyffes or IrHoldco or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Board of Directors
Chiquita Brands International, Inc.
September 25, 2014

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Fyffes and its affiliates) of Company Shares, as of the date hereof, of the Company Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, in connection with the Transaction, whether relative to the Company Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which IrHoldco Shares will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company, Fyffes or IrHoldco or the ability of the Company, Fyffes or IrHoldco to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Company Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Company Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders (other than Fyffes and its affiliates) of Company Shares.

Very truly yours,

/s/ Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)

Part II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Pursuant to the ChiquitaFyffes’ articles of association, subject to the provisions of, and so far as may be permitted by the Companies Acts, every director, or other officer of ChiquitaFyffes shall be indemnified out of the assets of ChiquitaFyffes against all costs, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending civil or criminal proceedings which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of ChiquitaFyffes and in which judgment is given in his favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the court.

The foregoing summaries are qualified in their entirety to the terms and provisions of such arrangements.

Item 21.	Exhibits and Financial Statement Schedules
(a)	The exhibits listed below in the “Exhibit Index” are filed as part of, or are incorporated by reference in, this proxy/registration statement.

Exhibit Number	Exhibit Description
2.1**	Transaction Agreement, dated March 10, 2014, by and among Chiquita Brands International, Inc., Fyffes plc, ChiquitaFyffes Limited (formerly known as Twombly One Limited), CBII Holding Corporation and Chicago Merger Sub, Inc. (included as Annex A to the proxy statement/prospectus)
2.2**	Conditions of the Combination and the Scheme (included as Annex B to the proxy statement/prospectus)
2.3**	Expenses Reimbursement Agreement, dated March 10, 2014, by and among Chiquita Brands International, Inc. and Fyffes plc (included as Annex C to the proxy statement/prospectus)
2.4	Amendment No. 1 to Transaction Agreement (included as Annex A to this supplement)
2.5	Supplemental Expenses Reimbursement Agreement (included as Annex B to this supplement)
3.1**	Form of Memorandum and Articles of Association of ChiquitaFyffes Limited (formerly known as Twombly One Limited) (included as Annex D to the proxy statement/prospectus)
5.1**	Opinion of McCann FitzGerald Solicitors, as to the validity of the ChiquitaFyffes Limited (formerly known as Twombly One Limited) ordinary shares
8.1**	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, as to certain tax matters.
8.2**	Opinion of McCann FitzGerald Solicitors, as to certain tax matters.
10.1**	Deed of Irrevocable Undertaking by the Balkan Entities, in favor of Chiquita and ChiquitaFyffes, dated March 9, 2004.
10.2**	Support Letter dated March 7, 2014 on behalf of The Article 6 Marital Trust under The Amended and Restated Jerry Zucker Revocable Trust
10.3	Revised Deed of Irrevocable Undertaking by the Balkan Entities, in favor of Chiquita and ChiquitaFyffes, dated September 25, 2014.
10.4	Revised Support Letter dated September 23, 2014 on behalf of The Article 6 Marital Trust under The Amended and Restated Jerry Zucker Revocable Trust.
21.1**	Subsidiaries of ChiquitaFyffes Limited
23.1**	Consent of McCann FitzGerald Solicitors to inclusion of legality opinion (included in Exhibit 5.1)

Exhibit Number	Exhibit Description
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Chiquita Brands International, Inc.
23.3	Consent of PricewaterhouseCoopers Audit SA, independent accountants, relating to financial statements of Danone Chiquita Fruits SAS
23.4	Consent of KPMG, independent auditor for Fyffes plc
23.5**	Consent of Skadden, Arps, Slate, Meagher & Flom LLP to inclusion of tax opinion (included in Exhibit 8.1)
23.6**	Consent of McCann FitzGerald Solicitors to inclusion of tax opinion (included in Exhibit 8.2)
24.1**	Powers of Attorney
99.1	Consent of Goldman, Sachs & Co.
99.2**	Consent of Wells Fargo Securities, LLC
99.3**	Form of Proxy Card for Chiquita Special Meeting
99.4**	Form of Proxy Card for Fyffes Court Meeting
99.5**	Form of Proxy Card for Fyffes Extraordinary General Meeting
99.6**	Rule 438 Consent of Edward F. Lonergan
99.7**	Rule 438 Consent of David McCann
99.8**	Rule 438 Consent of Thomas Murphy
99.9**	Rule 438 Consent of Robert Johnston
99.10**	Rule 438 Consent of John Declan McCourt
99.11**	Rule 438 Consent of James O’Dwyer
99.12**	Rule 438 Consent of James O’Hara
99.13**	Rule 438 Consent of Kerrii B. Anderson
99.14**	Rule 438 Consent of Howard W. Barker, Jr.
99.15**	Rule 438 Consent of Jeffrey N. Simmons
99.16**	Rule 438 Consent of Steven P. Stanbrook
99.17**	Rule 438 Consent of Ronald V. Waters III
99.18	Consent of Lazard & Co., Limited
99.19**	Lazard & Co., Limited Letter to the Irish Takeover Panel

**	Previously filed.
Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
•	To include any prospectus required by section 10(a)(3) of the Securities Act.
•	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
•	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
•	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
•	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
•	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
•	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(d)	The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(e)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(f)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(g)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in City of Charlotte, State of North Carolina, on September 30, 2014.

CHIQUITAFYFFES LIMITED

By:	/s/ Brian W. Kocher Name: Brian W. Kocher Title: Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on September 30, 2014.

Signature	Title
Director
Brian W. Kocher	(Principal Executive Officer)
*	Director
Rick P. Frier	(Principal Financial Officer, Controller)
*	Director
Paolo Prudenziati
*	Secretary
James E. Thompson	(Authorized Representative in the United States)
*	The undersigned does hereby sign this registration statement on behalf of the above-indicated person pursuant to the power of attorney executed by such person.
By:	/s/ Brian W. Kocher Name: Brian W. Kocher Title: Director